Exhibit 99.2

PLEASE NOTE THAT THIS TRANSLATION OF THE GERMAN CONTRACT REPORT IS FOR CONVENIENCE PURPOSES ONLY. IN CASE OF DISCREPANCIES BETWEEN THE GERMAN ORIGINAL AND THE ENGLISH TRANSLATION ONLY THE GERMAN VERSION SHALL PREVAIL. NEITHER DIEBOLD GERMAN HOLDINGS INC. & CO. KGAA NOR WINCOR NIXDORF AG ASSUMES RESPONSIBILITY FOR ANY MISTAKES, OMISSIONS OR OTHER INACCURACIES CONTAINED IN THIS TRANSLATION.

CONTRACT REPORT

JOINT REPORT

of the management board of

Wincor Nixdorf Aktiengesellschaft, Paderborn,

and

the management of

Diebold Holding Germany Inc. & Co. KGaA, Eschborn,

pursuant to Section 293a of the German Stock Corporation Act (Aktiengesetz)

concerning the Domination and Profit-and-Loss Transfer Agreement between

Wincor Nixdorf Aktiengesellschaft and Diebold Holding Germany Inc. & Co. KGaA

August 16, 2016

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Table of Contents

I.	INTRODUCTION	1

II.	THE PARTIES	3

1.	Wincor Nixdorf AG and the Wincor Nixdorf Group	3

1.1	Overview	3

1.2	Corporate history and development	4

1.3	Legal form, registered office, fiscal year and corporate purpose	5

1.4	Share capital, shareholders and trading on the stock exchange	6

1.5	Boards of Wincor Nixdorf AG	11

1.6	Structure of the Wincor Nixdorf Group	13

1.7	Business activities of the Wincor Nixdorf Group	13

1.8	Development of the business and earnings situation of Wincor Nixdorf Group	14

1.9	Employees and co-determination	19

2.	Diebold Inc. and the Diebold Group	19

2.1	Overview	19

2.2	Corporate history and development	21

2.3	Legal form, registered office, fiscal year and corporate purpose	23

2.4	Share Capital, shareholders and trading on the stock exchange	24

2.5	Corporate bodies of Diebold Inc.	26

2.6	Structure of the Diebold Group	28

2.7	Business activities of the Diebold Group	29

2.8	Development of the business and earnings situation of the Diebold Group	30

2.9	Employees	35

2.10	Takeover Offer and further acquisitions of the Diebold Group	35

3.	Diebold KGaA	37

3.1	Overview	37

3.2	Legal form, registered office, fiscal year and corporate purpose	37

3.3	Limited partner’s capital contribution and general partner	38

3.4	Corporate bodies and representation	38

i

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.5	Business activities and participations	39

3.6	Earnings situation and financial position of Diebold KGaA as of December 31, 2015	39

3.7	Employees and employee representation	40

3.8	Financial funding of Diebold KGaA for fulfilment of its obligations under the Agreement	40

III.	REASONS FOR ENTERING INTO THE DOMINATION AND PROFIT-AND-LOSS TRANSFER AGREEMENT	42

1.	Economic and legal reasons	42

1.1	Aiming to create a joint company	42

1.2	Limits and restrictions on cooperation in the current de facto corporate group	44

1.3	Creation of a contractual corporate group by concluding the domination and profit-and-loss transfer agreement	45

2.	Tax reasons	48

3.	Alternatives	49

3.1	Entering into an isolated domination agreement or an isolated profit-and-loss transfer agreement	50

3.2	Entering into a domination and profit-and-loss transfer agreement with Diebold Inc.	50

3.3	Exclusion of the minority shareholders (squeeze-out)	51

3.4	Integration	51

3.5	Merger	52

3.6	Change of legal form	52

4.	Conclusion	53

IV.	DOMINATION AND PROFIT-AND-LOSS TRANSFER AGREEMENT	53

1.	Explanation of the content of the contract	53

1.1	Managerial control (Article 1 of the Agreement)	53

1.2	Transfer of profit (Article 2 of the Agreement)	55

1.3	Assumption of losses (Article 3 of the Agreement)	57

1.4	Recurring Compensation (Article 4 of the Agreement)	58

1.5	Exit Compensation (Article 5 of the Agreement)	68

1.6	Right to Information (Article 6 of the Agreement)	73

1.7	Effectiveness and term (Article 7 of the Agreement)	74

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.8	Guarantee (Article 8 of the Agreement)	77

1.9	Miscellaneous (Article 9 of the Agreement)	79

2.	Payment of the Recurring Compensation and the Exit Compensation (technical processing by the banks)	80

3.	Legal effects on outside Wincor Nixdorf Shareholders	80

3.1	Legal effects	80

3.2	Protection of outside shareholders	85

4.	Tax effects on outside Wincor Nixdorf Shareholders	88

4.1	Preliminary remarks	88

4.2	Taxation of Recurring Compensation Payments at the level of shareholders	89

4.3	Taxation of Exit Compensation at the level of shareholders	91

5.	Tax effects on Wincor Nixdorf AG	95

6.	Cost of the domination and profit-and-loss transfer agreement	96

V.	TYPE AND AMOUNT OF THE RECURRING COMPENSATION AND THE EXIT COMPENSATION PURSUANT TO SECTIONS 304 AND 305 OF THE STOCK CORPORATION ACT	96

1.	Overview	96

2.	Determination and setting of the amount of the adequate Recurring Compensation Payment pursuant to Section 304 of the Stock Corporation Act	100

3.	Determination and setting of the amount of the adequate Exit Compensation pursuant to Section 305 of the Stock Corporation Act	101

VI.	CONTRACT AUDIT	102

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

List of Annexes

Annex 1:	List of shareholdings of the Wincor Nixdorf Group as of December 31, 2015 pursuant to Section 313 para. 2 of the German Commercial Code

Annex 2:	List of shareholdings of the Diebold Group as of December 31, 2015

Annex 3:	Final draft of the Domination and Profit-and-Loss Transfer Agreement between Wincor Nixdorf Aktiengesellschaft and Diebold Holding Germany Inc. & Co. KGaA together with the Guarantee from Diebold, Incorporated

Annex 4:	Order by the District Court (Landgericht) of Dortmund dated June 1, 2016 on the appointment of ADKL AG Wirtschaftsprüfungsgesellschaft as expert auditor (Contract Auditor) within the meaning of Section 293b (1) of the Stock Corporation Act

Annex 5:	Expert opinion of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main of August 16, 2016 on the calculation of the value of Wincor Nixdorf Aktiengesellschaft as of September 26, 2016

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The management board of Wincor Nixdorf Aktiengesellschaft (“Wincor Nixdorf AG” and together with the subsidiaries affiliated with Wincor Nixdorf AG pursuant to Section 17 of the German Stock Corporation Act (Aktiengesetz, “Stock Corporation Act”), the “Wincor Nixdorf Group” (Wincor Nixdorf-Konzern)) and the management of Diebold Holding Germany Inc. & Co. KGaA (“Diebold KGaA”) are jointly issuing the following report (Vertragsbericht, “Report”) pursuant to Section 293a of the Stock Corporation Act with regards to the proposed domination and profit-and-loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) (in its final draft and as executed copy, each the “Agreement”) between Diebold KGaA as the controlling company and Wincor Nixdorf AG as the controlled company (together the “Parties” (Vertragsparteien)), the final draft of which as to be presented to the extraordinary shareholders’ meetings of both Wincor Nixdorf AG and Diebold KGaA is attached to this Report as Annex 3.

I.	INTRODUCTION

On November 23, 2015, Diebold, Incorporated with its registered seat in North Canton, Ohio, United States of America (“Diebold Inc.”, together with the dependent group companies of Diebold Inc. within the meaning of Section 17 of the Stock Corporation Act , excluding the Wincor Nixdorf Group, the “Diebold Group” (Diebold-Gruppe)), the sole general partner and limited liability shareholder of Diebold KGaA, published its decision to launch a voluntary public takeover offer to all shareholders of Wincor Nixdorf AG (Wincor Nixdorf-Aktionäre, “Wincor Nixdorf Shareholders”). Previously on the same day, Wincor Nixdorf AG and Diebold Inc. entered into a business combination agreement (Grundsatzvereinbarung, “Business Combination Agreement”). On February 5, 2016, Diebold Inc. published a voluntary public takeover offer (Übernahmeangebot, “Takeover Offer”) to all Wincor Nixdorf Shareholders for the acquisition of their ordinary bearer shares without par value, each representing a notional value of €1.00 in the share capital of Wincor Nixdorf (Wincor Nixdorf-Aktien, “Wincor Nixdorf Shares”). The settlement of the Takeover Offer was, inter alia, subject to the condition that a minimum acceptance level of at least 22,362,159 Wincor Nixdorf Shares (this corresponds to about 67.6% of all Wincor Nixdorf Shares existing as of the date of approval of publishing the offer document by the Federal Financial Supervisory Authority (BaFin), which corresponds to a threshold of more than 75% of the voting rights of Wincor Nixdorf AG excluding treasury shares of Wincor Nixdorf AG) would be met.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The acceptance period expired on March 22, 2016 at 24:00 hours. The additional acceptance period commenced on March 30, 2016 and expired on April 12, 2016 at 24:00 hours. Until expiration of the additional acceptance period, the Takeover Offer has been accepted for 22,876,760 Wincor Nixdorf Shares in total, which corresponds to 69.1% of the share capital of Wincor Nixdorf AG. In addition, 241,324 voting rights of Wincor Nixdorf Shares were attributed to Diebold KGaA pursuant to Section 30 of the German Takeover Act (WpÜG) at the end of the additional acceptance period, which were counted when calculating the acceptance level. In total, this is equivalent to about 69.9% of the share capital of Wincor Nixdorf AG (including the Wincor Nixdorf Treasury Shares held indirectly by Wincor Nixdorf AG).

In the course of the settlement of the Takeover Offer, the tendered Wincor Nixdorf Shares were, in accordance with the terms and conditions of the Takeover Offer, transferred directly into a securities deposit account of Diebold KGaA without any prior acquisition or temporary purchase (Vor- oder Durchgangserwerb) by Diebold Inc. As of the date of signing of this Report, Diebold KGaA and Diebold Inc. directly and indirectly hold 22,876,760 Wincor Nixdorf Shares in total. This corresponds to a direct and indirect participation of 69.1% of the current share capital of Wincor Nixdorf AG, which is divided into 33,084,988 shares, and to a proportion of 76.7% of the voting rights of Wincor Nixdorf AG (excluding the Wincor Nixdorf Treasury Shares, which carry no voting rights pursuant to Section 71b of the Stock Corporation Act).

On April 8, 2016, Diebold Inc. and Diebold KGaA announced that they intend to enter into a domination and profit-and-loss transfer agreement with Diebold KGaA as controlling company and Wincor Nixdorf AG as controlled company. By the resolution dated May 2, 2016, the management board of Wincor Nixdorf AG formally resolved to enter into negotiations with Diebold Inc. and Diebold KGaA regarding such an agreement.

In response to a joint application by the management board of Wincor Nixdorf AG and the management of Diebold KGaA, the District Court (Landgericht) of Dortmund by order dated June 1, 2016, selected and appointed ADKL AG Wirtschaftsprüfungsgesellschaft, Breite Straße 29-31, 40213 Düsseldorf, Germany, as joint contract auditor (Vertragsprüfer) (the “Contract Auditor” or “ADKL”) for the examination of the Agreement.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Subject to the approval of the shareholder meetings of both Parties, this Agreement, which is the subject matter of the Report at hand, is expected be entered into on September 26, 2016. The management of Diebold KGaA and both the management and supervisory board of Wincor Nixdorf AG have approved the final draft of the Agreement on August 16, 2016. At the time the resolution was adopted, the final draft of the Agreement, a final draft of this Report, the expert opinion (Bewertungsgutachten) (the “Valuation Report”) by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Germany (the “Valuation Expert” (Bewertungsgutachter) or “PwC”) dated August 16, 2016, and report by the Contract Auditor concerning the examination of the Agreement (Prüfbericht) (the “Audit Report”) were available to the supervisory board of Wincor Nixdorf AG. Diebold Inc. issued a guarantee regarding the Agreement to Wincor Nixdorf AG on August 16, 2016, a copy of which was likewise made available to the supervisory board in its meeting held on August 16, 2016.

According to the Agreement, Wincor Nixdorf AG subordinates its management to Diebold KGaA and undertakes to transfer all of its profits to Diebold KGaA. Diebold KGaA undertakes to compensate any loss incurred by Wincor Nixdorf AG and to grant an adequate recurring compensation (Ausgleich) and an adequate exit compensation payment (Abfindung) to outside shareholders.

Pursuant to Section 293 para. 1 and para. 2 of the Stock Corporation Act, the effectiveness of the Agreement is subject to the approval of the shareholders’ meetings of both Parties. The shareholders’ meetings of both Diebold KGaA and Wincor Nixdorf AG are expected to resolve on the approval of the Agreement on September 26, 2016. The same applies to Diebold Inc.’s consent pursuant to Section 285 para. 2 clause 1 of the Stock Corporation Act, as to be granted in its role as general partner of Diebold KGaA. Pursuant to Section 294 para. 2 of the Stock Corporation Act, the Agreement will become effective upon its registration with the commercial register (Handelsregister) at the registered office of Wincor Nixdorf.

II.	THE PARTIES

1.	Wincor Nixdorf AG and the Wincor Nixdorf Group

1.1	Overview

Wincor Nixdorf AG is a listed stock corporation (Aktiengesellschaft) with its registered seat in Paderborn, Germany. Wincor Nixdorf AG is the holding company of the Wincor Nixdorf Group consisting of Wincor Nixdorf AG itself as well as its subsidiaries. The Wincor Nixdorf Group is a global leading provider of IT solutions and services for retail banks and trading companies.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The business of Wincor Nixdorf Group is divided into the operative segments retail banks (“Banking”) and trading companies (“Retail”). The business model aims at efficiently assisting banks and trading companies with the successful adjustment of their businesses to the demands of the digital age and at supporting the continuous improvement of their business processes by implementing reliable IT solutions. In this context, one of the key responsibilities is to link digital and stationary distribution channels in order to promote business. For this purpose, the Wincor Nixdorf Group offers a comprehensive spectrum of automated and electronic solutions in the banking and trading markets, which covers the key steps in the process of change affecting business systems. This selection is supported by product-related services and concepts involving the operation of specific branch IT processes by the Wincor Nixdorf Group, and outsourcing services where the Wincor Nixdorf Group is responsible for the correct operation of those systems. In this manner, the Wincor Nixdorf Group helps its customers to be more efficient and user-friendly while reducing their process costs.

On June 30, 2016, the Wincor Nixdorf Group employed worldwide 9,643 full-time employees, of which approximately 75% are located in Europe. The Wincor Nixdorf Group is acting directly or through affiliates in more than 130 countries throughout the world. The production sites are located in Germany and China. Research and development primarily takes place in Germany, Poland, Singapore, and China.

The webpage of Wincor Nixdorf AG is available at http://www.wincor-nixdorf.com.

1.2	Corporate history and development

The roots of the current business activity of today’s Wincor Nixdorf Group date back to the year 1952 when Heinz Nixdorf laid the foundation for Nixdorf Computer AG. In the time leading up to the mid-1980’s, he grew his company into the fourth-largest computer group in Europe.

In 1990, four years after Nixdorf’s death, Nixdorf Computer AG was taken over by Siemens AG, and the company “Siemens Nixdorf Informationssysteme AG” was born. The “Retail Solutions” and “Banking Solutions” divisions were integrated into the Siemens organization. Following

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

reorganizations and rationalization within Siemens Nixdorf Informationssysteme AG from 1992 to 1994, the first great wave of expansion followed in 1995. The range of products and services was extended and internationalization was driven further forward. In 1996 and 1997, the company experienced massive growth and business segments such as Enterprise Solutions and product solutions for lottery companies came into being.

1998 saw the formation of the independent company “Siemens Nixdorf Retail and Banking Systems GmbH” as a wholly-owned subsidiary of Siemens Nixdorf Informationssysteme AG. Increasing emphasis was placed on the development of software solutions for the retail and banking segment, as well as the production of associated systems and equipment.

The carve-out from Siemens group occurred in 1999 in the wake of the sale to private equity firms Kohlberg Kravis Roberts and Goldman Sachs Capital Partners. The current Wincor Nixdorf AG was founded as a limited liability company under the company name of “AB 9916 Vermögensverwaltungs GmbH” with its registered office in Munich, Germany on the basis of its articles of association which have been enacted on July 2, 1999. As of October 1, 1999, the company commenced its business operations. In the same year, the company changed its legal name to “Wincor Nixdorf 1. Beteiligungsgesellschaft mbH” and the registered office was moved to Paderborn, Germany. In 2000, the company’s legal name was changed to “WINCOR NIXDORF Holding GmbH”.

On May 5, 2004, the company was converted into a stock corporation (Aktiengesellschaft) under the legal name of “Wincor Nixdorf Aktiengesellschaft”. The initial public offering took place on May 19, 2004. Since then, the shares are traded on Frankfurt Stock Exchange’s Prime Standard.

1.3	Legal form, registered office, fiscal year and corporate purpose

Wincor Nixdorf AG is a German stock corporation (Aktiengesellschaft) with its registered seat in Paderborn, Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Paderborn under docket number HRB 6846. The domestic business address is Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany. The fiscal year of Wincor Nixdorf AG commences on October 1 of each calendar year and ends on September 30 of each subsequent calendar year. The management board and the supervisory board of Wincor Nixdorf AG consider to recommend resolving on a harmonization of the fiscal year with the calendar year to the shareholders of Wincor Nixdorf AG in the next ordinary general shareholders’ meeting.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Section 2 of the articles of association of Wincor Nixdorf AG describes the corporate purpose of Wincor Nixdorf AG as follows:

(1)	The object of the company is to manage a group of associated companies based both within and outside of Germany that operate in research, development, production, sales, installation and leasing in connection with products and solutions in the fields of electronic information processing, information transfer and other innovative technology systems and also provide consulting, training and other services related to this business.

(2)	The company may itself operate in the aforementioned areas or restrict its activities to the management of its holdings.

(3)	The company may conduct any business or undertake any actions that are appropriate for directly or indirectly fulfilling the object of the company. In this respect, the company may found, take over or acquire an interest in other companies. The company may set up other branches under the same or a different name within or outside of Germany.

1.4	Share capital, shareholders and trading on the stock exchange

1.4.1	Share capital

The issued share capital amounts to €33,084,988.00 and is divided into 33,084,988 bearer shares without par value with each share representing a notional value in the share capital of €1.00.

1.4.2	Authorized capital

The management board of Wincor Nixdorf AG is authorized, with the consent of the supervisory board, to increase the share capital of Wincor Nixdorf AG by up to a total of €16,542,494.00 on one or several occasions by issuing new no-par-value bearer shares against cash contributions and/or contributions in kind (Genehmigtes Kapital 2014, “Authorized Capital 2014”) on or before January 19, 2019. The shareholders shall be granted pre-emptive subscription rights.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

However, the management board of Wincor Nixdorf AG is authorized, with the consent of the supervisory board

•	to exclude fractions from the subscription rights of the shareholders.

•	to exclude the subscription right of shareholders if the issue amount of the new shares is not significantly less than the stock market price. This authorization, however, is only valid with the stipulation that the stocks issued with the exclusion of the subscription right in accordance with Section 186 para. 3, sentence 4 of the Stock Corporation Act may not exceed a total of 10% of the existing share capital at the time of the resolution or – insofar as this is less – at the time of the use of the authorization. As far as shares or rights that entitle to the subscription of shares of Wincor Nixdorf are issued or sold since the granting of the authorization, that is, since January 20, 2014, with the exclusion of the subscription rights in accordance with Section 186 para. 3, sentence 4 of the Stock Corporation Act, these are taken into account in respect of the limitation of 10% of the share capital.

•	to exclude the subscription rights of the shareholders with the approval of the supervisory board for issuing shares against contributions in kind for the purposes of (also indirect) acquisition of companies, parts of companies or investments in companies, whereby in this case the exclusion of the subscription right is restricted to a maximum of 20% of the share capital of Wincor Nixdorf at the time of the resolution or – insofar as this is less – at the time of the use of the authorization.

The authorizations for the exclusion of subscription rights described above are only valid with the stipulation that since the granting of these authorizations on January 20, 2014, on the basis of this or other authorizations for the issuance or sale of shares of Wincor Nixdorf or of rights that entitle to the subscription of shares of Wincor Nixdorf AG, shares issued with the exclusion of the subscription right in accordance with or in corresponding application of Section 186 para. 3 of the Stock Corporate Act may, in total, not amount to more than 20% of the existing share capital at the time of the resolution or – insofar as this is less – at the time of the use of the authorization.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.4.3	Conditional Capital

(i)	Conditional Capital 2013

The share capital of Wincor Nixdorf AG is conditionally increased by up to €10,000,000.00 and is divided into up to 10,000,000 bearer shares (Bedingtes Kapital 2013, “Conditional Capital 2013”). The conditional capital increase is to be used to grant option rights or option obligations, in accordance with the option conditions, to the holders of warrants from participatory certificates with warrants and/or bonds with warrants or to grant conversion rights or conversion obligations, in accordance with the conversion conditions, to the holders of convertible participatory certificates and/or convertible bonds that are issued by Wincor Nixdorf AG or a dependent group company of Wincor Nixdorf AG within the meaning of Section 17 of the Stock Corporation Act by January 20, 2018, pursuant to the authorization adopted by the general shareholders’ meeting of Wincor Nixdorf AG on January 21, 2013 under item 7(a). The new shares shall be issued at the option or conversion price to be defined in accordance with the above authorization adopted. The conditional capital increase shall be carried out only in the event of the issuing of participatory certificates with warrants and/or convertible participatory certificates and/or bonds with warrants and/or convertible bonds insofar as the holders of participatory certificates with warrants and/or convertible participatory certificates and/or bonds with warrants and/or convertible bonds make use of their option or conversion rights or, if they have conversion/option obligations, fulfill their conversion/option obligation and if the conditional capital is required under the terms and conditions of the participatory certificates with warrants and/or convertible participatory certificates and/or bonds with warrants and/or convertible bonds. The new shares issued pursuant to exercise of the option or conversion right shall carry dividend rights from the beginning of the fiscal year in which they are issued. If they are issued before the general shareholders’ meeting, the new shares shall be entitled to dividends for the previous fiscal year as well. The management board of Wincor Nixdorf AG is authorized, with the consent of the supervisory board, to further define the details of the conditional capital increase. The supervisory board of Wincor Nixdorf AG is further authorized to amend the wording of Section 4 para. 8 of the Articles of Association of Wincor Nixdorf AG in accordance with the respective issue of shares and make all connected adaptations to the Articles of Association of Wincor Nixdorf AG that only relate to the wording. The same shall apply if the authorization to issue participatory certificates with warrants or convertible participatory certificates or bonds with warrants or convertible bonds is not used after expiration of the period of authorization and if the conditional capital is not used after expiration of the periods for exercising option or conversion rights.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

As of the date of signing of this Report, neither Wincor Nixdorf AG nor any of its dependent subsidiaries issued any such equity-linked securities or warrants.

(ii)	Conditional Capital 2014

The share capital of Wincor Nixdorf AG is conditionally increased by up to €1,654,249.00 through the issuance of up to 1,654,249 new bearer shares, without par value (Bedingtes Kapital 2014, “Conditional Capital 2014”).

This conditional capital is to be used exclusively to cover stock options issued to members of the management board of Wincor Nixdorf AG, board members of subordinate affiliated companies within and outside of Germany and to other executives and employees of Wincor Nixdorf AG and its subordinate affiliated companies, as specified in detail in the authorization resolved by the general shareholders’ meeting on January 20, 2014 and in accordance with the authorization by the general shareholders’ meeting on January 20, 2014 as amended by the general shareholders’ meeting on January 25, 2016. It will only be used to the extent that holders of share options exercise their right to subscribe for Wincor Nixdorf Shares and Wincor Nixdorf AG does not provide the consideration in cash or by means of its own shares. The new shares will carry dividend rights from the beginning of the fiscal year in which they are issued. Should the issuance take place before the ordinary general shareholders’ meeting, the new shares will be entitled to dividends for the previous fiscal year as well.

As of June 30, 2016 Wincor Nixdorf AG had issued a total of 2,684,455 stock options as part of several stock option plans (Wincor Nixdorf-Aktienoptionspläne) (the “Wincor Nixdorf Stock Option Plans”). In case stock options under the Wincor Nixdorf Stock Option Plans are being exercised, Wincor Nixdorf AG may, at its election, deliver shares or make cash payments to settle the options.

In light of the Takeover Offer, the general shareholders’ meeting of Wincor Nixdorf AG resolved on January 25, 2016 to authorize the management board and the supervisory board to make certain changes to the terms of the outstanding stock options and the stock options to be granted in the future

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.4.4	Treasury shares

Currently, Wincor Nixdorf AG indirectly holds a total of 3,268,777 Wincor Nixdorf Shares (approximately 9.88%) from prior fiscal years’ buyback programs as treasury shares through its wholly owned, indirect subsidiary Wincor Nixdorf Facility GmbH (the “Wincor Nixdorf Treasury Shares”). The repurchased shares are to be used for all legitimate purposes and for those covered by the authorization issued by the general shareholders’ meeting, in particular for the purpose of settling obligations arising from share options already issued or to be issued to members of the management board, other managers or staff members of Wincor Nixdorf AG and/or subordinated affiliated entities on the basis of the authorization granted for the issuance of share options.

1.4.5	Shareholders

According to the notifications regarding voting rights (Stimmrechtsmitteilungen) as submitted in accordance with the provisions of the German Securities Trading Act (Wertpapierhandelsgesetz) by August 10, 2016, the following shareholders held (directly or indirectly) no less than 3% in the share capital of Wincor Nixdorf AG:

Title of Class	Name of Notifying Person	Number of Voting Rights Disclosed [1]	Stake Attributable to Voting Rights as Disclosed (accounting for treasury shares in the denominator)[1]
No par value shares	Kiltearn Limited, Edinburgh, Great Britain	3,341,590	10.10%
No par value shares	Kiltearn Global Equity Fund, Pittsburgh, Pennsylvania, USA	1,667,024	5.04%
No par value shares	Morgan Stanley, Wilmington, Delaware, USA	1,551,930	4.69%
No par value shares	Syquant Capital, Paris, France	1,131,607	3.42%
No par value shares	Deutsche Asset & Wealth Management Investment GmbH, Frankfurt, Germany	992,980	3.001%

From August 15, 2016 on, Diebold KGaA holds 22,876,760 Wincor Nixdorf Shares. This ownership corresponds with a stake of 69.1% in the total share capital of Wincor Nixdorf AG and to 76.7% of the voting rights of Wincor Nixdorf AG (excluding Wincor Nixdorf Treasury Shares, which carry no voting rights pursuant to Section 71b of the Stock Corporation Act).

[1]	Statements relate to the voting rights disclosed pursuant to Sec. 21, 22 German Securities Trading Act (including voting rights granted pursuant to Section 22 German Securities Trading Act); multiple accounting for voting rights can therefore not be ruled out.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.4.6	Trading on the stock exchange

Wincor Nixdorf Shares are currently admitted to trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) under the International Securities Identification Number (ISIN) DE000A0CAYB2 and the securities identification number (Wertpapierkennnummer) (WKN) A0CAYB and were listed in the MDAX of the German Stock Exchange (Deutsche Börse) until June 19, 2016. As of June 20, 2016 Wincor Nixdorf Shares are listed in the SDAX of the German Stock Exchange (Deutsche Börse).

1.5	Boards of Wincor Nixdorf AG

1.5.1	Management board

Pursuant to Section 5 of the Articles of Association of Wincor Nixdorf AG, the management board of Wincor Nixdorf AG consists of two or more members with the exact number to be specified by the supervisory board. The management board of Wincor Nixdorf AG currently consists of the following persons:

•	Eckard Heidloff (CEO)

•	Dr. Jürgen Wunram (CFO, Deputy Chairman of the Management Board)

•	Olaf Heyden (Executive Vice President, Services / Member of the Management Board)

•	Dr. Ulrich Näher (Executive Vice President, Business Unit Systems / Member of the Management Board)

The supervisory board of Wincor Nixdorf AG plans to expand the management board of Wincor Nixdorf AG to six members and to appoint Mr. Stefan E. Merz and one other representative of Diebold Inc. as regular members of the management board following the approval of the general shareholders’ meeting to entering into the domination and profit-and-loss transfer agreement.

Pursuant to Section 6 of the Articles of Association of Wincor Nixdorf AG, Wincor Nixdorf AG is represented by two members of the management board or jointly by one member of the management board and an authorized

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

signatory (Prokurist). The supervisory board is entitled to waive the legal prohibition to represent multiple parties as lined out in Section 181 alt. 2 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) for all or individual members of the board as well as for any authorized signatory who is authorized to sign jointly with a board member for Wincor Nixdorf AG.

1.5.2	Supervisory board

Pursuant to Section 7 of the Articles of Association of Wincor Nixdorf AG, the supervisory board is composed of twelve members, six of which are elected by the shareholders’ meeting. Pursuant to the German Act on Co-determination of Employees (Mitbestimmungsgesetz, “Co-Determination Act”), the other six members represent the employees. As of the date of signing of this Report, the supervisory board of Wincor Nixdorf AG consists of the following persons:

•	Dr. Alexander Dibelius (Chairman)

•	Michael Schild (Deputy Chairman)

•	Prof. Dr. Achim Bachem

•	Dr. Dieter Düsedau

•	Dr. Valerie Julia Barth

•	Elin Dera

•	Hans-Ulrich Holdenried

•	Edmund Schaefer

•	Reinhard Steinrücke

•	Zvezdana Seeger

•	Daniela Ueberschär

•	Carmelo Zanghi

Zvezdana Seeger, Prof. Dr. Achim Bachem and Hans-Ulrich Holdenried have resigned from the supervisory board with effect from September 30, 2016. The supervisory board of Wincor Nixdorf AG proposed to the extraordinary general meeting to be held on September 26, 2016, to elect Andreas W. Mattes, Christopher A. Chapman and Elizabeth C. Radigan to join the supervisory board with effect from October 1, 2016.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.6	Structure of the Wincor Nixdorf Group

1.6.1	Operative and legal structure

Wincor Nixdorf AG is the holding company of the Wincor Nixdorf Group. It runs the business of the Group and performs the typical administrative tasks of a group holding company. As of June 30, 2016, Wincor Nixdorf AG held a total of 94 direct and indirect participations in other companies which are included in the interim consolidated financial statements.

The operative business is divided into the segments Banking and Retail, which also apply for reporting (Berichterstattung).

1.6.2	Significant subsidiaries; consolidated companies

As of December 31, 2015, the total of fully consolidated companies (including Wincor Nixdorf AG) amounted to 92.

A comprehensive overview of the investments of Wincor Nixdorf AG within the meaning of Section 313 para. 2 of the German Commercial Code (Handelsgesetzbuch, “German Commercial Code”) as of December 31, 2015 has been attached to this Report as Annex 1.

1.7	Business activities of the Wincor Nixdorf Group

Wincor Nixdorf Group is one of the world’s leading providers of IT solutions and services to retail banks and trade companies. The comprehensive service portfolio is designed to optimize business processes within branches of banks and trading companies. This is essentially about reducing complexity and cost, and improving service to the end customer. The Wincor Nixdorf Group also applies its expertise to related industries such as postal services and service station networks.

The Banking segment’s proposition includes hardware, software, IT services, and consulting services. Key elements of the hardware portfolio are ATMs, cash recycling systems, automated teller safes and transaction terminals. Besides software for the operating systems, the Wincor Nixdorf Group offers within the Banking segment software by means of which banks are able to manage processes throughout all distribution channels.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Through the Retail segment, the Wincor Nixdorf Group also provides hardware, software, IT services, and consulting services. Key elements are programmable ePOS systems or self-checkout systems and relate to the checkout area. The software portfolio allows the entire control of all processes and systems within the branch.

The whole service portfolio is supported by product-related services and concepts involving the operation of specific branch IT processes by the Wincor Nixdorf Group as well as outsourcing services, where the Wincor Nixdorf Group takes over responsibility for the correct operation of those systems.

1.8	Development of the business and earnings situation of Wincor Nixdorf Group

The following selected consolidated financial data for the fiscal years 2012/2013, 2013/2014 and 2014/2015 and for the balance sheet dates of September 30, 2013, 2014 and 2015 have been taken or derived from the consolidated financial statements of Wincor Nixdorf AG for the respective fiscal year. The consolidated financial statements of Wincor Nixdorf AG have been prepared in accordance with the International Financial Reporting Standards (IFRS) as applicable in the European Union and the supplementary commercial regulations applicable under Section 315a para. 1 of the German Commercial Code. The selected consolidated financial data as of June 30, 2016 and for the period from October 1, 2015, to June 30, 2016 have been derived from the unaudited interim financial statements of Wincor Nixdorf AG which have been prepared in accordance with IFRS as applicable in the European Union and the supplementary commercial regulations applicable under Section 315a para. 1 of the German Commercial Code.

1.8.1	Financial information for the fiscal years 2012/2013, 2013/2014 and 2014/2015

Pursuant to the consolidated profit-and-loss statement of Wincor Nixdorf AG for the fiscal year ended September 30, 2015, issued in accordance with the IFRS, the revenue amounted to approximately €2.4 billion.

While revenues in the banking segment increased by 1% to €1,582 million (previous year period: €1,566 million), the revenues in the retail segment decreased by 6% to €845 million (previous year period: €903 million). In the fiscal year 2014/2015 operative earnings (earnings from operations before interest, taxes and amortization of goodwill (“EBITA”)) amounted to €22 million after restructuring expenses. These earnings include restructuring

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

expenses of €80 million. Accordingly, the EBITA before restructuring expenses amounted to €102 million. The EBITA of the previous fiscal year 2013/2014 in the amount of €155 million included special effects due to the sale of real estate in Singapur in the amount of €20 million. The EBITA margin (EBITA in percent of revenues) before restructuring expenses decreased by 2.1 percentage points to 4.2% (previous year period: 6.3%). After deduction of restructuring expenses the EBITA margin was 0.9% (previous year period: 6.3%). The earnings before taxes after restructuring expenses decreased by 90% and amounted to €15 million (previous year period: €146 million).

The consolidated earnings per share amounted to €0.22 for fiscal year 2014/2015 and to €3.39 for fiscal year 2013/2014.

Selected data of the consolidated profit-and-loss statement

	Fiscal year ended September 30
	2015	2014	2013
	(in thousands, except share data)
Net sales	€2,426,995	€2,469,418	€2,465,004
Cost of sales	€(1,993,415)	€(1,925,675)	€(1,922,312)

Gross profit	€433,580	€543,743	€542,692
Net profit (loss) on operating activities	€21,851	€154,962	€131,531
Profit before income taxes	€14,913	€146,348	€124,341

Net income (loss)	€7,772	€104,100	€87,849
Net income (loss) attributable to non-controlling interests	€1,306	€3,215	€721

Net income (loss) attributable to equity holders of Wincor Nixdorf AG	€6,466	€100,885	€87,128

Shares for calculation of basic earnings per share	29,816	29,796	29,776
Shares for calculation of diluted earnings per share	29,816	29,796	29,776
Basic earnings per share	€0.22	€3.39	€2.93
Diluted earnings per share	€0.22	€3.39	€2.93

Selected balance sheet data

	As of September 30
	2015	2014	2013
	(in thousands)
Cash and cash equivalents	€37,838	€43,584	€43,174
Current assets	€931,701	€979,641	€853,302
Total assets	€1,507,234	€1,539,940	€1,405,954
Share capital of Wincor Nixdorf AG	€33,085	€33,085	€33,085
Equity (incl. non-controlling interests)	€391,440	€426,809	€382,861
Current liabilities	€919,055	€887,345	€804,971
Total equity and liabilities	€1,507,234	€1,539,940	€1,405,954

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Other data (unaudited)

	Fiscal year ended September 30
	2015	2014	2013
Dividends declared and payable per share
in Euros	€0.00	€1.75	€1.48
In $U.S. (1)	$0.00	$2.36	$1.95

(1)	Calculated based on the average U.S. dollar exchange rate as published in the consolidated financial statements of Wincor Nixdorf AG.

1.8.2	Financial information as of June 30, 2016 or for the period from October 1, 2015 until June 30, 2016 respectively

Pursuant to the unaudited consolidated profit-and-loss-statement of Wincor Nixdorf AG for the period from October 1, 2015 until June 30, 2016, prepared according to IFRS, the sales revenue amounted to approximately €1.9 billion, the earnings from operating activity before financial revenues and expenses and taxes (EBIT) to €129.5 million and the earnings before income taxes to €125.8 million.

Selected data of the consolidated profit-and-loss statement

	Nine-month period ended June 30
	2016	2015	2014(1)
	(in thousands, except share data)
Net sales	€1,938,356	€1,768,072	€1,802,731
Cost of sales	€(1,475,413)	€(1,421,641)	€(1,405,552)

Gross profit	€462,943	€346,431	€397,179
Net profit (loss) on operating activities	€129,529	€39,792	€91,628

Net income (loss)	€89,054	€24,749	€60,469
Net income (loss) attributable to non-controlling interests	€919	€1,105	€2,027

Net income (loss) attributable to equity holders of Wincor Nixdorf AG	€88,135	€23,644	€58,442

Shares for calculation of basic earnings per share	29,816	29,816	29,790
Shares for calculation of diluted earnings per share	29,816	29,816	29,790
Basic earnings per share	€2.96	€0.79	€1.96
Diluted earnings per share	€2.96	€0.79	€1.96

(1)	Derived from the nine-month report for the year 2014/2015

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Selected balance sheet data

	Nine-month period ended June 30
	2016	2015(1)
	(in thousands)
Cash and cash equivalents	€86,580	€46,557
Current assets	€1,031,976	€937,763
Total assets	€1,637,468	€1,499,516
Share capital of Wincor Nixdorf AG	€33,085	€33,085
Equity (incl. non-controlling interests)	€452,965	€418,201
Current liabilities	€928,984	€876,537
Total equity and liabilities	€1,637,468	€1,499,516

(1)	Derived from the nine-month report for the year 2014/2015

1.8.3	Development of the business and earnings situation for the period from October 1, 2015 until June 30, 2016

After a declining trend in the previous fiscal year Wincor Nixdorf Group has re-entered a phase of recovery during the current fiscal year, capitalizing on restructuring and realignment measures in respect of its business as initiated in the context of its so-called Delta program.

Developments in the first nine months of the fiscal year 2015/2016 have confirmed the positive expectations communicated at the beginning of the year. During this period Wincor Nixdorf Group increased revenue by 10%. In particular sales revenue amounted to €1,938 million (previous year period €1,768 million). The earnings before interest, taxes, depreciation and amortization of goodwill, product know-how and tangible assets and licenses („EBITDA“) amounted to €191 million before transaction expenses from the business combination with Diebold Inc. and €174 million after transaction expenses from the business combination with Diebold Inc. (previous year period €80 million).

Revenue in the banking segment increased by 1% to €1,164 million (previous year period €1,149 million). After one-time effects, the banking segment EBITA amounted to €99 million. Excluding expenses from one-time effects of €9 million, the segment EBITA increased to €108 million (previous year period €52 million).

In the retail segment revenue increased by 25% in the first nine months of the ongoing fiscal year, which amounted to €774 million (previous year: €619 million). The segment EBITDA, which includes offsetting one-time effects, increased by €24 million in the reporting period compared with the same period of the previous year to €47 million (previous year period €23 million).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

In the first nine months of the fiscal year sales revenue attributable to the hardware business increased in the reporting period compared with the same period of the previous year by 17% to €851 million (previous year: €726 million). Sales revenue from the software/services business increased by 4% to €1,087 million (previous year period €1,042 million). The share of sales revenue generated by the hardware business could be increased to 44% during the reporting period (previous year period 41%). Correspondingly, the proportion software/services business share decreased to 56% (previous year period 59%).

During the ongoing fiscal year Wincor Nixdorf AG expanded its software-related services business in the scope of acquisition activity, in particular, by acquiring 51% of the shares in Projective NV, Belgium, a company specializing in program and project management for the financial services sector, and by acquiring the joint venture Winservice AS, Oslo. Prior to this, the IT services business was expanded by acquiring the Netherland activities of Brink’s. In addition, Wincor Nixdorf AG entered into an agreement with a mineral oil group regarding the provision of information technology services for more than 15,000 gas stations. In this context two gas station support companies domiciled in Cologne and Cracow, Poland, were acquired. These entities are, amongst other things, responsible for operating and updating the software applied to the processing of payment transactions at gas stations throughout Europe.

(i)	Results of operations

Results of operations

	Nine-month period ended June 30
	2016	2015	Change
	(in thousands)
Net sales	€1,938,356	€1,768,072	9.6%
Cost of sales	€(1,475,413)	€(1,421,641)	3.8%
Gross profit	€462,943	€346,431	33.6%
Net profit (loss) on operating activities	€129,529	€39,792	225.5%
Net income (loss) attributable to equity holders of Wincor Nixdorf AG	€88,135	€23,644	272.8%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(ii)	Financial situation

Assets (significant items)

	As of June 30
	2016	2015(1)
	(in millions)
Intangible assets	€373	€355
Property, plant and equipment and investments	€126	€127
Non-current receivables and assets	€106	€79
Balance sheet total	€1,637	€1,500

(1)	Derived from the nine-month report for the year 2014/2015

Liabilities (significant items)

	As of June 30
	2016	2015(1)
	(in millions)
Equity (including non-controlling interests)	€453	€418
Non-current liabilities	€255	€205
Current liabilities	€929	€877
Balance sheet total	€1,637	€1,500

(1)	Derived from the nine-month report for the year 2014/2015

1.9	Employees and co-determination

1.9.1	Employees

As of June 30 2016, Wincor Nixdorf Group employed 9,643 employees in total, with 3,601 in Germany, 4,060 in other parts of Europe, 1,428 in the Asia/Pacific/Africa region and 554 in the Americas.

1.9.2	Co-determination

The supervisory board of Wincor Nixdorf AG is composed in accordance with the provisions of the Co-Determination Act. It consists of twelve members, six of whom are elected by the employees pursuant to the provisions of the Co-Determination Act.

2.	Diebold Inc. and the Diebold Group

2.1	Overview

The Diebold Group provides the services, software and technology that connect people around the world with their cash flows—bridging the physical and digital worlds of cash conveniently, securely and efficiently. Diebold Inc. was incorporated under the laws of the state of Ohio in August 1876, succeeding a proprietorship established in 1859. Since then the Diebold Group has become a leading provider of exceptional self-service innovation, security and services to financial, retail, commercial and other markets. The Diebold Group has approximately 15,000 employees and does business in more than 90 countries worldwide.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Diebold Inc. initiated a multi-year transformation, “Diebold 2.0”, with the primary objective of transforming itself into a worldwide leading, services-led and software-enabled company, supported by innovative hardware, which automates the way people connect with their money.

Diebold 2.0 consists of four pillars:

•	Cost—Streamline the cost structure and improve near-term delivery and execution.

•	Cash—Generate increased free cash flow in order to fund the investments necessary to drive profitable growth, while preserving the ability to return value to shareholders in the form of secure dividends and, as appropriate, share repurchases.

•	Talent—Attract and retain the talent necessary to drive innovation and the focused execution of the transformation strategy.

•	Growth—Return Diebold to a sustainable, profitable growth trajectory.

Diebold 2.0 is supposed to occur in three phases: 1) Crawl, 2) Walk, and 3) Run. As part of the transformation, Diebold Inc. has identified targeted savings of $200 million that are expected to be fully realized by the end of 2017 and plans to reinvest approximately 50% of the cost savings to drive long-term growth.

During the “Crawl” phase, Diebold Inc. was primarily focused on taking costs out of the business and reallocating a portion of these savings as reinvestments in systems and processes. Diebold Inc. engaged Accenture in a multi-year outsourcing agreement to provide finance, accounting and procurement business process services. Cost savings, along with working capital improvements, resulted in a significant increase of free cash flow. With respect to human resources, Diebold Inc. attracted new leaders from top technology and services companies. Through increased collaboration with customers, Diebold Inc. has also improved its growth trajectories in its FSS (financial self-service) and Security businesses.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Since the middle of 2015, Diebold Inc. has been in the “Walk” phase of Diebold 2.0 whereby Diebold Inc. will continue to build on each pillar of cost, cash, talent and growth. The main difference in the “Walk” phase is a greater emphasis on the increase of the mix of revenue from services and software, as well as shaping the business activities of Diebold Inc.

The website of Diebold Inc. can be accessed at http://www.dieboldnixdorf.com.

2.2	Corporate history and development

Diebold Inc. was founded as a proprietorship in 1859 in Cincinnati, Ohio producing safes and vaults and was known at the time as the Diebold Bahmann Safe Company. After relocating to Canton, Ohio in 1872, Diebold, Inc. was incorporated in August 1876 as the successor of the proprietorship. In 1936, Diebold Inc. expanded its product line by acquiring companies that specialized in products such as rotary, visible and indexing files, and microfilming systems. Diebold Inc. became a publicly traded company in the 1930s and was listed on the New York Stock Exchange in 1964. In 1973, Diebold Inc. introduced its Total Automatic Banking System 500 (TABS 500).

In January 1994, as part of the strategy of Diebold Inc. to develop its international competitiveness by actively seeking acquisitions, joint ventures and strategic alliances throughout the world, Diebold Inc. acquired the ATM distribution and certain affiliated businesses of Hidromex, S.A. de C.V., to form Diebold Mexico, S.A. de C.V., which is engaged in the distribution and service of ATMs and certain other products in the Mexican market. Diebold Inc. also acquired a 50% interest in OLTP ATM Systems, C.A., which distributes, installs and services ATMs and certain other products in Venezuela. OLTP ATM Systems, C.A. was divested in 2015.

In October 1999, Diebold Inc. acquired Procomp Amazonia Industria Eletronica, S.A., a Brazilian manufacturer and marketer of innovative technical solutions, including personal computers, servers, software, professional services and retail and banking automation equipment, for a consideration of approximately $222 million. In April 2000, Diebold Inc. acquired the financial self-service assets and related development activities of Groupe Bull based in France and Getronics N.V. based in the Netherlands, with businesses including ATMs, cash dispensers, other self-service terminals and related services primarily for the global banking industry, for a consideration of approximately $147.6 million. As part of the acquisition of Groupe Bull and Getronics N.V., Diebold Inc. further expanded its service and manufacturing capabilities in the financial industry and added approximately 1,300 employees in the areas of sales, service, management and manufacturing.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Since 2000, Diebold Inc. has made investments and acquisitions primarily in network and hardware service solutions, ATM and hardware maintenance and services, electronic voting terminals, security solutions for customers including U.S. federal government agencies, state and municipal government agencies. Notably, Diebold Inc. expanded its businesses in security and currency processing systems through the acquisition of Mosler Inc. in October 2001, and in network and hardware service solutions through the acquisition of TFE Technology Holdings, LLC in June 2004. In August 2012 Diebold Inc. acquired GAS Tecnologia for a consideration of approximately $39 million to further expand in the Brazilian internet banking, online payment and mobile banking security market.

In the third quarter of 2014, Diebold Inc. acquired Cryptera, a supplier of the encrypting PIN pad technology of Diebold Inc. and a leader in the research and development of secure payment technologies, for a consideration of approximately $13 million. On March 13, 2015, Diebold Inc. acquired all of the equity interests of Phoenix for a total purchase price of approximately $72.9 million, including approximately $12.6 million of deferred cash payments payable over the next three years. Acquiring Phoenix, a leader in developing innovative multi-vendor software solutions for ATMs and a host of other FSS (financial self-service) applications, is a foundational move to accelerate the growth of Diebold Inc. in the fast-growing managed services and branch automation spaces.

As it relates to shaping the portfolio of businesses, the announcements of Diebold Inc. subsequent to the third quarter of 2015 are consistent with its strategy of transforming into a world-class services-led, software-enabled company, supported by innovative hardware. On October 25, 2015, Diebold Inc. announced a definitive asset purchase agreement to divest its North America-based electronic security business for an aggregate purchase price of approximately $350 million in cash. Based on the successful transition of certain customer relationships, 10% of the purchase price is contingent and payable over a twelve-month period after closing. Diebold Inc. has also agreed to provide certain transition services for a $6.0 million credit. The sale was completed on February 1, 2016. Additionally, Diebold Inc. is narrowing its scope in the Brazil-Other business to primarily focus on lottery and elections to help rationalize its solution set in that market. These decisions enable Diebold Inc. to refocus its resources and better position itself to pursue growth opportunities in the dynamic self-service industry.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Today, the Diebold Group has become a leading provider of exceptional self-service innovation, security and services to financial, retail, commercial and other markets.

2.3	Legal form, registered office, fiscal year and corporate purpose

Diebold Inc. is a stock corporation under the laws of the U.S. state of Ohio, United States of America, with its registered office in North Canton, Ohio, United States of America, and the holding company of a group consisting of Diebold Inc. and affiliated companies in terms of Section 15 et seq. of the Stock Corporation Act, which is active within the areas of financial self-service and security solutions. Its entity number registered with the Ohio Secretary of State is 1276. The fiscal year of Diebold Inc. ends on December 31, of each calendar year.

The business purpose of Diebold Inc. is to carry on a general manufacturing business, including, but not limited to, the manufacture, sale, erection, disposal of and dealing in and with all kinds of safes, locks, vaults, office equipment and systems, burglar-resistant, fire-resistant and protective materials, equipment and devices, structural materials, metal houses and all manner of steel and other metal products; to carry on any of said kinds of business, or any other, either as a manufacturer or as a wholesale or retail dealer; to acquire, by purchase, lease or in any other manner, and to construct, equip, maintain, use and operate stores, storehouses, offices, shops, factories or other works or places of business, or any property, real or personal, necessary or convenient for any purpose or business of Diebold Inc., and freely to dispose of any thereof in any lawful manner; to apply for, acquire, register, adopt, own, hold, control and operate under, and to sell, grant or assign, or grant, lease or assign licenses or rights under, any patents, patent rights, licenses, shop rights, trademarks, trade names, copyrights, formulas, or any other rights of like nature, in connection with or for the purposes of any business of Diebold Inc.; to acquire, hold and freely dispose of, or otherwise use or deal with, shares or securities of other corporations; to make payment for any property, real or personal, or any estates or interests, therein, acquired in any manner, either with cash or with shares, bonds, or other securities of Diebold Inc., or with other property, or with any or all thereof; to render financial assistance to any other corporation in which Diebold Inc. is interested, or which is interested in Diebold Inc., and in connection therewith, to any extent not expressly

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

prohibited by law, to guarantee or become surety or indemnitor for or of the performance or payment of any obligation or undertaking or the discharge of any liability of any such affiliated corporation; to act as agent, factor, jobber or broker for the manufacture or sale of any goods, merchandise or products of any kind whatsoever, of others; and generally to do any and all things, properly incident to or convenient for or in connection with any of the businesses, purposes or activities hereinabove enumerated or any other business in which Diebold Inc. may engage. However, neither the foregoing enumeration of purposes and powers, nor any other enumeration of powers elsewhere in the articles of incorporation contained, shall be deemed exclusive, nor a limitation of these powers which may be possessed or exercised by Diebold Inc., nor shall any of the particular purposes or powers be deemed to limit, restrain, restrict or exclude any other purposes or powers, which Diebold Inc. might otherwise have, possess or exercise; but Diebold Inc. shall have and possess, and may exercise, all powers that a corporation may lawfully have, possess and exercise under the laws of the State of Ohio, and, to the extent authorized or permitted by said laws, shall have and possess, and may exercise, all capacity and powers possessed by natural persons to carry on business and perform all acts, within or without the State of Ohio.

2.4	Share Capital, shareholders and trading on the stock exchange

2.4.1	Share Capital

As of the date of signing of this Report, Diebold Inc. had issued a total of 89,907,516 common shares each with a par value of $1.25 (Diebold-Aktien, “Diebold Shares”).

2.4.2	Authorized Shares

As of the date of signing of this Report, Diebold Inc. is authorized to issue up to 125,000,000 common shares each with a par value of $1.25 (the “Authorized Shares”) (Genehmigte Gesamtaktienanzahl) of which a total of 89,907,516 common shares have been issued.

The Ohio Revised Code provides that the authorized number of shares of an Ohio corporation must be set forth in the articles of incorporation. Under the amended and restated articles of incorporation (Satzung) of Diebold Inc. (as amended and restated, the “Articles of Incorporation”), Diebold Inc. was authorized to issue 26,000,000 shares consisting of 1,000,000 serial preferred shares without par value and 25,000,000 common shares each with a par value of $1.25. A meeting of the shareholders of Diebold Inc. held on April 3, 1996 resolved to amend the Articles of Incorporation to increase the authorized number of common shares from 25,000,000 to 125,000,000, holding the par value at $1.25 each.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Under the Ohio Revised Code, except as otherwise provided by law, the Articles of Incorporation or the Code of Regulations of a corporation, the directors of a corporation may determine the time when, the terms under which, and the considerations for which the corporation issues, disposes of or receives subscriptions for, its shares, including treasury shares. Under the amended and restated Code of Regulations of Diebold Inc. (as amended and restated, the “Code of Regulations”), the board of directors has the authority to make such rules and regulations as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may at any time, by resolution, provide for the opening of transfer books for the making and registration of transfers of shares of Diebold Inc. in any state of the United States or in any foreign country, and may employ, appoint and remove, at its discretion, any agent or agents to keep the records of its shares, to transfer or to register shares, or to perform all of said functions, at any place that the board of directors may deem advisable.

However, NYSE Rule 312.03(c) requires shareholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the transaction.

2.4.3	Treasury Shares

As of the date of signing of this Report 75,132,439 of the common shares were outstanding. The remaining 14,775,077 common shares were held by Diebold Inc. as treasury shares.

2.4.4	Shareholders

The following shareholders owned more than 5% of the Diebold common stock outstanding (without accounting for Diebold’s treasury shares) according to their most recent filings submitted to the Securities and Exchange Commission (“SEC”):

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	GAMCO Investors, Inc., et al. One Corporate Center Rye, New York 10580, USA	5,690,451	8.73%
Common Shares	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355, USA	5,124,145	7.86%
Common Shares	BlackRock, Inc. 55 East 52nd Street New York, NY 10022, USA	5,013,397	7.69%

2.4.5	Trading on the stock exchange

The Diebold Shares are listed on the New York Stock Exchange under ISIN US2536511031 and with the ticker symbol DBD. As of August 10, 2016 the market capitalization amounted to about $1.8 billion. In addition, the shares are admitted to trading in the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) (ISIN US2536511031 / WKN 856 244).

2.5	Corporate bodies of Diebold Inc.

2.5.1	The Board of Directors of Diebold Inc.

Diebold Inc. has a single-tier governing system. Its primary governing body, the board of directors, sets the policies of Diebold Inc. and directs its activities in accordance with the Articles of Incorporation of Diebold Inc., its Code of Regulations, the Ohio Revised Code, and other applicable laws and regulations. The board of directors has delegated certain of its authorities to committees, including the Audit Committee of Diebold Inc., the Board Governance Committee, the Compensation Committee, the Finance Committee, and the Technology Strategy and Innovation Committee. The directors of Diebold Inc. are elected by the shareholders of Diebold Inc. and hold office for a term of one year from the date of the annual meeting of shareholders or until election or qualification of a successor. The Code of Regulations of Diebold Inc. requires that the board of directors be composed of not more than ten persons and not less than five persons.

The board of directors of Diebold Inc. consists of the following 10 members:

•	Patrick W. Allender, Chair of Audit Committee

•	Phillip R. Cox, Chair of Compensation Committee

•	Richard L. Crandall, Chair of Technology Strategy and Innovation Committee

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

•	Gale S. Fitzgerald, Chair of Board Governance Committee

•	Gary G. Greenfield, Non-Management Director

•	Andreas W. Mattes, Management Director

•	Robert S. Prather, Jr., Non-Management Director

•	Rajesh K. Soin, Non-Management Director

•	Henry D.G. Wallace, Non-executive Chairman of the Board

•	Alan J. Weber, Chair of Finance Committee

Effective August 16, 2016, Diebold Inc. expands the size of its board of directors to 12 members and appoints the chairman of the supervisory board of Wincor Nixdorf AG, Dr. Alexander Dibelius, and the member of the supervisory board of Wincor Nixdorf AG, Dr. Dieter Düsedau, as members of the board of directors. Following the extraordinary shareholders’ meeting of Wincor Nixdorf AG on September 26, 2016, Diebold Inc. plans to expand the size of its board of directors to 13 members and to appoint the current chairman of the management board of Wincor Nixdorf AG, Eckard Heidloff, as a member of the board of directors, as soon as legally and practically possible.

2.5.2	The Executive Committee of Diebold Inc.

The board of directors of Diebold Inc. elects the executive officers of Diebold Inc. The term of office of the executive officers is one year or until their respective successors are elected and qualified, except if any such officer is elected to fill a vacancy. In this case, the respective officer will serve until the first meeting of the board of directors after the next annual meeting of shareholders. According to Article V of the Code of Regulations of Diebold Inc., the Chief Executive Officer (“CEO”) has responsibility for the general and active management of the business of Diebold Inc. and the general powers and duties of management usually vested in the chief executive officer of an Ohio corporation. The CEO may employ and discharge employees and agents, except for those that must be appointed by the board of directors, and may delegate these powers.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

As of the date of signing of this Report, the executive committee of Diebold consists of the following six members:

•	Andreas W. Mattes, President and Chief Executive Officer

•	Christopher A. Chapman, Senior Vice President, Chief Financial Officer

•	Stefan E. Merz, Senior Vice President Strategic Projects

•	Jonathan B. Leiken, Senior Vice President, Chief Legal Officer and Secretary

•	John D. Kristoff, Vice President, Chief Communications Officer

•	Sheila M. Rutt, Vice President, Chief Human Resources Officer

On August 15, 2016, the current members of Wincor Nixdorf AG’s management board, Eckard Heidloff, Dr. Jürgen Wunram, Olaf Heyden and Dr. Ulrich Näher, have been appointed as members of a new management panel at Diebold Inc. in accordance with the terms of the Business Combination Agreement, the so-called Executive Committee. The Executive Committee is being staffed with representatives of Wincor Nixdorf AG and Diebold Inc. on the basis of parity and expected to hold a constituent meeting after the extraordinary general meeting of Wincor Nixdorf AG scheduled to resolve upon the approval of the agreement on September 26, 2016.

2.6	Structure of the Diebold Group

2.6.1	Operative and legal structure

Diebold Inc. is the holding company of the Diebold Group. As of December 31, 2016, Diebold Inc. held about 100 direct and indirect participations.

The operations of the Diebold Group sell and service FSS (financial self-services) and security systems around the globe, as well as elections, lottery and information technology solutions in Brazil, through wholly-owned subsidiaries, joint ventures and independent distributors in most major countries.

2.6.2	Significant subsidiaries; consolidated companies

Diebold Inc. fully consolidated a total of 97 participations in the United States and other countries, excluding Wincor Nixdorf AG and its subsidiaries, in its consolidated financial statements as of December 31, 2015. Aside from this, reference is made to the list of shareholdings of Diebold Inc. as of December 31, 2015 which is attached to this Report as Annex 2.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

2.7	Business activities of the Diebold Group

The Diebold Group has two core lines of business: financial self-service and security solutions, which Diebold Group integrates based on its customers’ needs.

2.7.1	Financial self-service

The business of self-service solution for financial services relates, in particular, to automated teller machines (Geldautomaten, “ATM”). The Diebold Group offers an integrated line of self-service technologies and services, including comprehensive ATM outsourcing, ATM security, deposit automation, recycling and payment terminals and software. The Diebold Group also offers advanced functionality terminals such as two-way video technology to support bank branch automation. The Diebold Group is a global supplier of ATMs and related services and holds leading market positions in many countries around the world.

2.7.2	Security solutions

From the safes and vaults that Diebold Inc. first manufactured in 1859 to the full range of physical and electronic security offerings it provides today, the security solutions of Diebold Inc. utilize an extensive services portfolio and advanced products to help address its customers’ unique needs. The Diebold Group provides its customers with the latest technological advances to better protect their assets, improve their workflow and increase their return on investment. These solutions are backed with experienced sales, installation and service teams. The Diebold Group is a leader in providing physical and electronic security systems as well as assisted transactions, providing total security systems solutions to financial, commercial, retail, and other markets.

2.7.3	Geographic distribution

The operations of the Diebold Group are comprised of four geographic segments: North America (NA), Asia Pacific (AP), Europe, Middle East and Africa (EMEA) as well as Latin America (LA). The four geographic segments sell and service FSS (financial self-services) and security systems around the globe, as well as elections, lottery and information technology solutions in Brazil-Other, through wholly-owned subsidiaries, majority-owned joint ventures and independent distributors in most major countries.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

2.8	Development of the business and earnings situation of the Diebold Group

The following selected consolidated financial information for the fiscal years 2013, 2014 and 2015 and for the balance sheet dates of December 31, 2013, 2014 and 2015 have been taken or derived from the audited consolidated financial statements of Diebold Inc. for 2015, unless otherwise stated. The selected financial data as of June 30 2016 and for the period between January 1, 2016 to June 30, 2016 are taken or derived from the unaudited interim financial statement of Diebold Inc.

2.8.1	Financial information for the fiscal years 2013, 2014 and 2015

The annual sales (U.S. GAAP) of the Diebold Group for the fiscal year ended December 31, 2015 amounted to approximately $2.4 billion, with an operating profit of approximately $58.6 million and income from continuing operations before taxes of approximately $45.8 million.

Selected data from the consolidated profit-and-loss statement

	Fiscal year ended December 31
	2015	2014	2013
	(in millions, except per share data)
Results of operations
Net sales	$2,419.3	$2,734.8	$2,582.7
Cost of sales	$(1,767.3)	$(2,008.6)	$(1,996.7)

Gross profit	$652.0	$726.2	$586.0
Net profit (loss) on operating activities	$58.6	$165.0	$(140.3)
Income (loss) from continuing operations before taxes	$45.8	$154.7	$(141.8)
Amounts attributable to Diebold Inc.
Income (loss) from continuing operations, net of tax	$57.8	$104.7	$(195.3)
Income (loss) from discontinued operations, net of tax	$15.9	$9.7	$13.7

Net income (loss) attributable to Diebold Inc.	$73.7	$114.4	$(181.6)

Basic earnings (loss) per common share
Income (loss) from continuing operations, net of tax	$0.89	$1.62	$(3.06)
Income (loss) from discontinued operations, net of tax	$0.24	$0.15	$0.21

Net income (loss) attributable to Diebold Inc.	$1.13	$1.77	$(2.85)

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

	Fiscal year ended December 31
	2015	2014	2013
	(in millions, except per share data)
Diluted earnings (loss) per common share
Income (loss) from continuing operations, net of tax	$0.88	$1.61	$(3.06)
Income (loss) from discontinued operations, net of tax	$0.24	$0.15	$0.21

Net income (loss) attributable to Diebold Inc.	$1.12	$1.76	$(2.85)

Number of weighted-average shares outstanding
Basic shares	64.9	64.5	63.7
Diluted shares	65.6	65.2	63.7
Dividends
Common dividends paid	$75.6	$74.9	$74.0
Common dividends paid per share	$1.15	$1.15	$1.15

Selected balance sheet data

	As of December 31
	2015	2014	2013
	(in millions)
Consolidated balance sheet data (as of period end)
Current assets	$1,643.6	$1,655.5	$1,555.4
Current liabilities	$955.8	$1,027.8	$893.8

Net working capital	$687.8	$627.7	$661.6

Property, plant and equipment, net	$175.3	$165.7	$160.9
Long-term debt	$613.1	$479.8	$480.2	(1)
Total long-term liabilities	$858.0	$759.5	$668.9
Total assets	$2,249.3	$2,342.1	$2,183.5
Total equity	$435.5	$554.8	$620.8

(1)	Derived from the consolidated financial statements for the year 2014

2.8.2	Financial information as of June 30, 2016 and for the period from January 1, 2016 to June 30, 2016

Pursuant to the unaudited condensed consolidated statements of comprehensive (loss) income of Diebold Inc. for the period from January 1, 2016 until June 30, 2016, as prepared in accordance with U.S. GAAP, net sales revenue amounted to approximately $1,089.6 million, the loss from continuing operations before taxes to $15.8 million and the net income attributable to Diebold Inc. to $147.1 million. On February 1, 2016, Diebold Inc. completed the divestiture of its North America electronic business to Securitas AB. As a result, North America electronic security financial results and the gain of sale are reported as discontinued operations.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Selected data of the consolidated profit-and-loss statement

	Six-month period ended June 30
	2016	2015
	(in millions, except share data)
Results of operations
Net sales	$1,089.6	$1,219.3
Cost of sales	$(795.7)	$(889.3)

Gross profit	$293.9	$330.0
Operating profit	$4.6	$21.0
Income (loss) from continuing operations before taxes	$(15.8)	$(9.3)

Amounts attributable to Diebold Inc
Income (loss) from continuing operations, net of tax	$(1.2)	$10.7
Income (loss) from discontinued operations, net of tax.	$148.3	$8.7
Net income (loss) attributable to Diebold Inc.	$147.1	$19.4

Basic earnings (loss) per common share
Income (loss) from continuing operations, net of tax	$(0.02)	$0.17
Income (loss) from discontinued operations, net of tax	$2.28	$0.13

Net income (loss) attributable to Diebold Inc.	$2.26	$0.30

Diluted earnings (loss) per common share
Income (loss) from continuing operations, net of tax	$(0.02)	$0.17
(Loss) income from discontinued operations, net of tax	$2.26	$0.13

Net income (loss) attributable to Diebold Inc.	$2.24	$0.30

Number of weighted-average shares outstanding
Basic shares	65.1	64.8
Diluted shares	65.7	65.5
Dividends
Common dividends paid	$38.0	$37.8
Common dividends paid per share	$0.575	$0.575

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Selected balance sheet data

	As of June 30, 2016	As of December 31, 2015
	(in millions)
Consolidated balance sheet data (as of period end)
Current assets	$3,458.2	$1,643.6
Current liabilities	$918.0	$955.8

Net working capital(1)	$2,540.2	$687.8

Property, plant and equipment, net	$166.1	$175.3
Long-term debt	$2,274.0	$606.2
Total long-term liabilities(2)	$2,520.5	$851.1
Total assets	$4,040.5	$2,242.4
Total equity	$602.0	$435.5

(1)	Calculated from the difference between current assets and current liabilities.
(2)	Calculated from the difference between the total assets and the sum of current liabilities and total equity.

2.8.3	Development of the business and earnings situation for the first half of 2016

Since entering into the “Walk” phase of Diebold 2.0, Diebold Inc. lays greater emphasis on the increase of the mix of revenue from services and software. As it relates to increasing the mix of revenue from services and software, Diebold Inc. has sharpened its focus on pursuing and winning managed services and multi-vendor service contracts. Through the second quarter of 2016, Diebold Inc. had approximately 28,000 ATMs under managed service agreement and approximately 12,000 ATMs under a service contract in North America. For the software business, the acquisition of Phoenix has significantly enhanced Diebold Inc.’s ability to capture more of the market for ATM, multi-vendor, marketing and asset management software.

As it relates to shaping the portfolio of businesses, Diebold Inc. has made progress in the first half of 2016 towards completing the business combination with the Wincor Nixdorf Group. During the first half of 2016, Diebold Inc. successfully surpassed the minimum threshold for tendered ordinary shares of Wincor Nixdorf AG and completed the required financing for the acquisition, paving the way for the closing of the Takeover Offer which took place on August 15, 2016. Additionally, Diebold Inc. completed the sale of its North America electronic security business in the first quarter of 2016.

FSS (financial self-services) sales in the six months ended June 30, 2016 decreased $123.3 million or 11.6 percent compared to the same period of 2015, including net unfavorable currency impact of $44.9 million or 3.9 percent. The unfavorable currency impacts in the six months ended June 30, 2016 were related mainly to the Brazil real as well as smaller impacts from the South Africa rand, Turkish lira, India rupee, China renminbi and Canada dollar.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Security sales in the six months ended June 30, 2016 decreased $12.1 million or 8.4 percent compared to the same period in 2015 and was impacted by $1.9 million of unfavorable currency. In addition to the currency impact, North America physical security business decreased due to overall volume declines more heavily weighted in the national bank space when compared to the prior year. The electronic security business declined in the six months ended June 30, 2016 primarily in Latin America attributable to lower sales in Chile and Ecuador, which was partially offset by the transition services revenue in North America as a sub-contractor to Securitas.

The change in operating profit for the six months ended June 30, 2016 compared to the same period in 2015 was driven by a decline in product gross profit associated with volume declines and country revenue mix in all of the regions as well as the deteriorating market conditions in China, while service gross profit remained relatively flat. Additionally, a decline in operating expense helped to partially offset the decrease in gross profit primarily due to lower selling and research and development expense offset by higher non-routine charges.

(i)	Results of operations

	Six-month period ended June 30
	2016	2015	Change
	(in millions)
Net sales	$1,089.6	$1,219.3	(10.6%)
Cost of sales	$(795.7)	$(889.3)	(10.5%)
Gross profit	$293.9	$330.0	(10.9%)
Operating profit (loss)	$4.6	$21.0	(78.1%)
Income (loss) from continuing operations before tax	$(15.8)	$9.3	(269.9%)
Net income (loss) attributable to Diebold Inc.	$147.1	$19.4	658.2%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(ii)	Financial situation

Assets (significant items)

	As of June 30, 2016	As of December 31, 2015
	(in millions)
Goodwill	$169.2	$161.5
Securities and other investments	$84.0	$85.2
Property, plant and equipment, net	$166.1	$175.3
Finance lease receivables	$22.7	$36.5
Balance sheet total	$4,040.5	$2,242.4

Liabilities (significant items)

	As of June 30, 2016	As of December 31, 2015
	(in millions)
Equity	$602.0	$435.5
Current liabilities	$918.0	$955.8
Long-term debt	$2,274.0	$606.2
Balance sheet total	$4,040.5	$2,242.4

2.9	Employees

As of June 30 2016, the Diebold Group employed approximately 15,000 employees globally. The service staff of the Diebold Group is one of the financial industry’s largest, with professionals in more than 600 locations and businesses in more than 90 countries worldwide.

2.10	Takeover Offer and further acquisitions of the Diebold Group

2.10.1	Takeover Offer and further acquisition of shares

On February 5, 2016, Diebold Inc. published a voluntary public takeover offer to all Wincor Nixdorf Shareholders for the acquisition of their bearer shares without par value of Wincor Nixdorf AG for an offer consideration consisting of a payment of €38.98 (cash component) and 0.434 Diebold offer shares (share component) per Wincor Nixdorf Share. The Takeover Offer was subject to – inter alia – the closing condition that a minimum acceptance rate of 22,362,159 Wincor Nixdorf Shares (this corresponds to about 67.6% of all Wincor Nixdorf Shares existing as of the date of the approval of publishing the offer document by the Federal Financial Supervisory Authority (BaFin)) is achieved.

The management board and supervisory board of Wincor Nixdorf AG in principle recommended the acceptance of the Offer in their reasoned statement published on February 11, 2015.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The acceptance period (Section 16 para. 1 of the German Takeover Act (WpÜG)) expired on March 22, 2016, 24:00 hours. Until its expiration, the Takeover Offer had been accepted for 22,544,692 Wincor Nixdorf Shares in total, hence 68.1% of the share capital of Wincor Nixdorf AG. In addition, 262,279 voting rights of shares were attributed to Diebold KGaA pursuant to Section 30 of the German Takeover Act (WpÜG) at the end of the acceptance period, which were counted when calculating the acceptance level. In total, an acceptance level of about 68.9% of the share capital of Wincor Nixdorf AG (including the Wincor Nixdorf Treasury Shares) was reached.

The additional acceptance period (Section 16 para. 2 sentence 1 of the German Takeover Act (WpÜG)) commenced on March 30, 2016 and expired on April 12, 2016 at 24:00 hours. Until expiration of the additional acceptance period, the Takeover Offer had been accepted for 22,876,760 Wincor Nixdorf Shares in total, which corresponds to 69.1% of the share capital of Wincor Nixdorf AG. Together with the 241,324 voting rights attributed pursuant to Section 30 of the German Takeover Act (WpÜG) at the end of the additional acceptance period, an acceptance level of about 69.9% of the share capital of Wincor Nixdorf AG (including the Wincor Nixdorf Treasury Shares) was reached.

In the course of settlement of the Takeover Offer, the tendered Wincor Nixdorf Shares were, in accordance with the terms and conditions of the Takeover Offer, transferred directly into the securities deposit account of Diebold KGaA without any prior acquisition or temporary purchase (Vor- oder Durchgangserwerb) by Diebold Inc. As of the date of signing of this Report, Diebold Inc. holds an indirect participation in Wincor Nixdorf AG of 69.1% of the current share capital of Wincor Nixdorf AG, which is divided into 33,084,988 shares, or 22,876,760 Wincor Nixdorf Shares, of which 69,1% or 22,876,760 Wincor Nixdorf Shares are directly held by Diebold KGaA. This corresponds to a proportion of 76.7% of the voting rights of Wincor Nixdorf AG (excluding Wincor Nixdorf Treasury Shares, which carry no voting rights pursuant to Section 71b of the Stock Corporation Act).

2.10.2	Possible purchases outside the Exit Compensation Offer

Diebold Inc., and Diebold KGaA, reserve the right to purchase additional Wincor Nixdorf Shares outside of the offer for Exit Compensation (as defined herein, see Section IV.1.5 below) at any time, directly or indirectly, on or off a stock exchange. Additional purchases, if any, will comply with applicable laws and regulations, including, to the extent applicable, from the time of announcement of the offer for Exit Compensation until its expiration, the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated by

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

the SEC thereunder. If such additional purchases take place or agreements awarding a claim to the transfer of Wincor Nixdorf Shares are entered into prior to March 30, 2017, this will be published by Diebold Inc. without undue delay in accordance with applicable law, including Sections 14 para. 3, 23 para. 2 of the German Takeover Act (WpÜG), on the website of Diebold Inc. at http://www.dieboldnixdorf.com under Company/Investor Relations, in the German Federal Gazette (Bundesanzeiger) and by way of an English language press release via an electronically operated information distribution system in the United States, stating the number of shares and/or voting rights so acquired or agreed to acquire, and the nature and amount of consideration paid or agreed to be paid for each share and/or voting right. The obligation to publically disclose information regarding additional purchases pursuant to sections 14 para. 3, 23 para. 2 of the German Takeover Act (WpÜG) exists only for purchases or acquisition agreements respectively which will have taken place or will be closed until March 29, 2017, 12:00 pm (Central European Summer Time).

3.	Diebold KGaA

3.1	Overview

Diebold KGaA is a subsidiary of Diebold Inc. The registered share capital of Diebold KGaA is €50,000.00 and is divided into 50,000 ordinary registered shares without par value (Stammaktien).

3.2	Legal form, registered office, fiscal year and corporate purpose

Diebold KGaA is a partnership limited by shares (Kommanditgesellschaft auf Aktien), having its registered seat in Eschborn, Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 104287. The fiscal year of Diebold KGaA begins on October 1 of each calendar year and ends on September 30, of the respective following calendar year.

The object of the company is (i) the acquisition, ownership, disposal and administration of direct and indirect interests in other companies or enterprises, including, but not limited to, acting as a management holding company or operational holding company by way of direct or indirect corporate governance, management and administration of such companies and enterprises, in particular, by way of rendering administrative, financial, commercial and technical services for the respective affiliates against consideration, as well as (ii) the acquisition, ownership and disposal of debt receivables and other financial assets.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The company may engage in all business activities which serve, directly or indirectly, the object of the company. Diebold KGaA is, in particular, allowed to invest in, acquire interests in and dispose of other companies and to establish domestic and foreign branch offices and subsidiaries. The company may furthermore enter into agreements with its affiliates and third parties against consideration in the context of acting as management holding company or operational holding company by way of direct or indirect corporate governance, management and administration of its affiliates.

3.3	Limited partner’s capital contribution and general partner

Diebold Inc. is the sole limited shareholder (Kommanditaktionär) of Diebold KGaA and holds all 50,000 ordinary registered shares without par value. Diebold Inc. as the operating holding company of the globally active Diebold Group is also the sole general partner of Diebold KGaA. Diebold Inc. and Diebold KGaA are companies within the meaning of Section 291 para. 1 of the Stock Corporation Act.

3.4	Corporate bodies and representation

3.4.1	Management

Pursuant to Article 6 para. 1 sentence 1 of the articles of association of Diebold KGaA (Diebold KGaA-Satzung, “Diebold KGaA Articles of Association”), Diebold KGaA shall be represented by the general partner, Diebold Inc., who, pursuant to Article 6 para. 2 sentence 1 of the Diebold KGaA Articles of Association, shall also be responsible for the management of Diebold KGaA. At the time of signing of this Report, the following individuals are members of the management of Diebold Inc.:

•	Andreas W. Mattes, President and Chief Executive Officer

•	Christopher A. Chapman, Senior Vice President, Chief Financial Officer

•	Stefan E. Merz, Senior Vice President, Strategic Projects

•	Jonathan B. Leiken, Senior Vice President, Chief Legal Officer and Secretary

•	John D. Kristoff, Vice President, Chief Communications Officer

•	Sheila M. Rutt, Vice President, Chief Human Resources Officer

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

On August 15, 2016, the current members of Wincor Nixdorf AG’s management board, Eckard Heidloff, Dr. Jürgen Wunram, Olaf Heyden and Dr. Ulrich Näher, have been appointed as members of a new management panel at Diebold Inc. in accordance with the terms of the Business Combination Agreement, the so-called Executive Committee. The Executive Committee is being staffed with representatives of Wincor Nixdorf AG and Diebold Inc. on the basis of parity and expected to hold a constituent meeting after the extraordinary general meeting of Wincor Nixdorf AG scheduled to resolve upon the approval of the agreement on September 26, 2016.

3.4.2	Supervisory board

Pursuant to Sections 278 para. 3, 96 para. 1 of the Stock Corporation Act and Section 7 para. 1 of the Diebold KGaA Articles of Association, the supervisory board of Diebold KGaA consists of three members. At the time of signing of this Report, the supervisory board of Diebold KGaA consists of the following members:

•	Stefan Merz

•	Jonathan B. Leiken

•	David S. Kuhl

3.5	Business activities and participations

The business activity of Diebold KGaA is the management of its own assets. Diebold KGaA holds a share of 69.1% of the share capital of Wincor Nixdorf AG. This corresponds to a proportion of 76.7% of the voting rights of Wincor Nixdorf AG (excluding Wincor Nixdorf Treasury Shares, which carry no voting rights pursuant to Section 71b of the Stock Corporation Act). At the time of signing of this Report, Diebold KGaA also holds all shares in Diebold Finance Germany GmbH, with its registered seat in Eschborn, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 105504.

3.6	Earnings situation and financial position of Diebold KGaA as of December 31, 2015

As of December 31, 2015, the share capital of Diebold KGaA amounted to €50,000 contributed in cash. Thus, the credits in bank accounts amounted to

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

€50,000 and the subscribed capital also amounted to €50,000. There were no accounts payable at that point in time. Since settlement of the Takeover Offer Diebold KGaA holds a share of 69.1% of the share capital of Wincor Nixdorf AG. Until Settlement of the Takeover Offer, Diebold KGaA did not engage in operative business activities other than preparing the acquisition of the shares of Wincor Nixdorf AG and related auxiliary transactions.

With regard to the financial funding of Diebold KGaA, reference is made to Section II.3.8 and the guarantee of Diebold Inc. which is attached together with the Agreement as Annex 3.

After the Agreement becomes effective, Diebold KGaA will primarily generate revenues and earnings from the transfer of profits of Wincor Nixdorf AG.

3.7	Employees and employee representation

Diebold KGaA does not have any employees. Employee representations do not exist.

3.8	Financial funding of Diebold KGaA for fulfilment of its obligations under the Agreement

Prior to signing of this Report, the management board of Wincor Nixdorf AG and the management of Diebold KGaA examined whether Diebold KGaA would be able to fulfil its payment obligations under the Agreement. Based on the economic, financial and contractual situation at Diebold KGaA, the management board of Wincor Nixdorf AG and the management of Diebold KGaA have concluded that Diebold KGaA will be able to fulfil its obligations resulting under the Agreement.

The management board of Wincor Nixdorf AG and the management of Diebold KGaA have based this conclusion on the following aspects:

For the future payment obligations of Diebold KGaA after the obligation to transfer profit under the Agreement takes effect (see on this point, Section IV.1.2), the profit of Wincor Nixdorf AG will be available, whereas Diebold KGaA will be required under Section 302 of the Stock Corporation Act to compensate for any annual loss of Wincor Nixdorf AG arising during the term of the contract. There are no indications of any threatening loss situation at Wincor Nixdorf AG in its current fiscal year. The Wincor Nixdorf Group generated a net income of €7.8 million in the fiscal year ended September 30, 2015. During the period from October 1, 2015, to June 30, 2016, the Wincor Nixdorf Group generated a net income of roughly €89 million. The free cash flow amounted to about €49 million.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Furthermore, besides Diebold KGaA, Diebold Inc., as the general partner of Diebold KGaA, is liable without limitation for the liabilities of Diebold KGaA (Section 278 paras. 1 and 2 of the Stock Corporation Act in conjunction with Sections 161 para. 2, 128 et seq. of the German Commercial Code). This liability refers to all of the liabilities of Diebold KGaA and is not limited to a certain amount or to certain assets. The liability of Diebold Inc. is linked to the creditor’s claim against Diebold KGaA, in particular, the liability of Diebold Inc. for a liability of Diebold KGaA expires upon expiration of the corresponding liability of Diebold KGaA. However, creditors of Diebold KGaA are not obliged to claim Diebold KGaA first but may directly demand performance from Diebold Inc.

In addition, without joining the Agreement as a contracting party, Diebold Inc. has issued a separate guarantee to Wincor Nixdorf AG which is attached to this Report together with the Agreement as Annex 3.

Diebold Inc. undertakes in the guarantee to ensure that Diebold KGaA is financed in such a manner that Diebold KGaA will always be able to fulfil all its liabilities under or in connection with the Agreement completely and in a timely manner. This applies in particular to the obligation to assume losses according to Section 302 of the Stock Corporation Act. In addition, Diebold Inc. guarantees, without limitation and irrevocably vis-à-vis the outside shareholders of Wincor Nixdorf AG, in case Diebold KGaA is not able to fulfil all its liabilities under or in connection with the Agreement in full and in a timely manner and Diebold Inc. does not comply with its aforesaid obligation to provide Diebold KGaA with sufficient fund as described in more detail above, that Diebold KGaA will fulfill all its obligations towards them arising from or in connection with the Agreement, in particular regarding the payment of recurring compensation payment (Ausgleichszahlung) and exit compensation (Abfindung) completely and in time. To this extent, outside shareholders of Wincor Nixdorf AG have an own right according to Section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) to demand payment to Diebold KGaA (see Section IV.1.8). As the obligations of Diebold Inc. under the guarantee exist independently whether or not Diebold Inc. remains personally liable partner in Diebold KGaA, an exchange of the personally liable partner would not have a considerable impact to the ability of Diebold KGaA to comply with its duties under the guarantee. Furthermore, Diebold Inc. is liable as personally liable partner of Diebold

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

KGaA even after its resignation as further stipulated under section 278 para. 2 German Stock Corporation Act (AktG) in conjunction with section 161 para. 2, section 160 German Commercial Code (HGB) for a period of five years, provided the liability was created at the time of its resignation. Hence, Diebold Inc. remains liable during this time period for claims of Wincor Nixdorf AG under the agreement, which were created at the time of the resignation of Diebold Inc. as general partner of Diebold KGaA. Eventually, for the subsequent period, Wincor Nixdorf AG and the outside shareholders of Wincor Nixdorf AG are entitled under the guarantee.

III.	REASONS FOR ENTERING INTO THE DOMINATION AND PROFIT-AND-LOSS TRANSFER AGREEMENT

1.	Economic and legal reasons

1.1	Aiming to create a joint company

The Agreement is essential to create a joint company (Kombinierte Gruppe, “Combined Group”) as it will enable closer cooperation between Wincor Nixdorf AG and Diebold Inc. The instruction right under the Agreement will allow the executive management of the Diebold Group to prevail vis-á-vis Wincor Nixdorf AG by establishing a consistent control in the interest of the group, as well as to apply or, respectively, implement consistent organizational structures and strategies. This, in turn, is a key requirement for the planned collaboration between Diebold Inc. and Wincor Nixdorf AG.

Diebold Inc. and Wincor Nixdorf AG believe that the business combination will provide significant strategic opportunities. Diebold Inc. and Wincor Nixdorf AG have the expectation that the business combination would complement their strategic transformation and expansion into a leading, services-led and software-enabled company supported by innovative hardware and would enable the Combined Group to provide broader and fully integrated solution offerings to clients more efficiently and on a global scale. Diebold Inc. and Wincor Nixdorf AG also expect that the business combination would create a larger and stronger core business with the potential to be a self-service solution provider in the segments banking and retail with an installed base of approximately one million ATMs worldwide to the benefit of the customers of the Combined Group.

Together, the Diebold Group and Wincor Nixdorf Group cover the regions of the Americas, the EMEA (Europe, Middle East and Africa) and Asia. The Diebold Group is a leading player in the Americas, whereas the Wincor

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Nixdorf Group is a leading player in Europe. These two regions are key drivers for innovation and digital transformation in the segments banking and retail. Diebold Inc. would benefit from the strong relationships of the Wincor Nixdorf Group with customers and suppliers in Europe, the Middle East and Asia while the strong service presence of the Combined Group will also benefit the retail business of the Wincor Nixdorf Group.

Therefore, both Diebold Inc. and Wincor Nixdorf AG expect that the business combination would create a geographically expanded business with opportunities for an amplified global presence, including entry into new markets. The complementary regional footprints of the Diebold Group and the Wincor Nixdorf Group and the complementary strengths in software, hardware and services would allow the Combined Group to provide customers with greater worldwide access to an integrated solution across the aforementioned product segments. Ultimately, the collective capabilities and established global market presence of the Combined Group will offer a broad range of services and software for its customer base and growth in both the software and services segments is expected to be accelerated by the business combination.

Diebold Inc. and Wincor Nixdorf AG are of the opinion, that, by leveraging innovative solutions and talent from both organizations, it will have the scale, strength and flexibility to better support its customers in the development of their own business. Furthermore, they anticipate significant cost efficiencies and synergy gains resulting from the business combination.

Diebold Inc. and Wincor Nixdorf AG believe that both companies show a common strategic focus on growing services and software, complementary offerings, a complementary geographic presence and complementary customer bases. Consequently, Diebold Inc. and Wincor Nixdorf AG expect the transaction to yield by the end of the third full year following the settlement of the Takeover Offer annual synergies of up to approximately $160 million, which are expected to arise, among others, through product consolidation, services rationalization in overlapping regions and better purchase conditions. In the current assessment, the Combined Group should achieve an operating margin adjusted for restructuring and non-routine items in excess of 9% by the end of the third full year post settlement. In addition, Diebold Inc. and Wincor Nixdorf AG expect that the transaction is accretive to earnings per share adjusted for restructuring and non-routine items in the second year.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Finally, Diebold Inc. and Wincor Nixdorf AG expect that the business combination will provide increased free cash flow, which may be used to pursue future key investments.

1.2	Limits and restrictions on cooperation in the current de facto corporate group

Due to the majority participation of Diebold KGaA, a de facto corporate group exists between Wincor Nixdorf AG and Diebold KGaA at the present time. Indirectly, this also applies to the relationship between Wincor Nixdorf AG and Diebold Inc. as Diebold Inc. is the sole general partner of Diebold KGaA and holds a participation of 100% of the shares in Diebold KGaA. In this de facto corporate group, Diebold KGaA and Diebold Inc. can exercise factual controlling influence over Wincor Nixdorf AG but the management board of Wincor Nixdorf AG continues to be under an obligation to manage the company on its own responsibility in accordance with Section 76 para. 1 of the Stock Corporation Act. The management board of Wincor Nixdorf AG must examine in each individual case all measures or transactions taken or omitted on the initiative or in the interest of Diebold KGaA or one of its affiliated companies in the Diebold Group with regard to whether it has adverse effects for Wincor Nixdorf AG. If such transactions or measures are adverse for Wincor Nixdorf AG, they may only be implemented if the adverse effect linked to the relevant transaction or measure is compensated by Diebold KGaA. The compensation for the adverse effect must either actually occur by the end of the fiscal year of Wincor Nixdorf AG in which the measure has been taken or omitted, i.e. in a short period of time, or the compensation must occur by granting a corresponding legal claim (Section 311 para. 2 of the Stock Corporation Act). Due to this legal situation, all measures and transactions of Wincor Nixdorf AG taken or omitted on the initiative or in the interest of Diebold KGaA or any of its affiliated companies in the Diebold Group must be examined in each individual case with regard to their exact effects on Wincor Nixdorf AG and any harm incurred and with regard to the duty to compensate.

Furthermore, all measures and transactions in a de facto corporate group which are taken on the initiative or in the interest of the controlling company or one of its affiliates must be reported annually in the so-called control report (Abhängigkeitsbericht) by the management board of the controlled company and the adverse effects must be quantified (Section 312 of the Stock Corporation Act). The control report (Abhängigkeitsbericht) must be examined both by the supervisory board as well as by the auditor of the controlled company (Sections 313, 314 of the Stock Corporation Act).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

These principles applicable to the de facto corporate group lead to a substantial expenditure of time and resources, especially on the side of the controlled company. Both the management board as well as other departments of Wincor Nixdorf AG (e.g., the legal department, the tax department or the internal audit) must be involved in every measure and every transaction of Wincor Nixdorf AG, whether with Diebold KGaA or with a third party, taken or omitted on the initiative or in the interest of Diebold KGaA or any of its affiliated companies in the Diebold Group, in order to assure compliance with the rules applicable to a de facto corporate group. This not only ties up resources at Wincor Nixdorf AG as the controlled company, but also leads to substantial delays in the intended cooperation between the Wincor Nixdorf Group and the Diebold Group. As a result, the fast and efficient implementation of management decisions that are in the common interest is impeded.

In addition, the quantification and compensation of any adverse effect to the controlled company results in great difficulties in de facto corporate groups. Such difficulties regularly arise in the context of transactions and measures which go beyond the mere exchange of performance and consideration (e.g., purchasing goods or rendering services) or for which a market price cannot be determined. Such measures are, for example, the exchange of know-how and business information. In practice, it is difficult in these situations, if not often impossible, to quantify and compensate any adverse effects or corresponding benefits of the controlled company. The consequence is that such measures are not possible with sufficient legal certainty in a de facto corporate group and can, if at all, only be carried out with a substantial effort for the examination and documentation thereof or may have to be avoided completely.

The implementation of extensive cooperation and an intensive exchange of information, however, are necessary in order to realize the intended benefits from further cooperation in the activities of the Wincor Nixdorf Group and the Diebold Group described in Section III.1.1. Without entering into a domination and profit-and-loss transfer agreement, these benefits can be realized within narrow limits at most.

1.3	Creation of a contractual corporate group by concluding the domination and profit-and-loss transfer agreement

These difficulties existing in a de facto corporate group are avoided if a domination and profit-and-loss transfer agreement is concluded as this creates a contractual basis for the intended close cooperation. In a contractual

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

corporate group, the provisions about specific compensation for adverse transactions and measures initiated by the controlling company or by one of its affiliated companies or taken or omitted in its interest do not apply. The controlling party to the contract especially has the right to directly issue instructions to the management board of the controlled company to take measures or engage in transactions in the interest of the controlling party to the contract or one of its affiliated companies. This is true even if such measures or transactions might be adverse for the controlled company when viewed on a stand-alone basis (Section 308 of the Stock Corporation Act), the adverse effects are not/cannot be compensated within the same fiscal year and/or an exact quantification of the adverse effect is not possible. This makes it possible to use resources more efficiently and also to implement those measures for cooperation for which the quantification of any adverse effect and any benefit associated with it is not possible with legal certainty. Measures by management can accordingly be focused towards the common interest of the affiliated companies without great effort being required to assess the impact of every measure on the controlled company. In addition, the expense for preparing and auditing the control report (Abhängigkeitsbericht) is avoided because such a report does not have to be prepared in a contractual corporate group.

The Agreement enables Diebold KGaA and Diebold Inc. to better control the intended cooperation with the Wincor Nixdorf Group in the common interest of the Combined Group. The Agreement will also facilitate the unimpeded exchange of information with regard to country specific market data, prices, calculations and customer data between Wincor Nixdorf AG and the Diebold Group.

Entering into the Agreement is the appropriate legal means to implement the intended comprehensive cooperation of the involved companies and is also used by other companies in comparable cases and is specifically intended by the law to be used for this purpose.

As a result of the combination of the domination agreement with a profit-and-loss transfer agreement, Diebold KGaA is also entitled to claim for transfer of profit against Wincor Nixdorf AG as of the fiscal year of Wincor Nixdorf AG beginning on October 1, 2016, provided that the Agreement will be registered by September 30, 2017 with the commercial register of Wincor Nixdorf AG. In exchange, under the Agreement Wincor Nixdorf AG receives a claim for assumption of losses for the period, for which the obligation to transfer profit exists, in the event that an annual loss of Wincor Nixdorf AG arises during the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

term of the contract. Contrary to the situation in a de facto corporate group, after entering into the Agreement, Wincor Nixdorf AG is no longer forced to rely on individual compensation for a potentially adverse impact suffered as a result of the exercise of influence and instead acquires by force of law a claim for full assumption of losses from Diebold KGaA regardless of the exercise of influence or other factors (see Section 302 of the Stock Corporation Act).

The interests of Wincor Nixdorf AG are also protected after entering into the Agreement by the fact that the right to issue instructions does not exist without limitation (on this point see also, Section IV.1.1 below). In particular, Wincor Nixdorf AG may not be deprived of the viability as a result of adverse instructions because the statutory provisions are based on the assumption of a continuing existence of the controlled company even for the time after any termination of the Agreement. Adverse instructions are also impermissible and do not trigger any duty to comply with them if they obviously do not serve the interests of the controlling company or any companies affiliated with the controlling company or the controlled company.

The Agreement establishes special protective mechanisms for outside Wincor Nixdorf Shareholders which are not available in a de facto corporate group: they receive a claim against Diebold KGaA for the duration of the Agreement for an adequate recurring compensation payment (see Section IV.1.4 for further detail), or they can transfer their shares to Diebold KGaA and cease to be shareholders of Wincor Nixdorf AG in exchange for payment of adequate exit compensation if they want to dispose of their Wincor Nixdorf Shares in light of the Agreement (see on this point the explanations in Section IV.1.5).

Additional security results from the fact that Diebold Inc., as the personally liable general partner of Diebold KGaA, is personally liable for its liabilities without limitation (Section 278 paras. 1 and 2 of the Stock Corporation Act in conjunction with Sections 161 para. 2, 128 et seq. of the German Commercial Code). This liability refers to all of the liabilities of Diebold KGaA and is not limited to a certain amount or to certain assets. Creditors of Diebold KGaA are not obliged to set up their claims against Diebold KGaA first, but may directly demand performance from Diebold Inc.

Furthermore, Diebold Inc. has issued a guarantee in favor of Wincor Nixdorf AG, according to which Diebold Inc., under certain conditions, is responsible for Diebold KGaA to meet its obligations resulting from or in connection with the Agreement, especially the payment of the Recurring Compensation Payment and the Exit Compensation (all of them as defined in Section IV.1.4 and IV.1.5) (see Section IV.1.8).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

2.	Tax reasons

Entering into a profit-and-loss transfer agreement within the meaning of Section 291 of the Stock Corporation Act enables the establishment of a consolidated tax group for purposes of corporate income tax (Körperschaftsteuer) and trade tax (Gewerbesteuer) (consolidated tax group for purposes of income tax (ertragsteuerliche Organschaft)) between Diebold KGaA as the parent company (Organträger) and Wincor Nixdorf AG as the subordinate company (Organgesellschaft).

The existence of a consolidated tax group for purposes of income tax furthermore requires, inter alia, that from the beginning of its fiscal year, the parent company continuously participates in the subordinate company to such an extent that it holds a majority of the voting rights of the subordinate company (Section 14 para. 1 sentence 1 no. 1 sentence 1 of the German Corporation Tax Act (Körperschaftsteuergesetz, “Corporation Tax Act”)) and that the participation is continuously attributable to a domestic permanent establishment of the parent company of the tax group for the entire term of the consolidated tax group (Section 14 para. 1 sentence 1 no. 2 sentence 4 of the Corporation Tax Act). The validity of the consolidated tax group for purposes of income tax also requires that the profit-and-loss transfer agreement is entered into for a period of at least five full years (60 months) (Section 14 para. 1 sentence 1 no. 3 sentence 1 of the Corporation Tax Act) and is actually implemented during the entire term of its validity.

The consolidated tax group for purposes of income tax will exist starting on October 1, 2016, based on the assumption that the Agreement is registered in the commercial register at the registered seat of Wincor Nixdorf AG by September 30, 2017. If the Agreement is only registered at a subsequent point in time, the consolidated tax group for purposes of income tax will only be established as of the beginning of that fiscal year of Wincor Nixdorf AG in which the registration takes place.

The consolidation does not eliminate the general tax obligations of Wincor Nixdorf AG. Wincor Nixdorf AG must determine its taxable profit under the general provisions separately from Diebold KGaA as in the past. For purposes of corporate income tax, the income of Wincor Nixdorf AG will be determined separately and uniformly and with binding effect for Diebold KGaA and

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Wincor Nixdorf AG. As a consequence of the creation of the consolidated tax group for purposes of income tax, however, the taxable income of Wincor Nixdorf AG – taking into account certain restrictions in the law – will be attributed to Diebold KGaA and will be taxed at the level of Diebold KGaA starting in that fiscal year in which the tax consolidation first exists. Nevertheless, 20/17 of the recurring compensation payments to outside shareholders of Wincor Nixdorf AG are subject to corporate income tax at the level of Wincor Nixdorf AG (Section 16 of the Corporation Tax Act).

The establishment of the consolidated tax group for purposes of income tax leads to a positive liquidity effect for Diebold KGaA because transfers of profit under commercial law of Wincor Nixdorf AG to Diebold KGaA in the context of the consolidated tax group are, contrary to distributions of profit, not subject to capital gains tax (Kapitalertragsteuerabzug) plus solidarity surcharge (Solidaritätszuschlag). If no profit-and-loss transfer agreement were entered into and the profit were distributed in the form of dividends, a crediting or reimbursement of the capital gains tax plus solidarity surcharge would generally only take place in the context of the assessment of corporate income tax (Körperschaftsteuerveranlagung) after filing the tax declaration for the tax period (Veranlagungszeitraum) in which the dividend was received. Furthermore, in the context of the consolidated tax group, a transfer of profit under commercial law, contrary to distribution of a dividend, is not subject to the fictive 5% prohibition on deducting business expenses (Betriebsausgabenabzugsverbot) under Section 8b para. 5 of the Corporation Tax Act.

In addition, the Parties are reviewing the prerequisites for establishing a consolidated tax group for VAT purposes in the context of entering into the domination and profit-and-loss transfer agreement. A consolidated tax group for VAT purposes would have the benefit that the exchange of goods and services between the Parties would be exempt from VAT.

3.	Alternatives

The management of Diebold KGaA and the management board of Wincor Nixdorf AG have examined alternatives to entering into a domination and profit-and-loss transfer agreement. They have concluded that no other structural measures are equally suitable for achieving the goals described above. In particular, the following other possibilities have been examined:

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.1	Entering into an isolated domination agreement or an isolated profit-and-loss transfer agreement

Entering into an isolated domination agreement is legally permissible. However, without entering into a profit-and-loss transfer agreement a consolidated tax group for purposes of income tax (ertragsteuerliche Organschaft) cannot be established. Further, an isolated domination agreement does not allow for the transfer of profits. The intended tax benefits as well as the liquidity advantage resulting from the transfer of profits would accordingly not be achievable by concluding an isolated domination agreement.

Entering into an isolated profit-and-loss transfer agreement would also be legally permissible. However, this would not be a sufficient legal basis for the intended comprehensive cooperation between Wincor Nixdorf AG and the Diebold Group. As has been described, close cooperation in a legally safe manner is only possible if the existing de facto corporate group is placed on a contractual basis by means of a domination agreement, which procures a right to issue instructions (see Section III.1.1-1.3). An optimized structure of the corporate group in terms of the tax situation and the control structures can only be achieved when both elements are combined.

For this reason, the Parties intend to implement the domination and profit- and loss transfer agreement. This kind of agreement appropriately takes into account the interests of outside Wincor Nixdorf Shareholders by way of Recurring Compensation (as defined below) and Exit Compensation (as defined below) and is a proven instrument in the practice of German Stock Corporation law.

3.2	Entering into a domination and profit-and-loss transfer agreement with Diebold Inc.

Entering into a domination and profit-and-loss transfer agreement between Diebold Inc. and Wincor Nixdorf AG is not an option because this would not establish a consolidated tax group for purposes of income tax (ertragsteuerliche Organschaft). A netting of profits and losses with a US parent company would only be possible if, unlike in the present case, the requirements for attributing the participation in the group company and the income of the group company to a domestic permanent establishment were met. Entering into a domination and profit-and-loss transfer agreement between Wincor Nixdorf AG and Diebold Inc. would therefore not have had the intended income tax benefits.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.3	Exclusion of the minority shareholders (squeeze-out)

Excluding the minority shareholders of Wincor Nixdorf AG pursuant to Sections 327a et seq. of the Stock Corporation Act (so-called squeeze-out under Stock Corporation Act, aktienrechtlicher Squeeze-out) would not be possible at the present time because the participation of Diebold KGaA in Wincor Nixdorf AG does not reach the required statutory level of at least 95% of the share capital. The same applies to the so-called squeeze-out pursuant to the German Takeover Act (WpÜG) (übernahmerechtlicher Squeeze-out) pursuant to Sections 39a et seq. of the German Takeover Act (WpÜG).

This applies similarly to an exclusion of minority shareholders pursuant to Section 62 para. 5 of the German Transformation Act (Umwandlungsgesetz) in connection with Sections 327a et seq. of the Stock Corporation Act after a merger (so-called squeeze-out pursuant to the German Transformation Act (Umwandlungsgesetz), umwandlungsrechtlicher Squeeze-out) which would require a participation of 90% of the share capital in Wincor Nixdorf AG.

Apart from that, the legal restrictions described in Section III.1.2 resulting from a de facto corporate group would also exist in the case of a 100% shareholding of Diebold KGaA in Wincor Nixdorf AG without the Agreement as long as Wincor Nixdorf AG has the legal form of a stock corporation or a European Company (Societas Europaea) with its seat in Germany. A consolidated tax group for purposes of income tax (ertragsteuerliche Organschaft) could also not be established without entering into a profit-and-loss transfer agreement.

3.4	Integration

Integration into a corporate group by way of absorption (Sections 319 et seq. of the Stock Corporation Act) (Eingliederung) is precluded in the present case. Diebold KGaA does not have the level of shareholding of at least 95% of the share capital in Wincor Nixdorf AG as required for an absorption (Section 320 para. 1 sentence 1 of the Stock Corporation Act). Moreover, according to the prevailing view in legal publications, the integration would require that both participants are German stock corporations (Aktiengesellschaften) or European Companies (Societas Europaea) with their registered seats in Germany. Presumably, the integration of Wincor Nixdorf AG would therefore not be permissible without the transformation of Diebold KGaA into a German stock corporation (Aktiengesellschaft) or European Company (Societas Europaea) with its registered seat in Germany.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.5	Merger

A merger of Diebold KGaA into Wincor Nixdorf AG (so-called “downstream merger”) is also precluded as an alternative structure, just as a merger of Wincor Nixdorf AG into Diebold KGaA (so called “upstream merger”) is precluded.

A downstream merger of Diebold KGaA into Wincor Nixdorf AG is not a suitable alternative, because Diebold KGaA would cease to exist as a separate legal entity. Such a measure would also not change the requirement for a domination and profit-and-loss transfer agreement in order to implement the desired integration of Wincor Nixdorf AG into the Diebold Group. Wincor Nixdorf AG would then have to enter into a domination and profit-and-loss transfer agreement with Diebold Inc. This would lead to a cross-border domination and profit-and-loss transfer agreement, which does not have the advantageous tax effects of the desired consolidated tax group described in Section III.2.

An upstream merger is also not a suitable alternative. In this situation, the outside Wincor Nixdorf Shareholders would obtain a participation in Diebold KGaA. Since a listing on the stock exchange is not intended for the shares in Diebold KGaA, this would result in the loss of the listing of the Wincor Nixdorf Shares on the stock exchange, which would in turn adversely affect the ability to trade the Wincor Nixdorf Shares.

3.6	Change of legal form

A transformation of Wincor Nixdorf AG into a different corporate form or a partnership is also not an option.

A change in corporate form would not help to establish the desired consolidated tax group (see Section III.2). Furthermore, even a transformation into a partnership limited by shares (Kommanditgesellschaft auf Aktien) would not affect the applicability of the rules on the de facto corporate group and, accordingly, would not change the disadvantages existing compared to a situation with a domination and profit-and-loss transfer agreement (see Sections III.1.2 and III.1.3). After a transformation into a limited liability company (Gesellschaft mit beschränkter Haftung) or a partnership (Personengesellschaft), instructions in the interest of the corporate group would still have to be examined in each individual case with regard to whether they have an adverse impact on Wincor Nixdorf AG as described in Section III.1.2. The fiduciary duty of the controlling company existing as a result of membership (mitgliedschaftliche Treuepflicht) would likewise have to be observed in the relationship to a limited liability company or a partnership so that the implementation of adverse measures would be problematic.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

4.	Conclusion

Wincor Nixdorf AG and Diebold KGaA believe that a close cooperation between the involved companies after the Agreement takes effect will strengthen the strategic development and expansion of the Diebold Group into a premium service and software company and enable it to achieve synergies, inter alia through product consolidation, the rationalization of services in overlapping regions as well as improved purchase conditions.

Entering into a domination and profit-and-loss transfer agreement allows to overcome the restrictions of a de facto corporate group (see Section III.1) and to establish a consolidated tax group for purposes of corporate income tax and trade tax (see Section III.2). The creation of a contractual corporate group thus expands and reinforces the possibilities for cooperation between the two companies and ensures greater flexibility, faster and more efficient decision-making and cost savings, particularly through elimination auditing and documentation requirements, in comparison with a de facto corporate group.

In light of the above, a domination and profit-and-loss agreement provides a sufficient legal basis for the intended integration of Wincor Nixdorf AG into the Diebold Group.

IV.	DOMINATION AND PROFIT-AND-LOSS TRANSFER AGREEMENT

1.	Explanation of the content of the contract

The individual provisions of the Agreement, the final draft of which is attached to this Report, are explained below.

1.1	Managerial control (Article 1 of the Agreement)

Article 1 of the Agreement contains the constitutive provision for a domination agreement under which Wincor Nixdorf AG, as the controlled company, submits the management of its company to Diebold KGaA as the controlling company. Diebold KGaA is accordingly entitled to issue general as well as case-by-case instructions to the management board of Wincor Nixdorf AG with regard to the management of the company (Article 1 para. 1 of the Agreement). Notwithstanding this right to issue instructions, Wincor Nixdorf

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

AG will continue to be a legally independent company with its own corporate bodies. Accordingly, the management board of Wincor Nixdorf AG continues to be responsible for the management and the representation of the company. To the extent no instructions have been issued, the management board of Wincor Nixdorf AG is entitled to and must manage the company on its own responsibility.

The scope of the right to exercise managerial control and the right to issue instructions is governed primarily by Section 308 of the Stock Corporation Act. The management board of Wincor Nixdorf AG is required to comply with permissible instructions of Diebold KGaA (Article 1 para. 2 of the Agreement). Pursuant to Section 308 para. 1 sentence 2 of the Stock Corporation Act, instructions which are disadvantageous for Wincor Nixdorf AG can also be issued if they serve the interests of Diebold KGaA or the companies affiliated with Diebold KGaA and Wincor Nixdorf AG in the corporate group. The management board of Wincor Nixdorf AG is not entitled to refuse to comply with an instruction unless the instruction obviously does not serve these interests. The management board does not have to follow any impermissible instructions, e.g., instructions which would violate statutory provisions or provisions in the articles of association of Wincor Nixdorf AG. Instructions which endanger the existence of Wincor Nixdorf AG are impermissible as well. In the opinion of the Parties, a controlled company is also not required to comply with instructions if and as long as the controlling company does not fulfil its obligations under the domination and profit-and-loss transfer agreement to assume losses or to the extent that the controlling company will most likely not be able to comply with this obligation (with regard to the right of the controlled company to terminate see Section IV.1.7.4). Furthermore, instructions to amend, maintain or terminate the Agreement can also not be issued pursuant to Section 299 of the Stock Corporation Act (Article 1 para. 1 sentence 3 of the Agreement).

The right of managerial control and the right to issue instructions only exists towards the management board but not towards the supervisory board, the general shareholders’ meeting or employees of Wincor Nixdorf AG and also not towards the corporate bodies or employees of any subsidiary of Wincor Nixdorf AG. If the management board of Wincor Nixdorf AG is instructed to engage in a transaction which requires the consent of the supervisory board and if the supervisory board does not consent or if the consent is not issued within a reasonable period of time, the consent of the supervisory board can be substituted in accordance with Section 308 para. 3 of the Stock Corporation Act by repeating the instruction. The participation rights of the general shareholders’ meeting of Wincor Nixdorf AG are not affected by the Agreement.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Any instruction must be issued in text form within the meaning of Section 126 b of the German Civil Code (Bürgerliches Gesetzbuch, BGB), e.g., by telefax or email (Article 1 para. 3 sentence 1 of the Agreement)., If the instructions are issued orally, they shall be confirmed in text form without undue delay.

Pursuant to Section 294 para. 2 of the Stock Corporation Act, and Article 7 para. 2 of the Agreement, the right of Diebold KGaA to issue instructions and the corresponding duty of Wincor Nixdorf AG to comply with Article 1 of the Agreement exist only after the Agreement has become effective as a result of its registration in the commercial register of Wincor Nixdorf AG (see Section IV.1.7.2).

1.2	Transfer of profit (Article 2 of the Agreement)

Article 2 of the Agreement contains the constitutive provision for a profit-and -loss transfer agreement under which Wincor Nixdorf AG is required to transfer its entire profit to Diebold KGaA during the term of the Agreement (Article 2 para. 1 sentence 1 of the Agreement). With regard to the scope of the profit to be transferred – subject to an establishment or a dissolution of reserves under Article 2 para. 2 of the Agreement – Article 2 para. 1 sentence 2 of the Agreement refers to the statutory provision in Section 301 of the Stock Corporation Act as amended from time to time. Based on the current version of Section 301 of the Stock Corporation Act, that profit must be transferred which would arise as annual profit if no profit transfer arrangements were in place, as reduced by any loss carry forward from the previous year and by the amount which must be allocated to the statutory reserve pursuant to Section 300 of the Stock Corporation Act and the amount which is blocked from distribution under Section 268 para. 8 of the German Commercial Code. The amount which must be allocated to the statutory reserve is assessed in accordance with Section 300 no. 1 of the Stock Corporation Act and depends on the amount of the share capital, the annual profit and the amount already allocated to the statutory reserve. At the present time, the statutory reserve of Wincor Nixdorf AG has been established in the full amount. The allocation of additional amounts under Section 300 no. 1 of the Stock Corporation Act is not required when the statutory reserve has been established in full.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The distribution barrier (Ausschüttungssperre) pursuant to Section 268 para. 8 sentence 1 of the German Commercial Code applies if intangible assets created by the company itself are capitalized as fixed assets in the balance sheet (Section 248 para. 2 sentence 1 of the German Commercial Code). In this event, profits can only be distributed to the extent that freely available reserves plus a profit carry forward and minus any loss carry forward correspond after the distribution at least to the total recorded value of the internally generated intangible assets minus the deferred tax liabilities established for this purpose. If deferred tax assets are capitalized in the balance sheet (Section 274 para. 1 sentence 2 of the German Commercial Code), after the distribution of profits the freely available reserves plus a profit carry forward and minus any loss carry forward must at least correspond to the deferred tax assets minus the deferred tax liabilities (Section 268 para. 8 sentence 2 of the German Commercial Code). In the case of assets which cannot be accessed by any creditor and which serve exclusively to fulfil pension obligations or comparable long-term obligations (Section 246 para. 2 sentence 2 of the German Commercial Code), after the distribution of profits the freely available reserves plus a profit carry forward and minus any loss carry forward pursuant to Section 268 para. 8 sentence 3 of the German Commercial Code must therefore at least correspond to the difference between the total of the present value (Zeitwerte) for these assets shown in the balance sheet minus the deferred tax liabilities established therefore and the procurement costs of these assets. The term “freely available reserves” includes both profit reserves as well as specific capital reserves. Profit reserves which can be distributed without any statutory provisions or provisions in the articles of association limiting such distribution as well as the freely available capital reserve under Section 272 para. 2 no. 4 of the German Commercial Code must be taken into account when determining the maximum amount that can be distributed.

The amount to be transferred as profit according to Article 2 para. 1 of the Agreement is reduced pursuant to Article 2 para. 2 sentence 1 of the Agreement if and to the extent Wincor Nixdorf AG, with the written approval of Diebold KGaA, allocates amounts from the annual profit arising without the profit transfer to other profit reserves (Section 272 para. 3 sentence 2 of the German Commercial Code). With regards to the consolidated tax group for income tax purposes (see Section IV.1.7.4), the allocation to these other profit reserves is only recognized to the extent that there is economic justification for this under a reasonable commercial assessment (Section 14 para. 1 sentence 1 no. 4 of the Corporation Tax Act). Article 2 para. 2 sentence 1 of the Agreement takes this standard into account. If amounts are allocated to other

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

profit reserves (Section 272 para. 3 sentence 2 of the German Commercial Code) during the contractual period, these amounts can, according to Article 2 para. 2 sentence 2 of the Agreement, be withdrawn from the other profit reserves and transferred as profit (Section 301 sentence 2 of the Stock Corporation Act).

Furthermore, Article 2 para. 2 sentence 3 of the Agreement stipulates that other reserves or a profit carry forward resulting from the time prior to the beginning of the Agreement cannot be transferred as profit or used to offset any annual loss. The term “other reserves” includes all reserves according to Section 272 of the German Commercial Code with the exception of other profit reserves that have been established during the term of the Agreement. Therefore, the statutory reserve, reserves in accordance with the articles of association as well as the capital reserves are excluded from contractual transfer regardless of when they were established. Likewise, other profit reserves within the meaning of Section 272 para. 3 sentence 2 of the German Commercial Code that have been established in the time prior to the beginning of the Agreement are excluded from transfer. This provision corresponds to the requirements of Section 301 of the Stock Corporation Act and the decisions of the highest courts on the use of reserves in the context of a domination and profit-and-loss transfer agreement.

The obligation to transfer profit applies for the first time to the entire profits generated in the fiscal year of Wincor Nixdorf AG in which the Agreement becomes effective upon registration with the commercial register at the registered seat of Wincor Nixdorf AG pursuant to Article 7 para. 2 of the Agreement. Hence, if registration occurs after September 30, 2016 and by September 30, 2017, the obligation to transfer profit applies for the first time for the entire profit generated in the fiscal year that begins on October 1, 2016. The obligation is in each case due upon approval of the respective annual financial statement of Wincor Nixdorf AG.

1.3	Assumption of losses (Article 3 of the Agreement)

Article 3 para. 1 of the Agreement stipulates the obligation of Diebold KGaA to assume the losses of Wincor Nixdorf AG pursuant to Section 302 of the Stock Corporation Act in its respectively valid version. Pursuant to Section 302 para. 1 of the Stock Corporation Act in its current form, this means that Diebold KGaA must compensate for any annual loss that would arise otherwise during the term of the Agreement, i.e., that would arise if no obligation to assume the losses was in existence. The obligation to assume

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

losses does not exist to the extent that the annual loss is offset by amounts being withdrawn from the other profit reserves (Section 272 para. 3 sentence 2 of the German Commercial Code) which have been allocated to the profit reserves during the term of the Agreement.

The obligation to assume losses ensures that the equity capital of Wincor Nixdorf AG as accounted for at the time the Agreement becomes effective will not deplete during the term of the Agreement. This obligation to assume losses therefore serves to secure the financial interests of Wincor Nixdorf AG, its shareholders and its creditors during the existence of the Agreement.

Pursuant to Article 3 para. 2 of the Agreement, the obligation to assume losses applies for the first time for the entire fiscal year of Wincor Nixdorf AG in which the Agreement becomes effective upon registration with the commercial register at the registered office of Wincor Nixdorf AG (see on this point Article 7 para. 2 of the Agreement). If the Agreement is registered after September 30, 2016 and by September 30, 2017, the obligation therefore exists for any potential loss in the fiscal year ending September 30, 2017. The obligation is in each case due at the end of the respective fiscal year of Wincor Nixdorf AG.

In the event that the Agreement is ended during a fiscal year, and specifically in the event of termination for cause (wichtiger Grund) (see Section IV.1.7.4), Diebold KGaA is, pursuant to Section 3 para. 3 of the Agreement, required to assume the deficit of Wincor Nixdorf AG, as shown in the balance sheet to be drawn up for the date of the effectiveness of the termination.

1.4	Recurring Compensation (Article 4 of the Agreement)

As soon as the Agreement becomes effective, an obligation is then triggered under Section 304 para. 1 of the Stock Corporation Act to grant adequate recurring compensation to the outside Wincor Nixdorf Shareholders. In order to fulfil this obligation, Diebold KGaA makes an undertaking to the outside Wincor Nixdorf Shareholders that it will pay a fixed annual recurring cash compensation (“Recurring Compensation Payment” or “Recurring Compensation”) for the term of the Agreement.

After the profit transfer obligation becomes effective pursuant to Article 2 of the Agreement, thus for the first time for the fiscal year of Wincor Nixdorf AG in which the existence of Agreement is registered with the commercial register, Wincor Nixdorf AG will generally no longer record any balance sheet profit (aside from any profit from the liquidation of reserves which are not subject to

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

the contractual profit transfer or a net profit due to a pre-contractual profit carried forward). Therefore, the possibility of the Wincor Nixdorf Shareholders to resolve upon the appropriation of any balance sheet profit generally ceases to exist as of that point in time. As compensation for the loss of their dividend entitlement, Article 4 para. 1 of the Agreement provides for an obligation on the part of Diebold KGaA to grant an adequate Recurring Compensation Payment to the outside Wincor Nixdorf Shareholders. The obligation to grant the Recurring Compensation Payment relates to the period for which a profit transfer pursuant to article 2 of the Agreement is effective and exists for the duration of the Agreement. The Recurring Compensation Payment is due, pursuant to Article 4 para. 2 sentence 5 of the Agreement, on the first banking day following the ordinary general shareholders’ meeting of Wincor Nixdorf AG for the previous fiscal year, but at the latest eight months after expiration of this fiscal year.

1.4.1	Type of Recurring Compensation

The following outline summarizes certain considerations in connection with the type of Recurring Compensation:

(i)	Legal basis

If there is an isolated domination agreement, then this must guarantee to the outside shareholders as adequate compensation a certain annual share of profit (Section 304 para. 1 sentence 2 of the Stock Corporation Act). Should the parties conclude an isolated profit-and-loss transfer agreement, by contrast, it must provide for adequate compensation by a recurring compensation payment (Section 304 para. 1 sentence 1 of the Stock Corporation Act). In the event of a combined domination and profit-and-loss transfer agreement, the obligation to a recurring compensation payment substitutes the obligation to guarantee a certain annual share of profit in all business years where the profit-and-loss transfer agreement exists alongside the domination agreement. The recurring compensation payment must consist of a recurring payment of cash to the outside shareholders for each share (Section 304 para. 1 sentence 1 of the Stock Corporation Act). The Stock Corporation Act differentiates between two types of recurring compensation (see sub-Sections (a) and (b) below)

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(a)	Fixed recurring compensation

In any event, the Recurring Compensation can be warranted as an annually recurring payment of a fixed amount in cash. If the Agreement provides for a fixed recurring compensation, the recurring compensation payment must correspond to the amount which could – according to the earnings position of the controlled company to date and its future prospects for earnings, taking into account reasonable depreciation and adjustments in value but without establishing other profit reserves – most likely be allocated to the individual share as an average share in the profits, i.e. as profit able to be distributed under commercial law (Section 304 para. 2 sentence 1 of the Stock Corporation Act).

(b)	Variable recurring compensation

If the other contracting party, i.e. the controlling company, is a German stock corporation (Aktiengesellschaft) or a European Company (Societas Europaea) with its seat in Germany or a partnership limited by shares (Kommanditgesellschaft auf Aktien), a variable recurring compensation which is based on the profit of the other contracting party can alternatively be promised as recurring compensation payment. In that case, the variable recurring compensation must correspond to the amount which accrues to shares of the controlling company as a share in the profit based on the establishment of a reasonable conversion ratio (Section 304 para. 2 sentence 2 and 3 of the Stock Corporation Act).

Even if a variable recurring compensation would be legally possible in specific instance, the Agreement does not have to provide for a fixed recurring compensation and, alternatively, an additional variable recurring compensation. Rather, the Parties can decide in favor of one or the other type of recurring compensation also in this situation.

(ii)	Reasons for determining a fixed Recurring Compensation

The Agreement between Wincor Nixdorf AG and Diebold KGaA provides for a fixed annual Recurring Compensation. The reasons for this are primarily as follows:

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Diebold KGaA as the controlling company is a partnership limited by shares and therefore, in principle, the payment of a variable recurring compensation based on the profit of Diebold KGaA could have been provided for. However, in this case, a fixed recurring compensation has been provided for as such a variable recurring compensation based on the profit of Diebold KGaA would not be suitable to ensure the outside Wincor Nixdorf Shareholders’ right to receive adequate recurring compensation. As the participation in Wincor Nixdorf AG is by far the most valuable current asset of Diebold KGaA, the Wincor Nixdorf Shareholders would thus economically receive a recurring compensation that is based on the profit of Wincor Nixdorf AG only. Diebold KGaA could in fact exercise its managerial control over Wincor Nixdorf AG on the basis of the Agreement in a way that reduces profits of Wincor Nixdorf AG. This would in consequence also lead to a lower recurring compensation for the outside Wincor Nixdorf Shareholders.

Even when, as proposed by parts of the legal literature, the variable recurring compensation would be calculated based on the profit of Diebold Inc. as the group parent company rather than on the profit of Diebold KGaA, such calculation method would have substantial disadvantages compared to the determination of a fixed recurring compensation:

The calculation of a variable recurring compensation would require a valuation of Diebold Inc. and all of its affiliated companies. This would have caused significant additional efforts in the preparation of the Agreement. Furthermore, risks would arise due to the currency fluctuations of U.S. dollars and Euros, as Diebold Inc. is a company based in the United States.

In case of a variable recurring compensation, the outside shareholders of Wincor Nixdorf AG would be guaranteed a share of the actual distributed profit of Diebold Inc., which – in case of a merger of Wincor Nixdorf AG and Diebold Inc. based on an adequate conversation ratio – would be attributable to the shares of the outside shareholders as shareholders of the (fictitious) legal entity resulting from such merger. The variable recurring compensation would therewith depend on the controlling company’s dividend and reinvestment policy, respectively. In this context, the German Federal Constitutional Court (Bundesverfassungsgericht) (order of

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

September 8, 1999, case no. 1 BvR 301/89), ruled that the outside shareholders are at least to be protected from an “abusive dividend policy” (missbräuchliche Dividendenpolitik) as well as an “abusive profit retention” (missbräuchliche Gewinnthesaurierung). However, clear rules as to when the controlling company’s dividend and reinvestment policy shall be considered with legal certainty as “abusive” do not exist. This legal uncertainty can be avoided by the agreement of a fixed recurring compensation.

1.4.2	Determination of the Recurring Compensation as gross payment, amount of the Recurring Compensation

Pursuant to Article 4 of the Agreement, Diebold KGaA grants to the outside Wincor Nixdorf Shareholders a Recurring Compensation for the term in which the Agreement is effective. The amount as well as the determination of the adequate Recurring Compensation are explained and substantiated in more detail in the following and in Section V.2.

(i)	Amount of the Recurring Compensation

Article 4 para. 1 in conjunction with Article 4 para. 2 of the Agreement provides the payment of a Recurring Compensation per Wincor Nixdorf Share in the amount of €2.85 (corresponding to an amount of €3.17 before current corporate tax and the solidarity surcharge) for each full fiscal year of Wincor Nixdorf AG. Each year, this amount will become due in full as no balance sheet profit will be reported any longer after the obligation to transfer profit has become effective (aside from any profit from the liquidation of reserves which are not subject to the contractual profit transfer or a net profit due to a pre-contractual profit carried forward), and Wincor Nixdorf Shareholders will have no longer the possibility to decide about the appropriation of the balance sheet profit.

(ii)	Adjustment mechanism for the Recurring Compensation

When determining the Recurring Compensation pursuant to article 2 of the Agreement, the Parties took into consideration the case law of the Federal Supreme Court of Justice (Bundesgerichtshof, “BGH”) (order of July 21, 2003, case no. II ZB 17/01 – “Ytong”). In this ruling, the BGH decided that outside shareholders must be granted a recurring compensation for purposes of Section 304 para. 1 sentence 1, para. 2 sentence 1 and 2 of the Stock Corporation Act that corresponds to the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

gross share in the likely distributable profit from which, in a second step, the burden of corporate income tax in the respective statutory amount must then be deducted. This calculation method shall ensure that a decrease in the corporate income tax rate compared to the rate at the time of the effective date of the valuation will not lead to an unjustified benefit of the other contracting party (the controlling company) at the expense of the outside shareholders. Conversely, in the case of a tax increase this calculation method shall avoid an unjustified benefit for the outside shareholders at the expense of the other contracting party (the controlling company). These principles are also applicable accordingly to the solidarity surcharge levied as a surcharge on the corporate income tax.

Based on the above described principles of the Federal Supreme Court of Justice, the fixed Recurring Compensation in the form of the Recurring Compensation Payment must be determined as a share in the gross profit per Wincor Nixdorf Share (Bruttoausgleichsbetrag, “Gross Compensation Amount”), of which the corporate income tax together with the solidarity surcharge must be deducted at the rates that are applicable for the respective fiscal year for which a Recurring Compensation is paid (Nettoausgleichsbetrag, “Net Compensation Amount”), whereby this deduction is to be effected only on any portion of the Gross Compensation Amount from profits which are subject to German corporate income tax. This ensures that any change in the corporate income tax rate or the solidarity surcharge will result in a corresponding adjustment of the Net Compensation Amount. Consequently, Article 4 para. 2 of the Agreement provides for a variable provision with respect to corporate income tax and solidarity surcharge.

Based on the circumstances at the time of signing of this Report, a total of €3.17 per Wincor Nixdorf Share corresponding to the 15% corporate income tax plus 5.5% solidarity surcharge must be deducted from the Gross Compensation Amount in the amount of €0.32 per Wincor Nixdorf Share. Based on the circumstances at the time of signing of this Report, this results in a Recurring Compensation of €2.85 per Wincor Nixdorf Share for each full fiscal year of Wincor Nixdorf AG.

The mechanism for the potential adjustment of the Recurring Compensation in the case of future changes of the tax rate will be explained using the following example: If the corporate income tax

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

decreases by one percentage point (from 15.0% to 14.0%), the provision in Article 4 para. 2 of the Agreement has the effect that the current deduction of €0.32 per Wincor Nixdorf Share for corporate income tax and the solidarity surcharge will be reduced by an amount of €0.02 (1.0% plus 5.5% solidarity surcharge and, together, 1.055% of a portion of the Gross Compensation Amount from profits which is subject to German corporate income tax). This increases the Net Compensation Amount of €2.85 per Wincor Nixdorf Share by an amount of €0.02 to €2.87 per Wincor Nixdorf Share. On the other hand, an increase in the corporate income tax by one percentage point would lead to a reduction of the Net Compensation Amount from €2.85 per Wincor Nixdorf Share by €0.02 to €2.83 per Wincor Nixdorf Share.

Article 4 para. 2 sentence 4 of the Agreement provides that any withholding tax (such as capital gains tax (Kapitalertragsteuer)) will be withheld from the Net Compensation Amount to the extent required by law. This also applies to the solidarity surcharge charged as a supplementary tax. For details on this issue reference is made to Sections IV.4.1 and IV.4.2.

(iii)	Contingency upon the base interest rate at the time of the extraordinary shareholders’ meeting of Wincor Nixdorf AG

The determinative date for the determination of the enterprise valuation and the determination of the adequate Recurring Compensation is the scheduled date of the annual general shareholders’ meeting of Wincor Nixdorf AG which will vote on the Agreement, i.e. September 26, 2016.

The aforementioned statements as to the amount and determination of the adequate Recurring Compensation, including the adjustment mechanism, are based on the base interest rate as of the date of signing of this Report of 0.70%. The base interest rate forms part of the discount rate which is relevant for the enterprise valuation. The base interest rate is determined according to the customary local interest rate for a (quasi) risk-free capital market investment, i.e. in the Federal Republic of Germany generally the interest rate for government bonds. Regarding further details of the base interest rate, reference is made to the Valuation Report of PwC, in particular no. 315 et seqq. (Annex 5).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

In the current market environment, it cannot be ruled out that the base interest rate will change in a relevant scope for the calculation of the Recurring Compensation requiring adaption between the date of this Report and the date of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled on September 26, 2016.

In the event that at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, the base interest rate will be 0.6%, the Agreement will stipulate a Recurring Compensation per Wincor Nixdorf Share in the amount of presently €2.83 (this corresponds to an amount of €3.15 before current corporate income tax and solidarity surcharge). The gross amount contains an amount of €1.98 attributable to profits chargeable with German corporate income tax (plus solidarity surcharge) and of which, according to the conditions at the time of this Report, a total of €0.31 (rounded) per Wincor Nixdorf Share will have to be subtracted.

In the event that at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, the base interest rate will be 0.5%, the Agreement will stipulate a Recurring Compensation per Wincor Nixdorf Share in the amount of presently €2.82 (this corresponds to an amount of €3.13 before current corporate income tax and solidarity surcharge). The gross amount contains an amount of €1.97 attributable to profits chargeable with German corporate income tax (plus solidarity surcharge) and of which, according to the tax conditions at the time of this Report, a total of €0.31 per Wincor Nixdorf Share will have to be subtracted.

In the event that at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, the base interest rate will be 0.8%, the Agreement will stipulate a Recurring Compensation per Wincor Nixdorf Share in the amount of presently €2.87 (this corresponds to an amount of €3.18 before current corporate income tax and solidarity surcharge). The gross amount contains an amount of €2.01 attributable to profits chargeable with German corporate income tax (plus solidarity surcharge) and of which, according to the tax conditions at the time of this Report, a total of €0.32 (rounded) per Wincor Nixdorf Share will have to be subtracted.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

For the purpose of determining the adequate Recurring Compensation at a base interest rate of 0.7%, on the one hand, and 0.6%, 0.5% and 0.8%, on the other hand, reference is also made to 400 et seqq. of the Valuation Report (Annex 5).

In the current market environment it further cannot be ruled out that the base interest rate may even decrease below 0.5% or increase above 0.8%. Such a change in interest rate levels would affect the calculation of the Recurring Compensation beyond the scenarios described above. The effect of a change of the base interest rate between the day of this Report and the day of the shareholders’ meeting of Wincor Nixdorf AG on the determination of the adequate Recurring Compensation are described in more detail under no. 408 of the Valuation Report (Annex 5) and to be agreed upon mutually between the Parties.

1.4.3	Other explanations on Article 4 of the Agreement

The Recurring Compensation Payment is granted starting from the fiscal year of Wincor Nixdorf AG in which the Agreement becomes effective pursuant to Article 7 para. 2 of the Agreement (Article 4 para. 3 of the Agreement). Should the Agreement become effective by September 30, 2017, there shall be – on the basis of the current fiscal year – an obligation for the 2016/2017 fiscal year to transfer profit from October 1, 2016 onwards. If the Agreement only becomes effective in a subsequent year, then the obligation to transfer profit shall only apply from said subsequent fiscal year onwards.

Once the obligation to transfer profits becomes effective, the outside Wincor Nixdorf Shareholders have no claim for a dividend unless a balance sheet profit exists or is created from reserves or a profit carry forward from the time prior to the beginning of the Agreement and the general shareholders’ meeting resolves a distribution of such balance sheet profit.

If the Agreement ends during the course of a fiscal year of Wincor Nixdorf AG or if a Recurring Compensation must be paid for a partial fiscal year of Wincor Nixdorf AG that lasts for less than twelve months, the Recurring Compensation for this fiscal year is reduced proportionally (Article 4 para. 4 of the Agreement). This takes into account the circumstance that the fixed amount of the Recurring Compensation is assessed on the basis of a period of twelve months, i.e. a full fiscal year.

Article 4 para. 5 sentence 1 of the Agreement governs the adjustment of the Recurring Compensation in the event of a capital increase by Wincor Nixdorf AG from the company’s own funds. If new Wincor Nixdorf Shares are issued on the occasion of a capital increase from the company’s own funds, the Gross

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Compensation Amount per Wincor Nixdorf Share is reduced to such an extent that the total amount of the Gross Compensation Amount remains the same. The change in the number of Wincor Nixdorf Shares held by an outside Wincor Nixdorf Shareholder resulting from a capital increase using the company’s own funds therefore does not affect the total amount of the Recurring Compensation to which the Wincor Nixdorf Shareholder is entitled. This is appropriate because a capital increase using the company’s own funds, i.e. the conversion of profit or certain capital reserves into share capital, does not influence the value and the earning power of the company, and because the new Wincor Nixdorf Shares resulting from the capital increase using the company’s own funds are issued to the Wincor Nixdorf Shareholders without consideration. This also corresponds to the statutory provision in Section 216 para. 3 of the Stock Corporation Act under which the economic content of contractual relationships of the company to third parties is not affected by a capital increase using the company’s own funds. If no new Wincor Nixdorf Shares are issued in the context of the capital increase using the company’s own funds, an adjustment of the Recurring Compensation is not required.

If the share capital of Wincor Nixdorf AG is increased by issuing new Wincor Nixdorf Shares against cash contributions or contributions in kind, the claim to the Recurring Compensation also extends to the newly created Wincor Nixdorf Shares resulting from the capital increase. Article 4 para. 5 sentence 2 of the Agreement ensures that not only the claims to Recurring Compensation of the previous outside Wincor Nixdorf Shareholders remain unaffected but also that new outside Wincor Nixdorf Shareholders are treated equally in the case of such increases in the share capital of Wincor Nixdorf AG.

Article 4 para. 6 of the Agreement serves the purpose of protection and ensures the non-discriminatory treatment of all outside Wincor Nixdorf Shareholders. If a Wincor Nixdorf Shareholder claims that the offered Recurring Compensation is set too low, the Wincor Nixdorf Shareholder can request from the court in appraisal proceedings (Spruchverfahren) pursuant to Section 1 no. 1 of the German Act on Appraisal Proceedings (Spruchverfahrensgesetz, “Appraisal Proceedings Act”), that the court determine the adequate Recurring Compensation Payment. The provision in Article 4 para. 6 sentence 1 of the Agreement grants to all outside Wincor Nixdorf Shareholders a claim for an increase of the received Recurring Compensation Payments if appraisal proceedings take place and if the court sets a higher Recurring Compensation Payment in an order which can no longer be appealed (rechtskräftig). The same applies pursuant to Article 4 para. 6 sentence 2 of the Agreement if Diebold KGaA commits itself against an outside Wincor Nixdorf

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Shareholder in a court settlement (gerichtlicher Vergleich) to pay a higher Recurring Compensation in order to avoid or to end a proceeding according to Section 1 no. 1 of the Appraisal Proceedings Act. These claims also exist for those Wincor Nixdorf Shareholders who have accepted the Exit Compensation offer under Article 5 of the Agreement in the meantime. Furthermore, these claims also exist irrespective of whether the Wincor Nixdorf Shareholder was involved in any appraisal proceedings (see Section 13 sentence 2 of the Appraisal Proceedings Act).

1.5	Exit Compensation (Article 5 of the Agreement)

1.5.1	Type of compensation

In addition to the obligation to grant the Recurring Compensation in the form of the Recurring Compensation Payment pursuant to Section 304 of the Stock Corporation Act, the Agreement must contain an obligation of Diebold KGaA to purchase the shares of an outside Wincor Nixdorf Shareholder upon his request in exchange for adequate Exit Compensation (the “Exit Compensation”) determined in the Agreement (Section 305 para. 1 of the Stock Corporation Act). In accordance with Section 305 para. 1 of the Stock Corporation Act, Diebold KGaA offers a cash exit compensation in the amount of €53.34 per Wincor Nixdorf Share to the outside Wincor Nixdorf Shareholders who would like to divest their Wincor Nixdorf shareholding on the occasion of entering into the Agreement (Article 5 para. 1 of the Agreement).

With a view to the type of exit compensation, the Stock Corporation Act distinguishes among three categories:

(i)	Exit Compensation in shares of the other – independent and not majority owned – contracting party

If the other contracting party (Diebold KGaA) is an independent and not a majority-owned German stock corporation (Aktiengesellschaft) or partnership limited by shares with its registered seat in a member state of the European Union or in another state that is a party to the Treaty on the European Economic Area or a European Company (Societas Europaea) with its registered seat in Germany, the Agreement shall provide for the granting of treasury shares of such company as exit compensation (Section 305 para. 2 sentence 1 of the Stock Corporation Act).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(ii)	Choice between cash Exit Compensation and Exit Compensation in shares of the company with seat in the European Union holding a controlling or a majority interest in the other contracting party

If the other contracting party (Diebold KGaA) is a controlled or majority-owned German stock corporation (Aktiengesellschaft) or partnership limited by shares, or a European Company (Societas Europaea) with its registered seat in Germany and the controlling company is a German stock corporation (Aktiengesellschaft) or a partnership limited by shares with its registered seat in a member state of the European Union or in another state that is a party to the Treaty on the European Economic Area, or a European Company (Societas Europaea) with its registered seat in Germany, the Agreement shall provide for either the granting of shares of the company holding the controlling or majority interest in the other contracting party or for cash exit compensation (Section 305 para. 2 no. 2 of the Stock Corporation Act). In this case, the Agreement does not have to provide for both types of Exit Compensation. Rather, the Parties can rather choose one type of Exit Compensation.

(iii)	Cash Exit Compensation

In all other cases, the Agreement needs to provide for a cash Exit Compensation (Section 305, para. 2 no. 3 of the Stock Corporation Act).

1.5.2	Amount of the Exit Compensation

The Agreement stipulates that Diebold KGaA is obliged to purchase the Wincor Nixdorf Shares of an outside Wincor Nixdorf Shareholder upon his request in exchange for adequate cash exit compensation (Section 305 para. 2 no. 3 of the Stock Corporation Act). Each outside Wincor Nixdorf Shareholder who wants to make use of the exit compensation offer receives an Exit Compensation within the meaning of Section 305 para. 2 no. 3 of the Stock Corporation Act in the amount of €53.34 per Wincor Nixdorf Share (Article 5 para. 1 of the Agreement). The amount as well as the determination of the adequate Exit Compensation are explained and substantiated in more detail in Section V.3.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

This amount of the determined Exit Compensation is a base interest rate as of this Report of 0.7%. For the effect of the base interest rate regarding the enterprise valuation and the possibility of a change until the date of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, see above in Section IV.1.4.2(iii).

In the event that, at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, i.e. on the determinative date for determining the enterprise value and the Exit Compensation, the base interest rate is 0.6%, the Agreement will stipulate an Exit Compensation per Wincor Nixdorf Share in the amount of €54.17.

In the event that, at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, i.e. on the determinative date for determining the enterprise value and the Exit Compensation, the base interest rate is 0.5%, the Agreement will stipulate an Exit Compensation per Wincor Nixdorf Share in the amount of €55.02.

In the event that, at the time of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016, i.e. on the determinative date for determining the enterprise value and the Exit Compensation, the base interest rate is 0.8%, the Agreement will stipulate an Exit Compensation per Wincor Nixdorf Share in the amount of €52.54.

In the current market environment it further cannot be ruled out that the base interest rate may even decrease below 0.5% or increase above 0.8%. Such a change in interest rate levels would affect the calculation of the Exit Compensation beyond the scenarios described above. The effect of a change of the base interest rate between the day of this Report and the day of the shareholders’ meeting of Wincor Nixdorf AG on the determination of the adequate Exit Compensation are described in more detail in particular in no. 399 of the Valuation Report (Annex 5) and to be agreed upon mutually between the Parties.

Further details regarding the amount and the determination of the adequate Exit Compensation are explained in Section V.3.

1.5.3	Reasons for granting a cash exit compensation

In particular, the following reasons were of importance for the granting of a cash exit compensation:

Diebold KGaA, as a wholly owned indirect subsidiary of Diebold Inc., is a controlled company within the meaning of the Stock Corporation Act (Sections 16 et. seq. of the Stock Corporation Act), so that the Agreement does

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

not have to provide for exit compensation in shares of Diebold KGaA pursuant to Section 305 para. 2 no. 1 of the Stock Corporation Act. As explained in Section IV.1.5.1(i) above, this mandatory provision only applies to German stock corporations (Aktiengesellschaften) or European Companies (Societas Europaea) with its seat in Germany or partnerships limited by shares that are not controlled and not owned by a majority shareholder.

Furthermore, the Parties also do not have the option pursuant to Section 305 para. 2 no. 2 of the Stock Corporation Act to provide for exit compensation in shares of the company holding the controlling or majority interest in the other contracting party, i.e. in this case Diebold Inc. as the head of the Diebold Group. As described in Section IV.1.5.1(ii) above, this option only exists if the controlling company is domiciled in a member state of the European Union or in another state that is a party to the Treaty on the European Economic Area. This does not apply to Diebold Inc. with its corporate seat in the United States of America. Therefore, pursuant to Section 305 para. 2 no. 3 of the Stock Corporation Act, cash exit compensation must be granted.

For all these reasons, the management board of Wincor Nixdorf AG and the management of Diebold KGaA have decided to offer to the outside Wincor Nixdorf Shareholders cash exit compensation under the Agreement.

1.5.4	Other explanations on Article 5 of the Agreement

The obligation of Diebold KGaA to purchase the Wincor Nixdorf Shares in exchange for Exit Compensation is limited by time according to Article 5 para. 2 of the Agreement. The deadline ends two months after the date on which the registration of the existence of the Agreement in the commercial register at the registered office of Wincor Nixdorf AG is publicly announced pursuant to Section 10 of the German Commercial Code. The time limit on the offer for Exit Compensation is common and is permitted under the Stock Corporation Act. The provision of a two month deadline (Article 5 para. 2 sentence 2 of the Agreement) corresponds to the statutory provision in Section 305 para. 4 sentence 2 of the Stock Corporation Act.

Under Section 4 para. 1 of the Appraisal Proceedings Act, outside Wincor Nixdorf Shareholders can file a request for a court decision about the Exit Compensation to be granted within three months after the date on which the registration of the existence of the Agreement in the commercial register at the registered office of Wincor Nixdorf AG has been publicly announced pursuant to Section 10 of the German Commercial Code. Section 305 para. 4 sentence 3

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

of the Stock Corporation Act stipulates that, in case of an application to the court to determine the Recurring Compensation or the Exit Compensation, the deadline for accepting the offer to transfer the shares to the controlling company against payment of the Exit Compensation ends at the earliest two months after the date on which the decision about the most recently decided application of a shareholder has been published in the Federal Gazette (Bundesanzeiger). Article 5 para. 2 sentence 3 of the Agreement clarifies that this statutory provision applies without any restriction. If appraisal proceedings are initiated, the deadline for accepting the Exit Compensation offer ends accordingly two months after the date on which the decision about the most recently decided application of a Wincor Nixdorf Shareholder has been published in the Federal Gazette.

The declaration of the outside Wincor Nixdorf Shareholders that they want to accept the offer for the Exit Compensation from Diebold KGaA must be received by Diebold KGaA within the deadline that is determined as explained above. After expiration of the deadline, an acceptance of the offer for the Exit Compensation is no longer possible.

The outside Wincor Nixdorf Shareholders can decide to leave the company after registration of the existence of the Agreement in the commercial register and receive the offered Exit Compensation or they can instead decide to remain a shareholder of Wincor Nixdorf AG and receive the Recurring Compensation Payment offered in Article 4 of the Agreement.

Article 5 para. 3 of the Agreement addresses the scenario that Wincor Nixdorf AG implements a capital measure prior to expiration of the period pursuant to Article 5 para. 2 of the Agreement. Should such capital measures be implemented within this period, the Exit Compensation will be adjusted to the extent legally required. Reference is made to the corresponding explanations (Section IV.1.4.3 above).

Article 5 para. 4 of the Agreement serves the purpose of protection and ensures equal treatment of all outside Wincor Nixdorf Shareholders. In the event of proceedings pursuant to Section 1 no. 1 of the Appraisal Proceedings Act being initiated, this provision grants all outside Wincor Nixdorf Shareholders a claim on a supplement to the Exit Compensation already received, if the court determines legally binding a higher Exit Compensation or if Diebold KGaA undertakes to a Wincor Nixdorf Shareholder a higher Exit Compensation within a settlement or in order to avert or end proceedings pursuant to Section 1 no. 1 of the Appraisal Proceedings Act. This claim also exists if the outside Wincor Nixdorf Shareholder has already been compensated, irrespective of whether the outside Wincor Nixdorf Shareholder participated in such an appraisal proceeding.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Pursuant to Article 5 para. 5 of the Agreement, accepting the offer for the Exit Compensation is free of costs for the outside Wincor Nixdorf Shareholders, provided that they have a domestic securities deposit account. This ensures that the outside Wincor Nixdorf Shareholders are not burdened with fees, commissions or other processing fees of the banks in this regard and that they receive the Exit Compensation without any reduction. Taxes which accrue on any capital gain of an outside Wincor Nixdorf Shareholder are not affected by this. The respective outside Wincor Nixdorf Shareholder must bear these taxes himself. Reference is made to Section IV.4 with regard to the tax effects for the outside Wincor Nixdorf Shareholders.

1.6	Right to Information (Article 6 of the Agreement)

Article 6 of the Agreement contains the provision after which Diebold KGaA, as the controlling company, is granted a right to information at any given time towards Wincor Nixdorf AG as the subordinate company. Pursuant to Section 6 sentence 1 of the Agreement, Diebold KGaA is entitled to inspect the books and records of Wincor Nixdorf AG at any time. According to Article 6 sentence 2 of the Agreement, the management board of Wincor Nixdorf AG is required to supply Diebold KGaA with all requested information on all matters relating to Wincor Nixdorf AG at any time. In addition, the management board of Wincor Nixdorf AG is required to keep Diebold KGaA continuously informed of business developments, and specifically of material transactions (Article 6 sentence 3 of the Agreement). The right to information shall enable Diebold KGaA to exercise its control rights relating to Wincor Nixdorf AG on basis of adequate information. For this purpose, Diebold KGaA is granted a general right to information which is supplemented by a separate reporting obligation of Wincor Nixdorf AG. This reporting obligation includes ongoing business developments as well as key business issues. This way, existing information asymmetries can be eliminated efficiently and Diebold KGaA will be in a position to give instructions based on all relevant information and in the best interest of the group.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

1.7	Effectiveness and term (Article 7 of the Agreement)

1.7.1	Effectiveness

In accordance with the statutory requirements for approval under Section 293 of the Stock Corporation Act, Article 7 para. 1 of the Agreement stipulates that the Agreement requires the consent of the general shareholders’ meeting of Wincor Nixdorf AG as well as of Diebold KGaA in order to become effective. Diebold Inc. as the general partner of Diebold KGaA must also approve the Agreement for its effectiveness. The management of Diebold KGaA and both the management and supervisory board of Wincor Nixdorf AG have approved the final draft of the Agreement on August 16, 2016. The shareholders’ meetings of both Diebold KGaA and Wincor Nixdorf AG are expected to resolve on September 26, 2016, approving the Agreement and Diebold Inc., in its capacity as general partner of Diebold KGaA, will be required to consent to the resolution of the shareholders’ meeting of Diebold KGaA in order for the Agreement to become effective.

Furthermore, due to the statutory provision in Section 294 para. 2 of the Stock Corporation Act, the Agreement only becomes effective upon its registration in the commercial register at the registered office of Wincor Nixdorf AG (Article 7 para. 2 of the Agreement).

1.7.2	Beginning of the Agreement

(i)	Effectiveness of the right of managerial control and the right to issue instructions pursuant to Article 1 of the Agreement

The right of managerial control and the right to issue instructions pursuant to article 1 of the Agreement applies as of the date on which the Agreement becomes effective by registration in the commercial register of Wincor Nixdorf AG.

(ii)	Effectiveness of the transfer of profit pursuant to Article 2 of the Agreement

The obligation to transfer profit pursuant to article 2 of the Agreement applies for the first time to the entire profits of the fiscal year of Wincor Nixdorf AG in which the Agreement becomes effective upon registration with the commercial register of Wincor Nixdorf AG. If – as it is usually the case – the registration of the Agreement in the commercial register of Wincor Nixdorf AG does not coincide with the beginning of the fiscal year, the Agreement claims retroactive validity regarding the profit transfer agreement for the expired part of the fiscal year at the time of registration into the commercial register.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(iii)	Effectiveness of the obligation to assume losses pursuant to Article 3 of the Agreement

The obligation to assume losses pursuant to article 3(2) applies for the first time for the entire fiscal year of Wincor Nixdorf AG in which the Agreement becomes effective. If – as it is usually the case – the registration of the Agreement in the commercial register of Wincor Nixdorf AG does not coincide with the beginning of the fiscal year, the Agreement claims retroactive validity regarding the obligation to assume losses for the expired part of the fiscal year at the time of registration into the commercial register.

1.7.3	Duration of the Agreement / minimum term

Pursuant to Article 7 para. 3 sentence 1 of the Agreement, the Agreement is concluded for an indefinite period of time. However, according to Article 7 para. 3 sentence 3 of the Agreement, the Agreement has a fixed minimum term of five successive full time years as of the beginning of the fiscal year of Wincor Nixdorf AG in which this Agreement becomes effective. Accordingly, in the event that the Agreement becomes effective on October 1, 2016, the contractual minimum term would last until September 30, 2021. This fixed minimum term of the Agreement of five full successive years is required according to Section 14 para. 1 sentence 1 no. 3 of the Corporation Tax Act to establish a consolidated tax group for purposes of corporate income tax and trade tax between Diebold KGaA and Wincor Nixdorf AG. During the fixed minimum term set forth in Article 7 para. 3 of the Agreement, the right to give regular notice of termination is excluded.

1.7.4	Termination of the Agreement

During the fixed minimum term set forth in Article 7 para. 3 of the Agreement, i.e. of five successive full years as of the beginning of the fiscal year in which the Agreement becomes effective, the right to terminate the Agreement without cause is excluded. Accordingly, the Agreement can be terminated without cause for the first time by giving six months’ notice until the end of the minimum term (if said end of the minimum term falls at the end of a fiscal year) and, subsequently, with the same notice period until the end of the respective fiscal year (Article 7 para. 3 sentence 2 and 3 of the Agreement). The notice shall be in writing (Article 7 para. 7 of the Agreement).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

In accordance with Article 7 para. 4 of the Agreement, the provisions on the minimum term do not affect the right of the Parties to terminate the Agreement for cause (aus wichtigem Grund) without having to comply with a notice period. Cause for termination generally exists under civil law if a continuation of the contractual relationship can no longer be expected of the party giving notice of termination in light of all circumstances. Such a right to termination is required by law and cannot be excluded by contract. For example, a deterioration in the financial or earning position of the controlled Wincor Nixdorf AG, can entitle the controlling company, Diebold KGaA, to give notice of termination if the risks for the controlling company are no longer acceptable and the controlling company is not responsible for this situation. Vice versa, Wincor Nixdorf AG as the controlled company can, for example, give notice of termination if Diebold KGaA as controlling company is no longer able to fulfil its obligations under the Agreement (assumption of losses, Recurring Compensation and Exit Compensation) (see Section 297 para. 1 sentence 2 of the Stock Corporation Act), even taking into consideration the guarantee of Diebold Inc. Since Diebold Inc. as the general partner of Diebold KGaA is, besides Diebold KGaA itself, personally liable without limitation for the liabilities of Diebold KGaA (Section 278 paras. 1 and 2 of the Stock Corporation Act in conjunction with Sections 161 para. 2, 128 et seq. of the German Commercial Code), and this liability refers to all liabilities of Diebold KGaA and is not limited to a certain amount or certain assets, and since Diebold Inc. furthermore issued a so called unrestricted guarantee (harte Patronatserklärung), this is only conceivable if Diebold Inc. for its part would economically not be able to provide the corresponding financial means.

Pursuant to Article 7 para. 4 sentence 2 of the Agreement, cause exists in particular if the parent company (Diebold KGaA) disposes of or contributes (Einbringung) its participation in the subordinate company (Wincor Nixdorf AG), or in case of a merger (Verschmelzung), spin-off (Spaltung) or liquidation of the parent company or the subordinate company. This provision must be seen against the background of the applicable tax law: A profit-and-loss transfer agreement is concluded in order to establish a consolidated tax group for purposes of corporate income tax and trade tax. The status as a consolidated tax group for income tax purposes requires, among others, that the controlling company holds a majority of the voting rights in the controlled company for at least five years (Zeitjahre) (60 months) and is associated to the controlled company by a profit-and-loss transfer agreement (Section 14 para. 1 sentence 1 no. 3 of the Corporation Tax Act). However, it is recognized for tax purposes that the loss of the participation can constitute cause within the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

meaning of Section 14 para. 1 sentence 1 no. 3 of the Corporation Tax Act for early termination of an agreement by the controlling company which does not affect the recognition of the status of a consolidated tax group. This also applies accordingly in case of a merger (Verschmelzung), spin-off (Spaltung) or liquidation of the parent company or the subordinate company. Article 7 para. 4 sentence 2 of the Agreement adopts these tax law principles and ensures that if a termination for cause does not have a detrimental effect for tax purposes, Diebold KGaA is also entitled to terminate the Agreement for cause under civil law.

In the event that the Agreement is terminated for cause, the Agreement lapses at the end of the date stated in the notice of termination provided that this is no earlier than the day on which the notice of termination is served (Article 7 para. 5 of the Agreement).

In case of a termination of the Agreement, the statutory provision of Section 303 of the Stock Corporation Act also applies (Article 7 para. 6 of the Agreement): If a domination agreement or a profit-and-loss transfer agreement ends, the controlling company (Diebold KGaA) must provide security to the creditors of the controlled company (Wincor Nixdorf AG) if they make a corresponding request for this purpose to the controlling company within six months after the publication of the registration. However, this obligation under Section 303 para. 1 and 2 of the Stock Corporation Act exists only with regard to those creditors whose claims were established before the registration of the termination of a domination or a profit-and-loss transfer agreement in the commercial register had been publicly announced pursuant to Section 10 of the German Commercial Code, and only to the benefit of those creditors which, in case of insolvency proceedings, would not have a right for preferred satisfaction from an insolvency estate which is established and publicly monitored for the protection of such preferred creditors under statutory law. The controlling company can issue a surety for the claim instead of posting security, whereby Section 349 of the German Commercial Code concerning the exclusion of the defense of requiring that a complaint first be filed against the primary obligor does not apply in this situation (Section 303 para. 3 of the Stock Corporation Act).

1.8	Guarantee (Article 8 of the Agreement)

Article 8 of the Agreement contains the notice that Diebold Inc., without acceding to the Agreement, has issued a guarantee towards Wincor Nixdorf AG by separate declaration. This declaration is attached to the Report together with the final draft of the Agreement as Annex 3. The guarantee is not part of the Agreement.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

On the one hand, Diebold Inc., as the general partner of Diebold KGaA, is liable without limitation for the liabilities of Diebold KGaA (Section 278 paras. 1 and 2 of the Stock Corporation Act in conjunction with Sections 161 para. 2, 128 et seq. of the German Commercial Code) and this liability refers to all of the liabilities of Diebold KGaA and is not limited to a certain amount or to certain assets. On the other hand, the Diebold Group reserves the right to consider replacing Diebold Inc. as the general partner and installing a German limited liability company (GmbH) or a company with a different legal form instead.

For this reason and for additional protection, Diebold Inc. has granted in the guarantee an unlimited and irrevocable commitment to procure that Diebold KGaA is funded in a way that it is constantly able to fully comply with all its obligations under and in connection with the Agreement and in a timely manner. In particular, this applies to the obligation to assume losses pursuant to Section 302 of the Stock Corporation Act as amended from time to time. The contractual obligation assumed by Diebold Inc. pursuant to the two preceding sentences will only result in a payment obligation when and to the extent it is specifically foreseeable that Diebold KGaA will not be able to fully meet its obligations under or in connection with the Agreement when due. Furthermore, Diebold Inc. irrevocably and in principle without limitation guarantees to the outside Wincor Nixdorf Shareholders that Diebold KGaA will completely and timely fulfil all obligations existing towards them that arise out of or in connection with the Agreement, in particular to effect the Recurring Compensation Payment and of the Exit Compensation; this also applies to potential increases of the Recurring Compensation and the Exit Compensation that occur due to a potential proceeding pursuant to the Appraisal Proceedings Act. In this regard, the outside Wincor Nixdorf Shareholders have, under the guarantee, a direct claim for payment against Diebold KGaA according to Section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB). This liability of Diebold Inc. towards the outside Wincor Nixdorf Shareholders applies only to the extent that Diebold KGaA cannot fulfil its obligations out of or in connection with the Agreement towards the outside Wincor Nixdorf Shareholders in full and on time and that Diebold Inc. does not comply with its aforementioned funding obligation. The outside Wincor Nixdorf Shareholders therefore enjoy additional protection that goes beyond the statutory requirements.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The enforcement of the claims arising out of or in connection with the guarantee is ensured from a procedural perspective as Diebold Inc. has submitted itself to the jurisdiction of German courts and to the local competence of the courts in Paderborn with regard to disputes and claims arising out of or in connection with the guarantee. In addition, Diebold Inc. has recognized the enforceability of decisions of German courts which can no longer be appealed (rechtskräftig) in this context. Diebold KGaA has been appointed as the person authorized to receive documents (Zustellungsbevollmächtigter) for Diebold Inc. concerning the enforcement of claims arising out of or in connection with the guarantee.

1.9	Miscellaneous (Article 9 of the Agreement)

Article 9 para. 1 of the Agreement (severability clause) shall secure the survival of the main content of the Agreement if individual contractual provisions turn out to be completely or partially invalid, unenforceable or if there are gaps, contrary to the parties’ expectations. This is a provision typically included in domination and profit-and-loss transfer agreements. Furthermore, the corporate income tax provisions for the recognition of a tax group, especially these of the Sections 14 to 19 of the Corporation Tax Act as amended from time to time, shall be taken into account when interpreting the Agreement.

Article 9 para. 2 of the Agreement clarifies that the profit-and-loss transfer agreement is legally independent of the guarantee attached only for purposes of information and of legal transactions and arrangements concluded between Wincor Nixdorf AG and Diebold KGaA or between Wincor Nixdorf AG and Diebold Inc. in the past or which may be concluded in the future and does not form a legal unity pursuant to Section 139 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

Pursuant to Article 9 para. 3 sentence 1 of the Agreement, amendments and supplements to the Agreement must be in writing for their effectiveness. This specifically also applies to the clause requiring written form (Article 9 para. 3 sentence 2 of the Agreement). Pursuant to Article 9 para. 3 sentence 3 of the Agreement, Section 295 of the Stock Corporation Act, which provides that company agreements may only be amended with the consent of the annual shareholders’ meeting, shall apply.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Article 9 para. 4 of the Agreement determines Paderborn as the place of performance for reciprocal obligations as the exclusive legal venue as far as legally permissible. By this provision it is ensured that the courts at the registered office of Wincor Nixdorf AG are called upon for decision on disputes in connection with the interpretation of this Agreement.

2.	Payment of the Recurring Compensation and the Exit Compensation (technical processing by the banks)

Diebold KGaA assigned Deutsche Bank AG, Frankfurt am Main, Germany, as the central processor for the technical handling of the payment of the Exit Compensation under Article 5 of the Agreement. The Wincor Nixdorf Shareholders who want to make use of the offer for the Exit Compensation must instruct their depositary bank to make available their Wincor Nixdorf Shares to the central processor via the collective custody system for the purpose of receiving the Exit Compensation. Simultaneously, with (Zug um Zug) proper transfer of the Wincor Nixdorf Shares, the Exit Compensation will then be paid out. The processing of the Exit Compensation is free of charge for the outside Wincor Nixdorf Shareholders, provided that they have a domestic securities deposit account (see Section IV.1.5.4). The Exit Compensation will be offered to all outside Wincor Nixdorf Shareholders. Details about the processing will be announced without undue delay after registration of the Agreement in the commercial register.

Payment of the Recurring Compensation under Article 4 of the Agreement will be processed in the same manner as dividend payments.

3.	Legal effects on outside Wincor Nixdorf Shareholders

3.1	Legal effects

The implementation of the Agreement will affect outside Wincor Nixdorf Shareholders’ control and dividend rights arising from their shares.

Under the Agreement Diebold KGaA reserves the right to issue binding instructions to the management board of Wincor Nixdorf AG with regard to the management of Wincor Nixdorf AG and the management of Wincor Nixdorf AG may exclusively serve the Interests of Diebold KGaA or the Diebold Group. In accordance with the Agreement, Diebold KGaA may issue disadvantageous instructions to Wincor Nixdorf AG if these instructions serve the interest of the Diebold Group. Such disadvantageous instructions can have significant adverse effects on the financial situation and earnings position of Wincor Nixdorf AG despite the obligation of Diebold KGaA to assume the losses and may also continue to have effect after the Agreement has been terminated.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The outside Wincor Nixdorf Shareholders will be affected in their control rights and possibly in their financial rights as a result of Diebold KGaA’s right of managerial control and the right to issue instructions to Wincor Nixdorf AG as agreed upon in the Agreement. Those adverse effects for the outside Wincor Nixdorf Shareholders will, for the term of the Agreement, be compensated by the obligation to grant the Recurring Compensation Payment (see Section IV.1.4). In addition, they may accept the offer of Exit Compensation (see Section IV.1.5) and sell their Wincor Nixdorf Shares to Diebold KGaA.

With the obligation to transfer profits pursuant to article 2 of the Agreement coming into effect, i.e. from the fiscal year in which the Agreement becomes effective by registration in the commercial register of Wincor Nixdorf AG (see the explanations in Section IV.1.2 above), Wincor Nixdorf AG will not report any annual profit or, aside from any earnings resulting from the dissolution of reserves which are not subject to the transfer of profit or a balance sheet profit resulting from any profit carry forward from the time before the Agreement, any balance sheet profit. This means that from the time the obligation to transfer profit takes effect, the outside Wincor Nixdorf Shareholders will generally not receive any dividends during the term of the Agreement. Therefore, they generally will not have the opportunity to resolve upon the appropriation of the balance sheet profit any longer.

In order to protect the interests of the outside Wincor Nixdorf Shareholders, there is a claim against Diebold KGaA for an annual Recurring Compensation Payment under Section 304 of the Stock Corporation Act. The Recurring Compensation Payment to be paid in accordance with Article 4 of the Agreement will be paid to the outside Wincor Nixdorf Shareholders without undue delay after the due date established in Article 4 para. 2 of the Agreement. The technical processing of the payment will be through the respective depositary banks just as in the case of a dividend payment (see Section IV.2).

Alternatively to receiving the Recurring Compensation Payment, outside Wincor Nixdorf Shareholders may accept the offer for Exit Compensation pursuant to Section 305 of the Stock Corporation Act and exit the company against payment of the Exit Compensation set out in Article 5 para. 1 of the Agreement. As this constitutes a cash dividend, interest in the amount of five percentage points above the current base rate according to Section 247 of the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

German Civil Code (Bürgerliches Gesetzbuch, BGB) is payable starting with the expiry of the day the Agreement becomes effective. If an appraisal proceeding is commenced, the acceptance period for the Exit Compensation ends no earlier than two months after the date on which the resolution which can no longer be appealed (rechtskräftig) of the last motion by a Wincor Nixdorf Shareholder has been announced in the Federal Gazette (Bundesanzeiger). For details on the Recurring Compensation Payment and the Exit Compensation see the explanations on Articles 4 and 5 of the Agreement in Sections IV.1.4 and IV.1.5 above.

The outside Wincor Nixdorf Shareholders do not lose the right to the Exit Compensation as a result of the fact that they have already received payments of the Recurring Compensation. If the offer for the Exit Compensation is only accepted after Recurring Compensation has been paid, which may be the case especially if the offer for the Exit Compensation is accepted during or after conclusion of appraisal proceedings (see Section 305 para. 4 sentence 3 of the Stock Corporation Act and Article 5 para. 2 of the Agreement), payments of the Recurring Compensation which have already been received will be credited against the claim for interest on the Exit Compensation under Section 305 para. 3 sentence 3 of the Stock Corporation Act. This crediting will take place in accordance with reference periods, typically fiscal years. The outside shareholders remain entitled to the Recurring Compensation in the event it is higher than the interest for the respective reference period; if the amount of the interest on the Exit Compensation is higher in the respective reference period, the outside shareholders shall be paid the difference (interest on the Exit Compensation less the Recurring Compensation) in addition to the Recurring Compensation. The crediting of the Recurring Compensation with the interest on the Exit Compensation to be paid only occurs with regard to the Recurring Compensation which relates to the period of time after registration of the Agreement in the commercial register. Recurring Compensation which has already been received will not be credited against the payment of the Exit Compensation itself. This corresponds to the statutory provisions, taking into account the case law of the BGH (judgment dated September 16, 2002, case no. II ZR 284/01 – “Rütgers”; judgment dated June 2, 2003 case no. II ZR 85/02; judgment dated December 10, 2007, case no. II ZR 199/06).

Upon effectiveness of the Agreement, the obligation of Diebold KGaA to purchase the Wincor Nixdorf Shares of the outside Wincor Nixdorf Shareholders in exchange for payment of the Exit Compensation set out in Article 5 para. 1 of the Agreement comes into force. As of that point in time, the outside Wincor Nixdorf Shareholders can make use of their right to transfer

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

their Wincor Nixdorf Shares to Diebold KGaA in exchange for payment of the Exit Compensation set out in the Agreement by declaration to Diebold KGaA or to their respective depositary bank. Those Wincor Nixdorf Shareholders who do not make use of their right to transfer their Wincor Nixdorf Shares to Diebold KGaA continue to be Wincor Nixdorf Shareholders and annually receive the Recurring Compensation Payment.

Immediately after registration of the Agreement the details on the exit compensation procedure will be published in the Federal Gazette (Bundesanzeiger) and will be communicated to the outside Wincor Nixdorf Shareholders via the respective depositary banks. The processing of the transfer of the shares to Diebold KGaA as a result of accepting the offer for Exit Compensation will be free of charge for the Wincor Nixdorf Shareholders, provided that they have a domestic securities deposit account (Article 5 para. 5 of the Agreement).

The obligation of Diebold KGaA to assume the shares of outside Wincor Nixdorf Shareholders in exchange for payment of the Exit Compensation is limited in time pursuant to Article 5 para. 2 of the Agreement. The outside Wincor Nixdorf Shareholders’ declaration to accept the offer for the Exit Compensation must be received within such time limit (see the explanations in Section IV.1.5.4 above on details of the time limitation of the obligation of Diebold KGaA). After expiry of the time limit set out in Article 5 para. 2 of the Agreement, the offer for the Exit Compensation can no longer be accepted.

In case the period for acceptance of the offer for Exit Compensation is extended upon appraisal proceedings pursuant to Section 305 para. 4 sentence 3 of the Stock Corporation Act, and outside Wincor Nixdorf Shareholders accept the offer for Exit Compensation after having received the Recurring Compensation Payments pursuant to Article 4 of the Agreement, the payments received will be credited against the claim for interest on the Exit Compensation under Section 305 para. 3 sentence 3 of the Stock Corporation Act (see earlier in this Section).

Aside from this, the entering into the Agreement has no legal effect on the shareholdings of the outside Wincor Nixdorf Shareholders. In particular, entering into the Agreement or its registration in the commercial register does not affect the voting rights and other participation rights linked to their shares. However, pursuant to the domination agreement, Diebold KGaA may also issue disadvantageous instructions to the management board of Wincor Nixdorf AG. Such disadvantageous instructions may, regardless of the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

obligation of Diebold KGaA for loss assumption, have significant adverse effects on the financial situation and results of operation of Wincor Nixdorf AG, which may also continue to have an effect after any termination of the domination agreement.

The stock exchange listing of the Wincor Nixdorf Shares will not be affected by the registration of the Agreement to the commercial register. However, it cannot be excluded that a large portion of the outside Wincor Nixdorf Shareholders will accept the offer for Exit Compensation and that the number of the Wincor Nixdorf Shares held in free float will decrease further. This can have the consequence that the resulting reduction of the liquidity of Wincor Nixdorf Shares leads to greater fluctuations in the price of the Wincor Nixdorf stock than in the past.

The number of the Wincor Nixdorf Shares held in free float and, accordingly, the liquidity of the Wincor Nixdorf Share will decrease to the extent the offer for the Exit Compensation under the Agreement is accepted. As a result, Wincor Nixdorf AG might no longer fulfil the respective criteria for remaining in stock exchange indices currently including the Wincor Nixdorf Shares. A removal from a stock exchange index or a decrease of the trading volume of the Wincor Nixdorf Share can have the consequence, among others, that institutional investors which reflect the relevant index in their portfolio or invest only in shares with a certain minimum liquidity will dispose of Wincor Nixdorf Shares and refrain from any future purchases of Wincor Nixdorf Shares. An increased offer of Wincor Nixdorf Shares combined with a lower demand for Wincor Nixdorf Shares can adversely influence the stock exchange price for the Wincor Nixdorf Shares.

It is possible, that Diebold KGaA will decide on a squeeze-out of the outside shareholders of Wincor Nixdorf AG after settlement of the domination and profit-and-loss transfer agreement or another restructuring measure, under which a potential underlying cash compensation may possibly be higher but also less than the Exit Compensation offered under this Agreement.

The Parties will implement the Agreement and perform their obligations under the Agreement in accordance with applicable laws and regulations, including, to the extent applicable, the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.2	Protection of outside shareholders

Protection of the interests of the outside Wincor Nixdorf Shareholders in connection with entering into the Agreement is, as described below, secured by granting a Recurring Compensation and an Exit Compensation, the adequateness of which is examined by the court appointed auditor (see Section IV.3.2.2). Should outside Wincor Nixdorf Shareholders be of the opinion that the Recurring Compensation Payment and/or the Exit Compensation set out in the Agreement are not adequate, they can have the adequateness examined in appraisal proceedings.

3.2.1	Recurring Compensation and Exit Compensation

The statutory provisions on the grant of Recurring Compensation and on Exit Compensation and their implementation in the Agreement in the form of the Recurring Compensation Payment and the Exit Compensation all take account of the interests of the outside Wincor Nixdorf Shareholders.

With respect to the restriction of their control rights caused by the right of managerial control and the right to issue instructions coming into effect pursuant to Article 1 of the Agreement and the obligation of Wincor Nixdorf AG to transfer profit pursuant to Article 2 of the Agreement, the outside Wincor Nixdorf Shareholders shall receive full economic compensation for the loss of their dividend claims by means of the obligation of Diebold KGaA to grant an annual Recurring Compensation Payment pursuant to Article 4 paras. 1 and 2 of the Agreement in conjunction with Section 304 of the Stock Corporation Act.

Based on the Valuation Report by PwC, the parties agreed on a fixed annual Recurring Compensation Payment of €3.17 gross. German corporate income tax plus German solidarity surcharge or any other levied taxes that are replacing or amending these taxes or are levied by way of withholding are to be deducted at the rate applicable in the relevant fiscal year, whereby this deduction is to affect only any portion of the Gross Compensation Amount resulting from profits which are subject to German corporate income tax.

According to the conditions as of the date of signing of this Report, from the Gross Compensation Amount of €3.17 per Wincor Nixdorf Share, currently, 15% corporate income tax plus 5.5% solidarity surcharge shall be deducted, i.e. €0.32 per Wincor Nixdorf Share in total. According to the conditions as of the date of signing of this Report, this results in a Compensation Payment in the amount of €2.85 per Wincor Nixdorf Share for each full fiscal year of Wincor Nixdorf AG (regarding the legal basis of the Recurring Compensation Payment, see Section IV.1.4.1(i) and regarding the calculation of the Recurring Compensation Payment, see Section IV.1.4.2(i)).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Alternatively, after the Agreement has been registered, outside Wincor Nixdorf Shareholders may transfer their Wincor Nixdorf Shares to Diebold KGaA in exchange for payment of an adequate Exit Compensation, i.e. to exercise the offer of Diebold KGaA for Exit Compensation pursuant to Article 5 para. 1 of the Agreement in conjunction with Section 305 of the Stock Corporation Act. For determination of the Exit Compensation in an amount of €53.34 per Wincor Nixdorf Share set out in Article 5 para. 1 of the Agreement, the circumstances with regards to Wincor Nixdorf AG existing at the time of adoption of the relevant resolution at the general shareholders’ meeting of Wincor Nixdorf AG which shall take place on September 26, 2016 have been taken into account (please see the detailed explanation and reasoning regarding the adequateness of the Exit Compensation in Section V.3).

In the event the base interest rate changes from currently 0.7% until September 26, 2016, the relevant determinative date, the amount of both the Recurring Compensation and the adequate Exit Compensation would be affected. The relevant effects are described under Section IV.1.4.2(iii) and Section IV.1.5.2 and in the Valuation Report (Annex 5) under no. 395 et seqq. (Exit Compensation) and 400 et seqq. (Compensation Payment), respectively.

3.2.2	Contract audit by an expert auditor

In response to the joint application of the management board and the management of the Parties, the District Court (Landgericht) Dortmund, in accordance with Section 293c para. 1 of the Stock Corporation Act, selected and appointed ADKL as expert auditor within the meaning of Section 293b para. 1 of the Stock Corporation Act by order dated June 1, 2016. This court order is attached to the Report as Annex 4. ADKL examines the Agreement and, in particular, the adequateness of the annual Recurring Compensation Payment as well as the Exit Compensation and prepares a separate Audit Report pursuant to Section 293e of the Stock Corporation Act. From the date on which the general shareholders’ meeting of Wincor Nixdorf AG, which – as the shareholders’ meeting of Diebold KGaA – shall take place on September 26, 2016, is convened, this Audit Report will be available together with the other documents set forth in Section 293f para. 1 of the Stock Corporation Act on the website of Wincor Nixdorf AG at http://www.wincor-nixdorf.com/ under Investor Relations/Annual General Meeting and on the

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

website of Diebold KGaA at http://www.dieboldnixdorf.com under Company/Investor Relations. The information required by Sec. 293f para. 1 of the Stock Corporation Act will also be available for display by the shareholders at the offices of Wincor Nixdorf AG from the date on which the general shareholders’ meeting of Wincor Nixdorf AG is convened until its end and will also be available during the general shareholders’ meeting of Wincor Nixdorf AG on September 26, 2016. A copy of these documents will be sent to any Wincor Nixdorf Shareholder free of charge without undue delay upon request. Reference is made to the invitation for the general shareholders’ meeting of Wincor Nixdorf AG that will resolve upon the approval of the Agreement with regard to the details of the availability and request of the copies of this and the other documents.

3.2.3	Appraisal proceedings

Should outside Wincor Nixdorf Shareholders be of the opinion that the amount of the annual Recurring Compensation Payment set out pursuant to Article 4 para. 2 of the Agreement is too low, they can have the adequateness of the Recurring Compensation Payment examined by a court in appraisal proceedings pursuant to Section 304 para. 3 sentence 3 of the Stock Corporation Act in conjunction with Section 1 no. 1 of the Appraisal Proceedings Act after the Agreement takes effect. The right to initiate appraisal proceedings does not depend on having declared an objection to the minutes recorded by the officiating notary against the resolution of the general shareholders’ meeting on the Agreement during the general shareholders’ meeting. The court examination of the Recurring Compensation Payment in appraisal proceedings under Section 304 para. 3 sentence 3 of the Stock Corporation Act in conjunction with Section 1 no. 1 of the Appraisal Proceedings Act can be requested within three months from the date on which the registration of the existence of the Agreement in the commercial register of Wincor Nixdorf AG has been publicly announced pursuant to Section 10 of the German Commercial Code. The request must be supported with reasons in accordance with Section 4 para. 2 of the Appraisal Proceedings Act within the above stated deadline of three months. If a higher annual Recurring Compensation Payment is set forth by the court having jurisdiction in such appraisal proceedings by an order which can no longer be appealed (rechtskräftig), all outside Wincor Nixdorf Shareholders can assert a claim against Diebold KGaA for the Recurring Compensation Payment as increased by the court (Section 13 of the Appraisal Proceedings Act). In this case, Diebold KGaA may terminate the Agreement within two months, after which the court decision can no longer be appealed without having to comply with a

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

notice period (Section 304 para. 4 of the Stock Corporation Act). If appraisal proceedings are ended by a settlement, the rights of all outside Wincor Nixdorf Shareholders are protected by the fact that such an end of proceedings under Section 11 para. 2 of the Appraisal Proceedings Act is only possible with the consent of the joint representative of the outside Wincor Nixdorf Shareholders and any agreement about an increased Recurring Compensation Payment agreed in order to end the proceedings applies for the benefit of all outside Wincor Nixdorf Shareholders regardless of whether they were involved in the appraisal proceedings themselves.

Should outside Wincor Nixdorf Shareholders be of the view that the Exit Compensation set out in Article 5 para. 1 of the Agreement is too low, they can also have the adequateness of the Exit Compensation examined by a court in appraisal proceedings pursuant to Section 305 para. 5 sentence 2 of the Stock Corporation Act in conjunction with Section 1 no. 1 of the Appraisal Proceedings Act. The discussion in the above paragraph concerning the Recurring Compensation Payment applies accordingly with regard to the deadline for submitting the request, the submission of reasons for the request, the effect of the court decision in such appraisal proceedings, a termination right of Diebold KGaA following a court decision regarding the Exit Compensation and the conclusion of such proceedings by way of court settlement.

4.	Tax effects on outside Wincor Nixdorf Shareholders

4.1	Preliminary remarks

The following paragraphs contain a brief summary of certain important German tax principles which can be relevant in connection with entering into the Agreement for the outside Wincor Nixdorf Shareholders who are subject to unlimited tax liability in Germany.

Tax consequences for non-tax resident Wincor Nixdorf Shareholders who are not subject to unlimited tax liability in Germany are not addressed below. Their respective treatment depends, inter alia, on special provisions of German tax law, the tax law of the country in which the respective shareholder is tax resident in as well as on provisions in any applicable treaty for the avoidance of double taxation (double taxation treaty).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The description relates in principle only to German taxes, in particular, corporate income tax, income tax, capital gains tax and trade tax as well as the solidarity surcharge, whereas church tax is not included and the explanation of the aforementioned taxes is limited to certain aspects. For example, the description does not address the specific aspects of so-called unvested shares (sperrfristbehaftete Anteile) which were acquired as consideration for a tax benefited contribution under the German Reorganisation Tax Act (Umwandlungssteuergesetz – UmwStG) and does not deal with special provisions for certain companies in the financial and insurance industries as well. The description is based on the current law as applied by the tax authorities and the tax courts at the time of this Report. The governing law as well as the tax treatment may change, in some cases even with retroactive effect.

No guarantee of completeness and accuracy of this description can be given. The explanations within this Report do not replace the need for individual tax advice. Shareholders are therefore advised to consult with their tax advisors. Only a tax advisor is in the position to adequately assess the particular tax situation of the individual shareholder.

4.2	Taxation of Recurring Compensation Payments at the level of shareholders

The guaranteed Recurring Compensation Payment to be paid pursuant to Article 4 para. 1 of the Agreement should be subject to the general rules on taxation of dividends at the level of the receiving shareholders.

4.2.1	Shares held as private assets

At the time of payment, Capital gains tax in the amount of 25% plus the solidarity surcharge of 5.5% on the amount of the capital gains tax (tax deduction including solidarity surcharge in total amounts to 26.375%) must be deducted from the Recurring Compensation Payment. The capital gains tax as well as the solidarity surcharge thereon are generally withheld and passed on without regard to which extent the payment is actually subject to taxation at the level of the shareholders.

Shareholders may apply to have the Recurring Compensation Payments assessed in accordance with the general income tax rules rather than the flat tax if this results in a lower tax burden for the shareholder (most-favorable-tax-treatment test (Günstigerprüfung)). In this case the investment income less the saver’s allowance (Sparer-Pauschbetrag) of €801.00 (respectively €1,602.00 in the case of jointly filing spouses and registered partners) is relevant for the taxation and deduction of the actual income-related expenses is excluded. The capital gains tax initially withheld is credited against the levied income.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

4.2.2	Shares held as business assets

The Recurring Compensation Payment is subject to capital gains tax in the amount of 25% plus the solidarity surcharge of 5.5% on the amount of the capital gains tax (thus, tax deduction amounts to 26.375% in total). The withheld tax will be credited against the respective shareholder’s income tax or corporate income tax liability. Under certain conditions, withheld capital gains tax can be reimbursed to the extent it exceeds the shareholders’ personal tax obligation. This applies accordingly to the solidarity surcharge.

Apart from that, in case of shares held as business assets, the taxation depends on whether the shareholder is a corporation, an individual business person or a partnership (co-entrepreneurship):

(i)	Corporations

Recurring Compensation Payments received by corporations are generally subject to corporate income tax, unless the shareholder held at least 10% of the share capital at the beginning of the respective calendar year. In this case, the Recurring Compensation Payment is generally exempt from corporate income tax. However, 5% of this tax-exempt income is treated as a non-deductible business expense and, as such, is subject to corporate income tax (plus solidarity surcharge thereon). Correspondingly, business expenses which have actually been incurred in connection with the Recurring Compensation Payments can generally be fully deducted (subject to other limitations on deductibility). The Recurring Compensation Payments are fully subject to trade tax (Gewerbesteuer) unless the shareholder holds a participation of at least 15% of the share capital of Wincor Nixdorf AG (intercompany participation (Schachtelbeteiligung)) at the beginning of the relevant tax period. In the latter case, the exemption of 95% of the Recurring Compensation Payments from corporate income tax applies accordingly for purposes of trade tax.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(ii)	Individuals (Sole Proprietors)

In the case of individuals (sole proprietors (natürliche Personen)), 60% of the Recurring Compensation Payment is subject to taxation (so-called partial-income method (Teileinkünfteverfahren)). Accordingly, expenses economically connected with the Recurring Compensation Payment are only deductible in an amount of 60% (subject to other limitations on deductibility). If the shares belong to the assets of a permanent business establishment located in Germany, the Recurring Compensation Payment is fully subject to trade tax if the shareholder is subject to trade tax and does not hold a participation of at least 15% of the share capital of the company at the beginning of the relevant fiscal year. However, the trade tax can be fully or partially credited against the shareholder’s income tax by means of a flat sum procedure.

(iii)	Partnerships

If the shares are held by a partnership (co-entrepreneurship), the income tax or corporate income tax is only incurred at the level of each partner. In case of partners subject to corporate income tax who participate in the share capital of Wincor Nixdorf AG in the amount of at least 10% at the beginning of the relevant tax period proportionately through the partnership or proportionately through the partnership and directly, 95% of the Recurring Compensation Payment is tax-exempt and the remainder is subject to taxation (see Section (i) above). In case the partner is instead subject to income tax, 60% of the Recurring Compensation Payment is subject to taxation (see Section (ii) above). With regards to deductibility of business expenses the information in Section (i) and (ii) above applies accordingly to partners subject to corporate income tax. The Recurring Compensation Payment is fully subject to trade tax at the level of the partnership if it is subject to trade tax and does not hold a participation of at least 15% of the share capital of the company at the beginning of the relevant fiscal year.

4.3	Taxation of Exit Compensation at the level of shareholders

Pursuant to Article 5 para. 1 of the Agreement, Diebold KGaA undertakes, towards shareholders who want dispose of their Wincor Nixdorf Shares in connection with the conclusion of the Agreement with Wincor Nixdorf AG, to purchase their shares in exchange for an adequate Exit Compensation in the amount of €53.34 for each Wincor Nixdorf Share. Any capital gain resulting from the consequent transfer of Wincor Nixdorf Shares against the abovementioned Exit Compensation should be subject to the general rules on taxation of gains from the disposal of shares in a corporation at the level of the respective shareholders. A capital gain is realized if the Exit Compensation minus any costs of sale exceeds the acquisition costs for tax purposes or the book value for tax purposes for the relevant shares at the level of the respective shareholder. If the Exit Compensation minus any costs of sale is less than the acquisition costs or the book value of the shares at the level of the shareholder, a capital loss is incurred.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

If the shares are held in custody or administered by a domestic bank or financial service institute (including the domestic branches of foreign banks and financial service institutes), a domestic securities trading company or a domestic securities trading bank, or if such office sells the shares and pays out or credits the capital gains for the account of the shareholder (each a “Paying Agent”), the capital gains tax of 25% plus 5.5% solidarity surcharge thereon will be withheld (thus, tax deduction in total amounts to 26.375%) from capital gains subject to taxation in principle. However, the Domestic Paying Agent will usually refrain from withholding the capital gains tax for instance if (i) the shareholder is a corporation, association or estate with its tax domicile in Germany, or (ii) the shares form part of the shareholder’s domestic business assets and the shareholder informs the Domestic Paying Agent of this on the officially prescribed form, and if certain additional prerequisites are met.

No capital gains tax will be due with regard to the Exit Compensation if the shares are held in private assets and were acquired before January 1, 2009. Deduction of capital gains tax also does not apply to the Exit Compensation for shares held as business assets by corporations with unlimited tax liability. The same applies under certain circumstances to shares held by natural persons or by partnerships as business assets.

A deduction of capital gains tax and solidarity surcharge has a settling effect (abgeltende Wirkung) with regard to shares held as private assets. On the contrary, a deduction of taxes has neither a settling effect (abgeltende Wirkung) with regards to shares held as private assets if the shareholder or – in case of a gratuitous acquisition – its legal predecessor directly or indirectly held at least 1% of the share capital of Wincor Nixdorf AG during the last five years prior to the disposal nor with regards to shares held as business assets. In these cases, withheld taxes will be credited against the disposing shareholder’s income or corporate income tax and solidarity surcharge and any exceeding amount will be reimbursed.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

4.3.1	Shares held as private assets

Taxation on the Exit Compensation depends on whether the shareholders have acquired the shares before January 1, 2009 or after December 31, 2008:

(i)	Shares acquired before January 1, 2009

Capital gains from shares which were acquired before January 1, 2009 and which were held in private assets remain tax-free also with regard to any compensation.

However, capital gains from the Exit Compensation in favor of a shareholder who, or – in case of acquisition of title free of charge – whose predecessor, at any point in time during five years prior to the acquisition of the shares by Diebold KGaA pursuant to Article 5 para. 1 of the Agreement, directly or indirectly held a participation of at least 1% of the share capital of Wincor Nixdorf AG are subject to the so-called partial income method (Teileinkünfteverfahren), i.e. 60% of these capital gains are subject to taxation. Accordingly, only 60% of expenses economically connected to the Exit Compensation and of capital losses may be deducted in this case.

(ii)	Shares acquired after December 31, 2008

Capital gains from shares acquired after December 31, 2008 are, regardless of the holding period, generally subject to taxation of 25% plus 5.5% solidarity surcharge thereon (thus, tax deduction in total amounts to 26.375%). Basically, the shareholder’s income tax liability is compensated with the withholding of the capital gains tax. Respective capital losses may only be offset against gains from the disposal of shares during the current or a later year.

Capital gains tax is deducted from capital gains resulting from the compensation for shares which have been acquired after December 31, 2008, provided that a domestic paying agent is involved. Deduction of capital gains tax generally has a settling effect (abgeltende Wirkung), i.e. insofar as the shareholder’s tax liability is deemed settled and the capital gain does not need to be stated in the shareholder’s annual tax declarations. Under certain circumstances (for example, in case of the existence of a non-assessment certificate (Nichtveranlagungsbescheinigung) of the tax authorities or in case of an exemption order (Freistellungsauftrag) in a sufficient volume) the Exit Compensation may be paid out to shareholders without deducting capital gains tax and the solidarity surcharge. If the capital gains tax is not deducted in certain cases (for example, in case of the absence of a domestic paying agent), the shareholder must state the capital gain in his or her annual tax returns. However, in these cases, the capital gain will not be assessed at the shareholder’s personal income tax rate but at the flat tax rate on capital income.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Upon request of the shareholder, the capital gain resulting from the Exit Compensation can be subject to the income tax rate instead of the taxation at the flat capital gains tax if this reduces the tax burden on the respective shareholder. In this case, the capital gains tax initially withheld will be credited against the levied income tax. When determining the capital income only a saver’s allowance of €801.00 (or €1,602.00 in the case of filing jointly spouses and registered partners) may be deducted as income-related expenses. Deduction of the actual income-related expenses is excluded.

If the shareholder or the legal predecessor of the shareholder, in the event that the shareholder acquired the Wincor Nixdorf Shares gratuitously, directly or indirectly held a participation of at least 1% of the share capital of Wincor Nixdorf AG at any point in time during the last five years, 60% of the capital gain is subject to taxation. The withheld capital gains tax and the solidarity surcharge will be credited against the shareholder’s tax liability and any exceeding amount will be reimbursed. In these cases, shareholders may deduct only 60% of any capital losses and expenses in connection with the disposal.

4.3.2	Shares held as business assets

If shares are held as business assets, the taxation of the capital gains resulting from the disposal depends on whether the shareholder is a corporation, an individual (sole proprietor) or a partnership (co-entrepreneurship):

(i)	Corporations

With regard to corporations, profits from the disposal of shares are generally exempt from corporate income tax and trade tax. However, 5% of the capital gains are deemed to be expenses which cannot be deducted as business expenses for tax purposes so that they are subject to corporate income tax (plus the solidarity surcharge thereon) and trade tax. Capital losses and other reductions in the profit in connection to the disposed shares cannot be taken into account for tax purposes.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(ii)	Individuals (Sole Proprietor)

If the shares are held by an individual sole proprietor, 60% of the capital gains are subject to taxation at the shareholder’s personal income tax rate plus 5.5% solidarity surcharge thereon. Accordingly, only 60% of the business expenses related to the capital gains as well as only 60% of any capital losses can be taken into account for tax purposes. If the shares belong to the assets of a permanent business establishment located in Germany, 60% of the capital gains are subject to trade tax if the individual business person is subject to trade tax. However, the trade tax is completely or partially credited against the income tax of the investor.

(iii)	Partnerships

If the shares are held by a partnership (co-entrepreneur), the taxation depends on whether its partners are subject to income or corporate income tax. With regard to partners subject to corporate income tax, 95% of the capital gains from the disposal of shares is generally tax-exempt (see Section (i) above). With regard to partners subject to income tax, 60% of the capital gains from the disposal of shares is subject to taxation (see Section (ii) above). In addition, in case of an allocation to a permanent business establishment located in Germany, 60% of the capital gains from the disposal of shares is subject to trade tax at the level of the partnership if natural persons participate in the partnership, and 5% of the capital gains is subject to trade tax at the level of the partnership if corporations participate in the partnership. However, to the extent that individuals participate in the partnership, the trade tax is completely or partially credited against their income tax by way of a flat rate procedure. With regard to deductibility of business expenses and capital losses, the information on partners subject to corporate income tax in Section (i) and the information on partners subject to income tax in Section (ii) above applies accordingly.

5.	Tax effects on Wincor Nixdorf AG

If all other preconditions for a consolidated tax group for purposes of corporate income tax and trade tax are fulfilled, the Agreement will have the effect that earnings of Wincor Nixdorf AG are allocated to Diebold KGaA for corporate income and trade tax purposes and are subject to taxation at Diebold KGaA.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

20/17 of the recurring compensation payments to outside Wincor Nixdorf Shareholders are subject to corporate income tax at the level of Wincor Nixdorf AG (Section 16 of the Corporation Tax Act).

The consolidated tax group comes into existence starting with the fiscal year of Wincor Nixdorf AG, at the beginning of which the obligation to transfer profit pursuant to Article 2 of the Agreement becomes effective, i.e. presumably with the fiscal year beginning as of October 1, 2016, provided that the Agreement has been registered in the commercial register by the end of said fiscal year pursuant to Article 7 para. 2 of the Agreement. Loss carry forwards existing at the beginning of the consolidated tax group remain in place but cannot be used for tax purposes for the duration of the consolidated tax group.

As a result of the consolidation for tax purposes, Wincor Nixdorf AG is liable pursuant to Section 73 of the German General Tax Code (Abgabenordnung) for those taxes of the parent company of the consolidated tax group for which the consolidated tax group is relevant. Claims for reimbursement of tax credits and actual taxes are treated alike in this regard.

6.	Cost of the domination and profit-and-loss transfer agreement

The preparation and proposed conclusion of the Agreement are associated with one-off expenses. Such costs incurred at Wincor Nixdorf AG, in particular, by mandating the Valuation Expert (see Section I.), the issuance of the Audit Report by the court appointed Contract Auditor ADKL (see Section IV.3.2.2), as well as by obtaining legal advice. Diebold KGaA and Wincor Nixdorf AG each bear one half of the costs for the preparation of the valuation report on the enterprise value prepared by the Valuation Expert as well as the costs for the preparation of the report by the Contract Auditor. All other costs incurred by the parties, including costs of external advisers, are borne by the respective party alone. External costs to be borne by Wincor Nixdorf AG in a range of approximately €1.7 million are expected overall.

V.	TYPE AND AMOUNT OF THE RECURRING COMPENSATION AND THE EXIT COMPENSATION PURSUANT TO SECTIONS 304 AND 305 OF THE STOCK CORPORATION ACT

1.	Overview

Pursuant to Section 304 of the Stock Corporation Act, a domination and profit-and-loss transfer agreement must contain adequate Recurring Compensation for the outside shareholders by means of a recurring cash payment related to the shares in the share capital. The type of Recurring Compensation and reasons for choosing a fixed Recurring Compensation are described in Section IV.1.4.1.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

At least the annual payment of that amount must be promised as recurring compensation under Section 304 para. 1 sentence 1 and para. 2 sentence 1 of the Stock Corporation Act, which could most likely be distributed to the individual shareholder as an average share in the profit according to the earnings position of the company to date and its future prospects for earnings, taking into account reasonable depreciation and adjustments in value but without establishing other profit reserves.

According to Section 305 para. 1 of the Stock Corporation Act, a domination and profit-and-loss transfer agreement must also contain the obligation of the controlling company to purchase the shares of an outside shareholder upon request in exchange for adequate exit compensation determined in the agreement. The adequate exit compensation must take into account the circumstances of the company at the time of adopting the resolution at the general shareholders’ meeting about the agreement in accordance with Section 305 para. 3 sentence 2 of the Stock Corporation Act. According to prevailing opinion, this applies accordingly for the Recurring Compensation Payment pursuant to Section 304 of the Stock Corporation Act. According to the order of the German Federal Constitutional Court (Bundesverfassungsgericht) dated April 27, 1999 (case no. BvR 1613/94), an existing stock exchange price cannot be ignored when setting the amount of the Exit Compensation under Section 305 of the Stock Corporation Act. The stock exchange price generally represents the lowest amount of the exit compensation to be paid to the shareholder.

The determinative date for the valuation of the Recurring Compensation and the Exit Compensation is the scheduled date of the annual general shareholders’ meeting of Wincor Nixdorf AG which will vote on the Agreement, i.e. September 26, 2016.

The management board of Wincor Nixdorf AG and the management of Diebold KGaA assigned PwC to submit a Valuation Report on the company value of Wincor Nixdorf AG as well as on the amount of the adequate Recurring Compensation Payment for purposes of Section 304 of the Stock Corporation Act and the Exit Compensation for purposes of Section 305 of the Stock Corporation Act on the scheduled day of the general shareholders’ meeting, i.e. September 26, 2016.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Between May 2016 and August 2016, PwC performed the necessary steps to prepare the Valuation Report. On August 16, 2016, PwC submitted its expert opinion on the estimation of the enterprise value of Wincor Nixdorf AG as well as of the adequate Exit Compensation (Section 305 of the Stock Corporation Act) and of the adequate Recurring Compensation Payment (Section 304 of the Stock Corporation Act) as of September 26, 2016, i.e. the date of the general shareholders’ meeting of Wincor Nixdorf AG voting on the Agreement.

PwC, in its function as neutral expert within the meaning of IDW S 1, concludes in its Valuation Report that the objectified enterprise value within the meaning of IDW S 1 of Wincor Nixdorf AG as of September 26, 2016 is €1,591 million (rounded). This corresponds to an amount of €53.34 for each outstanding Wincor Nixdorf Share given 29,816,211 outstanding Wincor Nixdorf Shares (excluding Wincor Nixdorf Treasury Shares).

In the event the base interest rate changes until September 26, 2016 to (i) 0.6%, (ii) 0.5% or (iii) 0.8% (on this possibility see Section IV.1.4.2(iii)), the objectified enterprise value within the meaning of IDW S1 as of 2008 of Wincor Nixdorf AG as of September 26, 2016 would amount to (i) €1,615 million, (ii) €1,640 million or (iii) €1,567 million, respectively. Further details on the enterprise value per share at a base interest rate of 0.6%, 0,5% or 0,8% can also be found in the Valuation Report (Annex 5) under no. 399.

PwC also concludes that the relevant average stock exchange price is €46.79 for each Wincor Nixdorf Share. This is determined on the basis of a volume weighted average stock exchange price for Wincor Nixdorf Shares determined by BaFin for the three month period prior to the announcement by Diebold Inc. on April 8, 2016 of the intent to bring about the signing of a domination and profit-and-loss transfer agreement between Wincor Nixdorf AG and Diebold KGaA (see Section V.3). Since the enterprise value for each Wincor Nixdorf Share, determined using the discounted earnings method, is above the relevant stock exchange price, PwC based the determination of the Exit Compensation on the enterprise value. This results, according to the Valuation Report of PwC, in an adequate Exit Compensation for the purpose of Section 305 of the Stock Corporation Act of €53.34 for each Wincor Nixdorf Share. The adequate Recurring Compensation for the purpose of Section 304 of the Stock Corporation Act, determined using the discounted earnings method, results, according to the valuations of PwC, in a gross amount of €3.17 (net €2.85) for each Wincor Nixdorf Share.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The complete version of the Valuation Report of PwC on the determination of the adequate Exit Compensation (Section 305 of the Stock Corporation Act) and the adequate Recurring Compensation (Section 304 of the Stock Corporation Act) dated August 16, 2016 is attached as Annex 5 to this Report and, thus, constitutes an integral part of this Report.

The management board of Wincor Nixdorf AG and the management of Diebold KGaA have completely incorporated the statements by PwC in the referenced Valuation Report regarding the enterprise value of Wincor Nixdorf AG, regarding the adequate Recurring Compensation and regarding the adequate Exit Compensation as their own and include it in the substance of this Report. In their own view, the management board of Wincor Nixdorf AG and the management of Diebold KGaA consider – subject to a change of the base interest rate – the Exit Compensation for purposes of Section 305 of the Stock Corporation Act in the amount of €53.34 for each Wincor Nixdorf Share as well as the Recurring Compensation for purposes of Section 304 of the Stock Corporation Act in the gross amount of €3.17 (net €2.85) for each Wincor Nixdorf Share to be adequate.

The Valuation Report by PwC – as well as this Report – will be available at the website of Wincor Nixdorf AG at http://www.wincor-nixdorf.com/ under Investor Relations/Annual General Meeting, together with the other documents required pursuant to Section 293f para. 1 of the Stock Corporation Act starting on the date on which the general shareholders’ meeting of Wincor Nixdorf AG, which will resolve on the approval of the Agreement, is convened. The documents will also be available for display for the shareholders in the offices of Wincor Nixdorf AG from the date on which the general shareholders’ meeting is convened until it is closed and will also be available during the general shareholders’ meeting of Wincor Nixdorf AG on September 26, 2016. A copy of these documents will be sent to any shareholder free of charge without undue delay upon request. Reference is made to the invitation for the general shareholders’ meeting of Wincor Nixdorf AG that will resolve upon the approval of the Agreement with regard to the details of the availability and request of the copies of these and other documents. The documents will also be available at the website of Diebold KGaA at http://www.dieboldnixdorf.com under Company/Investor Relations.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

The management board of Wincor Nixdorf AG and the management of Diebold KGaA expressly point out for purposes of avoiding the risk of liabilities under foreign legal systems that the planning of Wincor Nixdorf AG constituting the basis of the enterprise valuation was prepared to the best of their knowledge but that neither Wincor Nixdorf AG, nor a company of the Diebold Group can assume any liability for their future occurrence.

2.	Determination and setting of the amount of the adequate Recurring Compensation Payment pursuant to Section 304 of the Stock Corporation Act

Pursuant to Article 4 para. 1 of the Agreement, Diebold KGaA grants to the outside Wincor Nixdorf Shareholders a fixed annual Recurring Compensation Payment for the term of the Agreement as of its effective date.

The annual Recurring Compensation Payment amounts to €3.17 before taxes and a net amount of €2.85 per Wincor Nixdorf Share.

The reasons why the parties have agreed on a fixed Recurring Compensation Payment were described in Section IV.1.4.1(ii). The Parties have agreed on a gross amount in accordance with the case law of the BGH (judgement dated July 21, 2003, case no. II ZB 17/01 – “Ytong”). Reference is made on this point to the explanation in Section IV.1.4.2(ii).

The management board of Wincor Nixdorf AG and the management of Diebold KGaA have mutually agreed on the amount of the Recurring Compensation Payment, based on the results of the Valuation Report of PwC dated August 16, 2016, in which PwC comes to the conclusion that the adequate Recurring Compensation amounts to €3.17 before taxes (net amount is €2.85) per Wincor Nixdorf Share.

For the effects of a possible change in the underlying base interest rate until the date of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016 regarding the calculation of the adequate Recurring Compensation, reference is made to the explanations above in Section IV.1.4.2(iii).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

3.	Determination and setting of the amount of the adequate Exit Compensation pursuant to Section 305 of the Stock Corporation Act

Pursuant to Article 5 of the Agreement, Diebold KGaA undertakes upon demand of each outside Wincor Nixdorf Shareholder to purchase such shareholder’s Wincor Nixdorf Shares in exchange for cash compensation (Section 305 para. 2 No. 3 of the Stock Corporation Act). Each outside Wincor Nixdorf Shareholder willing to make use of the offer for Exit Compensation receives Exit Compensation for each Wincor Nixdorf Share in the amount of €53.34. The main reasons for agreeing on a cash compensation as the form of Exit Compensation are described in Section IV.1.5.1.

The management board of Wincor Nixdorf AG and the management of Diebold KGaA have agreed to determine the amount of the Exit Compensation based on the results of the Valuation Report of PwC of August 16, 2016. In this Valuation Report, PwC has determined an amount of €53.34 per Wincor Nixdorf Share as adequate Exit Compensation within the meaning of Section 305 of the Stock Corporation Act.

The enterprise value of Wincor Nixdorf AG determined by PwC in their Valuation Report in accordance with the discounted earnings method pursuant to IDW S 1 as of September 26, 2016 is €1,591 million (rounded). This corresponds to a value of €53.34 per Wincor Nixdorf Share.

When determining the Exit Compensation, PwC and the Parties took further into account the stock exchange price for the Wincor Nixdorf Shares. According to the case law of the German Federal Constitutional Court (Bundesverfassungsgericht) of April 27, 1999, case no. BvR 1613/94, the stock exchange price generally represents the lowest amount for determining the amount of the exit compensation to be offered to the outside shareholders. The BGH (judgement dated March 12, 2001 – case no. II ZB 15/00) specified the requirements of the German Federal Constitutional Court (Bundesverfassungsgericht) with regard to the relevance of the stock exchange price for determining the adequate exit compensation. In its judgement of July 19, 2010 (case no. ZB II 18/09 – “Stollwerck”) the BGH established additional requirements in this respect and stated in further detail that the relevant stock exchange price must be determined on the basis of a volume weighted average stock exchange price during a three month reference period prior to the announcement of a structural measure.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Diebold Inc. and Diebold KGaA announced their intent to enter into a domination and profit-and-loss transfer agreement between Wincor Nixdorf AG and Diebold KGaA by way of a press release on April 8, 2016. The volume weighted average stock exchange price of Wincor Nixdorf Shares determined by BaFin for the three month period prior to the publication of the press release on April 8, 2016 is €46.79. As this value of the volume weighted average stock exchange price falls below the above-mentioned enterprise value per share determined in accordance with the discounted earnings method, the enterprise value per share of €53.34 assuming a base interest rate of 0.7% (see further Section IV.1.5.2) was relevant for the determination of the Exit Compensation in the present case.

The volume weighted average stock exchange price does not have to be adjusted and extrapolated to the date of the general shareholders’ meeting. According to the Stollwerck decision of the BGH, such adjustment only has to occur if a longer period of time has passed between the public announcement of the structural measure and the date of the general shareholders’ meeting and if the development of the stock exchange prices shows that an adjustment is appropriate. An adjustment of the value weighted three months average stock exchange price in the present case, however, is not necessary because a period of less than six months lies between the announcement of the intent to enter into a domination and profit-and-loss transfer agreement (April 8, 2016) and the date of the general shareholders’ meeting (September 26, 2016) at which the Agreement will be presented for approval. This does not constitute a longer period of time under the Stollwerck decision.

VI.	CONTRACT AUDIT

ADKL has prepared an Audit Report, which, together with the documents set forth in Section 293f para. 1 of the Stock Corporation Act, will be available on the website of Wincor Nixdorf AG at http://www.wincor-nixdorf.com/ under Investor Relations/Annual General Meeting as of the date on which the general shareholders’ meeting of Wincor Nixdorf AG is convened. In addition, the Audit Report and the above mentioned documents will be available at the premises of Wincor Nixdorf AG for inspection by outside Wincor Nixdorf Shareholders and will also be available during the general shareholders’ meeting. A copy of these documents will be sent to any Wincor Nixdorf Shareholder free of charge without undue delay upon request (see Section IV.3.2.2). The documents will also be available at the website of Diebold KGaA at http://www.dieboldnixdorf.com under Company/Investor Relations.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

IN GEGENSEITIGEM EINVERSTÄNDNIS ZUM GEMEINSAMEN BERICHT ÜBER DEN BEHERRSCHUNGS- UND GEWINNABFÜHRUNGSVERTRAG:

Im Namen der Diebold Holding Germany Inc. & Co. KGaA:

Ort:

Datum:	August 2016

Christopher A. Chapman

als Finanzvorstand (CFO) der Diebold, Incorporated in ihrer Eigenschaft als persönlich haftende Gesellschafterin der Diebold Holding Germany Inc. & Co. KGaA

S-1

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

IN GEGENSEITIGEM EINVERSTÄNDNIS ZUM GEMEINSAMEN BERICHT ÜBER DEN BEHERRSCHUNGS- UND GEWINNABFÜHRUNGSVERTRAG:

Im Namen der Wincor Nixdorf Aktiengesellschaft:

Ort:	Paderborn

Datum:	2016

Eckard Heidloff	Dr. Jürgen Wunram

Vorsitzender des Vorstands der Wincor Nixdorf Aktiengesellschaft	Mitglied des Vorstands und stellvertretender Vorsitzender des Vorstands der Wincor Nixdorf Aktiengesellschaft
Olaf Heyden	Dr. Ulrich Näher

Mitglied des Vorstands der Wincor Nixdorf Aktiengesellschaft	Mitglied des Vorstands der Wincor Nixdorf Aktiengesellschaft

S-2

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Annex 1:	List of shareholdings of the Wincor Nixdorf Group as of December 31, 2015 pursuant to Section 313 para. 2 of the German Commercial Code

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Wincor Nixdorf Group
WINCOR NIXDORF International GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Banking Consulting GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Business Administration Center GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Customer Care GmbH	Paderborn, Germany	100%
Wincor Nixdorf Dienstleistungs GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Facility GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Facility Services GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Global IT Operations GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Grundstücksverwaltung Ilmenau GmbH & Co. KG	Paderborn, Germany	100%
Wincor Nixdorf Logistics GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Lottery Solutions GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Manufacturing GmbH	Paderborn, Germany	100%
Wincor Nixdorf Portavis GmbH	Hamburg, Germany	68%
WINCOR NIXDORF Real Estate GmbH & Co. KG	Paderborn, Germany	100%
WINCOR NIXDORF Retail Consulting GmbH	Paderborn, Germany	100%
Wincor Nixdorf Retail Services GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Security GmbH	Paderborn, Germany	100%
Wincor Nixdorf Services GmbH	Paderborn, Germany	100%
WINCOR NIXDORF Technology GmbH	Paderborn, Germany	100%
Aevi International GmbH	Paderborn, Germany	100%
Bankberatung Organisations- und IT-Beratung für Banken AG	Wedemark, Germany	92,04%
IP Management GmbH	Paderborn, Germany	100%
Prosystems IT GmbH	Bonn, Germany	100%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Wincor Nixdorf Group
Wincor Nixdorf N.V.	Zaventem, Belgium	100%
Wincor Nixdorf A/S	Ballerup, Denmark	100%
Wincor Nixdorf Oy	Espoo, Finland	100%
Wincor Nixdorf SAS	Vélizy-Villacoublay, France	100%
Wincor Nixdorf Information Systems S.A.	Kifissia/Athens, Greece	100%
Wincor Nixdorf Banking Services Ltd.	Bracknell/Berkshire, Great Britain	100%
Wincor Nixdorf Ltd.	Bracknell/Berkshire, Great Britain	100%
Aevi UK Limited	Bracknell/Berkshire, Great Britain	100%
Wincor Nixdorf Ltd.	Dublin, Ireland	100%
Wincor Nixdorf S.r.l.	Basiglio/Milan, Italy	100%
Wincor Nixdorf Finance Malta Holding Limited	St. Julians, Malta	100%
Wincor Nixdorf Finance Malta Limited	St. Julians, Malta	100%
SecurCash B.V.	Rotterdam, The Netherlands	100%
SecurCash Nederland B.V.	Rotterdam, The Netherlands	100%
SecurCash Geldverwerking B.V.	Rotterdam, The Netherlands	100%
Wincor Nixdorf B.V.	Delft, The Netherlands	100%
WINCOR NIXDORF Software CV	Utrecht, The Netherlands	100%
WINCOR NIXDORF Software Partner B.V.	Utrecht, The Netherlands	100%
WINCOR NIXDORF Global Solutions B.V.	Utrecht, The Netherlands	100%
Wincor Nixdorf A/S	Oslo, Norway	100%
Wincor Nixdorf GmbH	Vienna, Austria	100%
Wincor Nixdorf Sp.z. o.o.	Warsaw, Poland	100%
Wincor Nixdorf Lda.	Carnaxide, Portugal	100%
LLC WINCOR NIXDORF	Moscow, Russia	100%
Wincor Nixdorf Oil and Gas IT LLC	Moscow, Russia	51%
Wincor Nixdorf Oil and Gas IT Service LLC	Moscow, Russia	51%
Wincor Nixdorf AB	Solna, Sweden	100%
BEB Industrie- Elektronik AG	Burgdorf, Switzerland	100%
Wincor Nixdorf Finance AG	Baar, Switzerland	100%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Wincor Nixdorf Group
Wincor Nixdorf AG	Brüttisellen, Switzerland	100%
WINCOR NIXDORF s.r.o.	Bratislava, Slovakia	100%
Wincor Nixdorf S.L.	Madrid, Spain	100%
Dynasty Technology Group, S.A.U.	Madrid, Spain	100%
Wincor Nixdorf s.r.o.	Prague, Czech Republic	100%
WN CZ RETAIL SOLUTIONS s.r.o.	Prague, Czech Republic	100%
Aevi CZ s.r.o.	Prague, Czech Republic	100%
Wincor Nixdorf Bilgisayar Sistemleri A.S.	Kadikoy/Istanbul, Turkey	100%
LIMITED LIABILITY COMPANY WINCOR NIXDORF	Kiew, Ukraine	100%
Wincor Nixdorf Kft.	Budapest, Hungary	100%
Wincor Nixdorf Soluções em Tecnologia da Informação Ltda.	Atibaia/São Paulo, Brazil	100%
Dynasty Technology Brasil Software Ltda.	Barueri/São Paulo, Brazil	100%
Wincor Nixdorf Canada Inc.	Mississuaga/ Ontario, Canada	100%
Wincor Nixdorf IT Support S.A. de C.V.	Mexico City, Mexico	99,99%
Wincor Nixdorf S.A. de C.V.	Mexico City, Mexico	100%
Wincor Nixdorf Inc.	Austin, USA	100%
Wincor Nixdorf C.A.	Caracas, Venezuela	100%
WINCOR NIXDORF AUSTRALIA PTY LTD	Frenchs Forest/Sydney, Australia	100%
Wincor Nixdorf (Hong Kong) Ltd.	Kwun Tong, Kowloon/ Hong Kong, China	100%
Wincor Nixdorf Retail & Banking Systems (Shanghai) Co., Ltd.	Shanghai, China	100%
Wincor Nixdorf Manufacturing (Shanghai) Co., Ltd.	Shanghai, China	100%
Wincor Nixdorf India Private Ltd.	Mumbai, India	100%
PT. Wincor Nixdorf Indonesia	Jakarta Selatan, Indonesia	100%
WINCOR NIXDORF RETAIL SOLUTIONS (M) SDN. BHD	Kuala Lumpur, Malaysia	100%
Wincor Nixdorf (M) Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
WINCOR NIXDORF (PHILIPPINES), INC.	Makati City, Philippines	100%
WINCOR NIXDORF PTE. LTD.	Singapore	100%
WINCOR NIXDORF MANUFACTURING PTE. LTD	Singapore	100%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Wincor Nixdorf Group
WINCOR NIXDORF Ltd.	Seoul, South Korea	100%
Wincor Nixdorf Taiwan Ltd.	Taipei, Taiwan	100%
Wincor Nixdorf (Thailand) Co., Ltd.	Bangkok, Thailand	100%
EURL WINCOR NIXDORF	Algiers, Algeria	100%
Wincor Nixdorf S.A.	Casablanca, Morocco	100%
WINCOR NIXDORF (PTY) LTD	Hurlingham-Sandton, South Africa	100%
Wincor Nixdorf Retail ME DMCC (not fully consolidated)	Dubai, UAE	80%
Wincor Nixdorf Limited (not fully consolidated)	Lagos, Nigeria	100%
CI Tech Components AG (Joint Venture)	Burgdorf, Switzerland	50%
CROWN B.V. (Joint Venture)	Delft, The Netherlands	50%
WINSERVICE AS	Oslo, Norway	50%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Annex 2:     List of shareholdings of the Diebold Group as of December 31, 2015

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Diebold
Diebold Australia Holding Company, Inc.	Wilmington, Delaware	100%
Diebold China Security Holding Company, Inc.	Wilmington, Delaware	100%
Diebold Enterprise Security Systems, Inc.	Elmsford, New York	100%
Diebold Global Finance Corporation	Wilmington, Delaware	100%
Diebold Holding Company, Inc.	Wilmington, Delaware	100%
Diebold Latin America Holding Company, LLC	Wilmington, Delaware	100%
Diebold Mexico Holding Company, Inc.	Wilmington, Delaware	100%
Diebold Netherlands Holding Company, LLC	Wilmington, Delaware	100	%(1)
Diebold Self-Service Systems	Nyack, New York	100	%(2)
Diebold Software Solutions, Inc.	Wilmington, Delaware	100%
Diebold SST Holding Company, Inc.	Wilmington, Delaware	100%
Diebold Transaction Services, Inc.	Wilmington, Delaware	100%
Impexa LLC	Houston, Texas	100	%(3)
Mayfair Software Distribution, Inc.	Wilmington, Delaware	100%
Phoenix Interactive USA Inc.	Wilmington, Delaware	100	%(39)
VDM Holding Company, Inc.	Wilmington, Delaware	100%
Verdi & Associates, Inc.	Buffalo, New York	100%
1932780 Ontario Inc.	Ontario, Canada	100	%(40)
Altus Bilisim Hizmetleri Anonim Sirketi	Cankaya-Ankara, Turkey	100	%(36)
Bitelco Diebold Chile Limitada	Santiago, Chile	100	%(46)
C.R. Panama, Inc.	Panama, Panama	100	%(11)
Cable Print B.V.B.A.	Erpe Mere, Belgium	100	%(38)
Caribbean Self Service and Security LTD.	Bridgetown, Barbados	50	%(10)
Central de Alarmas Adler, S.A. de C.V.	Nuevo Leon, Mexico	100	%(20)
Cryptera A/S	Glostrup, Denmark	100	%(27)
D&G ATMS y Seguridad de Costa Rica Ltda.	San Jose, Costa Rica	99.99	%(34)
D&G Centroamerica y GBM de Nicaragua y Compañia Ltda.	Managua, Nicaragua	99	%(32)
D&G Centroamerica, S. de R.L.	Panama, Panama	51	%(30)
D&G Dominicana S.A.	Santo Domingo, Dominican Republic	99.85	%(33)
D&G Honduras S. de R.L.	Tegucigalpa, Honduras	99	%(32)
D&G Panama S. de R.L.	Panama, Panama	99.99	%(34)
DB & GB de El Salvador Limitada	San Salvador, El Salvador	99	%(32)

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Diebold
DB&G ATMs Seguridad de Guatemala, Limitada	Ciudad, Guatemala	99	%(32)
DBD EMEA Holding C.V.	Utrecht, The Netherlands	100	%(28)
DCHC, S.A.	Panama, Panama	100	%(11)
Diamond UK Holdings LLP	Middlesex, United Kingdom	100	%(43)
Diebold Africa (Pty) Ltd.	Johannesburg, South Africa	100	%(18)
Diebold Africa Investment Holdings Pty. Ltd.	Johannesburg, South Africa	100	%(27)
Diebold Argentina, S.A.	Buenos Aires, Argentina	100	%(11)
Diebold ATM Cihazlari Sanayi Ve Ticaret A.S.	Istanbul, Turkey	100	%(16)
Diebold Australia Pty. Ltd.	Sydney, Australia	100	%(4)
Diebold (Barbados) Holdings 1 Corp.	Christ Church, Barbados	100%
Diebold (Barbados) Holdings 2 Corp.	Christ Church, Barbados	100%
Diebold (Barbados) Holdings 3 Corp.	Christ Church, Barbados	100	%(43)
Diebold Belgium B.V.B.A	Zellik, Belgium	100	%(17)
Diebold Bolivia S.R. L.	La Paz, Bolivia	100	%(31)
Diebold Brasil LTDA	Sao Paulo, Brazil	100	%(29)
Diebold Brasil Servicos de Tecnologia e Participacoes Ltda	Sao Paulo, Brazil	100	%(23)
Diebold Canada Holding Company Inc.	Alberta, Canada	100%
Diebold Colombia S.A.	Bogota, Columbia	100	%(14)
Diebold—Corp Systems Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Diebold Ecuador SA	Bodegas La Carlota, Ecuador	100	%(19)
Diebold EMEA Processing Centre Limited	Middlesex, United Kingdom	100%
Diebold Financial Equipment Company (China), Ltd.	Shanghai, Peoples Republic of China	85	%(25)
Diebold France SARL	Guyancourt Cedex, France	100	%(5)
Diebold Germany GmbH	Eschborn, Germany	100	%(5)
Diebold Holding Germany Inc. & Co. KGaA	Eschborn, Germany	100%
Diebold Hong Kong Services Limited (f/k/a SIAB (HK) Ltd.)	North Point, Hong Kong	100	%(7)
Diebold Hungary Trading & Servicing LLC	Budapest, Hungary	100	%(37)
Diebold Hungary Self-Service Solutions, Ltd.	Budapest, Hungary	100%
Diebold International Limited	Middlesex, United Kingdom	100	%(5)
Diebold Italia S.p.A.	Milano, Italy	100	%(13)
Diebold Kazakhstan LLP	Almaty, Kazakhstan	100	%(5)
Diebold de Mexico, S.A. de C.V.	Mexico City, Mexico	100	%(45)
Diebold Netherlands B.V.	Utrecht, The Netherlands	100	%(5)
Diebold One UK Limited	Middlesex, United Kingdom	100%

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Company Name	Registered Office	Percent of ownership interest/voting securities owned by Diebold
Diebold Österreich Selbstbedienungssysteme GmbH	Wiener Neudorf, Austria	100	%(5)
Diebold Pacific, Limited	North Point, Hong Kong	100%
Diebold Panama, Inc.	Panama, Panama	100	%(11)
Diebold Paraguay S.A.	Asuncion, Paraguay	100	%(21)
Diebold Peru S.r.l	Lima, Peru	100	%(11)
Diebold Philippines, Inc.	Makati City, Philippines	100%
Diebold Poland S.p. z.o.o.	Warsaw, Poland	100	%(5)
Diebold Portugal—Solucoes de Automatizacao, Limitada	Amadora, Portugal	100	%(5)
Diebold Selbstbedienungssysteme (Schweiz) GmbH	Wangen-Bruttisellen, Switzerland	100	%(5)
Diebold Self-Service Solutions Limited Liability Company	Wangen-Bruttisellen, Switzerland	100	%(15)
Diebold Self Service Solutions Namibia (Pty) Ltd	Windhoek, Namibia	100	%(41)
Diebold Self-Service Ltd.	Moscow, Russia	100	%(5)
Diebold Self-Service Solutions Industrial and Servicing Rom Srl	Bucharest, Romania	100	%(42)
Diebold Singapore Pte. Ltd.	Braddell View, Singapore	100%
Diebold Software Solutions UK Ltd.	Middlesex, United Kingdom	100	%(9)
Diebold South Africa (Pty) Ltd.	Johannesburg, South Africa	74.9	%(26)
Diebold Spain, S.L.	Madrid, Spain	100	%(22)
Diebold Switzerland Holding Company, LLC	Wangen-Bruttisellen, Switzerland	100%
Diebold Systems Private Limited	Mumbai, India	100	%(8)
Diebold (Thailand) Company Limited	Bangkok, Thailand	100	%(4)
Diebold Uruguay S.A.	Montevideo, Uruguay	100	%(11)
Diebold Vietnam Company Limited	Hanoi, Vietnam	100%
GAS Informática Ltda.	Distrito Federal, Brazil	100	%(35)
J.J.F. Panama, Inc.	Panama, Panama	100	%(11)
Phoenix Interactive (Aust) Pty Ltd.	Sydney, Australia	100	%(39)
Phoenix Interactive Design Inc.	Ontario, Canada	100	%(39)
Phoenix Interactive (UK)	Scotland, United Kingdom	100	%(39)
P.T. Diebold Indonesia	Jakarta Selatan, Indonesia	100	%(6)
Procomp Amazonia Industria Eletronica S.A.	Amazonas, Brazil	100	%(12)
Procomp Industria Eletronica LTDA	Sao Paulo, Brazil	100	%(24)
The Diebold Company of Canada, Ltd.	Ontario, Canada	100%

(1)	100 percent of voting securities are owned by Diebold Australia Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(2)	70 percent of partnership interest is owned by Diebold Holding Company, Inc., which is 100 percent owned by the Diebold Group, while the remaining 30 percent partnership interest is owned by Diebold SST Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(3)	100 percent of voting securities are owned by Diebold Mexico Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(4)	100 percent of voting securities are owned by Diebold EMEA Holding C.V. (refer to 28 for ownership).

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(5)	100 percent of voting securities are owned by Diebold Self-Service Solutions Limited Liability Company, which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(6)	88.9 percent of voting securities are owned by the Diebold Group, and 11.1 percent of voting securities are owned by Diebold Pacific, Limited, which is 100 percent owned by the Diebold Group.
(7)	100 percent of voting securities are owned by Diebold Self Service Systems (refer to 2 for ownership).
(8)	70.70 percent of voting securities are owned by the Diebold Group; 21.55 percent of voting securities are owned by Diebold Self-service Solutions Limited Liability Company (refer to 15 for ownership); 7.73 percent of voting securities are owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group and the remaining 0.02 percent of voting securities is owned by Diebold Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(9)	100 percent of voting securities are owned by Diebold Software Solutions, Inc., which is 100 percent owned by the Diebold Group.
(10)	50 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(11)	100 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(12)	99.99 percent of voting securities are owned by Diebold Brasil LTDA, which is 100 percent owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group, while the remaining 0.01 percent is owned by the Diebold Group.
(13)	100 percent of voting securities are owned by Diebold International Limited, which is 100 percent owned by Diebold Self-Service Solutions Limited Liability Company, which is 100 percent owned by Diebold Switzerland Holding Company, LLC., which is 100 percent owned by the Diebold Group.
(14)	21.44 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group; 16.78 percent of voting securities are owned by Diebold Panama, Inc., which is 100 percent owned by Diebold Latin America Holding Company, Inc., which is 100 percent owned by the Diebold Group; 16.78 percent of voting securities are owned by DCHC SA, which is 100 percent owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group; 13.5 percent of voting securities are owned by J.J.F. Panama, Inc., which is 100 percent owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group; and the remaining 31.5 percent of voting securities are owned by C.R. Panama, Inc., which is 100 percent owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(15)	100 percent of voting securities are owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(16)	50 percent of voting securities are owned by Diebold Netherlands B.V., which is 100 percent owned by Diebold Self-Service Solutions Limited Liability Company, while the remaining 50 percent of voting securities are owned by Diebold Self-Service Solutions Limited Liability Company, which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(17)	10 percent of voting securities are owned by Diebold Selbstbedienungssysteme GmbH, which is 100 percent owned by Diebold Self Service Solutions Limited Liability Company, while the remaining 90 percent of voting securities are owned by Diebold Self -Service Solutions Limited Liability Company, which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(18)	100 percent of voting securities are owned by Diebold Africa Investment Holdings Pty. Ltd., which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(19)	99.99 percent of voting securities are owned by Diebold Colombia SA (refer to 14 for ownership), while the remaining 0.01 percent of voting securities are owned by Diebold Latin America Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(20)	.01 percent of voting securities are owned by Diebold de Mexico S.A. de C.V. (refer to 45 for ownership), while 99.99 percent of voting securities are owned by Impexa LLC, which is 100 percent owned by Diebold Mexico Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(21)	1 percent of voting securities are owned by Diebold, while 99 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(22)	100 percent of voting securities are owned by VDM Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(23)	99.99 percent of voting securities are owned by Diebold Canada Holding Company Inc., which is 100 percent owned by the Diebold Group, while the remaining 0.01 percent is owned by Procomp Amazonia Industria Eletronica S.A. (refer to 12 for ownership).
(24)	99.99 percent of voting securities are owned by Diebold Brasil Servicos e Participacoes Limitada (refer to 23 for ownership), while the remaining 0.01 percent are owned by the Diebold Group.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(25)	85 percent of voting securities are owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(26)	74.9 percent of voting securities are owned by Diebold Africa Investment Holdings Pty. Ltd., which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(27)	100 percent of voting securities are owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(28)	99 percent of voting securities are owned by Diebold Australia Holding Company, Inc., which is 100 percent owned by the Diebold Group, and the remaining 1 percent is owned by Diebold Netherlands Holding Company, LLC (refer to 1 for ownership).
(29)	99.99 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group, while the remaining 0.01 percent are owned by the Diebold Group.
(30)	51 percent of voting securities are owned by Diebold Latin America Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(31)	60 percent of voting securities are owned by Diebold Colombia, S.A. (refer to 14 for ownership) and 40 percent owned by Diebold Peru, S.r.L. (refer to 11 for ownership).
(32)	99 percent of voting securities are owned by D&G Centroamerica, S. de R. L. (refer to 30 for ownership).
(33)	99.85 percent of voting securities are owned by D&G Centroamerica, S. de R. L. (refer to 30 for ownership).
(34)	99.99 percent of voting securities are owned by D&G Centroamerica, S. de R. L. (refer to 30 for ownership).
(35)	99.99 percent of voting securities are owned by Procomp Industria Eletronica Ltda (refer to 24 for ownership), while the remaining 0.01 percent is owned by Diebold Brasil Ltda (refer to 29 for ownership).
(36)	100 percent of voting securities are owned by Diebold ATM Cihazlari Sanayi Ve Ticaret A.S. (refer to 16 for ownership).
(37)	99.98 percent of voting securities are owned by Diebold Self-Service Solutions Limited Liability Company (refer to 15 for ownership), while the remaining 0.02 percent is owned by Diebold Poland S.p. z.o.o. (refer to 5 for ownership).
(38)	99.99 percent of voting securities are owned by the Diebold Group, while the remaining 0.01 percent is owned by Diebold Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(39)	100 percent of voting securities are owned by 1932780 Ontario Inc., which is 100 percent owned by The Diebold Company of Canada, Ltd., which is 100 percent owned by the Diebold Group.
(40)	100 percent of voting securities is owned by The Diebold Company of Canada, Ltd., which is 100 percent owned by the Diebold Group.
(41)	100 percent of voting securities are owned by Diebold Africa (Proprietary) Limited, which is 100 percent owned by Diebold Africa Investment Holdings (Proprietary) Limited, which is 100 percent owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(42)	99.99 percent of voting securities are owned by Diebold Self-Service Solutions Limited Liability Company (refer to 15 for ownership), while the remaining 0.01 percent is owned by Diebold Switzerland Holding Company, LLC, which is 100 percent owned by the Diebold Group.
(43)	99.5 percent of voting securities are owned by the Diebold Group, while the remaining 0.5 percent is owned by Diebold Netherlands Holding Company, LLC (refer to 1 for ownership).
(44)	100 percent of voting securities are owned by Diebold (Barbados) Holdings 2 Corp., which is 100 percent owned by the Diebold Group.
(45)	0.01 percent of voting securities are owned by the Diebold Group, while the remaining 99.99 percent is owned by Diebold Mexico Holding Company, Inc., which is 100 percent owned by the Diebold Group.
(46)	99.88 percent of voting securities are owned by the Diebold Group, while 0.12 percent of voting securities are owned by Diebold Latin America Holding Company, LLC, which is 100 percent owned by the Diebold Group.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Annex 3:	Final draft of the Domination and Profit-and-Loss Transfer Agreement between Wincor Nixdorf Aktiengesellschaft and Diebold Holding Germany Inc. & Co. KGaA together with the Guarantee from Diebold, Incorporated

Final Draft of the

Domination and Profit-and-Loss Transfer Agreement

1. Final Draft

The attached draft of the domination and profit-and-loss transfer agreement between Diebold KGaA and Wincor Nixdorf AG (hereinafter the “Agreement”) is to be presented to the shareholders’ meetings of both Diebold KGaA and Wincor Nixdorf AG.

2. Potential Adjustment of Sections 4 and 5 of the Agreement

The determinative date for determining the enterprise valuation of Wincor Nixdorf AG and, hence, for the amounts of the Recurring Compensation and Exit Compensation contained in Sections 4 and 5 of the Agreement is the day of the extraordinary shareholders’ meeting of Wincor Nixdorf AG scheduled for September 26, 2016. The amounts in the attached final draft are based on the rate as of today’s final draft amounting to 0.7%. In the current market environment, it cannot be ruled out that the base interest rate will change in a relevant scope for the calculation of the Recurring Compensation requiring adaption between the date of this Report and the date of the resolution of the shareholders’ meeting of Wincor Nixdorf AG scheduled on September 26, 2016.

Therefore, it is to be shown by example how the Recurring Compensation and the Exit Compensation stipulated in the Agreement would change if the base interest rate were to decrease to a) 0.6 percent or b) 0.5 percent or to increase to c) 0.8 percent.

a)	In the event that on September 26, 2016 the base interest rate is 0.6%, Sections 4 (2) and 5 (1) will have the following wording:

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 4 (2):

“(2)	The Recurring Compensation Payment amounts for each full fiscal year of Wincor Nixdorf AG for each no-par value bearer share in Wincor Nixdorf AG (Aktien ohne Nennbetrag), each with a notional value of €1.00, (each a “Wincor Nixdorf Share” and when taken together the “Wincor Nixdorf Shares”) to €3.15 gross (“Gross Compensation Amount”) less any amount of corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate of these taxes for the relevant fiscal year (“Net Compensation Amount”), whereby this deduction is to be effected only on any portion of the Gross Compensation Amount from profits which are subject to German corporate income tax. When rounded to a full cent-amount in accordance with commercial practices, this portion amounts to €1.98 per Wincor Nixdorf Share. Based on the circumstances at the time of the conclusion of this agreement, this results in a Recurring Compensation of €2.83 for each Wincor Nixdorf Share for an entire fiscal year of Wincor Nixdorf AG. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax plus solidarity surcharge thereon) shall be withheld from the Net Compensation Amount to the extent required by statute. The Recurring Compensation Payment is due on the first banking day following the ordinary general shareholders’ meeting of Wincor Nixdorf AG for the respective preceding fiscal year but in any event within eight months following expiration of this fiscal year.”

§ 5 (1):

“(1)	Diebold KGaA undertakes upon demand of any outside shareholder of Wincor Nixdorf AG to purchase such shareholder’s Wincor Nixdorf Shares in exchange for a cash compensation (“Exit Compensation”) (Abfindung) in the amount of €54.17 for each Wincor Nixdorf Share.”

b)	In the event that on September 26, 2016 the base interest rate is 0.5%, Sections 4 (2) and 5 (1) will have the following wording:

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 4 (2):

“(2)	The Recurring Compensation Payment amounts for each full fiscal year of Wincor Nixdorf AG for each no-par value bearer share in Wincor Nixdorf AG (Aktien ohne Nennbetrag), each with a notional value of €1.00, (each a “Wincor Nixdorf Share” and when taken together the “Wincor Nixdorf Shares”) to €3.13 gross (“Gross Compensation Amount”) less any amount of corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate of these taxes for the relevant fiscal year (“Net Compensation Amount”), whereby this deduction is to be effected only on any portion of the Gross Compensation Amount from profits which are subject to German corporate income tax. When rounded to a full cent-amount in accordance with commercial practices, this portion amounts to €1.97 per Wincor Nixdorf Share. Based on the circumstances at the time of the conclusion of this agreement, this results in a Recurring Compensation of €2.82 for each Wincor Nixdorf Share for an entire fiscal year of Wincor Nixdorf AG. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax plus solidarity surcharge thereon) shall be withheld from the Net Compensation Amount to the extent required by statute. The Recurring Compensation Payment is due on the first banking day following the ordinary general shareholders’ meeting of Wincor Nixdorf AG for the respective preceding fiscal year but in any event within eight months following expiration of this fiscal year.”

§ 5 (1):

“(1)	Diebold KGaA undertakes upon demand of any outside shareholder of Wincor Nixdorf AG to purchase such shareholder’s Wincor Nixdorf Shares in exchange for a cash compensation (“Exit Compensation”) (Abfindung) in the amount of €55.02 for each Wincor Nixdorf Share.”

c)	In the event that on September 26, 2016 the base interest rate is 0.8%, Sections 4 (2) and 5 (1) will have the following wording:

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 4 (2):

“(2)	The Recurring Compensation Payment amounts for each full fiscal year of Wincor Nixdorf AG for each no-par value bearer share in Wincor Nixdorf AG (Aktien ohne Nennbetrag), each with a notional value of €1.00, (each a “Wincor Nixdorf Share” and when taken together the “Wincor Nixdorf Shares”) to €3.18 gross (“Gross Compensation Amount”) less any amount of corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate of these taxes for the relevant fiscal year (“Net Compensation Amount”), whereby this deduction is to be effected only on any portion of the Gross Compensation Amount from profits which are subject to German corporate income tax. When rounded to a full cent-amount in accordance with commercial practices, this portion amounts to €2.01 per Wincor Nixdorf Share. Based on the circumstances at the time of the conclusion of this agreement, this results in a Recurring Compensation of €2.87 for each Wincor Nixdorf Share for an entire fiscal year of Wincor Nixdorf AG. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax plus solidarity surcharge thereon) shall be withheld from the Net Compensation Amount to the extent required by statute. The Recurring Compensation Payment is due on the first banking day following the ordinary general shareholders’ meeting of Wincor Nixdorf AG for the respective preceding fiscal year but in any event within eight months following expiration of this fiscal year.”

§ 5 (1)

“(1)	Diebold KGaA undertakes upon demand of any outside shareholder of Wincor Nixdorf AG to purchase such shareholder’s Wincor Nixdorf Shares in exchange for a cash compensation (“Exit Compensation”) (Abfindung) in the amount of €52.54 for each Wincor Nixdorf Share.”

In the current market environment it further cannot be ruled out that the base interest rate may even decrease below 0.5% or increase above 0.8%. Such a change of interest rate levels would affect the calculation of the Recurring Compensation and the Exit Compensation beyond the scenarios described in a) through c). The effect of a change in the base interest rate between the date of this Report and the date of the shareholders’ meeting of Wincor Nixdorf AG on the determination of the adequate Recurring Compensation and the adequate Exit

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Compensation are described in more detail under no. 395 et seqq. (Exit Compensation) and no. 400 et seqq. (Recurring Compensation) of the expert opinion by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main of August 16, 2016 regarding the calculation of the value of Wincor Nixdorf Aktiengesellschaft as of September 26, 2016 (the “Valuation Report”) and to be agreed upon mutually between the Parties. The Valuation Report is reprinted as Annex 5 to the Audit Report jointly issued by the management of Diebold Holding Germany Inc. & Co. KGaA and the management board of Wincor Nixdorf Aktiengesellschaft pursuant to Sec. 293a Stock Corporation Act (Aktiengesetz) and can be accessed on the website of Wincor Nixdorf AG (http://www.wincor-nixdorf.com/) under Investor Relations/Annual General Meeting from the date on which the general shareholders’ meeting is convened.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

FINAL DRAFT

Domination and Profit-and-Loss Transfer Agreement

between

Diebold Holding Germany Inc. & Co. KGaA, Mergenthalerallee 10-12, 65760 Eschborn, Germany, registered in the commercial register (Handelsregister) at the Local Court (Amtsgericht) Frankfurt am Main (HRB 104287)

– „Diebold KGaA” –

and

Wincor Nixdorf Aktiengesellschaft, Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany, registered in the commercial register (Handelsregister) at the Local Court (Amtsgericht) Paderborn (HRB 6846)

– „Wincor Nixdorf AG” –

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 1 Managerial Control

(1)	Wincor Nixdorf AG submits the managerial control (Leitung) of its company to Diebold KGaA. Diebold KGaA is accordingly entitled to issue instructions (Weisungen) to the management board of Wincor Nixdorf AG with regard to the managerial control of the company, generally and with regard to individual cases. Diebold KGaA is not entitled to issue the instruction to the management board of Wincor Nixdorf AG to amend, maintain or terminate this agreement.

(2)	The management board of Wincor Nixdorf AG is required to comply with the instructions of Diebold KGaA as specified in Article 1 para. 1 and in accordance with Section 308 of the German Stock Corporation Act (Aktiengesetz – “AktG”).

(3)	Any instructions require text form (Textform) or, if the instructions are issued orally, they shall be confirmed in text form without undue delay.

§ 2 Transfer of Profit

(1)	Wincor Nixdorf AG undertakes to transfer its entire annual profit (Gewinnabführung) to Diebold KGaA. Subject to establishing or dissolving reserves in accordance with Article 2 para. 2 of this agreement below, the maximum amount permissible under Section 301 AktG, as amended from time to time, shall be transferred.

(2)	Wincor Nixdorf AG may, with consent of Diebold KGaA, allocate parts of its annual profit to other profit reserves if and to the extent permissible under commercial law and as economically justified by reasonable commercial judgement. If amounts are allocated to other profit reserves during the course of this agreement, these amounts may be withdrawn from the other profit reserves upon request of Diebold KGaA in text form and transferred as profit. Other reserves or profits carried forward from the period prior to the term of this agreement may neither be transferred as profit nor be used to compensate for any annual deficit.

(3)	The obligation to transfer the annual profit applies for the first time to the entire profits generated in the fiscal year of Wincor Nixdorf AG in which this agreement becomes effective according to Article 7 para. 2 of this agreement, and is in each case due upon approval of the respective annual financial statement of Wincor Nixdorf AG.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 3 Assumption of Losses

(1)	Diebold KGaA is obliged towards Wincor Nixdorf AG to assume any losses (Verlustübernahme) in accordance with the provisions of Section 302 AktG in their entirety as amended from time to time.

(2)	The obligation to assume any losses applies for the first time to the entire fiscal year of Wincor Nixdorf AG in which this agreement becomes effective according to Article 7 para. 2 of this agreement, and is in each case due at the end of the respective fiscal year of Wincor Nixdorf AG.

(3)	In event that this agreement is ended during a fiscal year, and specifically in the event of termination for cause (wichtiger Grund), Diebold KGaA is required to assume the deficit by Wincor Nixdorf AG, as shown in the balance sheet to be drawn up for the date of effectiveness of the termination.

§ 4 Compensation

(1)	Diebold KGaA guarantees that it will pay to outside shareholders of Wincor Nixdorf AG as adequate compensation a recurring cash compensation (“Recurring Compensation Payment” or “Recurring Compensation”) (Ausgleichszahlung or Ausgleich) for the term of this agreement.

(2)	The Recurring Compensation Payment amounts for each full fiscal year of Wincor Nixdorf AG for each no-par value bearer share in Wincor Nixdorf AG (Aktien ohne Nennbetrag), each with a notional value of €1.00, (each a “Wincor Nixdorf Share” and when taken together the “Wincor Nixdorf Shares”) to €3.17 gross (“Gross Compensation Amount”) less any amount of corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate of these taxes for the relevant fiscal year (“Net Compensation Amount”), whereby this deduction is to be effected only on any portion of the Gross Compensation Amount from profits which are subject to German corporate income tax. When rounded to a full cent-amount in accordance with commercial practices, this portion amounts to €1.99 per Wincor Nixdorf Share. Based on the circumstances at the time of the conclusion of this agreement, this results in a Recurring Compensation of €2.85 for each Wincor Nixdorf Share for an entire fiscal year of Wincor Nixdorf AG. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax plus solidarity surcharge thereon) shall be withheld from the Net Compensation Amount to the extent required by statute. The Recurring Compensation Payment is due on the first banking day following the ordinary general shareholders’ meeting of Wincor Nixdorf AG for the respective preceding fiscal year but in any event within eight months following expiration of this fiscal year.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(3)	The Recurring Compensation Payment is first granted for the fiscal year of Wincor Nixdorf AG in which this agreement becomes effective according to Article 7 para. 2.

(4)	If this agreement ends during a fiscal year of Wincor Nixdorf AG or if Wincor Nixdorf AG establishes a short fiscal year (Rumpfgeschäftsjahr) during the effectiveness of this agreement, the Recurring Compensation is reduced to pro rata temporis for the relevant fiscal year.

(5)	If the share capital of Wincor Nixdorf AG is increased from the company’s own funds in exchange for the issuance of new shares, the Gross Compensation Amount per Wincor Nixdorf Share changes to such an extent that the total amount of the Gross Compensation Amount remains unchanged. If the share capital is increased by cash contributions and/or by contributions in kind, the rights under this Article 4 also apply for the shares subscribed to by outside shareholders for such capital increase. The beginning of each entitlement of new shares pursuant to this Article 4 follows the dividend entitlement set by Wincor Nixdorf AG when issuing new shares.

(6)	If appraisal proceedings are initiated pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz – “SpruchG”) and the adjudicating court sets a legally binding higher Recurring Compensation Payment, the shareholders, even if they have already been compensated in accordance with Article 5, are entitled to demand a corresponding payment in addition to already received Recurring Compensation Payment. Likewise, all other outside shareholders will be treated in the same way if Diebold KGaA commits to a higher Recurring Compensation vis-à-vis an outside shareholder of Wincor Nixdorf AG in a court settlement to avoid or end appraisal proceedings.

§ 5 Exit Compensation

(1)	Diebold KGaA undertakes upon demand of any outside shareholder of Wincor Nixdorf AG to purchase such shareholder’s Wincor Nixdorf Shares in exchange for a cash compensation (“Exit Compensation”) (Abfindung) in the amount of €53.34 for each Wincor Nixdorf Share.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(2)	The obligation of Diebold KGaA to acquire Wincor Nixdorf Shares is for a limited time. The time limitation period ends two months after the date on which the entry of the existence of this agreement in the commercial register at the registered seat of Wincor Nixdorf AG has been announced pursuant to Section 10 of the German Commercial Code (Handelsgesetzbuch – HGB). An extension of the time limitation period pursuant to Section 305 para. 4 sentence 3 AktG as a result of a motion for determination of the adequate Recurring Compensation or Exit Compensation by a court pursuant to Section 2 SpruchG remains unaffected; in this event, the time limitation period ends two months after the date on which the decision on the last motion ruled on has been announced in the Federal Gazette (Bundesanzeiger).

(3)	If the share capital of Wincor Nixdorf AG is increased from the company’s own funds in exchange for the issuance of new shares prior to the expiration of the time limitation period set forth in Article 5 para. 2 of this agreement, the Exit Compensation for each Wincor Nixdorf Share is reduced to such an extent that the total amount of the Exit Compensation remains unchanged. If the share capital of Wincor Nixdorf AG is increased prior to expiration of the time limitation period set forth in Article 5 para. 2 of this agreement by means of cash contributions and/or contributions in kind, the rights under this Article 5 also apply for the shares subscribed to by outside shareholders in such capital increase.

(4)	If proceedings are initiated pursuant to Section 1 number 1 SpruchG and the court adjudicates a higher Exit Compensation, shareholders who have already received Exit Compensation can also require a corresponding supplement to the Exit Compensation already received. Similarly, all other outside shareholders of Wincor Nixdorf AG will be treated in the same way if Diebold KGaA commits to a higher Exit Compensation vis-à-vis a shareholder of Wincor Nixdorf AG in a settlement to avoid or end proceedings pursuant to Section 1 number 1 SpruchG.

(5)	The transfer of Wincor Nixdorf Shares in exchange for Exit Compensation is without charge to outside shareholders of Wincor Nixdorf AG, provided that they have a domestic securities deposit account.

§ 6 Right to Information

Diebold KGaA is entitled to inspect the books and records of Wincor Nixdorf AG at any time. The management board of Wincor Nixdorf AG is required to supply Diebold KGaA at any time with all requested information on all matters relating to Wincor Nixdorf AG. Notwithstanding the rights agreed to above, Wincor Nixdorf AG is required to keep Diebold KGaA continuously informed on the business development, and, specifically, on material transactions.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

§ 7 Effectiveness and Term of this Agreement

(1)	This agreement requires for its effectiveness the consent of the general shareholders’ meeting of Wincor Nixdorf AG and the general shareholders’ meeting of Diebold KGaA as well as the consent of Diebold, Incorporated as general partner (persönlich haftende Gesellschafterin) of Diebold KGaA.

(2)	This agreement becomes effective upon registration of its existence in the commercial register at the registered seat of Wincor Nixdorf AG.

(3)	This agreement is concluded for an indefinite period of time. It can be terminated with a notice period of six months prior to the end of the fiscal year of Wincor Nixdorf AG. Subject to the provisions in Article 7 para. 4, this agreement can be ordinarily terminated for the first time as of the end of the fiscal year of Wincor Nixdorf AG that ends at least five years (Zeitjahre) (60 months) after the beginning of the fiscal year in which this agreement becomes effective.

(4)	Each party can terminate this agreement for cause (wichtiger Grund) without compliance with any notice period. Cause exists in particular if Diebold KGaA disposes of or contributes (Einbringung) its participation Wincor Nixdorf AG, or in case of a merger (Verschmelzung), spin-off (Spaltung) or liquidation of Diebold KGaA or Wincor Nixdorf AG.

(5)	In the event of termination for cause (wichtiger Grund) without notice, this agreement lapses at the end of the date stated in the notice of termination provided that this is no earlier than the day on which notice of termination is served.

(6)	If the agreement ends, Diebold KGaA must furnish security to the creditors of Wincor Nixdorf AG pursuant to Section 303 AktG.

(7)	Any notice of termination must be in writing.

§ 8 Guarantee

Diebold, Incorporated with its seat in North Canton, Ohio, USA (“Diebold Inc.”) directly holds 100% of the limited partnership shares and therewith all shares in Diebold KGaA. Diebold Inc., in its capacity as personally liable partner (persönlich haftende Gesellschafterin) of Diebold KGaA, is not required to deposit contributions to Diebold KGaA. Diebold Inc. in its capacity

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

as direct shareholder, has, without joining the agreement as a party, provided the guarantee attached for information purposes to this agreement as an annex. This guarantee is not part of this agreement. In this guarantee Diebold Inc. undertakes, without limitation and irrevocably, to ensure that Diebold KGaA will be financially equipped in a way that Diebold KGaA is at all times able to fulfil all its obligations arising from or in connection with this agreement completely and in time. This applies in particular to the obligation to assume losses pursuant to Section 302 AktG as amended. The contractual obligation assumed by Diebold Inc. pursuant to the two preceding sentences will only result in a payment obligation when and to the extent it is specifically foreseeable that Diebold KGaA will not be able to fully meet its obligations under or in connection with the Agreement when due. According to this guarantee, Diebold Inc. also undertakes towards the outside shareholders of Wincor Nixdorf AG irrevocably and in principle without limitation that Diebold KGaA fulfils all its obligations towards them arising from or in connection with this agreement completely and in time, in particular with respect to the payment of a Recurring Compensation Payment and the Exit Compensation. To that extent, the outside shareholders of Wincor Nixdorf AG have an own claim according to Section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) directed at payment to Diebold KGaA under the guarantee. The liability of Diebold Inc. pursuant to the two aforementioned sentences under the guarantee shall only apply to the extent that Diebold KGaA does not fulfil its obligations towards the outside shareholders of Wincor Nixdorf AG arising from or in connection with this agreement completely and in time and Diebold Inc. does not comply with the obligation to equip Diebold KGaA described above.

§ 9 Miscellaneous

(1)	To the extent a provision of this agreement is or becomes invalid or impracticable in full or in part, or if this agreement does not contain a necessary provision, the validity of the remaining provisions of this agreement shall not be affected. In place of the invalid or impracticable provision, or in order to remedy an omission in this agreement, an appropriate provision shall apply which corresponds as far as legally permissible to what the parties intended or would have intended in accordance with the intent and purpose of this agreement if they had been aware of the provision. Furthermore, when interpreting this agreement, the income tax provisions for recognition of a fiscal unity, especially Sections 14 to 19 of the German Corporate Income Tax Act (Körperschaftsteuergesetz) as amended shall be taken into account.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

(2)	The parties explicitly declare that the present agreement is not intended to form a legal unity (Section 139 BGB) with the guarantee attached to this agreement as annex for information purposes only and other legal transactions or agreements effected or concluded between the parties or between Wincor Nixdorf AG and Diebold Inc. in the past or which may be effected or concluded between the parties or Wincor Nixdorf AG and Diebold Inc. in the future.

(3)	Amendments and supplements to this agreement must be in writing to be effective. This specifically also applies to this clause requiring written form. The provisions of Section 295 AktG apply.

(4)	As far as legally permissible, Paderborn is the place of performance for reciprocal obligations and the exclusive legal venue.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

IN GEGENSEITIGEM EINVERSTÄNDNIS ZUM BEHERRSCHUNGS- UND GEWINNABFÜHRUNGSVERTRAG:

Im Namen der Diebold Holding Germany Inc. & Co. KGaA

Ort:

Datum:        2016

Christopher A. Chapman

als Finanzvorstand (CFO) der Diebold, Incorporated in ihrer Eigenschaft als persönlich haftende Gesellschafterin der Diebold Holding Germany Inc. & Co. KGaA

IN GEGENSEITIGEM EINVERSTÄNDNIS ZUM BEHERRSCHUNGS- UND GEWINNABFÜHRUNGSVERTRAG:

Im Namen der Wincor Nixdorf Aktiengesellschaft:

Ort:

Datum:        2016

Eckard Heidloff	Dr. Jürgen Wunram
Vorsitzender des Vorstands der Wincor Nixdorf Aktiengesellschaft	Mitglied des Vorstands und stellvertretender Vorsitzender des Vorstands der Wincor Nixdorf Aktiengesellschaft
Olaf Heyden	Dr. Ulrich Näher

Mitglied des Vorstands der Wincor Nixdorf Aktiengesellschaft	Mitglied des Vorstands der Wincor Nixdorf Aktiengesellschaft”

S-1

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Annex: Guarantee by Diebold, Incorporated

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

North Canton, August 16, 2016

Wincor Nixdorf Aktiengesellschaft

Heinz-Nixdorf-Ring 1

33106 Paderborn

Germany

Guarantee (Patronatserklärung)

Diebold Holding Germany Inc. & Co. KGaA, Mergenthalerallee 10-12, 65760 Eschborn, Germany, registered in the commercial register (Handelsregister) at the Local Court (Amtsgericht) Frankfurt am Main under company number HRB 104287 (“Diebold KGaA”), intends to enter into a domination and profit-and-loss transfer agreement (“Agreement”) (Beherrschungs- und Gewinnabführungsvertrag) with Wincor Nixdorf Aktiengesellschaft, Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany, registered in the commercial register at the Local Court Paderborn under company number HRB 6846 (“Wincor Nixdorf”), with Wincor Nixdorf as the controlled and profit transferring company. Diebold, Incorporated, a stock corporation incorporated and operating under the laws of Ohio, USA, with its registered office in North Canton, Ohio, USA (“Diebold Inc.”), directly holds 100% of the limited partnership shares and therewith all shares in Diebold KGaA. Diebold Inc. in its capacity as general partner (persönlich haftende Gesellschafterin) of Diebold KGaA, is not required to deposit contributions to Diebold KGaA. Diebold Inc. hereby makes the following declarations without joining the Agreement as a party:

1.	Diebold Inc. irrevocably undertakes without limitation to procure that Diebold KGaA will have sufficient financial means which enable Diebold KGaA at any time to meet all of its obligations arising from or in connection with the Agreement in full when they become due. This applies in particular to the obligation to assume losses pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz – AktG) as amended. The contractual obligation assumed by Diebold Inc. pursuant to the two preceding sentences will only result in a payment obligation when and to the extent it is specifically foreseeable that Diebold KGaA will not be able to fully meet its obligations under or in connection with the Agreement when due.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

2.	Diebold Inc. irrevocably guarantees without limitation vis-à-vis the outside shareholders of Wincor Nixdorf that Diebold KGaA will fulfill all its obligations towards them arising from or in connection with the Agreement in full when they become due, in particular with respect to a recurring compensation payment (Ausgleichszahlung) and the cash exit compensation (Abfindung). To this extent, outside shareholders of Wincor Nixdorf have an own right pursuant to Section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) to demand payment to Diebold KGaA. The liability of Diebold Inc. pursuant to the two preceding sentences does, however, only apply to the extent Diebold KGaA does not fulfil its obligations toward the outside shareholders of Wincor Nixdorf arising from or in connection with the Agreement in full when they become due and to the extent Diebold Inc. does not comply with its obligation to procure Diebold KGaA with sufficient financial means pursuant to Section 1 of this Guarantee.

3.	This Guarantee is subject to the laws of the Federal Republic of Germany. To the extent legally possible, Diebold Inc. hereby subjects itself with regard to any disputes and claims under or in connection with this Guarantee to the jurisdiction of German courts with the courts of Paderborn having regional jurisdiction. In this context, Diebold Inc. acknowledges the enforceability of legally binding (rechtskräftig) decisions of German courts. Diebold KGaA, Att. the Management, Mergenthalerallee 10-12, 65760 Eschborn, Germany shall be the agent for services of process (Zustellungsbevollmächtigte) in Germany for all proceedings under or in connection with this Guarantee.

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

UNTERSCHRIFTENSEITE ZUR PATRONATSERKLÄRUNG:

Im Namen der Diebold, Incorporated:

Ort:

Datum:	August 2016

Christopher A. Chapman

als Finanzvorstand (CFO) der Diebold, Incorporated

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

Annex 4:	Order by the District Court (Landgericht) of Dortmund dated June 1, 2016 on the appointment of ADKL AG Wirtschaftsprüfungsgesellschaft as expert auditor (Contract Auditor) within the meaning of Section 293b (1) of the Stock Corporation Act

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

20 O 21/16 AktE

[Emblem of the state of North Rhine-Westphalia]

REGIONAL COURT (LANDGERICHT) DORTMUND

ORDER

In the proceedings concerning the conclusion of a domination- and profit or loss agreement regarding

Wincor Nixdorf AG in Paderborn, Local Court (Amtsgericht) Paderborn under HRB 6846 and Diebold Holding Germany Inc. & Co. KGaA in Eschborn, Local Court (Amtsgericht) Frankfurt a. M. under HRB 104287 upon joint application by both parties of May 25, 2016

ADKL AG

Wirtschaftsprüfungsgesellschaft

Breite Straße 29-31

40213 Düsseldorf

NON-BINDING ENGLISH CONVENIENCE TRANSLATION

is hereby appointed as the court-appointed expert auditor (gerichtlich bestimmter Vertragsprüfer) pursuant to Sections 293b para. 1 sentence 1 German Stock Corporation Act (Aktiengesetz).

As per the declaration made to the Court on June 18, 2016, the company fulfills the requirements under Section 293c, 293d German Stock Corporation Act (Aktiengesetz) and, in particular, is not excluded from acting as an auditor pursuant to Sections 319, 319a, 319b German Commercial Code (Handelsgesetzbuch).

Dortmund, June 1, 2016

Regional Court, 20th Civil Chamber – VI. Chamber for Commercial Matters

The Presiding Judge

Dr. Klumpe

Presiding Judge of the Regional Court

Certified

[Signature and stamp]

Kelch

Servant of the Court (Justizbeschäftigte)

Annex 5:	Expert opinion of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main of August 16, 2016 on the calculation of the value of Wincor Nixdorf Aktiengesellschaft as of September 26, 2016

www.pwc.de

16 August 2016

Convenience Translation German Version legally binding

Report

as of 26 September 2016

on the occasion of the planned conclusion of a Domination and Profit and Loss Transfer Agreement

between

Diebold Holding Germany Inc. & Co. KGaA, Eschborn,

and Wincor Nixdorf AG, Paderborn,

pursuant to § 291(1) German Stock Corporations Act [Aktiengesetz] "AktG"

pwc

“PricewaterhouseCoopers” refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft ist Mitglied der unter PricewaterhouseCoopers International Limited kooperierenden eigenständigen und rechtlich unabhängigen Mitgliedsfirmen des internationalen PricewaterhouseCoopers-Netzwerks

PwC

Table of Contents

01 Engagement and scope of work	6

02 Principles and methods of valuation	8

I. Basics of the valuation	8

II. Reasonable cash compensation pursuant to § 305 AktG	9

III. Reasonable recurring compensation pursuant to § 304 AktG	10

03 Description of the subject of the valuation	11

I. Legal situation	11

II. Tax situation	17

III. Economic background	20

1. Business operations	20

2. Market and competition	23

a.) Macroeconomic development	23

b.) Market trends Banking and Retail	24

c.) Competitive situation	39

3. Key success factors for the business model	42

4. Net assets, financial position and results of operations	44

a) Group net assets and financial position	44

b) Group results of operations	47

c) Adjustment to results of operations	51

04 Determination of business value of Wincor Nixdorf AG	53

I. Valuation basis	53

1. Procedure and fundamental premises	53

2. Planning process and planning accuracy	55

II. Anticipated net distributions from the operating business	60

1. Earnings before Interest and Income Taxes (EBITA) over the detailed planning period	60

2. Determining the contributions to earnings of synergies of relevance for the valuation	76

3. Earnings before Interest and Income Taxes (EBITA) as a perpetual annuity	78

4. Net distributions after personal income tax	82

III. Determination of the discount rate	84

1. Risk free rate	84

2. Risk premium	85

3. Terminal growth rate	92

PwC

4. Derivation of the discount rate	93

5. Earnings value of the business operations	94

IV. Business value and value per share	95

05 Liquidation value	96

06 Plausibility check of the business value on the basis of multiples	97

I. General procedure	97

II. Valuation using multiples based on capital market data	98

1. Derivation of multiples	98

2. Multiples valuation	99

07 Determination of an adequate cash compensation in accordance with § 305 of the German Stock Corporation Act (Aktiengesetz, AktG) and adequate recurring compensation in accordance with § 304 AktG	101

1. Share price	101

2. Determination of an adequate cash compensation	104

3. Determination of adequate recurring compensation	105

08 Summary of findings	108

Annex	110

Due to computational reasons rounding differences of ± (EUR, % etc.) may arise in tables.

PwC

List of Abbreviations

$	USD

%	percent

€	Euro

§	paragraph

AEVI	AEVI International GmbH, Paderborn/Germany

AG	Aktiengesellschaft

Aisino	Aisino Corporation, Peking/China

AktG	Aktiengesetz (German Stock Corporation Act)

Amendment S-4	Amendment No. 4 to FORM S-4 REGISTRATION STATEMENT

APAC	Asia and Pacific

approx.	approximately

ATM	Automated Teller Machine

BaFin	Bundesanstalt für Finanzdienstleistungsaufsicht, Bonn/Germany

BayObLG	Bayerisches Oberstes Landesgericht

Beta	Measure of risk according to CAPM

Beta raw	Beta obtained from a stock’s historical data

Beta unlevered	Beta of a company without any debt

BGH	Bundesgerichtshof (Federal Court of Justice)

Bid-Ask Spread	The amount by which the ask price exceeds the bid

Bloomberg	Bloomberg L.P., New York/New York/USA

BRIC	Brazil, Russia, India, China

Brink‘s	Brink‘s Nederland B.V., Houten/Netherlands

Bundesbank	Deutsche Bundesbank, Frankfurt am Main/Germany

BVerfG	Bundesverfassungsgericht (Federal Constitutional Court)

BvR	Federal Constitutional Court file number: Constitutional complaints procedure

ca.	circa

CAGR	Compound Annual Growth Rate

CAPM	Capital Asset Pricing Model

CET	Central European Time

cf.	compare

chap.	Chapter

CIQ	S&P Capital IQ, a business of The McGraw-Hill Companies, New York City/New York/USA

CNY	Renminbi Yuan

Critical T-Value	Value to determine the statistical significance

D/E	Debt-to-equity ratio

DAX	Deutscher Aktienindex (German stock index)

PwC

DCF	Discounted Cash Flow

Delta	Difference

Diebold	Diebold Holding Germany Inc. & Co. KGaA, Eschborn/Germany

Diebold Inc.	Diebold Inc., North Canton/Ohio/USA

DOI	Degree of Implementation

e.g.	exempli gratia (for example)

EBIT	Earnings Before Interest and Tax

EBITA	Earnings Before Interest, Tax and Amortization

EBITDA	Earnings Before Interest, Tax, Depreciation and Amortization of Goodwill

EBT	Earnings Before Tax

EMEA	Europe, the Middle East and Africa

EPOS	Electronic Point-of-Sale

EstG	Einkommensteuergesetz (German Income Tax Act)

et seq.	and the following

EU	European Union

EUR	Euro

EV	Enterprise Value

FAUB	Fachausschuss für Unternehmensbewertung und Betriebswirtschaft (Expert Committee for Company Valuation and Business Economics )

FC	Forecast

FY	Financial Year

GDP	Gross Domestic Product

Glory Ltd.	Glory Ltd., Himeji/Japan

GmbH	Gesellschaft mit beschränkter Haftung (limited liability company)

HGB	Handelsgesetzbuch (German Commercial Code)

i.e.	that is

IAS	International Accounting Standards

IDW	Institute of Public Auditors in Germany e.V., Dusseldorf

IDW S 1 i.d.F. 2008	IDW Standard 1 “Grundsätze zur Durchführung von Un-ternehmensbewertungen” (“Principles for the Performance of Business Valuations”) of the Institut der Wirtschaftsprüfer in Deutschland e.V. (Institute of Public Auditors in Germany) as amended in 2008

IFRS	International Financial Reporting Standard(s)

IMF	International Monetary Fund, Washington D.C./USA

Inc.	Incorporated, U.S. legal form

Ingenico	Ingenico Group, Paris/France

IoT	Internet of Things

ISIN	International Securities Identification Number

IT	Information Technology

JPY	Japanese Yen

PwC

JV	Joint Venture

k	Thousand

KSt	Körperschaftsteuer (corporate tax)

KStG	Körperschaftsteuergesetz (German Corporation Tax Act)

m	Million

M2M	Machine-to-Machine

mbH	mit beschränkter Haftung (German private limited company)

MDAX	Mid-Cap-DAX

MEA	Middle East and Africa

mEUR	Euro in Millions

mPOS	Mobile Point-of Sale

mUSD	USD in Millions

NCR	NCR Corporation, Duluth/Georgia/USA

No.	Number

Oki	Oki Electric Industry Co., Ltd., Tokyo/Japan

P.	Page

PER	Price-earnings ratio

POS	Point-of-Sale

Projective NV	Projective NV, Brussels/Belgium

PWC	PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main/Germany

R&D	Research and Development

RVS	Reverse vending system

SCO	Self-Checkout-System

SDAX	Small-Cap-DAX

SG&A	Selling, General and Administrative Expenses

SolZ	Solidaritätszuschlag (solidarity surcharge)

Tax-CAPM	Tax-Capital Asset Pricing Model

T-test	Statistical hypothesis test

TV	Terminal Value

USA	United States of America

USD	United States Dollar

VeriFone	VeriFone Systems, Inc., San Jose/California/USA

VWAP	Volume Weighted Average Price

Wincor Nixdorf	Wincor Nixdorf AG, Paderborn/Germany

WKN	Wertpapierkennnummer (German securities identification code)

WpÜG	Wertpapiererwerbs- und Übernahmegesetz (German Securities Acquisition and Takeover Act)

WpÜG-AngVO	WpÜG - Angebotsverordnung (German Securities Acquisition and Takeover Act - Offer Regulation)

XETRA	Exchange Electronic Trading

PwC

01 Engagement and scope of work

1.	With its letter dated 12 May 2016, the Board of Directors of Wincor Nixdorf AG, Paderborn (“Wincor Nixdorf” or “the company”) and the management of Diebold Holding Germany Inc. & Co. KGaA, Eschborn (“Diebold”) – a fully owned subsidiary of Diebold Inc. North Canton, Ohio, USA (“Diebold Inc.”) has – retained us, PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main (“PwC”), to provide an expert opinion on the objectified business value of

Wincor Nixdorf AG

as well as to determine an adequate cash compensation pursuant to § 305 AktG and an adequate recurring compensation pursuant to § 304 AktG.

2.	The reason for this valuation is the intended completion of a domination and profit and loss transfer agreement in accordance with § 291(1) AktG between Diebold and Wincor Nixdorf. The expert opinion regarding the business value of Wincor Nixdorf serves as a basis to determine the adequate cash compensation pursuant to § 305 AktG and the adequate recurring compensation pursuant to § 304 AktG for the outside shareholders of Wincor Nixdorf.

3.	In accordance with § 293(2) AktG, the domination and profit and loss transfer agreement is subject to approval by the general shareholders’ meeting of Wincor Nixdorf as well as to approval by the management of Diebold pursuant § 293(2) AktG. The valuation date is the date of the general shareholders’ meeting of Wincor Nixdorf at which the resolution is adopted and which has been scheduled for 26 September 2016.

4.	We conducted our work from May to August 2016 in the business premises of Wincor Nixdorf as well as in the office of PwC in Düsseldorf and Frankfurt am Main. Our valuation is primarily based on the following documents made available to us:

•	Audited consolidated financial statements of Wincor Nixdorf in accordance with International Financial Reporting Standards (“IFRS”), as they are to be applied within the EU as well as the supplementary regulations under commercial law according to § 315a Abs. 1 HGB, for the financial years 2012/13, 2013/14 and 2014/15, each issued with an unqualified audit opinion,

•	Audited annual financial statements of Wincor Nixdorf and of Wincor Nixdorf International GmbH, Paderborn, pursuant to HGB for financial years 2012/13, 2013/14 and 2014/15, each issued with an unqualified audit opinion,

•	Unaudited interim financial statements of Wincor Nixdorf as of 31 March 2016 and as of 30 June 2016,

•	Consolidated financial planning figures of Wincor Nixdorf for the financial years 2015/2016 to 2017/2018, approved for 2015/2016 and acknowledged for the financial years 2016/2017 and 2017/2018 by the Supervisory Board of Wincor Nixdorf on 23 September 2015,

PwC

•	Forecasting figures for Wincor Nixdorf and its subsidiaries for the financial year 2015/2016, based on the unaudited interim financial statements for the first 9 month of the financial year 2015/2016 as well as adjusted plan for the years 2016/17 and 2017/18, all acknowledged by Supervisory Board of Wincor Nixdorf on 27 July 2016,

•	Comparison of planned/actual data of Wincor Nixdorf based on the management reports for the financial years 2012/2013 to 2014/2015,

•	Presentations and results of discussions with relevant contact persons at Wincor Nixdorf and Diebold or Diebold Inc. concerning synergies,

•	Joint statement of the Board of Directors and Supervisory Board of Wincor Nixdorf AG, pursuant to § 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG), in respect of the offer (consisting of cash component and Diebold Inc. shares) presented by Diebold, Inc. and

•	Other documents and information relevant to the valuation procedure.

5.	Further information was provided to us by the Board of Directors of Wincor Nixdorf and employees nominated by the board. The Board of Directors of Wincor Nixdorf and the management of Diebold have provided us with a written statement that all material information and explanations given to us in connection with the preparation of our expert opinion are both complete and correct.

6.	A major focus of our investigation was to verify the plausibility of the financial planning figures. We have not conducted individual audits with reference to §§ 316 et. seq. HGB. These were not part of our engagement.

7.	We performed our valuation in accordance with the German valuation IDW S 1 2008 guideline established by the Institute of Public Auditors in Germany. In accordance with this standard, we determined the objectified business value of Wincor Nixdorf as an independent expert.

8.	The expert opinion has been prepared exclusively for internal use by Wincor Nixdorf as well as contribution towards the contractual report to be issued by the contractual parties. Internal use also includes written and verbal reports to shareholders of Wincor Nixdorf as well as the shareholder’s option of inspection of the expert opinion in connection with the upcoming extraordinary general shareholders’ meeting. In addition, the expert opinion can be used in connection with a possible subsequent legal procedure as well as the reference required by the court appointed auditor within the scope of the verification of appropriateness of the cash compensation and recurring compensation in accordance with § 293b.1 AktG. The expert opinion may not be published, duplicated or used for any purpose other than those mentioned above. Without our prior written consent, this may not be forwarded to third parties for any purposes other than those mentioned above. Consent will not be denied for undue reasons.

9.	This valuation and our responsibilities, including responsibilities towards third parties, are governed by the “General Engagement Terms” as at 1 January 2002, which are attached to this expert opinion.

PwC

02 Principles and methods of valuation

I. Basics of the valuation

10.	According to IDW S 1 as amended in 2008, the value of a business is determined by the future benefits the business will generate on the basis of the key success factors inherent to the business at the time of valuation. The key success factors comprise factors such as the products, market position, organization, management, employees as well as the innovative capacity of the business. Assumed that merely financial objectives are pursued, the value of a business is determined by the capacity of the business to generate financial surpluses for the shareholders through the combination of all factors that influence the earnings potential.

11.	The value of a business may be determined by either the discounted earnings method or the discounted cash flow method. Both methods are basically equivalent since they share the same theoretical basis (capitalization of future benefits) and will lead to identical results given the same financing premises and therefore net financial surpluses accruing to shareholders. In the present case we used the discounted earnings method to determine the business value.

12.	Both methods first determine the present value of the financial surpluses generated by the assets essential for the business (operating assets). Assets (including liabilities) that could be separated from the business and sold without affecting the actual purpose of the business are classified as non-operating assets and valued separately. Therefore, the value of a business generally equals the sum of the present values of financial surpluses that can be derived from the operating and non-operating assets.

13.	Predicting future cash flows is the core problem during every valuation process. Usually historic profitability is used as a base to estimate future financial planning figures. During the valuation process, only financial surpluses should be considered that result from specific measures that have already been initiated, or that originate from a sufficiently documented and substantiated business concept as at the valuation date.

14.	The principles of the IDW S 1 as amended in 2008 distinguish between real and pseudo synergy effects. Real synergy effects are surpluses that can only be materialized through the domination and profit and loss transfer agreement. Pseudo synergy effects can be implemented with numerous partners and without real synergies would thus include measures that would not be executable without concluding the domination and profit and loss transfer agreement. On the other hand, pseudo synergy effects include the synergies expected from measures that can be executed even without the contract between the companies. Only pseudo synergy effects should be considered in the valuation and only if they are allotted to the valuation object

PwC

15.	In determining the value of a business, it is generally assumed that all available financial surpluses resulting from a documented business concept as at the valuation date will be distributed, subject to any applicable legal restrictions. Retained earnings as well as their use must be taken into account when determining the net earnings to shareholders.

16.	In order to value a business, the projected future financial surpluses need to be discounted to the valuation date using an appropriate interest rate (discount rate). The discount rate serves to measure the series of expected financial surpluses against a potential alternative investment.

17.	Due to the relevance of personal income taxes to the business value, it is necessary to characterize the tax situation of shareholders in the framework of objectified business valuations. In case of legally and contractually motivated valuations within the meaning of IDW S 1 as amended in 2008, the standardization is based, in accordance with long-standing legal practice and valuation experience, on the tax situation of a domestic taxpayer, subject to full taxation. To this end, appropriate assumptions regarding the personal tax charge on net earnings generated by the company to be valued and the alternative investment must be made.

18.	If it is beneficial to sell the operating and non-operating assets rather than continue the business operations, the valuation must be based on the liquidation value of the business as well unless this is not possible on account of legal or factual limitations. In order to verify whether the liquidation value exceeds the business value, the liquidation value of Wincor Nixdorf was roughly determined as at the valuation date and compared with the business value determined by us according to the discounted earnings discount method.

19.	In the framework of valuation procedures, the net asset value is not considered.

20.	The previously explained valuation procedures and frameworks are today accepted in both theory and practice and acknowledged in the court of law.

II. Reasonable cash compensation pursuant to § 305 AktG

21.	A domination and profit and loss transfer agreement must amongst others include the obligation of the other party to the contract to on demand of an outside shareholder acquire the shares in return for an appropriate cash compensation defined in the agreement (§ 305(1) AktG). In the present case, the draft of the domination and profit and loss transfer agreement proposes an exit compensation (§ 305(2) no. 3 AktG).

22.	According to the knowledge of financial studies, jurisdiction (compare BVerfG decision dated 27 April 1999 1BvR 1613/94; DB 1999, page 1695) and the valuation practice, the business value is the correct basis for determining the cash compensation as per § 305 AktG. Thus, the business value as a whole needs to be considered. This will therefore correspond to the postulate of compensation at full value of shares developed by the jurisdiction. Therefore, the business value of Wincor Nixdorf has to be determined including all subsidiaries.

PwC

23.	When deducing the cash compensation for shares of a listed company, pursuant to § 305(1) AktG, the share price as fair value of a share has to be taken into consideration. If the share price does indeed represent the fair value has to be evaluated by case. Special care has to be taken if there are few outstanding shares or non-financial factors are distorting the share price. In these cases, individual financial performance is not necessarily correlated to fair value.

III. Reasonable recurring compensation pursuant to § 304 AktG

24.	Pursuant to § 304(1) sentence 1 AktG, a domination and profit and loss transfer agreement must provide for a reasonable offset for the outside shareholders by way of a recurring payment related to their shares in the share capital (recurring compensation). According to § 304(2) sentence 1 AktG, at least the annual payment per share, which could probably be distributed as an average profit per share according to the previous earnings situation of the company and its future earnings prospects under consideration of appropriate depreciations and fair value adjustments, however without a retention of other profits, should be assured as compensation payment.

25.	The discounted earnings value based on the corporate financial planning figures considers with regard to interest effects the expected payments between company and shareholders. For companies with positive annual financial results, these are the expected dividend payout to shareholders. With respect to a normalized annual recurring compensation, the legislative body does not relate the payment obligation to the expected earnings that vary year by year, but refers to the average amount per share that could probably be distributed under consideration of appropriate depreciations and fair value adjustments, however without retention of other earnings. The determination of an average amount per share should thus consider the volatility of profits or losses, but be converted into a uniform average amount per share.

PwC

03 Description of the subject of the valuation

I. Legal situation

26.	Wincor Nixdorf has its registered office in Paderborn. The Company is entered in the commercial register under HRB 6864. Its domestic business address is Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany.

27.	The current articles of association of Wincor Nixdorf are dated 18 February 2004 and were last amended by a resolution adopted on 25 January 2016.

28.	According to its articles of association, the corporate purpose of Wincor Nixdorf consists in managing a group of domestic and foreign companies in which it holds equity interests and that operate in research, development, production, sales, the installation and leasing of products and solutions for the electronic processing and transmission of information and other innovative technology systems, as well as in the provision of consultancy services, training and support services for such business. The Company may itself operate in the aforementioned areas or restrict its activities to the management of its holdings.

29.	The Company may conduct any business or undertake any actions that are appropriate for the direct or indirect fulfillment of its corporate purpose. In this regard, the Company may found, take over or acquire an interest in other companies. The Company may set up branches under the same or a different business name within or outside of Germany.

30.	The fiscal year of Wincor Nixdorf differs from the calendar year and commences on 1 October and ends on 30 September.

31.	The historical development of the Company into what is today Wincor Nixdorf can be summarized as follows:

32.	The origins of the Company go back to the computer pioneer and business founder Heinz Nixdorf who formed Nixdorf Computer AG in 1952. By the middle of the 1980s, he had developed his company into the fourth largest computer group in Europe.

33.	Four years after the death of Heinz Nixdorf, Nixdorf Computer AG was taken over by Siemens AG in 1990 and has been trading under the name “Siemens-Nixdorf Informationssysteme AG” since then. This company included the business areas “Solutions for the Retail Industry” and “Solutions for Financial Institutions”.

34.	1998 saw the formation of the company Siemens Nixdorf Retail and Banking Systems GmbH, which, as a wholly-owned subsidiary of Siemens-Nixdorf, further expanded its activities in the retailing and banking sectors.

PwC

35.	In 1999, Siemens Nixdorf Retail and Banking Systems GmbH was bought by Kohlberg Kravis Roberts (KKR) and Goldman Sachs Capital Partners and carved out of the Siemens Group. Today’s Wincor Nixdorf was originally formed under its articles of association of 2 July 1999 under the business name “AB 9916 Vermögensverwaltungs GmbH” in the legal form of a limited liability company with its registered office in Munich, and began trading as an independent company as of 1 October 1999. In the same year, its business name was changed to “Wincor Nixdorf 1. Beteiligungsgesellschaft mbH” and its registered office was moved to Paderborn (“Wincor” is an artificial name deriving from “Win” and “Core”). In 2000 the business name was changed to “WINCOR NIXDORF Holding GmbH“.

36.	On 5 May 2004 the Company was transformed into a stock corporation trading under the business name “Wincor Nixdorf Aktiengesellschaft”. Since 19 May 2004, its shares have been traded in the Prime Standard segment of the Frankfurt Stock Exchange.

37.	Today, Wincor Nixdorf is represented in 42 countries through its own subsidiaries and in over 90 countries through partner companies.

38.	On 17 October 2015, Wincor Nixdorf released an ad hoc disclosure stating that it was in merger talks with Diebold Inc., a US competitor in the banking segment, and that on 24 September 2015 a term sheet had already been agreed with regard to the key data of a possible merger by way of a voluntary takeover offer. The ad hoc disclosure also announced that the consideration of EUR 52.50 per share would consist of a combination of cash and Diebold Inc. stock (measured as at 18 November 2015 as announced later). On 23 November 2015, a business combination agreement – approved by the Supervisory Board of Wincor Nixdorf – was concluded between Diebold Inc. and Wincor Nixdorf. The conclusion of the agreement and the breakdown of the consideration consisting of a cash component (EUR 38.98) and 0.434 Diebold Inc. shares (EUR 13.52 as at 18 November 2015) were announced in a further ad hoc disclosure issued on the same day. On 5 February 2016, Diebold Inc. published the offer document and submitted it to the Board of Directors of Wincor Nixdorf, which passed on the document to the Wincor Nixdorf Supervisory Board and to the Group Works Council of the German subsidiary on the same day. The Board of Directors and Supervisory Board reviewed the takeover offer and issued a joint substantiated statement in accordance with § 27(1) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG), in which they recommended that the shareholders of Wincor Nixdorf accept the takeover offer. The acceptance period for the takeover offer began with the publication of the offer document on 5 February 2016 and ended at midnight (CET) on 22 March 2016. On 24 March 2016, Diebold Inc. announced that, having acquired 68.9% of the shares, it had exceeded the minimum acceptance threshold (in the amount of 67.6%). The Diebold voluntary public takeover offer was therefore effective, but remained subject to anti-trust authority approval. The additional acceptance period began on 30 March 2016 and ended at midnight (CET) on 12 April 2016. On 8 April 2016, Diebold Inc. and Diebold announced that they would seek to conclude a domination and profit and loss transfer agreement after the offer is closed. A decision in this regard will be made by the Wincor Nixdorf general shareholders meeting that is scheduled to take place on 26 September 2016. On 15 April 2016, Diebold Inc. announced that the additional acceptance period would end at midnight (CET) on 12 April 2016 as planned. 22,876,760 Wincor Nixdorf shares were submitted by the end of the additional acceptance period. In addition, proxy voting rights in respect of 241,324 Wincor Nixdorf were to be allocated to Diebold Inc. pursuant to § 30 WpÜG.

39.	After the completion of the takeover offer the number of shares that are attributable to Diebold is expected to correspond to about 69.9% of the share capital and –after deducing Wincor Nixdorf’s treasury shares– about 76.7% voting rights.

PwC

40.	In fiscal year 2015/2016 the following relevant changes in the Group occurred:

•	On 14 March 2016, Wincor Nixdorf announced that with retroactive effect from 1 January 2016, it had acquired a majority of the shares (51% of the shares) of the company Projective NV, Brussels, Belgium („Projective NV“), a company specializing in program and project management for the financial services sector. In the meantime, the share amounted to 53.1%.

•	In the current fiscal year, the Wincor Nixdorf cashless payments unit (AEVI) was carved out of the existing structure to enable a partner to acquire a stake in it (for further details about AEVI cf. 3. III. 1). On 11 May 2016, Wincor Nixdorf announced that it had found a partner in the form of HPE Growth Capital who is investing in AEVI. HPE Growth Capital initially acquired 9.8% of the shares at a price of EUR 10m. This was followed by a capital increase that resulted in a dilution of the stake held by Wincor Nixdorf and consequently in HPE Growth Capital holding a minority stake in AEVI of 10% with retroactive effect from 1 October 2015. In total, this lead to a cash inflow of EUR 20m. Another capital increase in the amount of EUR 10m is planned for August 2016. This will increase the minority stake by 5% up to 15%.

•	Due to the Chinese state bodies, in 2016 Wincor Nixdorf decided to sell the majority of its Chinese corporation: the Chinese government decides that predominantly companies of which 50% or more are owned by Chinese corporations are allowed to supply the Chinese market with ATMs. In June 2016, Wincor Nixdorf sold a stake of its Chinese business activities to its Chinese partner Aisino Corporation, Peking, China (“Aisino“), which will hold a 51-percent majority stake in the joint venture in the future. Wincor Nixdorf will be a minority shareholder with a stake of 43.6%, with the remaining shares (5.4%) held by the management team of the Chinese businesses (this means Wincor Nixdorf Retail & Banking Systems (Shanghai) Co., Limited and Wincor Nixdorf Manufacturing (Shanghai) Co., Limited). The completion of the transaction is subject to approval by several closing conditions. According to Wincor Nixdorf, the joint company wants to tap into the banking and retail sector in China with solutions that are tailored to China’s regulatory requirements.

41.	At the time the valuation was prepared, the structure of the Wincor Nixdorf group was as follows:

Source: Company data

PwC

42.	At the time of the valuation, the share capital of Wincor Nixdorf amounted to EUR 33,084,988 and was divided into 33,084,988 no-par value bearer shares and with each share representing a pro-rata amount of EUR 1.00 of the share capital. On completion of our valuation procedure, the shares of Wincor Nixdorf are admitted to trading on the regulated market of the Frankfurt Stock Exchange (Prime Standard) (WKN A0CAYB / ISIN DE000A0CAYB2). Until 19 June 2016, the shares were included in the MDAX. The Company has been included in the SDAX since then.

43.	Wincor Nixdorf currently holds, indirectly, 3,268,777 Wincor Nixdorf shares (approx. 9.88%) as treasury shares. (“Wincor Nixdorf Treasury Stock”). In accordance with a Blocked Account Agreement entered into between Diebold, Wincor Nixdorf, Wincor Nixdorf Facility GmbH and the custodian bank which holds the Wincor Nixdorf Treasury Stock in safekeeping (the “Wincor Nixdorf Custodian”), the Wincor Nixdorf Custodian undertook (i) not to transfer the Wincor Nixdorf Treasury Stock held in the securities account to another securities account maintained by Wincor Nixdorf, Wincor Nixdorf Facility GmbH, or a third party and (ii) not to execute any order issued by Wincor Nixdorf or Wincor Nixdorf Facility GmbH to sell or transfer the Wincor Nixdorf Treasury Stock (including, for the avoidance of doubt, by way of the acceptance of the takeover offer).

44.	By a resolution adopted by the general shareholders meeting of Wincor Nixdorf held on 20 January 2014, the Board of Directors was authorized to increase the share capital of Wincor Nixdorf on one or more occasions up to EUR 16,542,494 in total until 19 January 2019 with the approval of the Supervisory Board through the issuance of new no-par value bearer shares against a consideration in cash or in kind. Shareholders are to be guaranteed subscription rights. The Board of Directors of Wincor Nixdorf is nevertheless authorized, with the approval of the Supervisory Board, to

(1) exclude fractional amounts from shareholder subscription rights.

(2) exclude shareholder subscription rights if the issue price is not substantially lower than the market price. However, this authorization is subject to the stipulation that the total number of shares issued under the exclusion of subscription rights pursuant to § 186(3) sentence 4 of the German Stock Corporation Act (Aktiengesetz, AktG) does not exceed 10% of the share capital at the time a resolution is adopted or — if less — at the time the authorization is exercised. Since the granting of the authorization, that is, from 20 January 2014, any shares and rights conferring an entitlement to subscribe shares of the Company issued or sold under the exclusion of subscription rights pursuant to or in accordance with § 186(3) sentence 4 AktG are to be applied toward this limit of 10% of the share capital.

(3) exclude the subscription rights of shareholders in the event of the issuance of shares for purposes such as the acquisition (directly or indirectly) of enterprises, parts of enterprises or equity interests in enterprises and with the exclusion of subscription rights in such case limited to no more than 20% of the share capital of the Company at the time a resolution is adopted or — if less — at the time the authorization is exercised.

45.	However, the aforementioned authorizations to exclude subscription rights are subject to the stipulation that the total number of shares issued under the exclusion of subscription rights pursuant to or in the relevant application of § 186(3) AktG since the granting of such authorizations, that is, since 20 January 2014, on the basis of these or other authorizations to issue shares of the Company or rights conferring an entitlement to subscribe shares of the Company, does not exceed 20% in total of the share capital at the time a resolution is adopted or — if less — at the time the authorization is exercised.

PwC

46.	The share capital of Wincor Nixdorf is conditionally increased by up to EUR 10,000,000.00 divided into 10,000,000 no-par value bearer shares. The conditional capital increase serves the purposes of conferring option rights or obligations under the relevant option terms to the holders of warrants attached to participatory certificates and/or to bonds or conversion rights or obligations under the relevant terms of convertible bond terms to the holders of convertible participatory certificates and/or convertible bonds issued by Wincor Nixdorf or a controlled group enterprise within the meaning of § 17 AktG on the basis of the resolution adopted by the general shareholders meeting of Wincor Nixdorf on 21 January 2013 under agenda item 7 a) granting authorization until 20 January 2018. The new shares are to be issued at a warrant or conversion price to be determined in accordance with the authorization resolution described above. The conditional capital increase will only be implemented in the event of the issuance of participatory certificates with warrants or conversion rights or bonds with warrants or conversion rights and only to the extent that the holders of the participatory certificates with warrants or conversion rights exercise the warrants or conversion rights or holders of participatory certificates or bonds obliging their holder to exercise warrants or conversion rights fulfill their warrant/conversion obligations and conditional capital is required under the terms of participatory certificates with warrants or conversion obligations or under the terms of bonds with warrants or conversion obligations. New shares issued as a result of the exercise of warrant or conversion rights participate in profits from the start of the fiscal year in which they were created. If issued before the annual general meeting, the new shares also participate in the profits for the preceding fiscal year. The Board of Directors of Wincor Nixdorf is authorized to determine further details pertaining to the implementation of the conditional capital increase with the approval of the Supervisory Board. The Supervisory Board of Wincor Nixdorf is further authorized to modify the wording of Article 4(8) of the articles of association to conform to the respective issuance of shares for subscription as well as to implement all other related adjustments in this regard such as only pertain to wording. The foregoing applies accordingly in the event that there is no exercise of authorization to issue participatory certificates with warrants and conversion rights or bonds with warrants or conversion rights following the expiry of the authorization period as well as in the event that no use is made of conditional capital following the expiry of the periods of time set for the exercise of warrant or conversion rights. At the time of the valuation neither Wincor Nixdorf nor any controlled enterprise within the meaning of § 17 AktG had issued any such share-related securities or warrants.

47.	The share capital of Wincor Nixdorf is conditionally increased by up to EUR 1,654,249.00 divided into 1,654,249 no-par value bearer shares. This conditional capital increase solely serves the purpose of granting stock options to members of the Board of Directors of Wincor Nixdorf as well as the executive management bodies of subordinated domestic and foreign affiliated enterprises, as well as to other senior executives and employees of Wincor Nixdorf and their subordinated affiliated enterprises as specified in greater detail in the authorization resolution adopted by the general shareholders meeting held on 20 January 2014 and as specified in greater detail in the authorization resolution adopted by the general shareholders meeting held on 20 January 2014 in the version amended (subject to entry in the commercial register) by a resolution of the general shareholders meeting adopted on 25 January 2016. It will be implemented only insofar as the holders of stock options exercise their right to subscribe shares of Wincor Nixdorf and the Company does not provide a consideration in the form of cash or treasury shares. The new shares participate in profits from the start of the fiscal year in which they were created through their issuance. If issued before the annual general meeting, the new shares also participate in the profits for the preceding fiscal year. Under the terms of the general agreement, Wincor Nixdorf has undertaken that, until the expiry of the additional acceptance period (or until the expiry of the sell-out period in the event that a sell-out right has been established in accordance with § 39c of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG), all stock options exercised under the Wincor Nixdorf stock option plans can only be settled by way of payment in cash.

PwC

48.	In total, Wincor Nixdorf has issued 2,684,455 stock options under several stock option plans as at 30 June 2016.

49.	The shareholder structure of Wincor Nixdorf at the time of the valuation was as follows.

Shareholders of Wincor Nixdorf AG	Number of shares	[in %] of total
Diebold Holding Germany Inc. & Co. KGaA	22,876,760	69.1%
Other Shareholders	6,939,451	21.0%
Wincor Nixdorf Treasury Shares	3,268,777	9.9%

Total	33,084,988	100.0%

Source: Company data

50.	After the deduction of the company’s own shares, also known as treasury shares, there are 29,816,211 shares outstanding. Thus, Diebold holds a stake of 76.7% of the outstanding shares.

PwC

II. Tax situation

51.	Wincor Nixdorf is registered with the Paderborn tax office under tax number 339/5884/0020.

52.	The initial tax circumstances of Wincor Nixdorf at the time of the valuation were as follows (overview):

             Entities in tax group (sales tax and income tax)

Source: Company data, PwC analysis

PwC

53.	The Company is the consolidated tax group parent of a consolidated tax group for value added tax purposes comprising the following companies:

•	WINCOR NIXDORF International GmbH,

•	WINCOR NIXDORF Technology GmbH,

•	WINCOR NIXDORF Security GmbH,

•	Wincor Nixdorf Services GmbH,

•	WINCOR NIXDORF Facility GmbH,

•	Wincor Nixdorf Dienstleistungs GmbH,

•	WINCOR NIXDORF Manufacturing GmbH,

•	WINCOR NIXDORF Retail Consulting GmbH,

•	IP Management GmbH,

•	WINCOR NIXDORF Banking Consulting GmbH,

•	WINCOR NIXDORF Business Administration Center GmbH,

•	WINCOR NIXDORF Global IT Operations GmbH,

•	Wincor Nixdorf Logistics GmbH,

•	Prosystems IT GmbH,

•	WINCOR NIXDORF Customer Care GmbH,

•	WINCOR NIXDORF Facility Services GmbH and

•	WINCOR NIXDORF Retail Services GmbH.

54.	In addition, the Company is the consolidated tax group parent of a consolidated tax group formed for trade and corporation tax purposes with WINCOR NIXDORF International GmbH. WINCOR NIXDORF International GmbH is in turn the consolidated tax group parent of a consolidated tax group formed for trade and corporation tax purposes with:

•	WINCOR NIXDORF Technology GmbH,

•	WINCOR NIXDORF Security GmbH,

•	Wincor Nixdorf Services GmbH,

•	WINCOR NIXDORF Facility GmbH,

•	Wincor Nixdorf Dienstleistungs GmbH,

PwC

•	WINCOR NIXDORF Manufacturing GmbH,

•	WINCOR NIXDORF Retail Consulting GmbH,

•	IP Management GmbH,

•	WINCOR NIXDORF Banking Consulting GmbH,

•	WINCOR NIXDORF Business Administration Center GmbH,

•	WINCOR NIXDORF Global IT Operations GmbH,

•	Wincor Nixdorf Logistics GmbH,

•	Prosystems IT GmbH,

•	WINCOR NIXDORF Customer Care GmbH,

•	WINCOR NIXDORF Facility Services GmbH and

•	WINCOR NIXDORF Retail Services GmbH.

55.	As in previous years, the Tax Office for Group and Large Company Audits (Finanzamt für Groß- und Konzernbetriebsprüfung) Detmold is conducting an audit with respect to corporation tax, trade tax and value added tax. In the case of tax group company WINCOR NIXDORF International, an external tax audit concerning corporation tax, trade tax and value added tax for fiscal year 2013/14 has also been initiated.

56.	As at 1 October 2015, the tax loss carryforwards of Wincor Nixdorf were as shown in the table below:

Tax loss carryforwards as of 30 September 2015

		Tax loss carryforwards
Company	Registered office	[in mEUR]
Wincor Nixdorf Soluçõces em Tecnologia da Informaçã Ltda.	Atibaia/São Paulo (Brazil)	11,7
Wincor Nixdorf Retail & Banking Systems (Shanghai) Co. Ltd.	Shanghai (China)	10,2
WN CZ RETAIL SOLUTIONS s.r.o.	Prague (Czech Republic)	3,7
LLC WINCOR NIXDORF	Kiev (Ukraine)	1,9
Wincor Nixdorf Canada Inc.	Mississauga/Ontario (Canada)	1,8
LLC WINCOR NIXDORF	Moscow (Russia)	1,4
Other	—	0,2

Total		30,9

Source: Audit report of Wincor Nixdorf as of 30 September 2015

57.	According to the audit report as of 30 September 2015 tax loss carryforwards in the amount of EUR 40.6m would arise for the domestic Wincor Nixdorf consolidated tax group. The corporation tax loss carryforwards in the amount of EUR 14.0m and the trade tax loss carryforwards in the amount of EUR 26.6m on the part of the domestic Wincor Nixdorf consolidated tax group were, according to management, completely consumed to offset taxable asset contribution gains with retroactive effect from 30 September 2015. The taxable asset contribution gains resulted from the carve-out and transfer of the business of Wincor Nixdorf Logistics GmbH to its newly-formed subsidiary, Wincor Nixdorf Global Logistics GmbH. The hidden reserves disclosed in this connection will be depreciated over a period of 15 years.

PwC

III. Economic background

1. Business operations

58.	The Wincor Nixdorf Group comprises two operating segments, Banking and Retail, and supports the efforts of retail banks and the retail industry to continually improve business processes through the use of reliable information technology. The solutions offered by Wincor Nixdorf focus mainly on the interface between companies and their customers.

59.	The Banking segment offering covers hardware, software, IT services and consulting services. ATMs, cash recycling systems, automated teller safes and transaction terminals are key elements of the hardware portfolio. Besides software for the operating systems, Wincor Nixdorf offers banks software that enables them to manage processes throughout all distribution channels. Products for postal companies also fall within the Banking segment.

60.	In the Retail segment, Wincor Nixdorf also offers hardware, software, IT services and consulting services. Key elements are programmable EPOS systems or self-checkout systems for the checkout area. The software portfolio allows the entire control of all processes and systems within the branch. The same hardware products and solutions are also offered for the needs of service station operators and also come under the Retail segment.

61.	Wincor Nixdorf differentiates the fields hardware and software/services. The field of software/services is internally differentiated in Software, Professional Services, Product Related Services, as well as Outsourcing and Managed Services. We have analyzed the business of Wincor Nixdorf on this level of detail. By way of information, the segments are described briefly below:

•	The hardware segment includes the design, the manufacturing and the distribution of products such as cashier- and self check-out systems, ATMs and cash recyclers.

•	In the segment Software Wincor Nixdorf offers software packages that can be used to operate bank branches and retail stores. The aim is not so much to intervene in the core IT structure, but rather to bridge the interface between the operational branch and the core IT processes with customized software solutions.

•	Professional Services provide consulting services that incur particularly during the planning, implementing and operating of the offered IT services and software rollouts.

•	Product Related Services include services that occur in the course of servicing and maintenance of delivered hardware during the product life cycle.

•	Managed Services go beyond mere maintenance and repair. Here Wincor Nixdorf manages hardware and/or IT processes, ensures their functionality and controls adjacent processes (e.g. cash management).

PwC

•	When it comes to Outsourcing, Wincor Nixdorf takes over not only individual processes but also equips all stores with its own hardware, operates associated hardware and software with its own resources (e.g. data centers) and controls all relevant processes.

62.	Cashless payment is one Wincor Nixdorf’s of growth areas. The business unit AEVI is associated with the Retail segment and focuses on the integration of payments across all channels and currencies into a single access. Thereby it serves as a link between both banks and merchants, as well as between merchants and consumers. The focus is on the B2B app store, which allows merchants to choose from a variety of applications based on Android to personalize their devices and align them with the needs of their customers. The Multi-Channel POS Tablet “Albert” complements the range of AEVI and offers services from the warehouse management and the control of back-office processes to payment processing via credit card or Near Field Communication (NFC) solutions. The device runs on Android and is used by banks and their customers in the catering and hotel industry as well as the retail industry to improve customer loyalty.

63.	The Wincor Nixdorf Group has production sites in Germany and China. Research and development are primarily conducted in Germany, Poland, Singapore and China.

64.	In fiscal year 2014/2015, the Wincor Nixdorf Group achieved total net sales under IFRS of EUR 2,427m, down some EUR 42m and therefore down some 2 percentage points on the figure for the previous fiscal year.

65.	Of that figure, the Banking segment accounts for some 65% with the Retail segment accounting for the remaining about 35%.

Source: Consolidated financial statements, PwC analysis

PwC

66.	By business stream, about 58% can be allocated to the software/services business area, while the other 42% was generated in the hardware area.

Source: Consolidated financial statements, PwC analysis

67.	About 45% of the revenue from sales was achieved in Europe (excluding Germany), with the remainder spread across Germany (23%), Asia/Pacific/Africa (20%), and America (12%) as shown in the following graphic:

Source: Consolidated financial statements, PwC analysis

68.	The earnings before interest, taxes and amortization of goodwill (“EBITA”) adjusted for restructuring effects amounted to EUR 102m in fiscal year 2014/2015.

69.	As at 30 September 2015, the Wincor Nixdorf Group employed 9,100 people (previous fiscal year: 9,198).

PwC

70.	Since the second half of fiscal year 2014/2015, Wincor Nixdorf has been implementing a program called “Delta” aimed at restructuring and repositioning. The aim is to accelerate the process of shifting the focus toward becoming a software and IT service company with attractive margins and with an innovative, profitable hardware business. The program consists of 7 measures that can be defined as follows:

1)	Considerable acceleration of growth in the software business and associated Professional Services, e.g. increasing capacity in software distribution and expansion of R&D in the software segment.

2)	Expansion of high-end IT services for operations management such as Managed Services and Outsourcing, e.g. achieving operational excellence in the global delivery process and growth/improved profitability of individual regions, areas and projects.

3)	Fundamental realignment of hardware strategy, e.g. partnership strategies.

4)	Carve-out of business unit for cashless payment.

5)	Program for price Optimization, e.g. improving the margins and discipline in pricing.

6)	Streamlining of administration costs.

7)	Organizational support to implement changes.

71.	The restructuring program “Delta” originally envisaged restructuring expenses of the order of EUR 120m, which resulted in EUR 80m being incurred in fiscal year 2014/2015 and EUR 40m planned for fiscal year 2015/2016. According to current forecasts, low outlays of just EUR 20m are anticipated for the current fiscal year. The positive effect of the restructuring program should be fully felt as of fiscal year 2017/2018 and should contribute about EUR 120m p.a. to earnings (for further one-time effects see 4 II 1.)

2. Market and competition

a.) Macroeconomic development

72.	Over recent years, the financial and sovereign debt crisis led to volatile and falling rates of growth in many economic regions, especially Europe. In its World Economic Outlook published in April, the International Monetary Fund (“IMF”) forecasts that gross domestic product (GDP) in Germany and Europe will remain at around 1.3% (Germany) and 1.8% (Europe) up to 2020. Following an increase to 2.5% by 2017, the rates of growth in the USA are forecast to fall to 2.0% over the long term. The economic development anticipated in the Asia-Pacific region, forecast to be approx. 5.5%, is down in comparison to 2010 (8.5%), but continues to be at a high level. GDP growth rates in China (2020: 6.0%) are expected to follow a similar course. For India the IMF forecasts a increasing GDP growth rate up to 7.7% in 2020. The other growth markets Brazil and Russia have exhibited wildly fluctuating growth rates in recent years. Downward trends are forecast both for Brazil (-3.8%) and Russia (-1.8%) in 2016. For the period from 2017 to 2020, the International Monetary Fund is predicting increasing positive growth rates of 2.0% for Brazil and 1.5% for Russia.

PwC

73.	The following overview shows the changes to GDP (real) over the course of time in the regions relevant to Wincor Nixdorf as well as markets with high growth potential:

Changes in gross domestic product from 2013 to 2020 in %

GDP growth change [in %]	2013	2014	2015	2016E	2017E	2018E	2019E	2020E
Germany	0.4%	1.6%	1.5%	1.5%	1.6%	1.4%	1.3%	1.3%
Europe	0.5%	1.2%	0.9%	1.2%	1.8%	1.8%	1.9%	1.8%
USA	1.5%	2.4%	2.4%	2.4%	2.5%	2.4%	2.1%	2.0%
Asia and Pacific	5.7%	5.4%	5.3%	5.2%	5.2%	5.2%	5.4%	5.4%
Brazil	3.0%	0.1%	-3.8%	-3.8%	0.0%	1.0%	2.0%	2.0%
Russia	1.3%	0.7%	-3.7%	-1.8%	0.8%	1.0%	1.5%	1.5%
India	6.6%	7.2%	7.3%	7.5%	7.5%	7.6%	7.7%	7.7%
China	7.7%	7.3%	6.9%	6.5%	6.2%	6.0%	6.0%	6.0%

Total world	3.3%	3.4%	3.1%	3.2%	3.5%	3.6%	3.8%	3.8%

Source: IMF, PwC Analysis

b.) Market trends Banking and Retail

Overview

74.	In conducting our market and competitive analysis, we focused on each of Wincor Nixdorf’s important sales markets and growth markets with large market potential in Banking and Retail. The analysis is performed on the markets of Germany, Europe excluding Germany, America and Asia-Pacific and the Middle East/Africa. The aim, then, is to attempt, where possible, to depict the varying developments corresponding to the demarcation of regions adopted by Wincor Nixdorf.

75.	Statements on the development of the hardware area will be made with the aid of data on the number of shipments and the installed basis of ATMs in the banking sector or Electronic Points-of-Sales (“EPOS”) in retail. Shipments in this respect represent those units which were installed in the relevant year, and which may be regarded as an indicator for the sales of hardware. These may be replacement procurements for outdated units as well as the establishment of ATMs and EPOS devices at locations where previously no units were installed. The installed basis provides an idea of the current market volume. The change to it enables conclusions to be drawn on whether the markets in question are saturated or growing. The installed basis also enables us to derive the volume of devices for which services such as maintenance or upgrade services can be delivered.

76.	Statements concerning the area of software and services will be largely derived from the anticipated IT expenditure of the banking sector and retailers.

Banking - Hardware

Global trends

PwC

77.	The banking sector, particularly in Western Europe and North America, was negatively affected by the financial and sovereign debt crisis, from which it has still not fully recovered. Furthermore, the consequences of United Kingdom’s planned exit from the European Union are not yet fully clear. Considering the bank-specific framework, the reduction of costs, especially personnel costs, is therefore decisive for the competitiveness and profitability of banks. This is particularly true of the rivalry with the ever more popular so-called FinTech firms. In recent years, the banks’ cost optimization program has led to the closure of numerous branches accompanied by a corresponding reduction in personnel, while, on the other hand, this was partially offset by a larger number of ATMs with functions extending far beyond the mere provision of cash (high-end devices).

78.	Alongside the cost reduction aspect, it is technological progress, with the greater integration of wireless communication devices, especially smartphones, that is perceived as being an important driver of global growth in the banking sector. But also the introduction of enhanced security standards for ATMs, such as authentication supported by biometric customer data (for example, by using finger/vein scanners or iris recognition), increases customers’ feeling of security, and can therefore constitute an additional growth trend.[1]

79.	Moreover, there are expectations of high growth in hardware business in the banking sector of the Asian economic region, resulting from the increase in income levels among the populations in that region. Another driver of growth is the geographical expansion to enable the rural population have access to cash supply. It is forecast that worldwide ATM purchases[2] in retail banking during the period from 2014 to 2019 will increase by approximately USD 2.4 billion to USD 13.1 billion, as can be seen from the following market forecast.[3]

Source: Retail Banking Technology Spending Through 2019 (Ovum).

[1]	Cf. TechNavio: Global Automated Teller Machine Market (2015), p. 41 ff.
[2]	This figure includes the capital expenditure as well as the costs for maintenance, network systems and the relevant ATM software.
[3]	Ovum: Retail Banking Technology Spending Through 2019.

PwC

80.	It is expected that the number of ATMs in use around the world will grow from some 3.0 million units to ca. 4.1 million units in 2020.[1] The regional-based changes in the banking hardware market are described below, and are based on the demarcation adopted by Wincor Nixdorf.

Banking Hardware

Shipments ATMs in thousand units	2015 Planned	2020 Planned	CAGR 15-20	Delta 15-20
Germany	6.4	5.3	-3.6%	-1.1
Europe w/o Germany	67.5	75.5	2.2%	7.9
America	98.7	92.8	-1.2%	-5.9
APAC & MEA	297.5	384.6	5.3%	87.1

Total world	470.1	558.2	3.5%	88.0

Installed base ATMs in thousand units	2014 Actual	2020 Planned	CAGR 14-20	Delta 14-20
Germany	58.6	58.9	0.1%	0.3
Europe w/o Germany	591.5	633.3	1.1%	41.8
America	785.5	819.8	0.7%	34.3
APAC & MEA	1,573.2	2,604.3	8.8%	1031.1

Total world	3,008.8	4,116.4	5.4%	1107.5

Source: Global ATM Market and Forecasts to 2020 (RBR).

Germany

81.	Germany is forecast to see ATM purchases increase by around USD 80 million to USD 720 million (CAGR: 2.5%). By way of contrast, it is anticipated that, during the period from 2015 to 2020, the number of shipments of ATMs in Germany will fall from a total of 1 k units to around 5 k in 2020. In this respect, it is assumed that the number of installed units will remain largely stable at approximately 59 k units during the period from 2014 to 2020.[2] The market is in a very mature phase, in which around 97% of shipments are replacement procurements or the optimization of existing units. So it is anticipated that by 2020, around 30% of all ATMs installed in Germany will feature cash recycling functions.[3] This development confirms the trend of German banks towards closing branches, and compensating for this by installing high-grade devices with more functions (high-end devices).

Europe excluding Germany

82.	The demand for cash in Europe remains as high as ever.[4] Therefore, despite the advanced maturity of the European banking market, it is anticipated that the number of installed units will increase in the period from 2014 to 2020, from approximately 42 k units to around 633 k units for Europe excluding Germany. This corresponds to an average annual growth rate of 1.1% during this period. Furthermore, the number

[1]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[2]	The analysis of the market studies at hand is based on the existing actual figures, and continues through to the end of the relevant planning horizon. This may mean there is a difference to the periods stated in the text. In the analysis of the development of shipments within the regions, the figures for 2015 are target figures.
[3]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[4]	Discussion Paper Deutsche Bundesbank No 13/2014: Consumer cash usage: a cross-country comparison with payment survey data (2014), p. 3.

PwC

of shipments for the period from 2015 to 2020 will increase by 2.2% on average per year, to around 76 k units in 2020.[1] Similarly to the situation in Germany, shipments in the rest of Europe are more down to a cost-pressure-induced optimization of the business model with the aid of cash recycling ATMs, rather than an expansion of ATMs.

83.	The annual average rate of growth of shipments in Eastern Europe in the period from 2015 to 2020 with 2.5% is higher than the equivalent rate in Western Europe (1.3%). This growth is also the result of the recovery effects in the wake of the Crimean crisis. In the Ukraine, some 5,600 ATMs were removed in 2014 alone (Russia: 900). Particularly large growth in shipments is expected for Eastern Europe in 2016 (5.2%). The region of Europe excluding Germany is expected to see negative growth rates in shipments of ATMs for the period from 2017 to 2020. For the period from 2014 to 2019, the market for ATMs is forecast to grow from around USD 0.5 billion to USD 2.9 billion (CAGR: 3.5%).[2]

Americas

84.	A similar trend compared to Germany is also evident in North America. Alternative payment methods are being increasingly used in both the USA and in Canada. Combined with the closure of many branches, this is leading to an annual average downturn in shipments of -5.0% in the USA and -6.5% in Canada between 2015 and 2020. The maturity of both markets, and the fact that many ATMs in the USA have to be replaced in response to the new EMV standards[3], allows the conclusion to be drawn that orders for ATM orders are almost exclusively the result of maintenance investments. The stock of ATMs in North America is expected to remain relatively stable, at over half a million units across the period under review. The revenues from installation, repairs and maintenance are expected to grow in North America by USD 0.8 billion to USD 4.7 billion in the period from 2014 to 2019 (CAGR: 3.9%).

85.	Latin America is forecast to see average annual growth in the new installation of ATMs of 5.7% in the period from 2015 to 2020. This growth is particularly due to the banking market in Brazil. During this period, shipments in Brazil are expected to increase by around 9 k units to approximately 21 k units in 2020. This corresponds to a rise of just about 80% or an average of roughly 12% per year. However, the overall number of installed ATMs in Brazil is declining slightly, and will fall by around 7 k units to 157 k units (2014: 164 k).[4] In Brazil too, these shipments are almost exclusively linked to cost-induced replacement investments (approximately 97%).[5]

86.	For the overall America hardware market the expected average annual growth rate is about -1.2% (2015–2020) for shipments and 0.7% (2014-2020) for the installed base. The revenues from installation, repairs and maintenance are expected to grow by USD 0.9 billion to USD 5.3 billion in the period from 2014 to 2019. This corresponds to an average annual growth rate of 3.9%.[6]

[1]	RBR: Global ATM Market and Forecasts to 2020 (2015). Germany is here too omitted from this analysis.
[2]	Ovum: Retail Banking Technology Spending Through 2019 (2015).
[3]	EMV standards are security standards for payment transactions.
[4]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[5]	The rate 97% describes the portion of shipments replacing already existing systems due to obsolescence.
[6]	Ovum: Retail Banking Technology Spending Through 2019 (2015).

PwC

Asia-Pacific and Middle East/Africa (APAC & MEA)

87.	The forecast stable growth rates in GDP to 2020 – about 5.3% per year – make Asia-Pacific the strongest growing economic region in the world.[1] The disposable income of the population is also steadily increasing. The OECD predicts that by 2030, Asia will have 3.2 billion people or 66% of the “global middle class” totaling 4.9 billion people (2009: 28%). Asia is therefore also a crucial growth market for the banking sector. For example, in 2014 about 47.0% of all the world’s ATMs were installed in Asia. It is expected that this share will rise to 57.0% by 2020.

88.	Significant influencing factor in this is the expected increase in the annual volume of cash withdrawals by about 44% from 2015 to 2020.[2] There is also great potential due to the low penetration of ATMs to date. The market for ATMs in the Asia-Pacific and MEA region is expected to grow by around USD 1.0 billion to USD 4.2 billion in the period from 2014 to 2019. This corresponds to an average annual growth rate of 5.4%. The average annual growth rate of the number of installed ATMs for this period is 8.8% for the Region Asia Pacific and MEA. It is expected that some 2.6 million ATMs will be installed in the Asia-Pacific and MEA region by 2020. This corresponds to approximately 385 k shipments in 2020.[3] Increasing numbers of ATMs with additional functions, such as cash recycling, will also be installed in this economic region.

89.	It is expected that the Asia-Pacific region will see an increase of the installed base of around 0.9 Million units to 2.3 Million units in the period from 2014 to 2020. This equals an average annual growth rate of 8.8%. The shipments are predicted to grow to ca. 346 k units in 2020 (CAGR 15-20: 5.1%). Accounting for about 50% of shipments, China is viewed as the most important market in the Asia-Pacific region in 2015.[4] However, the regulatory rules of the Chinese government mean that the business operations of western companies are severely restricted. Significant growth opportunities are likewise expected for India. For example, it is predicted that, with 225 k installed ATMs, India has superseded Japan in 2015 as the second largest market. This is due, first and foremost, to an ever larger number of customers and a greater market penetration by ATMs, because these are being installed in shopping centers and gas stations. “White label” ATMs – ATMs with no bank logo – are driving this growth.[5]

90.	In the Middle East/Africa region, high growth is predicted for shipments of ATMs, amounting to an average of 6.8% per year in the period from 2014 to 2020. Here, only about 50% of shipments constitute replacement investments. The growing efforts to supply the population with cash, and the growing demand by the population for cash, are decisive influencing factors. The number of installed ATMs is forecast to be about 260 k in 2020, a rise of around 100 k compared to 2014.[6]

91.	Many banking markets are in a very mature state. This is especially true of the North American and Western European banking markets. So there is nothing to suggest that the installed basis will significantly increase in the coming years. In the main, shipments are the result of replacement

[1]	Based on the data from the International Monetary Fund, cf. no. 72.
[2]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[3]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[4]	RBR: Global ATM Market and Forecasts to 2020 (2015).
[5]	“White label” ATMs are owned by non-banking enterprises. Customers pay an additional charge for the transactions performed.
[6]	RBR: Global ATM Market and Forecasts to 2020 (2015).

PwC

investments (e.g. USA 2016: 99%), made necessary due to technical limitations or new security standards. The cost optimizations targeted in the mature markets mean there is demand especially for ATMs with an enhanced range of functions (high-end products), in order to be able to continue to offer banking customers the widest range of services possible, while keeping the costs as low as possible. By way of contrast, the expectation is for shipments to grow strongly in the growth markets, largely located in the Asian-Pacific region as well as in the Middle East/Africa. Replacement investments therefore make up a much smaller proportion of shipments here (e.g. China 2016: 33%).

Banking – Software and Services

Global trends

92.	It is forecast that the market for IT services in retail banking will grow on average by 4.7% annually in the period from 2014 to 2019, as can be seen from the following market forecast.

Source: Retail Banking Technology Spending Through 2019 (Ovum).

93.	The worldwide total expenditure in retail banking in 2019 is expected to amount to USD 157.6 billion.[1] The forecast for the entire banking sector is for worldwide IT expenditure to increase by EUR 67.5 billion to EUR 374.4 billion in 2019 (CAGR 14-19: 4.1%). High growth opportunities are identified particularly for software (CAGR 14-19: 7.2%) and consulting and integration services (CAGR 14-19: 5.5%).[2] Within IT expenditure, a budgetary shift towards software and services is therefore evident.

94.	Within retail banking, the fast growing levels of expenditure are on online and mobile banking.[3] As already mentioned in relation to hardware, the increasing cost pressures mean that banks are closing branches, while encouraging customers to make more use of online banking instead. With permanent online services, the banks are able to reduce their personnel costs, while simultaneously increasing their effectiveness and customer satisfaction levels. For the period from 2014 to 2019, the forecast is for annual growth rates of 6.9% for online banking and 7.2% for mobile banking.[1]

[1]	The analysis of IT expenditure also includes hardware expenditure, such as for ATMs and servers.
[2]	PAC (2015).
[3]	Ovum: Retail Banking Technology Spending Through 2019 (2015).
[1]	Ovum: Retail Banking Technology Spending Through 2019 (2015).

PwC

95.	The regional-based changes in the software and services market for banking are described below, and are based on the demarcation adopted by Wincor Nixdorf.

Germany

96.	IT expenditure in Germany amounted to about USD 7.0 billion in 2014. Particularly high growth rates were previously apparent in expenditure for mobile banking and online banking. These areas are also expected to register the strongest growth over the short term, averaging 5.2% and 5.6% per year respectively (2014 to 2019). For the period from 2014 to 2019, the forecast is for IT expenditure in retail banking in Germany to increase by USD 1.2 billion[2] to USD 8.1 billion. This corresponds to an average annual growth rate of 3.2% per year. This means that Germany is falling short of the global average.[3] This is bound up with the fact that the number of installed ATMs in Germany is anticipated to remain more or less unchanged in the period from 2014 to 2020, meaning that no substantial growth is expected for a country adequately supplied with high-grade services.[4]

Europe excluding Germany

97.	With a market share of 32.8%, Europe is the second largest market after America (41.8%) (2014). Software is perceived as having large growth potential. In the analysis of Europe excluding Germany, it is expected that IT expenditure will amount to USD 41.2 billion in 2019, an increase of USD 7.0 billion compared to 2014 (CAGR 14-19: 3.8%). Important influencing factors come particularly in the form of the marketing opportunities of digital business models and enhanced customer loyalty.

America

98.	While, with the growth rate predicted to be 0.7% for installed units in the hardware area, there is no forecast for high growth potential in the American banking market during the period from 2014 to 2020, it is expected that IT expenditure in the period from 2014 to 2019 will outperform the global trend. The expected average annual growth rate in the period from 2014 to 2019 is 4.8%. For the period from 2014 to 2019, the forecast is for IT expenditure in retail banking in America to increase by USD 13.7 billion to USD 66.1 billion.

99.	The US market is the main driver of growth here, registering a volume of USD 43.8 billion (2014). The expectation is for the IT expenditure of US retail banks to increase to USD 55.6 billion in 2019. This corresponds to an average annual growth rate of 4.9% in the period from 2014 to 2019. Important factors in this respect include the fulfillment of new security standards and efforts towards exploiting digital and mobile marketing options. An increase in IT expenditure for retail banking is also expected in Latin America, and Brazil in particular. The prediction is for expenditure to rise in Latin America by USD 0.9 billion to USD 5.0 billion by 2019. Brazil is forecast to register an increase of USD 0.3 billion to USD 2.1 billion.

[2]	The difference compared to the illustrated figure is explained by rounding.
[3]	Ovum: Retail Banking Technology Spending Through 2019 (2015).
[4]	RBR: Global ATM Market and Forecasts to 2020 (2015).

PwC

Asia-Pacific and Middle East/Africa (APAC & MEA)

100.	The growth forecast in software and services in the Asia-Pacific region and the Middle East/ Africa exceeds the global trend, but still falls below that of hardware (CAGR 14-20 of the installed units: 8.8%). Market studies forecast that, by 2019, IT expenditure will rise by around USD 10.4 billion to USD 42.2 billion, an increase of 32.5% compared to 2014 (CAGR: 5.8%). One particular driver of growth is the increasing expansion of banking business in response to strong customer demand. Within the region, there are some significant differences in the forecast growth rates for IT expenditure in retail banking.[1]

101.	China and India are expected to register growth rates of 7.7% and 7.4% respectively, clearly ahead of the global trend (4.7%). With IT expenditure totaling USD 7.6 billion in 2014, China remains ahead of Japan (USD 7.5 billion) as the largest market in the Asia-Pacific region. In keeping with the global trend, the highest growth rates in the Asia-Pacific region are in online banking (7.8%) and mobile banking (7.8%). In the period from 2014 to 2020, it is expected that the number of installed units increases by 930 k units, or 66.0%, to 2,350 k units. From this we can conclude that this region offers better potential for services in comparison to Europe and North America.

102.	With an average annual growth rate of 5.9% for the period from 2014 to 2019, the economic region of the Middle East/Africa still remains ahead of Asia-Pacific with the highest relative growth potential for IT expenditure in retail banking sector. The forecast is for expenditure to increase by USD 1.9 billion to USD 7.8 billion in the period from 2014 to 2019.[2] However, in this respect the economic growth of the Middle East is exposed to huge fluctuations in the price of crude oil.

103.	In common with the majority of sectors, retail banks are also seeking to market their products and services across all sales channels. This “omni-channeling” activity of the banks, combined with the advancement of digitization, greatly stimulates the use of mobile and online banking, meaning that high growth rates can be expected in these areas in particular. The high levels of competition among the retail banks, but also from the FinTech firms, mean that customer loyalty is becoming increasingly important. The result is the greater importance of subjects such as data security and the analysis of customer data, in order to ensure personalized advice including via user interfaces. This direction taken by the banks is also evident in the way they are focusing their IT expenditure.

Retail – Hardware

Global trends

104.	The Internet of Things (“IoT”)[3] is playing an increasingly significant role in everyday life, and is likewise becoming increasingly important in commerce. It is expected that machine-to-machine (“M2M”) connections will increase and – at 85% – practically double over the next four years.[4] This development is

[1]	Ovum: Retail Banking Technology Spending Through 2019 (2015).
[2]	Ovum: Retail Banking Technology Spending Through 2019 (2015).
[3]	This means that the computer as an object of human attention will be replaced by “smart” devices that support human activities imperceptibly. The communication between two such devices is defined as Machine-to-Machine information exchange.
[4]	Ovum: 2016 Trends to Watch—Consumer Mobile Payments Services (2016), p. 8 et seqq.

PwC

associated with market potentials for mobile Points-of-Sales (“mPOS”) and other mobile payment systems.[1] It is therefore expected that the revenues generated with mPOS devices will experience an average annual growth rate of 9.6% up to an volume of 680 mUSD between 2014 and 2019. However, in this context this is a fall evident in the sales price per unit.

105.	The growth rate of installed units for the global Electronic Point-of-Sale (“EPOS”) market is, by way of contrast, forecast much lower, as can be seen from the following market forecast.

Retail Hardware

Shipments EPOS in thousand units	2014 Actual	2020 Planned	CAGR 14-20	Delta 14-20
Germany	68.7	59.3	-2.4%	-9.4
Europe w/o Germany	421.7	490.1	2.5%	68.4
America	678.3	597.9	-2.1%	-80.4
APAC & MEA	635.9	842.7	4.8%	206.8

Total world	1,804.8	1,989.9	1.6%	185.1

Installed base EPOS in thousand units	2014 Actual	2020 Planned	CAGR 14-20	Delta 14-20
Germany	560.4	560.2	0.0%	-0.2
Europe w/o Germany	3,114.1	3,451.4	1.7%	337.3
America	4,929.7	5,100.9	0.6%	171.2
APAC & MEA	3,682.9	5,236.4	6.0%	1553.5

Total world	12,287.1	14,348.8	2.6%	2061.7

Source: Global EPOS and Self-Checkout 2015 (RBR).

106.	Its expected annual growth rate is just 2.6% for the period from 2014 to 2020. This is largely the result of the decline in shipments of hardware in the retail sector in North America and Western Europe.

107.	A basic distinction is made among three large customer groups for EPOS devices: General Merchandise with a market share of 31%, Food and non-Food (25%) and Hospitality (23%). The remaining 21% is classified as Other. In this context, Hospitality (3.3%) exhibits the highest average growth rate for the installed basis in the period from 2014 to 2019, ahead of Food and non-Food (2.8%). At 1.8%, the growth rate for the General Merchandise customer group is below the 2.6% average.[2]

108.	High growth is currently identified in retail in the use of self-checkout systems (“SCO), where the checkout process is completely or partially up to the customer. Particular reasons for the increased use of self-checkout systems include lower personnel costs, avoidance of queuing and time savings for consumers. It is forecast that the global SCO market will more than double in size to USD 2.2 billion in the period from 2014 to 2019.[3]

[1]	Mobile Point-of-Sales are smartphones, tablets or other wireless devices, which offer various services for the retail industry ranging from warehouse management and back-office processes to payment processing. As a result it is a substitute for EPOS in some degree.
[2]	RBR: Global EPOS and Self-Checkout (2015).
[3]	TechNavio: Global Self-Checkout Terminals Market 2015-2019 (2015), p. 6

PwC

Source: Global Self-Checkout Terminals Market 2015-2019 (TechNavio)

109.	The regional-based changes forecast for the EPOS market in the retail industry are described below, and are based on the demarcation adopted by Wincor Nixdorf.

Germany

110.	The recovery of the German economy following the financial and sovereign debt crisis continued in 2014, with GDP at (+1.6%). Within this environment, around 69 k EPOS units were installed during 2014, constituting growth of 11.3% compared to the preceding fiscal year. However, it is expected that the market will reach a mature state over the mid- to long-term. Following a slight increase over the medium term, it is anticipated that there will be no additional significant change to 2020 in the installed basis of 560 k units. On the other hand, there is expected to be an annual fall of -2.4% in shipments. This suggests that the new devices are primarily attributable to replacement investments. Numerous retailers decided based on their better economic situation to renew their technology.

Europe excluding Germany

111.	In 2014, 29.9% of the worldwide EPOS units were installed in Europe. This makes the region the second largest market for EPOS units after America. Therefore, the number of shipments in Europe excluding Germany for the period from 2014 to 2020 is expected to increase by 2.5% annually, to around 490 k units in 2020. The number of installed units in Europe excluding Germany will rise to 3.4 million over the same period. (CAGR 14-20: 1.7%). Due to the improved economic development many retailers have chosen to renew their technology.

112.	The expected developments within Europe vary significantly in this respect. For example, Western Europe is forecast to see strong growth in shipments, particularly during 2016 (9.3%) and 2017 (5.8%). It is then expected there will be a decline up to 2020, with the rate falling back to the level of 2015 (CAGR 14-20: 0.6%). There will also only be a moderate increase in the number of installed units, rising by around 111 k units to approximately 3,160 k units. Central and Eastern Europe, in contrast, are expected to see high growth potential. The economic downturn triggered by the Crimean crisis resulted in falling numbers of shipments in Central and Eastern Europe in 2015, particularly due to the sanctions imposed on Russia by the EU. Over the long term, market experts expect the market to recover again in Central and Eastern Europe, especially in Russia. There is expected to be an average annual growth rate of 5.7% for shipments and 5.3% in the number of installed EPOS units.

PwC

Americas

113.	With a share of 51.2% (2014) and an average annual growth rate of 10.4% to 2019, America is the most important sales market in the mPOS market.[1] It is also expected that the use of mobile payment systems, such as Paypal, Apple Pay and Bitcoins, will significantly grow in the near future.[2] The forecast development of the mPOS market and mobile payment methods entails the decline in the development of the electronic point-of-sale market in America. It is expected, therefore, that the new installation of EPOS systems in America will fall by around 80 k units in the period from 2015 to 2020 to about 600 k units in 2020. This market development is primarily driven from within the USA respectively Canada. It is therefore expected that the numbers of shipments in the USA respectively Canada are in rapid decline (CAGR 14-20: -4.2% respectively -6.9%). It is predicted that the installed base in North America will decline by around -0.6% p.a. in the period from 2014 to 2020. For the same period the market in Latin America is expected to grow significantly (CAGR 14-20: 6.4%), so that a moderate growth of the installed base by ca. 0.2 million units to 5.1 million units is expected for the overall American market (CAGR 14-20: 0.6%).

114.	The number of shipments of self-checkout systems in the USA in 2014 increased by 50% to around 8 k units in comparison to the preceding fiscal year. The main cause of the downturn was the end of the Wal-Mart roll-out in 2013. However, it is expected that the market will pick up again by 2018, returning to the level of 2013.[3] In this context, America has the most developed market for self-checkout systems.

Asia-Pacific and Middle East/Africa (APAC & MEA)

115.	Rising population income and the resulting expansion of an affluent middle class also offer tremendous growth opportunities for retail. A significant increase in consumer spending is expected in the largest Asian markets.[4] Higher consumer spending also implies a positive forecast for the Hardware Point-of-Sale area. Whereas the market for global EPOS shipments grew on average by 1.6% in the period from 2014 to 2020, the anticipated growth in the Asian-Pacific and MEA market is 4.8% over the same period. It may be expected that the average annual growth rate of self-checkout systems will be in the double-digit range.

116.	It is predicted that installed base of EPOS systems in Asia-Pacific will grow by about 1.4 million units to 4.7 million units in 2020 (CAGR 14-20: 5.8%). The number of shipments is anticipated to rise by an average of 4.1% p.a. to 745k units in the same period. In common with markets already analyzed in the retail segment, there is also huge growth discernible in Asia-Pacific for mobile point-of-sale terminal devices as well as other mobile payment options. It is expected that the market for mPOS devices will grow from USD 50 million to USD 90 million in the period from 2014 to 2019.[5] This corresponds to an average annual growth of 12.5%. This makes Asia-Pacific the strongest growing market in this area.

[1]	TechNavio: Global Mobile POS Systems Market 2015-2019 (2015), p. 30 et seqq.
[2]	Accenture: 2015 North America Consumer Digital Payments Survey (2015), p. 5 et seqq., cf. AT Kearney: The 2015 Retail Banking Radar - Time to Reinvent Your Banking Model (2015), p. 14.
[3]	RBR: Global EPOS and Self-Checkout (2015).
[4]	Analysis of the World Economic Forum.
[5]	TechNavio Global Mobile POS Systems Market 2015-2019 (2015).

PwC

117.	China, the largest Asian market for EPOS devices, is the main driver of growth in the Asia-Pacific region. For example, 50.6% of all EPOS shipments in 2014 were performed in China. The increasing shift in consumer spending from basic necessities such as food and habitation to more freely available goods presents tremendous growth opportunities for retail. The number of installed EPOS devices is expected to rise to approximately 2.4 million units in 2020. This corresponds to an average annual growth rate of 9.7% in the period from 2014 to 2020.

118.	In 2014, there was only a moderate increase of 1.4% discernible in the new installation of EPOS systems in the Middle East/Africa region. In this regard, the development varies widely within the region. For example, the market grew strongly in Israel (21.7%) and Morocco (16.7%), while, contrastingly, the development in Saudi Arabia declined by -15.2%. During the period under review, it is expected there will be strong growth in the region, with an average annual growth rate of 11.1% for shipments and 8.3% for installed units in the period from 2014 to 2020. It is expected that in 2020 there will be approximately 530 k installed units in the Middle East/Africa region.[1]

119.	In common with the Hardware market already analyzed in the banking segment, it is expected that the market for EPOS systems in retail will present scarcely any growth opportunities in the advanced economic regions. Over the long term, it is anticipated that the installed basis will rise only moderately in many regions, and that there will be a decline in shipments. This is connected to the maturity of the markets, as well as the increased use of mobile payment methods and mPOS systems. mPOS systems, on the other hand, also present tremendous growth opportunities, because they feature diverse functionality and assist retailers, from inventory management to processing payment transactions. Within growth markets, the retail sector mainly comprises small family enterprises and independent retail outlets. Large retail chains do not feature widely. Increasing population income in the region presents large growth to the retail industry, resulting in the efforts of larger numbers of western retail chains to become established there. This also entails sizeable growth opportunities for EPOS systems in these regions.

Retail – Software and Services

Global trends

120.	In the fiercely contested market environment of customers and customer loyalty, retailers are increasingly investing in information technologies. In this respect, the market is increasingly switching from the pure sale of merchandise and the management of retail space to more innovative and technologically advanced sales channels. This results from factors such as the comfort of online shopping, greater product range selection and a large number of payment methods. The main drivers of growth here are the higher costs for the collection and analysis of customer data, market automation for optimal use of budgets, as well as the growing demand for mobile applications.[2]

121.	There is therefore a greater focus on local customer demand, shop qualities and product preferences. As part of this development, increasingly greater importance is also attached to SMAC, the observation of social networking trends, mobile computing, analytics and cloud computing. It is expected that 2.6 billion people will be smartphone users by 2018. There is also an ever increasing number of smartphone users who make purchases using these devices. Whereas around 12% of users used their smartphones for such activities in 2014, this number had already risen to 20% in 2015.[1]

[1]	RBR: Global EPOS and Self-Checkout (2015).
[2]	Cf. TechNavio: Global Retail IT Spending Market (2016), p. 12 et seqq.
[1]	PwC: Global Total Retail 2016 (2016), p. 7.

PwC

122.	This has a significant influence on the change in IT expenditure in retail, as shown in the following market forecast.

Source: Global Retail IT Spending Market (TechNavio)

123.	For the period from 2014 to 2020, it is anticipated that worldwide IT expenditure in retail will increase by around USD 19.1 billion to USD 111 billion (CAGR 15-20: 3.8%). The areas of Hardware (share in 2015: 31.9%), Software (30.6%) and Services (37.5%) could differ in this regard. With an average annual growth rate of 5.5% up to 2020, the highest growth potential is exhibited by Software. The amount of USD 36.8 billion is expected for 2020. This means that the expenditure for software in 2020 would exceed that for hardware (USD 32.9 billion). The average annual growth rate of Services is around 3.7% during the same period, while the comparable figure for Hardware is 2.3%.[2] This means that, in common with the banking sector, there is an evident shift in the IT budget towards software and service.

[2]	TechNavio: Global Retail IT Spending Market (2016). Hardware encompasses expenditure made in the retail sector on PCs, servers, storage and network technology. Software denotes application software and infrastructure software. Services covers support services, computer-aided design, system integration as well as testing services.

PwC

124.	The development of IT expenditure in retail in the regions of Europe, Middle East and Africa, America and Asia-Pacific is described below.

Source: Global Retail IT Spending Market (TechNavio)

Europe, Middle East and Africa (EMEA)

125.	With an average annual growth rate of 2.9% in the period from 2015 to 2020, the expected growth of IT expenditure in the retail sector in the EMEA economic region is falling below the global trend. It is anticipated that IT expenditure in retail within the EMEA will amount to USD 37.4 billion in 2020. High growth rates are apparent for e-commerce due to the growth of online sales in Germany, France, Sweden, the United Kingdom and the Netherlands. However, the concerns of many retailers about security when using cloud infrastructures are putting a brake on short-term growth. However, over the long term this economic region is expected to enjoy large growth potential due to the growing popularity of mobile commerce.[1]

America

126.	With an amount of USD 39.7 billion or a 43.2% market share, America is the largest market for IT expenditure. Investments in payment systems, data security and the penetration of mobile phones are particular main drivers of this strong growth. With growth of USD 5.5 billion to USD 39.7 billion in 2015, the economic region has recently grown more strongly than any other worldwide. Further average growth of 4.2% up to USD 48.8 billion is expected in the period from 2015 to 2020. This results both from the fact that many retailers are making investments in response to the new EMV standards, and also due to changes in the purchasing behavior of customers. For example, mobile purchase processes, social networks and increasing ways of making price comparisons are coming to the fore and influencing the investments of retailers.[2]

[1]	TechNavio: Global Retail IT Spending Market (2016), p. 26.
[2]	TechNavio: Global Retail IT Spending Market (2016), p. 25.

PwC

Asia-Pacific (APAC)

127.	The volume of IT expenditure in retail within the Asia-Pacific region was put at USD 19.9 billion in 2015, about 21.6% of the global market. Average growth of 4.6% is forecast up to 2020, making this the highest relative growth potential. The free disposability of a large part of income in many countries in this region, due to the increasing population income, is leading to additional expenditure in areas inter alia clothing, eating and drinking, durables, fast-food restaurants and special expenses. The subsequent growth of online retailers is leading to a high volume of investment in IT infrastructure and associated services.[1]

128.	The consumer behavior of the Chinese population is increasingly developing into an indicator of global trends.[2] The proportion of the total population who are smartphone users, and the use of smartphones to purchase items, was growing strongly in the near past. Whereas around 18% used their smartphone for such activities in 2014, this figure already stood at 43% in 2015. This is far ahead of the global trend of 12% in 2014 and 20% in 2015.[3] The revenues in retail increased by approximately 10% from 2014 to 2015. The expenditure in IT in recent years also grew correspondingly to a large degree. IT expenditure in retail in China amounted to about USD 2.1 billion in 2014, an increase of 9.3% in comparison to the preceding fiscal year. It can be seen here that a much greater proportion (61.3%) of IT expenditure is for hardware, compared to the global trend (31.9%). The proportion directed towards software and services was correspondingly lower at 17.8% and 16.9% respectively.

129.	However, the greatest potential for IT is presented by India. In 2014, revenues in the amount of USD 500 billion were achieved in retail. However, organized wholesale markets, supermarkets and retail chains contributed less than 10% of this. The rest of the market is unorganized, and consists of small family enterprises and independent retailers. Small and medium-sized enterprises therefore particularly present a large sales potential for software solutions to control merchandise management, business intelligence software and security solutions.[4]

[1]	TechNavio: Global Retail IT Spending Market (2016), p. 27.
[2]	PwC: Global Total Retail 2016 (2016), p. 5.
[3]	PwC: Global Total Retail 2016 (2016), p. 7.
[4]	TechNavio: Global Retail IT Spending Market (2016), p. 29.

PwC

130.	The following market forecast shows the IT expenditure broken down to the segments hardware, software and services.

Source: Global Retail IT Spending Market (TechNavio)

131.	It is anticipated that the proportion of IT expenditure on hardware will fall from 31.9% in 2015 to 29.6% in 2020. The proportion of expenditure on software here is increasing by 2.6 percentage points to 33.2%. There is a growing focus, particularly on the collection and processing of (customer) data and the use of all existing sales channels (omni-channel). Particularly important in this respect is the development of mobile applications via which products are marketed and information on user behavior is collected.

c.) Competitive situation

132.	The global market for the products and services of Wincor Nixdorf is highly competitive with regard to pricing, quality, development time and time-to-market, as well as the customer service. Many customers pursue a dual vendor strategy, seeking to avoid becoming dependent on any one vendor.

133.	In principle, there is an observable connection between country of origin and market share. Whereas vendors such as NCR Corporation, Duluth, Georgia, USA („NCR“) and Diebold Inc. dominate the American retail banking market, Wincor Nixdorf is the market leader in Europe. A similar picture is apparent when looking at the commercial sector, in which Wincor Nixdorf again enjoys market leadership in Europe, while NCR and Toshiba, which took over the business of IBM, are deeply rooted in America.

PwC

134.	In the retail banking sector, over 60% of the ATMs in the marketplace in 2014 originated from the three major vendors NCR, Diebold Inc. and Wincor Nixdorf.[1] In this context, Wincor Nixdorf services 21 out of 25 of the world’s leading banks.

Source: Global ATM Market and Forecasts to 2020 (RBR 2015)

135.	The market share of the other competitors, most of which are based in the Asian region, has increased in recent times. These do not concentrate exclusively on the markets within their immediate geographical surroundings, but are instead increasingly penetrating the home markets of the big three. The services portfolio extends from low-cost products to high-end cash recycling machines. This has led to increased pressure on prices, which is currently dominating the industry. Aside from the high level of competition among vendors, the pressure to consolidate on the customer side is rapidly influencing the market positions of the individual competitors.

Source: Global EPOS and Self-Checkout 2015 (RBR)

[1]	RBR: Global ATM Market and Forecasts to 2020 (2015).

PwC

136.	The retail sector is segmented to a higher degree. Based on the EPOS systems shipped in 2014, Wincor Nixdorf is the fourth largest vendor with around 8% of the global market share. Wincor Nixdorf is working here with 16 of the 25 strongest selling retailers.

137.	In shipments of SCO systems, with 16% Wincor Nixdorf occupies second place behind NCR, which dominates this product segment with 64%, but which has recently had to cede market shares to Wincor Nixdorf. The business is likewise shaped by a high level of competition, not least because the large retailers with their large-scale orders have a certain degree of buying power at the expense of the manufacturers.

138.	The goal pursued of Wincor Nixdorf having a large share of software also directly impacts the general competitive situation. In this connection are the degree of cross-channel functionality, the ability to develop innovative products, and the ability to fulfill customer requirements in the light of increasing levels of process digitization are the decisive competitive factors. In this field, Wincor Nixdorf is also confronted in part by new competitors which do not come from the hardware production area, and which therefore have a different focus and different core competencies. In comparison to the hardware segment where the market is concentrated on just a few, big players the segments software/services is segmented to a high degree, generating competitive pressure.

Source: Global Retail IT Spending Market (TechNavio 2015)

139.	In the retail industry, HP with a market share of 8.5% before IBM (5.5%), Dell (4.7%) and Cisco (2.0%) the largest vendor. The remaining 79.3% are distributed among many small competitors, each with a market share of less than 2.0%. In the area of banking software, they tend more to be consulting firms, such as Capgemini and Accenture, as well as the producers of banking software, such as Diebold Inc. and KAL.

140.	The new business with solutions for cashless payment is to be observed in isolation, including with a view to the competitive situation. Because the market segment is still relatively new, and due to the potential that other companies have also identified in this area, the competitive landscape – and consequently its situation – will likely still change significantly, and this has been difficult to assess to date.

PwC

3. Key success factors for the business model

141.	Strengths

•	Wincor Nixdorf has a high market share of the German and European home market.

•	The Wincor Nixdorf brand is associated with high-grade hardware, software and services.

•	The company possesses a broad customer base, and has established a high level of customer loyalty because of its extensive expertise and long-term relationships.

•	Wincor Nixdorf has a high innovativeness, e.g. visible in business units such as AEVI

•	There is only weakly pronounced dependence on large customers and the diverse customer groups in the Retail and banking segments make it possible to reduce the volatility of the total sales.

•	The existing know-how and much experience with regards to the needs prevalent in the branches of retailers and retail banks enables a distinction to be made in the software segment in relation to more general IT vendors.

•	The Company acts as one of the few globally operating services providers.

•	Wincor Nixdorf possesses profound process know-how in front office.

142.	Weaknesses

•	The Company has a high proportion of sales in Europe.

•	There is a dependency on the development of the two customer segments of retail banks and retailers.

•	The cost base in the hardware segment is higher in comparison to the Asian competition.

•	There is currently a high level of dependency on hardware sales, which have a relatively low margin.

•	The market presence in the USA is relatively weak. The service network located there was transferred to a partner network.

143.	Opportunities

•	Successful development in the cashless payment (AEVI) area supports the growth strategies of marketing high-grade products in innovative business fields. The carve out of AEVI out of the corporate structure gives AEVI flexibility and facilitates further growth.

•	The long-term partnership with customers in the hardware business means there is optimum access to additional innovative services taken from the software/services area.

•	The increasing digitization in the branches presents attractive market growth potential, in which Wincor Nixdorf can establish itself as a specialist for suppling software and services to branches.

PwC

•	Increasing the proportion of software and high-quality services in the total net sales may positively influence the margin.

•	Wincor Nixdorf markets well-engineered software solutions, which can be readily adapted to the customer requirements.

•	Successfully implementing the restructuring program Delta increases sustainably profitability and flexibility.

•	The past has seen more and more developments undertaken with the customer; increasing the number of these projects reduces the costs for research and development, and can strengthen customer loyalty over the long term.

144.	Risks

•	It is not yet possible to determine any negative effects of the United Kingdom’s exit from the EU.

•	The current challenging situation with a cautious economic outlook in the BRIC countries is lowering the prospects of growth there.

•	There is a high level of regulatory uncertainty in some parts; in order to continue doing business in China, in response to regulatory rules Wincor Nixdorf decided to sell the majority of its Chinese business operation.

•	A fraught situation specific to the sector means that customers in the retail banking segment are being more restrictive about their budget allocations for hardware and software/services for companies.

•	The increasing presence of FinTech firms and their impact on traditional retail banks is not clear at this point in time.

•	The growth planned by Wincor Nixdorf is not to come from organic means exclusively; suitable target companies are currently difficult to identify and valued very highly.

•	The adjustments to customer demands for functionality and quality requires the improvement of existing products as well as the development of new innovative products.

•	There are currency risks that cannot be fully hedged.

•	Persistent high pressure on prices, exerted by the Asian competitors in particular, influences the margin and cost-effectiveness in the hardware segment.

•	Reduced quantities of units in the hardware area have a negative impact on economies of scale. The current vertical reduction in hardware manufacturing capacity increases the risk with regard to the use of the components in production and the scheduled supply of components.

PwC

4. Net assets, financial position and results of operations

a) Group net assets and financial position

145.	We have analyzed the net assets and financial position of the Wincor Nixdorf Group on the basis of the audited and certified consolidated financial statements for the fiscal years 2012/2013 through 2014/2015. The structure follows the consolidated financial statement of Wincor Nixdorf. Basis for the preparation of the financial statements of Wincor Nixdorf are the International Financial Reporting Standards (IFRS).

Wincor Nixdorf AG - Group balance sheet

[in mEUR]	30-Sep-13 Actual	30-Sep-14 Actual	30-Sep-15 Actual
Intangible assets	347	352	354
Property, plant and equipment	129	125	121
Investments accounted for using the equity method	6	4	2
Investments	1	1	1
Reworkable service parts	27	27	29
Trade receivables	6	6	16
Other assets	4	4	4
Deferred tax assets	31	41	48

Non-current assets	553	560	576
Inventories	317	343	327
Trade receivables	434	520	485
Receivables from related companies	1	3	7
Current income tax assets	10	8	11
Other assets	48	62	64
Investments	0	0	0
Cash and cash equivalents	43	44	38

Current assets	853	980	932

Total assets	1,406	1,540	1,507

Subscribed capital of Wincor Nixdorf AG	33	33	33
Retained earnings	488	529	477
Treasury shares	(176)	(174)	(174)
Other components of equity	34	34	51
Non–controlling interests	4	4	4

Equity attributable to equity holders of Wincor Nixdorf AG	383	427	391
Accruals for pensions and similar commitments	66	78	83
Other accruals	27	27	18
Financial liabilities	91	86	66
Trade payables	0	0	—
Other liabilities	6	8	7
Deferred tax liabilities	28	28	23

Non–current liabilities	218	226	197
Other accruals	144	142	171
Financial liabilities	76	83	112
Advances received	25	25	21
Trade payables	299	344	338
Liabilities to related companies	2	3	2
Current income tax liabilities	44	48	40
Other liabilities	214	242	235

Current liabilities	805	887	919

Total equity and liabilities	1,406	1,540	1,507

Source: Consolidated financial statements, PwC analysis

PwC

146.	During the period under review, the total assets of the Group rose by about EUR 101m between 30 September 2013 and 30 September 2015. The asset-side increase is mainly attributable to a rise in trade receivables, in deferred tax assets as well as in other assets.

147.	There was only a slight increase in the book value of intangible assets. Additions mainly related to the acquisition of property rights and licenses. In addition, internally generated intangible assets related to a multi-functional payment terminal for the AEVI business unit were capitalized.

148.	The book value of property, plant and equipment declined during both periods. Additions to property, plant and equipment were lower than disposals/depreciation. In addition, a real property was sold in fiscal year 2013/2014. The additions were primarily attributable to investments in IT equipment and specialist tools.

149.	Trade receivables comprise receivables from finance leases in the amount of EUR 22m. The leasing contracts were initially concluded for a term of up to ten years.

150.	During the period under review, deferred tax assets rose by EUR 17m. Of the deferred tax assets of EUR 48m as at 30 September 2015, EUR 7m resulted from the probable future use of tax loss carryforwards.

151.	Inventories mainly comprise finished goods and merchandise, which accounted about two thirds of the EUR 327m as at 30 September 2015. Inventories also include raw materials and supplies, unfinished goods and advances made. Inventories rose as at 30 September 2014 as a result of large order backlog at the end of the fiscal year, prompting an increase in finished goods and merchandise. As at 30 September 2015, inventories fell again and were on a slightly higher level compared with 30 September 2013.

152.	Other assets mainly comprise sales tax receivables as well as prepaid expenses and deferred charges.

153.	During the period under review, the equity of the Group rose by about EUR 8m between 30 September 2013 and 30 September 2015. The fiscal year 2013/2014 profit for the period exceeded the distribution for the preceding fiscal years and in the main caused equity as at 30 September 2014 to increase by EUR 34m to EUR 427m. In principle, in the past Wincor Nixdorf pursued a dividend policy under which 50% of the profit generated for a given period is distributed in the form of a dividend. As a result, fiscal year 2014/2015 saw about EUR 52m distributed to shareholders for the preceding fiscal year. The significant decline in the profit for the period of the order of some EUR 8m caused equity as at 30 September 2015 to fall to EUR 391m.

154.	The rise in pension obligations of EUR 66m as at 30 September 2013 to EUR 83m as at 30 September 2015 was largely attributable to the use of a lower assumed interest rate in measuring provisions in fiscal year 2013-2014 when compared with the preceding fiscal year. Thus, pension obligations as at 30 September 2014 increased by EUR 12m to EUR 78m (2012/2013: EUR 66m). Essentially, this entails the reporting of net obligations after taking into account sums recorded as assets.

155.	The non-current other accruals declined from EUR 27m as at 30 September 2013 to EUR 18m as at 30 September 2015. At the same time, current other accruals rose by EUR 27m as at 30 September 2015. Thus, the change is substantially due to the maturity of provisions. This mostly affected accruals for personnel obligations.

PwC

156.	The decrease in non-current financial liabilities of EUR 25m to EUR 66m as at 30 September 2015 is mainly due to the decrease in the residual terms of liabilities in the amount of EUR 20m and the resulting reclassification as current financial liabilities in fiscal year 2014/2015.

157.	The rise in current other accruals of EUR 27m to EUR 171m as at 30 September 2015 (2012/2013: EUR 144m) is largely attributable to liabilities for personnel expenses linked to the HR downsizing measures initiated as part of the restructuring program.

158.	Fiscal year 2014/2015 (EUR 112m) saw current financial liabilities rise by some EUR 36m compared with fiscal year 2012/2013 (EUR 76m). This increase was due to the aforementioned reclassification of some of the financial liabilities due in fiscal year 2015/2016 as current financial liabilities as well as the greater utilization of short-term credit lines.

159.	The increase in trade payables of EUR 45m to EUR 344m in total as at 30 September 2014 (2012/2013: EUR 299m) was attributable to the rise in year-end business in fiscal year 2013/2014.

160.	The development of the structure of the Group balance sheet over time can be presented in condensed form as follows:

Wincor Nixdorf AG - Composition of balance sheet

[in mEUR]	30-Sep-13 Actual	30-Sep-14 Actual	30-Sep-15 Actual
Total assets
Non-current assets	39.3%	36.4%	38.2%
Current assets	60.7%	63.6%	61.8%
Total equity and liabilities
Equity attributable to equity holders of Wincor Nixdorf AG	27.2%	27.7%	26.0%
Non–current liabilities	15.5%	14.7%	13.1%
Current liabilities	57.3%	57.6%	61.0%

Source: Consolidated financial statements, PwC analysis

161.	The ratio of non-current assets to current assets remains more or less constant with the exception of the variation observed as at 30 September 2014 due to an increase in current trade receivables.

162.	In the period under observation, the equity ratio is upward of 25% but fell last year as a result of the unfavorable trend in earnings.

163.	In addition, a slight shift from non-current to current liabilities can be observed. This is primarily due to the proportion of current financial liabilities, trade payables as well as current accruals.

PwC

b) Group results of operations

164.	We have conducted an analysis of the Group results of operations on the basis of the consolidated income statements for fiscal years 2012/2013 through 2014/2015. The results of operations are as follows:

Wincor Nixdorf AG - Group results of operations before adjustments

[in mEUR]	FY 2012/2013 Actual	FY 2013/2014 Actual	FY 2014/2015 Actual
Net sales	2,465	2,469	2,427
Cost of sales	(1,922)	(1,926)	(1,993)

Gross profit	543	544	434
Research & development expenses	(99)	(98)	(90)
Selling, general and administration expenses	(312)	(290)	(322)

EBITA	132	155	22
Amortization/depreciation of intangible and tangible assets and write-down of reworkable service parts	60	61	54

EBITDA	192	216	76
Financial result	(7)	(9)	(7)
Amortization/depreciation of intangible and tangible assets and write-down of reworkable service parts	(60)	(61)	(54)

EBT	124	146	15
Income tax	(36)	(42)	(7)

Profit for the period	88	104	8
Profit attributable to non-controlling interests	(1)	(3)	(1)

Profit attributable to equity holders of Wincor Nixdorf AG	87	101	6

Net sales growth		0.2%	-1.7%
Gross profit as % of net sales	22.0%	22.0%	17.9%
R&D as % of net sales	4.0%	4.0%	3.7%
SG&A as % of net sales	12.7%	11.8%	13.3%
EBITA as % of net sales	5.3%	6.3%	0.9%
EBITDA as % of net sales	7.8%	8.7%	3.1%

Source: Consolidated financial statements, PwC analysis

165.	Net sales for fiscal year 2013/2014 were on about the same level as in the preceding fiscal year and then declined by about EUR 42m or 1.7% for fiscal year 2014/2015. It was possible to increase EBITA (“Earnings before interest, taxes, and amortization”), which is used for internal control purposes, by EUR 132m to EUR 155m in fiscal year 2013/2014. Fiscal year 2014/2015 saw EBITA fall markedly to EUR 22m. A significant proportion of the decline was attributable to expenses incurred in connection with the restructuring program “Delta” initiated by Wincor Nixdorf in response to market conditions.

166.	The recent downward trend in net sales is largely due to a series of facts: Conditions on the important future markets for Wincor Nixdorf of Brazil, Russia and China deteriorated unexpectedly so that, instead of posting the growth that was forecast, business declined, in part substantially. In addition, retail banks and the retail industry in important industrialized countries displayed an unexpected reluctance to invest. These two effects, with which the competition was also confronted, primarily led to a significant decrease in the hardware business, which is struggling continuously with a drop in prices. Growth in the software/services business also failed to make up for the decrease. In addition to the aforementioned market conditions, there were also delays in acquisition projects that were intended to lend support to the growth strategy and therefore could not serve as a growth driver so far.

167.

From a regional perspective, Germany was able to grow from EUR 567m in 2012/2013 to EUR 588m in 2013/2014 thanks to the several large-scale projects in the Retail business. However, fiscal year 2014/2015 saw net sales drop below the level for 2012/2013 to EUR 555m, which corresponds to 23%. Business in Europe (without Germany) contracted over both periods subject to review by 6.1% in 2013/2014 and by 3.9% in 2014/2015 to EUR 1.097m. Business trends in Eastern Europe above all were

PwC

negative, with Russia particularly noteworthy in this regard. Thus, the share of Group net sales accounted for by the European business (excluding Germany) has fallen from 49% to 45% at present. The Asia/Pacific/Africa region, however, grew by 6.5% and 7.9% during the period under review while accounting for EUR 480m in volume terms at the end of the period under observation. This was achieved despite a decrease in the Chinese business. The corresponding share of Group net sales rose by 20%. In 2013/2014, business in America grew by 11.4% to EUR 294m. Wincor Nixdorf was thus able to profit from the expansion of European retailers into the United States. In fiscal year 2014/2015, net sales remained on about the same level as in the preceding fiscal year, increasing by just EUR 1m. In fiscal year 2014/2015 the net sales in the remained on prior-year level and contributed 12% to total net sales for the Group.

Source: Consolidated financial statements, PwC analysis

168.	Banking segment net sales contracted in 2013/2014 from EUR 1,614m to EUR 1,566m, before recovering in the following fiscal year to reach EUR 1,582m. The weak phase in 2013/2014 was due in particular to the geopolitical conflict between Ukraine and Russia. The crisis resulted in the massive devaluation of the Russian ruble, triggering a substantial reduction in volumes for orders and for net sales. The hardware business and the business with product-related services in particular were behind the slump in net sales. Business in Turkey was also adversely affected. As Europe (without Germany) is the most important individual region, the decline in net sales could not be offset by growth in other regions. In fiscal year 2014/2015, the hardware business in Russia and in China particularly suffered but was overcompensated by the positive trend in other business streams. The Banking segment currently contributes 65% to total net sales.

PwC

Source: Consolidated financial statements, PwC analysis

169.	In 2013/2014, Retail segment net sales grew by 6.1% to EUR 903m. In this regard, Wincor Nixdorf profited in particular from the efforts of large-scale global enterprises to standardize their IT infrastructures. Large orders from service station operators and POS terminal software were particularly responsible for the growth posted by the segment. No large orders of a similar kind were noted in fiscal year 2014/2015. As a result of this and a general reluctance to invest on the part of major retailers, especially in Europe, that only began to dissipate toward the end of calendar year 2015, segment net sales for 2014/2015 contracted to just EUR 845m (-6.4%). It therefore – as at the start of the historical period under observation – contributes 35% to total net sales.

170.	In the case of net sales by business stream, hardware sales declined by 4.9% during the period under review in fiscal year 2013/2014 and by 9.9% in fiscal year 2014/2015. In fiscal year 2013/2014, the decrease could be overcompensated by the growth in the software/services business of 4.8%. In the last fiscal year, however, the growth of 5.2% was insufficient to make up for the significantly decreasing hardware business. Consequently, the share of total net sales accounting for hardware declined from 48% in 2012/13 to just 42% in 2014/15. There was a proportionate increase in the share accounted for by software/service.

PwC

Source: Consolidated financial statements, PwC analysis

171.	In fiscal years 2012/2013 and 2013/2014, the ratio of cost of sales to net sales remained constant (gross margin: 22.0%). In fiscal year 2014/2015, however, the gross margin fell to 17.9%. This decrease is largely due to economics of scale. In addition, foreign currency gains and losses disclosed in the consolidated income statement were essentially disclosed under cost of sales. They amounted to EUR -36m in 2014/2015 (EUR -8m in 2013/2014 and EUR -10m in 2012/2013). Further, the cost of sales also includes restructuring expenses that adversely affected the margin as extraordinary expenses.

172.	Research and development costs remained at a high, constant level. They only fell in fiscal year 2014/2015 by EUR 8m. This was in part attributable to the capitalization of development costs for intangible assets in the amount of EUR 4m. A further cause was the reduction in the number of persons employed in this area from 750 in 2013/2014 to 720 in 2014/2015. Capacity in the hardware development area was scaled back above all to direct the future objective towards software/service.

173.	Selling, general, and administration expenses mainly comprise personnel expenses and general costs in selling and administrative departments as well as miscellaneous taxes. In addition, the results for other operating income as well as for investments accounted for using the equity method are also presented. The item was lower in fiscal year 2013/2014 as a result of other operating income deriving from the sale of a real property. In fiscal year 2014/2015, selling and administration costs, like cost of sales, were negatively impacted by one-time effects connected with the ongoing restructuring program.

174.	EBITA could be primarily increased as a result of one-time effects in fiscal year 2013/2014 to EUR 155m, which corresponds to a EBITA margin of 6.3%. In 2014/2015, the aforementioned unfavorable economic factors as well as the costs of the restructuring program “Delta” resulted in a significant decline. Consequently, EBITA only amounted to EUR 22m, which corresponds to a margin of 0.9%.

175.	The amortization/depreciation of property, plant and equipment and licenses in fiscal years 2012/2013 and 2013/2014 was on about the same level and amounted to EUR 61m in 2013/2014. In fiscal year 2014/2015, such charges declined by EUR 7m. This was primarily due to capitalized specialist tools being fully depreciated. They were capitalized in connection with the development of the new banking product line “CINEO” in previous years and which was depreciated over a useful life that ended at the end of fiscal year 2013/2014. In addition, a decrease was also recorded in the depreciation of reworkable service parts.

PwC

176.	The financial result initially rose slightly in 2013/2014 to EUR 9m. In 2014/2015, the figure declined to the original level of EUR 7m for fiscal year 2012/2013. Alongside income from securities, interest and other income, the item primarily includes interest and similar expenses as well as expenses related to the interest element within additions to long-term accruals and other finance costs.

177.	Income taxes comprises taxes on current income and profit as well as from deferred tax income and expenses. At EUR -26m in fiscal year 2014/2015, current taxes were significantly lower than in previous fiscal years (EUR -40m in 2013/2014). In addition, deferred tax income of EUR 19m was generated in 2014/2015 whereas previous years saw deferred tax expenses incurred of EUR -3m (2013/2014) and EUR -7m (2012/2013).

178.	Profit for the period initially developed positively to EUR 104m in 2013/2014 as a result of the aforementioned effects. In the following year – affected by the economic environment and the abovementioned one-time effects – it amounted to EUR 8m.

c) Adjustment to results of operations

179.	On the basis of auditor’s reports and annual reports as well as talks with the Board of Directors of Wincor Nixdorf and persons named by them, we have analyzed the results of operations so as to identify income and expenses that are extraordinary, unrelated to the period or unrelated to regular operations. In doing so, we have restricted ourselves to income and expenses that impact earnings to derive a meaningful EBITA margin for the past. However, the adjustment will not affect the determination of business value as the valuation is based on the results for future fiscal years, which means that the adjusted earnings for the past only serve plausibility verification purposes.

180.	The period under review is only affected by a small number of factors requiring adjustment.

181.	The results of operations for Wincor Nixdorf in fiscal year 2012/2013 were still affected by restructuring expenses from an earlier fiscal year (“One-Wincor” program). They amounted to EUR 20m in total.

182.	The results of operations for fiscal year 2013/2014 were positively impacted by the sale of a real property in Singapore. The sale generated proceeds of EUR 26m compared with associated expenses of EUR 6m. The net effect of EUR 20m was disclosed predominantly under selling and administration expenses.

183.	In fiscal year 2014/2015, Wincor Nixdorf launched a new restructuring program called “Delta”. We have eliminated the expenses associated with the program below. The expenses associated with the program increased cost of sales by EUR 55m, R&D costs by an additional EUR 4m and selling and administration expenses by an additional EUR 21m. Thus, the total costs of the program amounted to EUR 80m in fiscal year 2014/2015.

PwC

184.	The following table summarizes the adjustments that were made:

Wincor Nixdorf AG - Adjustments

[in mEUR]	FY 2012/2013 Actual	FY 2013/2014 Actual	FY 2014/2015 Actual
Cost of sales	—	—	55
Research and development expenses	—	—	4
Selling, general and administration expenses	—	—	21

Restructuring program Delta in 2014/2015	—	—	80
	—	—	—
Selling, general and administration expenses	—	(26)	—
Selling, general and administration expenses	—	6	—

Sale of a property	—	(20)	—
Cost of sales	12	—	—
Research and development expenses	3	—	—
Selling, general and administration expenses	5	—	—

Restructuring program One Wincor in 2011/2012	20	—	—

Source: Company data, PwC analysis

185.	The following table shows the adjusted earnings items through to EBITA:

Wincor Nixdorf AG - adjusted Group-EBITA

[in mEUR]	FY 2012/2013 Actual	FY 2013/2014 Actual	FY 2014/2015 Actual
Net sales	2,465	2,469	2,427
Cost of sales (adjusted)	(1,910)	(1,926)	(1,938)

Gross profit(adjusted)	555	544	489
Research and development expenses (adjusted)	(96)	(98)	(86)
Selling, general and administration expenses (adjusted)	(307)	(310)	(301)

EBITA (adjusted)	152	135	102

Net sales growth	—	0.2%	-1.7%
Gross profit (adjusted) as % of net sales	22.5%	22.0%	20.1%
R&D (adjusted) as % of net sales	3.9%	4.0%	3.5%
SG&A (adjusted) as % of net sales	12.5%	12.6%	12.4%
EBITA (adjusted) as % of net sales	6.1%	5.5%	4.2%

Source: Company data, consolidated financial statements, PwC analysis

186.	Although not shown here, net sales growth was also affected by the project “Delta”. The effect, however, is difficult to quantify because in parts the effect is based on the resolution of unfavorable contracts (negative margin).

187.	The gross margin shown for the adjusted figures only amounted to 1.9 percentage points in fiscal year 2014/2015, a decrease that is largely due to foreign currency losses. The course of business over the three fiscal years is roughly at the same level.

188.	The adjusted EBITA margin, in contrast to the margin reported, declined from 6.1% in 2012/2013 to 4.2% in 2014/2015.

PwC

04 Determination of business value of Wincor Nixdorf AG

I. Valuation basis

1. Procedure and fundamental premises

189.	In the following, we present an overview of the methodology and procedures employed to derive the business value of Wincor Nixdorf.

190.	Businesses often also hold non-operating assets in addition to operating assets. In principle, the business value comprises the earnings value of operating assets and/or its operating business, as well as the value of non-operating assets. Non-operating assets can be freely disposed of without affecting the actual purpose of the company. They must be valued separately as part of the valuation of the enterprise. Wincor Nixdorf, as according to information provided, does not hold any noteworthy non-operating assets.

191.	Income deriving from Wincor Nixdorf investments that are not fully consolidated are included in forecast calculations on a proportionate basis and are therefore taken into account directly in the determination of business value.

192.	A projection needs to be made in order to determine the capitalized earnings value from the operating business which covers a detailed planning period (Phase I) and the period thereafter (Phase II; perpetual annuity). For Phase I, we had in our possession the forecast calculations for fiscal years 2015/2016 to 2017/2018, which the Supervisory Board of Wincor Nixdorf adopted for 2015/2016 and acknowledged for 2016/2017 and 2017/2018 on 23 September 2015. The forecast as of July 2016 superseded the first year of the budget forecast for 2015/2016 in the course of our valuation. Further new findings, which only became apparent in the course of the fiscal year, were factored into the forecast for 2015/2016. This particularly applies to the partially sale of the Chinese business activities to the strategic partner Aisino Corporation, a decision made due to Chinese state bodies. Wincor Nixdorf is to become a minority shareholder in the Chinese company with a 43.6% stake. The economic impact of this latest development was already reflected in Wincor Nixdorf’s forecast for 2015/2016 which we used, even though the legal transfer of the company had yet to be consummated at that time because it is subject to approval by state bodies. In addition, the forecast includes a better sales development and lower restructuring expenses from program Delta. Moreover, the mid-term plan for the years 2016/17 and 2017/18 was adjusted. The adjustment considers revenue and EBITA effects from the partial sale of the Chinese business operations as well as a slightly improved development regarding the hardware and service operations, which compensates a moderate development in software operations – also due to the not achieved acquisition targets in 2015/16 – and the decreased profit due to the partial sale of the Chinese operations. Therefore, operating profits (EBITA) for the year 2016/17 and 2017/18 remain unchanged compared to business plan as of September 2015. The Supervisory Board acknowledged the 2015/2016 forecast as well as the adjustments to the operational plan for the following years resulting from the sale of a stake of its business in China and the slight shift between hardware, software and services business on 27 July 2016.

PwC

193.	The forecast calculations were tested for plausibility on the basis of historical earnings for the financial years 2012/2013 to 2014/2015. To this end, past earnings components that were extraordinary in character were identified and an adjusted income statement was calculated. A further plausibility check of the underlying assumptions was made on the basis of the planning documents made available by the company, the forecast for 2015/2016 from July 2016 acknowledged by the supervisory board, the information provided, and external sector and market data. Synergy potential identified by the contracting parties (pseudo synergies), which were not reflected in Wincor Nixdorf’s forecast, were, where necessary, also taken into account to calculate the business value. The pseudo synergies will be fully realized in 2018/2019, i.e. after the completion of our detailed planning period. In order to properly reflect pseudo synergies and realization costs in our valuation, we have extended the detailed planning period technical by one year.

194.	A capitalized earnings valuation was performed by first calculating projected future earnings before interest and taxes (EBITA). Following the extension of the planning period by 2018/2019 due to technical reasons (synergies; cf. Chapter 4.II.2), the valuations of the last detailed planning year were basis for the sustainable EBITA as of 2019/2020 (Phase II) maintaining a sustainable growth rate. Moreover, reinvestment ratios, rather than depreciation and amortization, were applied in Phase II. Supplementary considerations were employed in this regard.

195.	The projected results before income tax are less any corporate taxes and personal income taxes of shareholders. Trade tax, corporation tax, the solidarity surcharge and foreign taxes were taken into account for corporate tax purposes.

196.	In accordance with the recommendations of the Institute of Public Auditors in Germany, Incorporated Association (Institut der Wirtschaftsprüfer in Deutschland e.V., IDW), in assessing the amount of personal income tax, we proceeded on the basis that the shareholder is a domestic-based natural person with unlimited tax liability. It was also presumed that the shares are held as private assets and that such shareholding does not fulfill the conditions contained in § 17(1) sentence 1 of the German Income Tax Act (Einkommensteuergesetz, EStG). The withholding tax system in force since 2009 applies a 25.0% rate of personal tax on distributions along with the solidarity surcharge levied thereon. In determining the net distributions, we have taken into account the tax benefits derived at the shareholder level. We have taken into account the taxation of capital gains accrued over the period by applying an annual effective rate of 12.5% plus the solidarity surcharge levied thereon.

197.	We have presented our basic considerations and methods for deriving the discount rate in detail in Section 4.III.

198.	We calculated the business value of Wincor Nixdorf as at the valuation date of 26 September 2016 on a going concern basis under the assumption that the company will continue to operate in the foreseeable future. The business value was calculated using the following valuation methods:

•	The forecast calculations for the income statement and the balance sheet were made available to us by Wincor Nixdorf.

•	In addition we have – based on management information – taken the following issues into account in our valuation: the recording of the stock option scheme on the liabilities side of the balance sheet, the inclusion of pseudo synergies and the adjustment of those balance sheet items in line with the findings of the latest forecast for 2015/2016, as well as the effects of the partially sale of the Chinese activities for 2016/2017 and 2017/2018, which are relevant for the valuation.

PwC

•	We calculated the anticipated financial result and the corporate taxes separately using our own valuation model following the company operational plan and the expected changes in the balance sheet.

•	In connection with the sale of minority stakes of AEVI in May 2016 (and planned in August 2016), the proportion of total earnings of AEVI attributable to minority stockholders’ interests has to be taken into account in group-level calculation of total earnings of attributable to minority stockholders’ and those attributable to shareholders of Wincor Nixdorf.

2. Planning process and planning accuracy

199.	The operative planning process of the company is carried out over a 3-year detailed planning period commencing in April and running to the end of each fiscal year. While the main focus of the business plan is on the first planning year, which entails detailed planning being undertaken, the business planning for the two subsequent planning years is performed periodically simplified forward projection of the key financial indicators. A monthly “rolling forecast” is simultaneously used for the current fiscal year to enable deviations from the budget to be detected in a timely manner. The focus here is on the key control variables at the net sales and EBITA level. The forecast calculations for Wincor Nixdorf are prepared in accordance with International Financial Reporting Standards (IFRS).

200.	Wincor Nixdorf group operational plan is based on the forecast calculations for its individual subsidiaries. Alongside the fully consolidated companies, they also include anticipated income from non-consolidated investments. The company also prepares a tax and net interest income/loss forecast for the entire planning period. Furthermore, the company prepares a detailed balance sheet forecast for the budget year and updates it for the second and third planning year on the basis of simplified assumptions.

201.	The beginning of the planning process entails a top-down “hurdle process” in which target values are devised for the Group, segments and business units. These target values are then subsequently broken down as hurdles by the segments and the business units for the planning units in the planning system (legal entities, regions etc.). Binding target values are the result of this planning stage and are recorded in the planning system (Artis). The hurdles are communicated and published Group-wide by the planning letter being sent to the planning units. A communication phase subsequently ensues between the planning units and the segments and business units. The planning units record the detailed plans and forecasts in the planning system (bottom-up) until mid-July. This data is reviewed by the segments and business units and reconciled with the overall objectives for these organizational entities. Approval of the budget of the first planning year is obtained by the Supervisory Board. The plan for the subsequent year is brought to the Supervisory Board’s attention. Once the Supervisory Board and management have approved the Group plan, management at the group, segment, and business unit level and management of the planning units “signing the budget”. This agreement also forms the basis for the variable income of the management of the organizational unit.

PwC

202.	The budget plans for 2012/2013, 2013/2014 and 2014/2015 were made available to us for the purpose of analyzing the accuracy of previous forecasts. At the beginning of July, we were also provided with the forecast for 2015/2016 based on the provisional actual figures for the first nine months of the 2015/2016 fiscal year. We made reference to the previous forecast which served to indicate budgetary compliance in the current fiscal year. We conducted our analysis of the planning accuracy of the key control variables (net sales and EBITA) level and also as regards standard costs items using the cost of sales method which thereby enabled us to identify the key deviations. The target/actual analysis is shown in the table below:

Wincor Nixdorf AG - Plan/Actual analysis 2012/2013 - 2014/2015

	FY 2012/2013		Deviation		FY 2013/2014		Deviation		FY 2014/2015		Deviation
[in mEUR]	Budget	Actual	Absolute	Relative	Budget	Actual	Absolute	Relative	Budget	Actual	Absolute	Relative
Net sales Banking	1,525	1,614	89	5.8%	1,675	1,567	(109)	-6.5%	1,570	1,582	12	0.7%
Net sales Retail	850	851	1	0.2%	885	903	18	2.0%	895	845	(50)	-5.5%

Total net sales	2,375	2,465	90	3.8%	2,560	2,469	(91)	-3.5%	2,465	2,427	(38)	-1.5%
Cost of sales	(1,854)	(1,922)	(69)	3.7%	(1,994)	(1,926)	68	-3.4%	(1,911)	(1,993)	(82)	4.3%

Gross profit	522	543	21	4.1%	566	544	(22)	-3.9%	554	434	(120)	-21.7%
Research & development expenses	(95)	(99)	(4)	3.9%	(95)	(98)	(3)	3.5%	(99)	(90)	9	-9.5%
Selling, general and administration expenses	(307)	(312)	(6)	1.9%	(316)	(290)	26	-8.1%	(320)	(322)	(2)	0.7%

EBITA Banking	82	103	21	25.8%	117	105	(13)	-10.6%	95	3	(92)	-96.7%
EBITA Retail	39	29	(10)	-24.7%	38	50	12	33.0%	40	19	(21)	-52.9%

Total EBITA	120	132	12	9.7%	155	155	—	0.0%	135	22	(113)	-83.8%

Gross profit as % of net sales	22.0%	22.0%			22.1%	22.0%			22.5%	17.9%
R&D as % of net sales	4.0%	4.0%			3.7%	4.0%			4.0%	3.7%
SG&A as % of net sales	12.9%	12.7%			12.3%	11.8%			13.0%	13.3%
EBITA in % of net sales	5.1%	5.3%			6.1%	6.3%			5.5%	0.9%
EBITA Banking in % of net sales	5.3%	6.4%			7.0%	6.7%			6.1%	0.2%
EBITA Retail in % of net sales	4.5%	3.4%			4.2%	5.5%			4.5%	2.2%

Source: Company data, consolidated financial statements, PwC analysis

203.	The business plan for Wincor Nixdorf was prepared at the beginning of the 2012/2013 fiscal year at a time of growing uncertainty: In particular, given that it was still not possible to gauge the economic repercussions of the ongoing financial and debt crisis and the unresolved budget impasse in the United States, this necessitated somewhat conservative planning. The original net sales forecast was exceeded by 3.8% particularly due to this reason.

204.	The positive deviation was chiefly attributable to the Banking segment and is especially due to positive growth fueled by emerging market countries, particularly Turkey and Russia. In addition, the hardware business grew, primarily due to its good cash system sales figures, with significant growth reported in emerging market countries in Asia, the Pacific, Africa and in Latin America.

205.	R&D expenses have exceeded the budgeted amounts by 3.9% for the 2012/2013 fiscal year and have varied markedly across the segments. While the R&D budget for the Retail division remained 20.4% below budget, the budget limit for the Banking segment was exceeded by 16.7%. This change is chiefly attributable to the R&D spending for two product lines in the Retail segment being below budget. By contrast, spending for the CINEO product line (Banking), was forced to go well over budget as a result of shifting priorities. Additional expenses were also incurred for the Pro Cash (Banking) product line.

206.	The selling and administration expenses merely deviate by 2% Group-wide from the projected figures, but this is attributable to the mixed impact from Retail and banking. The Retail segment exceeds the budget for selling and administration expenses by 5.3%, whereas the Banking segment was almost exactly within budget. The budget deviation was especially attributable to the increased distribution costs, which arose in the course of the product supply process. At the same time, the selling and administration expenses in the sales units were generally slightly over budget. Further budget overruns also ensued from the allocation of Group functions and the Retail HQ functions.

PwC

207.	The forecast prepared at the beginning of the 2012/2013 fiscal year indicated that EBITA amounted to EUR 120m, and projected the same amount of EBITA as in the preceding fiscal year. In fact, EBITA was recorded at EUR 132m (+9.7%). In light of the foregoing, spending in the Retail segment was, however, well below budget (selling and administration expenses, see above), whereas the good results posted in the Banking segment overcompensated for the failure to meet planned targets in the Retail segment.

208.	A year-on-year 3.8% increase in sales revenue was forecast for 2013/2014, but failed to materialize. Instead, turnover was the same as that for the preceding fiscal year.

209.	Stagnant growth in the 2013/14 planning year was due to the mixed impact regionally: A solid business performance at the previous fiscal year’s level in the established industrialized countries in Europe and vastly improved year-on-year sales recorded in North America had an especially positive impact. Wincor Nixdorf also managed to expand its business into emerging market countries throughout Asia, the Pacific and Latin America. The emerging market countries in Europe are, however, performing well below expectations, a situation compounded by geopolitical tensions between Ukraine and Russia. The crisis resulted in the massive devaluation of the Russian ruble, triggering a substantial reduction in volumes for orders and for net sales. Business in Turkey was also adversely affected. As Europe (without Germany) is the most important individual region, the decline in net sales could not be offset and compensated by growth in other regions. Actual sales in Europe (without Germany) ran at 6.4% behind projected figures.

210.	The fact that emerging market countries are beset by regional weaknesses is also another key reason why the net sales forecast in the Banking segment failed to materialize. Net sales in the emerging market countries in Europe fell short of the business plan targets by 14.1%. This was mainly due to the unexpected downturn in the hardware business (-13.7% across all regions). Net sales in the Banking segment as a whole deviated from budgeted targets by 6.5%. Negative deviations from the budget/forecast in connection with the sluggish hardware business were also recorded for product-related services.

211.	In this regard, the Retail segment profited in particular from the efforts of large-scale global enterprises to standardize their IT infrastructures. Actual sales surpassed the projected figures by 2%. A slight positive planning deviation was recorded for the hardware business (+0.2%). Sales increases were recorded, especially for POS systems and for automated self-checkout systems. The Software division improved significantly (+7.1%) compared with the plan. There was an upturn in business especially with service station companies and POS software which had a more positive effect than expected on turnover.

212.	R&D expenses ran slightly over budget (+3.5%). Expenses of the Banking division in 2013/14 were slightly below budget (EUR -2.2m). Unutilized budget capacity for banking line products was principally used in the Retail division (+ EUR 5.6m) in order to promote customized products and to drive the development of innovative products.

213.	The selling and administration expenses in 2013/14 were 8.1% or EUR 25.6m less than budgeted, which is chiefly attributable to the fact that other operating income from the disposal of the production facility in Singapore is included therein. The selling and administration expenses line includes a net effect of EUR 20m (earnings of EUR 26m less selling and administration expenses and cost of sales of EUR 6m). One third of the sales proceeds were allocated to the Retail segment and two thirds to the Banking segment.

214.	The targets were met at the earnings level. However – as described above – the EBITA included the sale of manufacturing facilities in Singapore (+ EUR 20m; adjusted for ancillary purchase costs and other related expenses). The underlying EBITA, adjusted for one-time effects, thus amounted to EUR 135m, which is 12.9% below budget.

PwC

215.	It was assumed that sales revenue for the 2014/2015 fiscal year would remain the same as that for the preceding fiscal year. The company, however, failed to meet its sales targets (-1.5%).

216.	Its failure to meet its planned sales targets was chiefly attributable to the fact that shipments to important emerging market countries, in particular, to Brazil, Russia and China, did not go ahead as planned. The business environment deteriorated considerably over the first two quarters of the fiscal year in key emerging market countries. Investors also only regained their appetite to invest in the European market, which was of paramount importance to Wincor Nixdorf, at a slower pace than expected, and this was accompanied by an ongoing deterioration in prices. As early as the beginning of April 2015, Wincor Nixdorf therefore called for a revision of its sales and earnings targets and for the initiation of a restructuring program Delta (cf. 3. III. 1). Planned acquisitions which failed to materialize also resulted in further negative deviations from the budget.

217.	The Retail segment was adversely affected by tentative investment spending on the part of large retail companies, particularly in Europe (-5.5%). The growth rates in the growth markets also lagged behind budget projections. Net sales also deviated markedly from the budgeted targets in Germany (-13.2%). This was especially due to the mistaken assumption that the company would continue its strong performance from the preceding fiscal year into 2014/2015. All told, the deviation is chiefly attributable to the hardware business (-12.2%) which experienced a drop in net sales of POS systems.

218.	The cost of sales at the Group level grew, compared to the planning, disproportionately faster than net sales (+4.3% or EUR 82m). This increase was primarily due to the restructuring expenses in the amount of EUR 55m included in the cost of sales. The currency effects also influenced the cost of sales.

219.	R&D expenses for 2014/2015 ran below budget by 9.5% (-EUR 9.4m). This was also due to 20 employees being retrenched in this area and the company facing restructuring costs in the amount of EUR 4m. In addition, the Group’s targets were not met that year, which resulted in less variable remuneration in the area of human resources. Expenses for the development of the CINEO product line, which had been a key driver of R&D expenditures in previous years, also fell.

220.	The underlying EBITA at the group level amounted to EUR 21.9m (-83.8%). In this result, however, restructuring effects in the amount of EUR 80m were also included, of which EUR 62m and EUR 18m incurred in the Banking segment and Retail segment, respectively. Without these one-time effects, the planned sales targets would have been missed by EUR 33.1m or 24.5%.

221.	The budget plans for 2015/2016 and the previous third-quarter forecast for 2015/2016 were made available to us for the purpose of assessing the plausibility of the planned figures. Unlike the target-actual analysis shown in the table above, the following table firstly derives the EBITAs before one-time effects and transactions expenses due to the business combination with Diebold. Thereafter, restructuring expenses and other one-time effects as well as transactions expenses due to the business combination with Diebold Inc. are deduced. The forecast expects that the net sales targets of the budget will be achieved and, to some extent, outperformed (+1.6%), a performance mainly attributable to the Retail division (+3.5%).

PwC

Wincor Nixdorf AG - Plan/Forecast analysis 2015/2016

	FY 2015/2016		Deviation
[in mEUR]	Budget	Forecast	Absolute	Relative
Net sales Banking	1,545	1,550	5	0.3%
Net sales Retail	995	1,030	35	3.5%

Total net sales	2,540	2,580	40	1.6%
Cost of sales	(1,970)	(1,960)	10	-0.5%

Gross profit	570	620	50	8.8%
Research & development expenses	(98)	(100)	(2)	2.0%
Selling, general and administration expenses	(322)	(330)	(8)	2.5%

EBITA Banking (before one-time effects and transaction expenses)	110	135	25	22.7%
EBITA Retail (before one-time effects and transaction expenses)	40	55	15	37.5%

Total EBITA (before one-time effects and transaction expenses)	150	190	40	26.7%

Restructuring expenses	-40	-20	20	-50.0%
Other one-time effects	—	25	25	n/a

Total EBITA (incl. one-time effects before transaction expenses)	110	195	85	77.3%

Transaction expenses business combination Diebold	—	-50	(50)	n/a

Total EBITA (incl. one-time effects and transaction expenses)	110	145	35	31.8%

Gross profit as % of net sales	22.4%	24.0%
R&D as % of net sales	3.9%	3.9%
SG&A as % of net sales	12.7%	12.8%
EBITA Banking (before one-time effects and transaction expenses) in % of net sales	7.1%	8.7%
EBITA Retail (before one-time effects and transaction expenses) in % of net sales	4.0%	5.3%
EBITA (before one-time effects and transaction expenses) in % of net sales	5.9%	7.4%
EBITA (after one-time effects and transaction expenses) in % of net sales	4.3%	5.6%
EBITA (incl. one-time effects before transaction expenses) in % of net sales	4.3%	7.6%

Source: Company data, consolidated financial statements, PwC analysis

222.	The forecast shows that the hardware business has improved its profit margins in both segments by once again achieving economies of scale. The Retail segment has also seen a significant rise in demand following a weak performance in the preceding fiscal year. Within the banking environment, this trend is further bolstered by the fact that a wide range of attractive banking products is available in Europe (a high proportion of high-end systems). The R&D project-related expenses are slightly above the budget forecast. The selling and administration expenses are above budget on account of increased variable selling expenses and due to the expected increase in variable income underpinned by the positive outlook. The restructuring measures also had a more rapid impact than expected, whereby the EBITA (before restructuring expenses, other one-time and transaction expenses stemming from the business combination with Diebold Inc.) exceeded the amounts originally budgeted by 26.7%. The one-time effects include unplanned income deriving from the acquisition of Brink‘s Nederland B.V., Houten, Netherlands („Brink’s“) in the amount of EUR 10m as well as the non-recurring income from the partially sale of the Chinese business in the amount of EUR 15m. In addition, the restructuring expenses of the program Delta have turned out to be much lower than projected. According to the forecast, only EUR 20m of EUR 40m originally earmarked for restructuring expenses will be expected. According to the forecast the resulting EBITA (after one-time effects) amounts to EUR 195m (before transaction expenses) and is thus EUR 85m ahead of budget, which represents a positive deviation of 77.3% from the budget. The budget also did not include the transaction expenses for the business combination with Diebold Inc.. Hence, the EBITA (after one-time effects and transaction expenses) amounted to EUR 145m.

223.

The analysis of the accuracy of previous forecasts revealed that the deviations in sales volumes are largely attributable to the fallouts from the financial and debt crisis, as well as the difficult market environment, especially in the various emerging market countries. The fixed cost nature of essential expense items along with the one-time expenses incurred in connection with the restructuring program prevented the

PwC

EBITA target from being met, especially in 2014/2015. Based on the current state of information, for fiscal year 2015/2016 slight increases in net sales are expected, whereas the EBITA is predicted to deviate from projections significantly. Despite these deviations, both downwards and upwards, from the plan, which for the most part are based on the unexpected economic situation, we consider the planning process suitable for the purpose of conducting the business valuation.

II. Anticipated net distributions from the operating business

1. Earnings before Interest and Income Taxes (EBITA) over the detailed planning period

Group operational plan

224.	The earnings forecast for the detailed planning period is based on the current forecast for 2015/2016, which we have analyzed in detail and subjected to a plausibility check. The assumptions for the detailed planning period are described below.

225.	As in the case of analyzing the past, the analysis and plausibility check of the consolidated earnings forecast has been performed at group level. In addition, we have analyzed the operational plans for the individual Wincor Nixdorf business segments, regions and business streams.

226.	The future earnings before interest, taxes and amortization of goodwill (EBITA) forecasts pertaining to the detailed planning period presented to us by Wincor Nixdorf are set out below. First, an EBITA figure adjusted for one-time effects is computed to facilitate a comparison of the various years. The one-time effects are then explained and added in to arrive at an unadjusted EBITA figure. For comparative purposes, we have presented adjusted income statement figures for fiscal year 2014/2015 first:

PwC

Wincor Nixdorf AG - Group earnings planning
	FY 2014/2015	FY 2015/2016	FY 2016/2017	FY 2017/2018	CAGR
[in mEUR]	Actual	FC	Planned	Planned	2014/2015 - 2017/2018
Net sales	2,427	2,580	2,620	2,765	4.4%
Cost of sales	(1,938)	(1,960)	(1,993)	(2,088)	2.5%

Gross profit	489	620	627	677	11.5%
Research & development expenses	(86)	(100)	(108)	(115)	10.2%
Selling, general and administration expenses	(301)	(330)	(329)	(342)	4.3%

EBITA (adjusted)	102	190	190	220	29.2%
Restructuring expenses	(80)	(20)	—	—	n.a.
Other one-time effects	—	25	—	—	n.a.

EBITA (incl. one-time effects, before transaction expenses)	22	195	190	220	115.4%
Transaction expenses business combination Diebold	—	(50)	—	—	n.a.

EBITDA (incl. one-time effects and transaction expenses)	22	145	190	220	115.4%
Amortization/depreciation of intangible and tangible assets and write-down of reworkable service parts	54	61	71	82	14.9%

EBITDA (incl. one-time effects and transaction expenses)	76	206	261	302	58.4%

EBITDA (incl. one-time effects, before transaction expenses)	76	256	261	302	58.4%
Net sales growth	n.a.	6.3%	1.6%	5.5%
Gross profit as % of net sales	20.1%	24.0%	23.9%	24.5%
R&D as % of net sales	-3.5%	-3.9%	-4.1%	-4.2%
SG&A as % of net sales	-12.4%	-12.8%	-12.6%	-12.4%
EBITA (adjusted) as % of net sales	4.2%	7.4%	7.3%	8.0%
EBITA (incl. one-time effects, before transaction expenses) as % of net sales	0.9%	7.6%	7.3%	8.0%
EBITA (incl. one-time effects and transaction expenses) as % of net sales	0.9%	5.6%	7.3%	8.0%
EBITDA (incl. one-time effects and transaction expenses) as % of net sales	3.1%	8.0%	10.0%	10.9%
EBITDA (incl. one-time effects, before transaction expenses) as % of net sales	3.1%	9.9%	10.0%	10.9%

Source: Company data, consolidated financial statements, Wincor Nixdorf forecast calculations, PwC analysis

227.	The management of Wincor Nixdorf plans to increase net sales from EUR 2,427m in 2014/2015 to EUR 2,765m in 2017/2018. This corresponds to an average annual growth rate of 4.4%. Thus, after two years during which sales were more or less unchanged or even saw a decline (0.2% in 2013/2014 and -1.7% in 2014/2015), Wincor Nixdorf expects to see growth gain new momentum. The slackening of the rate of sales growth in 2016/2017 is largely attributable to the exceptionally high level of growth indicated in the current forecast for 2015/2016. In considering the sales growth, it is essential to Wincor Nixdorf plans to achieve non-organic growth in the coming years, representing a key growth driver.

228.	In regional terms, growth is spread in a relatively homogeneous manner across the regions that Wincor Nixdorf distinguishes between. As in the past, the share of net sales accounted for by Germany and America is forecast to remain more or less constant. In contrast to the historical trend, which saw the Asia/Pacific/Africa region increase its shares of total net sales compared with Europe (without Germany), the forecast now indicates a reversed situation. This is largely attributable to the expected recovery in Eastern Europe as well as the relatively difficult market situation in Asia, especially to the sale of the Chinese unit (cf. 4. I. 1).

PwC

Source: Wincor Nixdorf forecast calculations, PwC analysis

229.	The planned transformation process that is to result in the company focusing more on the software/services field is evident from the net sales forecast. The current share of 58% of total net sales is, for example, to be increased to 61% in subsequent fiscal years. This means that the historical trend will continue. Nevertheless, it still holds that Wincor Nixdorf continues to attach great importance to the hardware business and considers it to be a key component of the overall business and of the future success of the group.

Source: Wincor Nixdorf forecast calculations, PwC analysis

230.	Net sales are forecast to remain on a similar level for both the Banking and Retail segments, so that with the exception of the fiscal year 2014/2015, in which Retail net sales plunged, no further significant changes in the corresponding shares of net sales are expected.

PwC

Source: Wincor Nixdorf forecast calculations, PwC analysis

Banking segment forecast

Source: Wincor Nixdorf forecast calculations, PwC analysis

231.	According to the current 2015/2016 forecast, Banking segment net sales are to decline by -2.0% compared with the preceding fiscal year (EUR 32m). The reason for the decline is the termination of two lossmaking service agreements with major US banks that Wincor Nixdorf withdrew from in connection with the restructuring program Delta. The two agreements accounted for about EUR 50m in sales and the other sales growth, as expected, fails to make up for the losses. Over the two subsequent fiscal years, Wincor Nixdorf plans to achieve growth of 1.9% and 5.1%, which would result in an average annual growth of 1.6% over the entire planning horizon.

PwC

232.	Banking segment net sales are spread across the regions of Germany, Europe (without Germany), Asia/Pacific/Africa and America as follows: The German home market has traditionally played an important part in generating net sales (2014/2015: 25.0% and 2017/2018: 22.8%). However, as a result of saturation, it is assumed that net sales will decline from EUR 396m in 2014/2015 to EUR 379m in 2017/2018. European net sales are posting the strongest growth, especially as a result of the European emerging market countries. They will increase from 37.4% in 2014/2015 to 42.0% in 2017/2018. Asia/Pacific/Africa accounted for a share of 22.0% (EUR 348m) in 2014/2015, which will even decline to 19.9% (EUR 331m) in relative terms. As expected, the American market is experiencing moderate growth in absolute terms. In relative terms, its share of net sales will decrease from 15.5% in 2014/2015 (EUR 246m) to 15.2% in 2017/2018 (EUR 253m).

Source: Wincor Nixdorf forecast calculations, PwC analysis

233.	On the mature German market, 2015/2016 net sales were projected to remain on about the same level as in the preceding fiscal year. As a result of the reduction of the order volume existing customers in the outsourcing area that cannot be offset by new business, net sales in 2016/2017 will decrease by 3.8%. However, significant growth – to be attained through acquisitions as well – is projected for software and services. According to information provided by the management, the acquisition target for 2015/2016 will not, however, be fully met. This is reflected in investments, net sales and earnings in the latest forecast for 2015/2016. Given the general stagnation on the German market (cf. Market and Competition), net sales in the following fiscal year 2017/2018 will also fall slightly, by 0.3%.

234.

After steep declines in net sales in Europe (without Germany) in the past, the region is projected to see significant growth in banking business once again. Net sales in Europe (without Germany) are set to grow relatively uniformly over the entire planning horizon at a CAGR for 2014/2015-2017/2018 of 5.6%. The key growth drivers in Europe are the gradual consolidation of the banking market and the fact that banks are increasingly focus on new trends such as digitalization, branch transformation and “supported self-service” (self-service supported by a bank advisor where necessary). The postponing of hardware purchases by many banking customers because of the banking crisis has had a negative impact. Consequently, only modest growth is forecast for the hardware business area. Overall, the assumption is that such growth will come from the sale of high-end products rather than from an increase in the number

PwC

of units sold. However, it is also assumed that business in some regions will pick up significantly. Italy and Spain are expected to continue to see massive competition, resulting in hardware sales stagnating and lower growth in the software and services field. Solid growth is forecast for the software/services business area in the core market of Europe. Growth is particularly expected to come from the acquisition strategy in the high margin software business area and associated services.

235.	In 2015/2016, net sales in the Asia/Pacific region are to decline by 22.6% to EUR 229m. This effect is, however, largely due to a very good 2014/2015 in Australia, when a large hardware rollout came to an end. In both the following planning years, net sales are to rise by 11.4% and 7.5% to EUR 274m in 2017/2018, reflecting the dynamic course of business in the Asia/Pacific region (cf. Market and Competition). However, because of the pressure on prices in the Asia/Pacific region, the hardware business is forecast to decline. While growth in managed services was assumed in the services business area during the planning process – the unit reductions in the hardware field will nevertheless result in services net sales falling because of product-related services. In keeping with the Wincor Nixdorf strategy, growth of about 20% is projected for software and professional services – growth that is to be partly attained non-organically as well. Companies in China are being systematically prevented from obtaining market access (cf. 4 I. 1.). Net sales and earnings effects are taken into account in the forecast, based on the third quarter. A further reason is a delay with a project in Malaysia that was scheduled for 2015/2016.

236.	Net sales in the Africa region are to grow moderately from EUR 52m in 2014/2015 to EUR 57m in 2017/2018 (CAGR 2014/2015-2017/2018: 3.1%). The net sales in Africa are largely achieved through relatively risk-free, partner-based business – Wincor Nixdorf only has branches of its own in Morocco and Algeria. Declining commodity prices constitute an economic risk for the region Africa as they have a relatively strong impact on regional purchasing power, affecting the demand for products and services of Wincor Nixdorf.

237.	In North America, net sales are to rise by 8.8% from EUR 136m in 2014/2015 to EUR 148m in 2015/2016. In 2016/2017, net sales are to fall sharply to EUR 115m, which corresponds to a decrease of 22.3% in total. One of the reasons for this is the termination of two lossmaking service agreements with major US banks (see above) and which could not be offset by new business in 2016/2017. Growth is not expected to be posted again until 2017/2018. From 2014/2015 until 2017/2018, the North American banking business is set to contract by an average of 2.0% per year. Essentially, however, the moderate trend in North America is also due to the fact that there Wincor Nixdorf finds itself operating on the home market of two major competitors that have strong business relationships with many commercially robust regional banks in the country and achieve particular success in selling their products there. By contrast, major American banks behave in a very price-sensitive manner and expect a reliable, countrywide service organization, which is something that market entrants find relatively difficult to guarantee in a country that covers such a large area.

238.

Following a modest fiscal year 2014/2015, Latin America is projected to experience a further decrease to EUR 97m for 2015/2016 as a result of increased pressure on prices. Significant growth rates of 20.6% and 6.8% are forecast for subsequent fiscal years 2016/2017 and 2017/2018. This corresponds to a CAGR of 4.4% for the period 2014/2015 through 2017/2018. Compared with the Latin American growth in the installed base (CAGR 2014-2020: 0.7%), new installations (CAGR 2014-2020: 5.7%) and IT expenditure in the banking sector (CAGR 2014-2019: 3.9%), this growth seems to be relatively ambitious (cf. Market and Competition). The growth is particularly attributable to Brazil and Mexico, for which, despite difficult

PwC

economic conditions that continue to be reflected in exchange rates and impact purchasing power, solid growth is projected again. The growth drivers are the expansion of branch networks as well as the replacing of existing hardware with new, high-end systems (multifunctional and recycling systems). By contract, the forecast for Venezuela is flat for political risk reasons.

Source: Wincor Nixdorf forecast calculations, PwC analysis

239.	Following a poor 2014/2015 (cf. Net Assets, Financial Position and Results of Operations), hardware net sales are set to decline again for 2015/2016, falling from EUR 626m to EUR 618m. Subsequently, hardware net sales are forecast to decline: In 2016/2017, they are set to fall by 0.8% to EUR 613m and, in the following year (2017/2018), by a further 0.8% to EUR 608m (CAGR 2014/2015-2017/2018: -1.0%). Management assumes that pressure on prices and a stagnating installed base, especially in the core European markets (cf. Market and Competition), will lead to margin erosion in this business area. To arrest the decline in prices (at least partially), hardware devices are being continually upgraded to ensure they are state of the art or are being provided with additional functionality (e.g., cash recycling). Despite modest growth prospects, the hardware area will continue to be of strategic importance for Wincor Nixdorf in the future too: It is particularly needed in order to be perceived as a competent partner for questions related to branch software and automation and to use such vehicle for the specific purpose of offering higher margin services and software. To remain successful in a predatory international competitive environment, Wincor Nixdorf is increasingly counting on standardization and a reduced vertical range of production. For example, some parts of tool production have been sold and sheet metal production has been adjusted.

240.

New trends such as digitalization and multichannel strategies are giving a boost to the market in the area of software and professional services. In particular, IT expenditure on the part of retail banks is deemed to be on the rise worldwide (cf. Market and Competition). Wincor Nixdorf has responded in this area by further developing its portfolio and endeavoring to assume the role of a provider of comprehensive solutions for hardware installation and operation. To achieve further growth in this area, Wincor Nixdorf is planning to pursue acquisitions that are intended to make a significant contribution to the company’s growth strategy. The business area is set to grow by 4.8% in 2015/2016 and by 12.9% in

PwC

each of the following years. This corresponds to a CAGR (2014/2015-2017/2018) of 10.1%, with professional services in particular making a greater contribution to growth (CAGR 11.5%). As software and professional services are high-end products with corresponding margins, the successive expansion of business operations in this area is planned for mature and developed markets above all. The approach is based on the strategy to first enter the market with hardware products and in a later stage move the product and services portfolio in the direction of high-end services and software. In the software field, opportunities and risks particularly reside in the further development of existing software solutions. There continues to be a risk that no suitable candidates for further acquisition projects can be found in this area.

241.	The trend in services net sales is essentially stable (CAGR 2014/2015-2017/2018: 0.9%). Net sales are, however, adversely affected by an one-time effect: In 2015/2016, the services business area will see a loss in net sales resulting from the termination of the two lossmaking service agreements with major US banks (see above). This decrease will particularly impact net sales for so-called product-related services, which will decrease by EUR 35m from 2014/2015 to EUR 421m in 2015/2016 (-7.7%). Net sales for the services area will therefore contract by EUR 35m in total to EUR 691m, which corresponds to a decrease of 4.8%. Despite solid growth rates in the two following years (2016/2017: 0.6%, 2017/2018: 7.2%), the level of net sales for the services business area at the end of the planning period will amount to EUR 745m and will therefore only slightly exceed the level for 2014/2015 (EUR 726m). With regard to product services, which are heavily dependent on the hardware business, Wincor Nixdorf forecasts relatively stable net sales. As a result of the two large orders that were lost, this growth will not appear until 2017/2018, for which growth of 4.9% is forecast (CAGR 2014/2015-2017/2018: -2.3%).

242.	Wincor Nixdorf forecasts high growth rates for the managed services and outsourcing business area (which also includes the operation of networks and IT infrastructure). After 2015/2016, the two business areas will grow by 7.4% and 10.3% in fiscal years 2016/2017 and 2017/2018. In the case of managed services, Wincor Nixdorf is trying to particularly profit from the potential in developed European countries and to thus continue the pursuit of its growth strategy (cf. Market and Competition). Topics such as monitoring, cash management and extended help desk services are seen as possible drivers in this regard. In subsequent years, Wincor Nixdorf plans to expand managed services outside Europe too.

243.	Outsourcing solutions are offered in Germany, the Netherlands and the UK with a primary focus on Germany. For 2015/2016, a reduction in the contract volume of existing customers in the IT outsourcing area is forecast. New agreement will not completely make up for this, causing net sales to decline by 0.9%. Such reductions are not foreseen for subsequent years. It is in fact assumed that this business can be successively expanded in existing outsourcing countries over the coming years. Net sales are to increase by 7.0% to EUR 230m in 2016/2017 and by 10.9% to EUR 255m in 2017/2018.

244.	In addition to the classic Wincor Nixdorf business areas, the Banking segment also includes business with postal companies: As such customers are mostly public companies, projects are almost exclusively awarded by way of public tender procedures. This results in lower margins than in the regular Banking segment. The postal business is heavily dependent on individual projects overall and accounts for about 5% of the total net sales of the Banking segment.

PwC

245.	In our estimation, the net sales forecast for the segment as a whole is comprehensible and plausible. In the software and services area, high growth rates also seem realistic against a backdrop of increasing cost pressures and the rising self-service share. The growth in the software segment is also due to non-organic growth. However, the growth in this area is to be non-organic as well. As according to Wincor Nixdorf no company acquisition is in an advanced stage, we consider the growth projected for software segment to be quite ambitious. By contrast, in our opinion the projections for the hardware area, with modest or even negative growth, to be realistic – the opportunities and risks are reflected in a balanced manner.

Retail segment forecast

Source: Wincor Nixdorf forecast calculations, PwC analysis

246.	According to the current forecast, the Retail segment is to see net sales rise by a substantial 21.9% in fiscal year 2015/2016 after declining by 6.4% from 2013/2014 to 2014/2015. Thus, the current forecast is slightly above the level of the projected budget.

247.	The significant increase in fiscal year 2015/2016 is largely attributable to the shifting of extensive investment in hardware of major European retailers to the fiscal year 2015/2016 and the subsequent years. The fiscal year 2014/2015 saw a persistent reluctance to invest their investment budgets, a reluctance dropped in fiscal year 2015/2016. This was reflected in the decrease in net sales in previous fiscal year 2014/2015. From a group perspective, this means that the current fiscal year is seeing a shift toward European hardware net sales in the Retail segment when compared with the preceding fiscal year.

248.	Given the significant increase in the 2015/2016 forecast, growth of 1.0% and 6.3% is projected for subsequent fiscal years 2016/2017 and 2017/2018. Thus, the segment growth with a CAGR of 9.4% (2014/15-2017/18) indicated by Wincor Nixdorf is higher than the market growth in global retail sector expenditure that is to average 3.8% over the period 2015-2020. However, the average annual growth rate from 2013/2014 as relevant (normalized) base year to 2017/2018 amounts to 5.2%. The fact that the expected growth exceeds the expected growth in the market is due to both the planned non-organic growth and the dynamic development of the cashless payment business (AEVI), which is included in the retail segment.

PwC

249.	AEVI is forecast to generate a stand-alone net sales contribution of EUR 150m (including group-internal sales) in 2017/2018 (net sales 2014/2015: EUR 49m). With an average annual growth rate of 45% AEVI is a key driver for the growth in the segment sales of EUR 150m (i.e., including internal group sales) in 2017/2018 (2014/2015 net sales: EUR 49m). Hardware (about 45%) and software/services (about 55%) are to account for the bulk of the net sales.

250.	By region, it is apparent that Germany and Europe (without Germany) are the most important markets for the segment. However, America as a region is increasingly gaining in importance and is to post the highest anticipated rate of growth. What is striking is the marginal importance of the Asia/Pacific/Africa region, which will be discussed below.

Source: Wincor Nixdorf forecast calculations, PwC analysis

251.	Regarding Germany, growth is to be slightly lower than originally budgeted according to the current forecast. The current forecast envisages an increase from EUR 159m to EUR 185m for 2015/2016. Growth averaging 14.1% per year is forecast through 2017/2018. The software area is the main driver in this regard. Given the expected steep rise in net sales for 2015/2016, Wincor Nixdorf is well on the way to achieving the targets declared for the region.

252.	For the rest of Europe (without Germany) is forecast to post growth of 17.8% for 2015/2016. This is mainly attributable to the postponement of hardware investment by European retailers until the current fiscal year. Growth of 3.9% and 7.6% is forecast for the following years and is to primarily derive from further software growth, especially in France, the United Kingdom and the Scandinavian countries. In addition, above-average growth is expected in the Polish and Russian service station business.

253.	The forecast anticipates growth of 34.8% in the Asia/Pacific/Africa region. The service station business is expected to post a significant increase in Africa in particular. The positive trend in the AEVI business in Australia also plays a key role in this regard. It is assumed that the business will decline in subsequent fiscal years (-30.3% in 2016/2017 and -3.2% in 2017/2018). The main reasons cited for the decline are fierce competition in the hardware area and low demand for software, which is mainly supplied by local providers. Thus, Wincor Nixdorf can only participate in market growth in the Asian region on a minor scale in the Retail segment. In addition, analysts too expect the momentum for software and services growth to primarily come from industrialized countries instead of emerging markets.

PwC

254.	According to the current forecast, business in America is predicted more positively than previously budgeted (7% above budget). The reasons for this are better than anticipated business with some key accounts in Canada as well as a new cooperation in the Retail segment in the United States. Consequently, it is likely that the targets for 2016/2017 and 2017/2018 will be exceeded. The positive trend in America will make up for a likely shortfall in Germany as a region, so that at least the net sales targets indicated by Wincor Nixdorf can be attained with regard to the 2015/2016 forecast.

255.	The plan assumptions posit a general decline in hardware prices. It is assumed that this can be offset by high-end configurations. That is why moderate growth is expected in this area. As a result of the shift in hardware net sales from fiscal year 2014/2015 to 2015/2016, growth of 27.8% is forecast initially. A decrease of about 10.7% is expected in fiscal year 2016/2017 as a result of the exceptional level for the preceding year. In the following year, growth should amount to 2.9% again and result in net sales in the amount of EUR 457m. Thus, the level of net sales for hardware will be slightly above the level for fiscal years 2012/2013 and 2013/2014. The growth assumptions also take account of the trend in new installations of EPOS systems in the important Wincor Nixdorf domestic markets of Germany and Europe, which tend to see a moderate rise in Europe and even a decline in Germany. Global growth tends to be associated with the Asia region, in which Wincor Nixdorf has traditionally occupied a weaker position and where there is intense competition over prices. Wincor Nixdorf primarily sees sustained growth in the SCO (Self Checkout) and RVS (Reverse Vending System) areas. However, in contrast to the United States, acceptance of self checkout devices is still relatively low in Europe. The leaders in Europe are countries such as the United Kingdom, France and Switzerland. Market acceptance in Germany, however, is still not very pronounced. Because of their dependency on environmental standards, RVS systems are also only used more widely in individual countries. They include the Nordics (Denmark, Finland, Norway and Sweden) in addition to Germany. A further important driver of the net sales of hardware is the business with AEVI, which generates about 45% of its net sales from hardware sales of the “Albert” device.

Source: Wincor Nixdorf forecast calculations, PwC analysis

PwC

256.	In the most recent 2015/2016 forecast, the product-related services business was above the original budget. As a result, net sales are expected to be up 12.9% on the level for the previous fiscal year. The better performance means that the level for fiscal year 2016/2017 has already been exceeded, with the result that a decrease of 2.3% is expected. In final planning year 2017/2018, net sales are to rise by 6.2%. Thus, future growth will be above that for the hardware business. The further services business consisting in managed services and outsourcing is growing relatively robustly from the current low level of EUR 82m for 2014/2015. For subsequent years, growth of 41.5% is assumed for 2015/2016, of 34.5% for 2016/2017 and of 16.7% for 2017/2018. The reasons for the growth include non-organic growth through the acquisition of Brink‘s (see below) as well as the dynamic market environment with a rising IT budget share in this area. According to the current forecast, the software business will be off budget (-11%). This is mainly attributable to the orders lost in Germany as already indicated above. Nevertheless, growth of 9.2% is still expected, indicating the growth potential in this area. Overall, the software/services area is projected to post an average growth rate of 12.4% per year. That significantly exceeds market expectations, which lie in the high single-digit percentage range. Analysts also expect the momentum for software and services growth to primarily come from industrialized countries rather than from emerging markets. Consequently, Wincor Nixdorf is very well positioned for this year with its robust presence in the industrialized countries. Given the efforts currently being made by Wincor Nixdorf to achieve growth in software/services, such as efforts that are in part defined in the program Delta and non-organic growth, indicate that the planning assumptions are not implausible.

257.	The service station business (including services) accounts for between 8% and 10% of the total net sales for Retail and, because of the higher margin product mix, makes a somewhat disproportionately higher contribution to total earnings. Growth is viewed as being primarily attainable in Europe and in North-America.

258.	In our estimation, the net sales forecast for the Retail segment is entirely realistic. Given the market trend for SCOs, further growth seems to be possible in the hardware area in particular, with the result that historical levels can be attained and exceeded despite competition and price sensitivity. After taking into account the additional new business with AEVI, which is to contribute EUR 150m to net sales in 2017/2018 and with hardware accounting for about 45% of that figure, the targets that Wincor Nixdorf has set for the hardware area appear to be completely realizable. Taking into account market trends and the contribution to be made in this regard by AEVI, the high growth in the software/services areas also appears to be not implausible.

Cost forecast

259.	The gross margin in the 2015/2016 forecast is to rise by 3.9 percentage points to 24.0%. This marked rise is largely attributable to the anticipated full impact of the program Delta rather than the larger share accounted for by higher margin products. The high margin professional services and software business in particular will be expanded in the future.

PwC

Source: Wincor Nixdorf forecast calculations, PwC analysis

260.	The ratio of research and development costs to net sales will increase slightly over the planning period to 4.2% in fiscal year 2017/2018. Research and development will be expanded in the software field above all, while the level for software will largely remain constant. The greater part pertains to the Banking segment while the ratio to net sales for the Retail segment is disproportionately high because of its smaller size. Research and development activities are essential for a technology company like Wincor Nixdorf. The fact that the restructuring program itself provides for an increase in the share accounted for by research and development in the future highlights the importance of this area for the future success of the group.

261.	Under the 2015/2016 forecast, selling and administration expenses are expected to rise to 12.8% and will therefore lie slightly above the comparative historical level of 11.8% to 12.7%. The reason for the extraordinary increase is inter alia the current over-fulfillment of the budget in conjunction with disproportionately high variable remunerations.

262.	It has also been indicated that administration expenses will also be streamlined as part of the project Delta. This positive effect is essentially also reflected in the projected future trend in selling and administration expenses.

Earnings forecast

263.	The gross margin increases over the planning period from 24.0% to 24.5%, but differs in the business segments. Whereas the hardware business struggles with a drop in prices and decreasing gross margins, the margins in the segment software/professional services continue to increase from an already high level. Especially due to the growth in the business for high-quality services (outsourcing and managed services) the services segment is forecast with increasing gross margins compared with the past.

264.	As a result of the effects described above, EBITA (before one-time effects: restructuring expenses, one-time effects and transaction costs) is expected to rise by 3.2 percentage points to 7.4% of net sales for 2015/2016. This level is to decline slightly for the subsequent fiscal year to 7.3%. for the final planning year an improvement to 8.0% is projected, an improvement related to the increasing share of higher margin products.

PwC

Source: Wincor Nixdorf forecast calculations, PwC analysis

265.	As has largely been the case in the past, the profitability of the Banking segment is expected to exceed that of the Retail segment over the coming fiscal years. There are various reasons for this. First, banking sector products are more complex. Next, greater economies of scale can be achieved in the banking sector. In addition, the prevalence of greater price sensitivity can be observed in the retail industry.

Source: Wincor Nixdorf forecast calculations, PwC analysis

266.	Over the coming fiscal years, the profitability of the Retail segment – as presented above – is expected to be below that of the Banking segment.

267.	The improvement in the margin over time is to result from the planned move toward higher margin products in the software/services area. A further positive effect is to come from the cashless payments, AEVI, which is included in the Retail segment and has a margin significantly higher than that for the remaining Retail business (plan EBITA margin 2017/2018: 12.2%).

PwC

One-time effects

268.	Fiscal year 2015/2016 will continue to be affected by the restructuring program Delta. Restructuring expenses in the amount of EUR 20m are expected in connection with it. They are about EUR 20m lower than planned when the restructuring program was launched.

269.	The positive One-time effects stem from the purchase of Brink’s, which is to generate income of EUR 10m. The further EUR 15m is to largely come from the sale of the stakes in the Chinese business activities.

Transaction expenses

270.	In addition, costs of EUR 50m are expected in the current fiscal year in connection with the merger with Diebold. They mainly comprise external consulting fees, so-called retention fees and (dis-)synergies resulting from the business combination with Diebold Inc.

PwC

Capital expenditure and depreciation/amortization

Wincor Nixdorf AG - Investments and depreciation 2014/2015-2017/2018

	FY 2014/2015	FY 2015/2016	FY 2016/2017	FY 2017/2018	CAGR
[in mEUR]	Actual	FC	Planned	Planned	2014/2015 - 2017/2018
Investment in intangible assets and property, plant and equipment	49	53	65	70	12.6%
Investment in reworkable service parts	7	9	10	10	12.0%

Maintenance investments	56	62	75	80	12.6%
Expansion investments (M&A)	—	20	40	40	n.a.
Depreciation	54	61	71	82	14.9%

Source: Company data, Wincor Nixdorf forecast calculations, PwC analysis

271.	Depreciation/amortization is to increase by an average of 14.9% per year over the detailed planning phase. Thus, depreciation/amortization will on average slightly exceed capital expenditure (without investments for non-organic growth), which will range between EUR 56m in 2014/2015 and EUR 80m in 2017/2018 and is projected to grow at an average rate of 12.6%.

272.	An additional amount of EUR 40m in 2015/2016 and the two subsequent years is planned for non-organic growth activities. The forecast 2015/2016, assumes expansion investments in the amount of EUR 20m. This deviates from the budget by EUR 20m because the actual acquisition activity was less than originally expected. Significant contributions to the growth strategy of Wincor Nixdorf come from the acquisitions of Brink‘s and Projective NV (besides three minor acquisitions).

273.	The deviation from the investment budget means that the sales and profits in the detailed planning period would have to be reduced by the contributions of those planned acquisition activities in 2015/2016 that could not be realized. For 2015/2016 the concrete investment, net sales and EBITA effects of the investment activity are already taken into account in the forecast in an appropriate manner – the planning of the subsequent years 2016/2017 and 2017/2018 principally should be adjusted correspondingly. However, according to management information, for 2016/2017 and 2017/2018 no deviations from the plan are expected as the lacking sales and profit contribution – due to the lower as planned acquisition activities in 2015/2016 – can be offset by organic growth.

274.	The investment volumes for 2016/2017 and 2017/2018 contained in the plan have not been altered. An acquisition volume of EUR 40m is assumed for each of the two years, resulting in net sales in the amount of EUR 50m p.a. and an EBITA contribution in the amount of EUR 5m p.a. According to information provided by the management, there are currently no concrete acquisition projects. However, the management has explained that acquisition activity, which has initially been framed in general terms, is an also a component of the Wincor Nixdorf growth strategy and will therefore continue to be pursued. While no significant acquisitions could be executed in 2014/2015, a part of the planned acquisition was realized in 2015/2016. Given the current status, it cannot be ruled out that acquisition goals are not achieved completely or only with further delays. However, as a result of the business model having a clear strategic focus on non-organic growth within the context of the transformation process, we have not made any adjustments to the business plan.

PwC

Overall assessment

275.	On the basis of the planning documents made available, the information provided, as well as after taking into account external sector and market data, we consider the company operational plan to be in essence suitable for valuation purposes.

276.	In the operating business, failure to win orders and tenders is a regular occurrence. This can result in the unit concerned being unable to fulfill the plan. However, this can normally be offset by winning other large orders and tenders, which are not, however, necessarily attributable to the same company/region. The restructuring program Delta was initiated in 2014/2015. This program progresses faster than originally expected. At the same time the cost involved are significantly lower than planned, so that the operating result is positively influenced in 2015/2016. As expected, such effects cancel each other out ultimately in total and over time. Thus, the persons responsible at Wincor Nixdorf do not see this as having significant impact on the planning years 2016/2017 and 2017/2018.

277.	The net sales forecast seems plausible to us with regard to the hardware area. Both the declining number of new devices on established markets as well as mounting pressure on prices and competition from Asia preclude any broader based growth; this impacts both segments. That is why we share the view taken by Wincor Nixdorf that hardware growth can now only be expected to come from high-end devices, such as cash-recycling units, SCOs or the “Albert” of AEVI. The Wincor Nixdorf growth assumptions for the software/services area are decidedly more positive. Taking into account the dynamic growth in IT expenditure in these areas as well, we can consider the assumptions to be very credible indeed. Nevertheless, Wincor Nixdorf assumes growth rates in the software segment that are in excess of the market rates. This goal is also to be achieved through non-organic growth. However, as this cannot be given any more concrete form at the present time, and given that other competitors also want to grow non-organically in this area, we consider the goal to be quite ambitious, but – with possible delays resulting from the necessary transaction and integration processes – attainable in essence.

278.	We consider the future trend in costs to be plausible. Even if there were several restructuring programs in the past, on the basis of the current trend it can be assumed that – considering the achieved results of the restructuring program Delta – the projected cost ratios will be attained shortly.

2. Determining the contributions to earnings of synergies of relevance for the valuation

279.	In determining the anticipated net distributions, additional factors of relevance for the valuation have to be taken into account in the result. This particularly applies to the additional potential for synergies that has not yet been reflected in the plan for fiscal years 2015/2016 through 2018/2019.

280.

As at the valuation date, a de facto group relationship exists between Wincor Nixdorf and Diebold Inc. in that even without a valid control agreement, synergy effects can and will also be realized by the Board of Directors of Wincor Nixdorf subject to such restrictions as are imposed by statute. Pseudo synergies (that is, also those synergies that the Board of Directors of Wincor Nixdorf can legally realize even if there is no domination agreement) are to be taken into account in determining an objectified business value in accordance with the principles set out in IDW standard S 1 (cf. chapter 2. I.) insofar as the measures giving rise to synergies already have sufficiently concrete form as at the valuation date. By contrast, real

PwC

synergies (that is, synergies that cannot be legally realized by the Board of Directors of Wincor Nixdorf without a control agreement) are not taken into consideration. They can only be obtained after corporate law measures have been implemented and have become effective and therefore cannot be reconciled with the objectified business value requirement (BGHZ 138, 136, 140; BayObLG AG 1996, 127, 128; OLG Stuttgart AG 2000, 428, 429; WP Handbuch 2014, 14th edition, Volume II, A 89 et seqq.).

281.	In keeping with this distinction, we have taken into account the pseudo synergies that have been identified in a way that increases the business value.

282.	For the purposes of identifying potential synergies, working groups were deployed at both parties. They had the task of identifying specific potential synergies and allocating them to specific measures. In addition, they are to identify the earnings potential of individual measures and to quantify the costs that need to be incurred to realize the respective synergies. The working groups also analyzed and forecast when the synergies and costs were to arise.

283.	For valuation purposes, it remained necessary to convert the synergy target values for the respective measures into expectation values. This is to reflect the fact that individual measures might not be realized or not realized in full because of uncertainty. The working parties also assessed the likelihood of realization. They based their assessment on factors such as the implementation risk for a measure and whether cost or net sales synergies were involved, as the risk for net sales synergies tends to be higher. In addition, the current planning status of each of the measures also plays a role (“Degree of Implementation,” DoI). The implicit assumption is that the successful implementation of a measure is likelier the closer it is to realization. Essentially, the DoI differs from 0 to 5 – the range extends from just “objectives” to “P&L effect achieved.” At the time the valuation work was conducted, just under 70% of the measures still had DoI 1 status and therefore related to synergy potential estimates as well as the drafting of an action plan stage. Thus, there was still no evaluation and bottom-up planning of the synergy objectives.

284.	To separate the Wincor Nixdorf pseudo synergies of relevance to the valuation from those arising at Diebold Inc., the potential synergies were split up according to partner. This process was based on the analyses of the working group and was presented to us in aggregated form.

285.	In total, the parties expect that after the expiry of the third year following the consummation of the takeover bid (2018/2019), it will be possible to realize yearly synergy effects in the total amount of about USD 160m (about EUR 150m). Thus, the synergies will only be realized in full one year after the Wincor Nixdorf detailed planning period (through 2017/2018). To fully include the synergy potential of relevance to the valuation in our valuation, we “technically” extended the detailed projection by an additional period (2018/2019). This additional period takes account of the pseudo synergies that it is assumed will be realized in full by that time and were otherwise derived on the basis of the assumptions regarding a sustainable result from the final detailed planning year 2017/2018.

286.	In accordance with the approach described above, the entire anticipated synergy potential from the merger in the amount of EUR 150m produces a value of 16 per year for Wincor Nixdorf as of fiscal year 2018/2019 and which can be classified as a pseudo synergy attributable to Wincor Nixdorf. As mentioned above (cf. note 270), the forecast includes the (dis-)synergies and realization costs accruing in 2015/2016 under transaction expenses due to business combination with Diebold Inc..

PwC

Synergies relevant for valuation and one-time realization costs

[in mEUR]	2015/2016	2016/2017	2017/2018	2018/2019	TV
Sales synergies	(6)	(11)	(8)	4	4
Cost of sales synergies	1	8	10	11	11
SG&A synergies	0	0	1	1	1
Realization costs	(1)	(5)	(3)	(0)

Total	(6)	(8)	0	15	16

Source: Company data and PwC analysis

287.	In essence, the synergy effects identified result from the following areas:

•	Product consolidation

•	Streamlining of services in overlapping regions

•	Better purchasing conditions

They can be allocated as follows to individual items in the income statement:

288.	Sales-related pseudo synergies particularly arise from the product consolidation being sought, whereby Wincor Nixdorf retail products will be distributed via the Diebold Inc. distribution network and, in addition, the combining of service networks. In contrast to these potential synergies, there are dis-synergies resulting from the strategic purchasing behavior of the customers of the two companies if products, software and services are to be sourced from two (or more) different manufacturers due to several reasons and Diebold Inc. and Wincor Nixdorf were already to be viewed as one company immediately after the merger.

289.	At the level of cost of sales, there are pseudo synergies arising from, on the one hand, the streamlining of services in overlapping regions, as well as from better purchasing conditions in the direct and indirect area.

290.	Pseudo synergies at the selling and administration expenses level will particularly arise from better purchasing conditions in the indirect area.

291.	The synergy contributions that can only be realized through the further corporate integration of Wincor Nixdorf – through the intended domination agreement, for example – particularly relate to potential synergies connected with corporate structure, e.g., the centralization and/or integration of key corporate functions (including IT, R&D, administration) and are not to be taken into account in the valuation of an objectified business value.

3. Earnings before Interest and Income Taxes (EBITA) as a perpetual annuity

292.	To arrive at the earnings before interest, taxes and amortization of goodwill (EBITA) for the period of perpetual annuity, based on the detailed planning period, we estimated the future earning power of the Wincor Nixdorf group assuming it to be a going concern in perpetuity.

PwC

293.	To this end, the first step to be performed involved the conversion of expected the net sales of the Wincor Nixdorf group for 2017/2018 into a figure for net sales that can be expected to be sustainable. In doing so, we factored in that the hardware business will generally be subject to further pricing pressure on. Given the positive market outlook for the software/services area and taking into account the opportunities and risks, we consider sustainable revenue growth of 0.75% to be reasonable overall (see 4. III. 3.).

294.	Next, in a second step, the sustainable net sales forecast were translated into sustainable EBITA. In determining the sustainable EBITA margin, the following factors were taken into consideration in particular.

295.	In the past (from 2003/2004 onward), the company saw substantial variation in EBITA margins that reflected macroeconomic trends and business success for a given year.

Wincor Nixdorf -Trends in EBITA margin 2003/2004-2014/2015

[in mEUR]	FY 2003/2004	FY 2004/2005	FY 2005/2006	FY 2006/2007	FY 2007/2008	FY 2008/2009
Net sales	1,576	1,744	1,948	2,145	2,319	2,250
EBITA	116	137	161	186	206	179

EBITA margin [in %]	7.4%	7.9%	8.3%	8.7%	8.9%	8.0%

[in mEUR]	FY 2009/2010	FY 2010/2011	FY 2011/2012	FY 2012/2013	FY 2013/2014	FY 2014/2015	Average 2003/2004 - 2014/2015
Net sales	2,239	2,328	2,343	2,465	2,469	2,427
EBITA	162	162	101	132	155	22

EBITA margin [in %]	7.2%	7.0%	4.3%	5.3%	6.3%	0.9%	6.7%

Source: Company data, consolidated financial statements, PwC analysis

296.	Over the period that we analyzed (2003/2004-2014/2015), the (unadjusted) EBITA margin ranged between 0.9% and 8.9%. The 2007/2008 peak values were driven by a booming hardware business. The minimum value resulted from a poor fiscal year 2014/2015 overall and the restructuring. Over the entire period under review from 2003/2004 through 2014/2015, the (unadjusted) EBITA margin averaged 6.7%.

297.	For the planning years (2015/2016-2017/2018), the projected EBITA margin (before synergies) is 7.6%, 7.3% und 8.0% respectively. The very positive margin for fiscal year 2015/2016 was largely shaped by the faster than originally anticipated realization of effects from the restructuring program Delta. The margin of 7.6% does not include the transaction costs incurred as a result of the merger with Diebold Inc.. To achieve a margin level of 8.0% in the final detailed planning year, the company assumes a transformation process resulting in software and services accounting for a larger share of business. This transformation process is partly based on non-organic growth that has yet to be given more specific form. In this regard, it is assumed that the EBITA margin for the acquisition targets will exceed that of the Group. Regarding the internally developed cash payment solutions that were combined in a separate unit for cashless payments solutions (AEVI) it is also assumed that it too will make a contribution to net sales and earnings that will grow robustly. This essentially cannot be regarded as implausible – yet assumes a high degree of innovativeness as well as a robust presence on the developing market for cashless payments. At the end of the detailed planning period in 2017/2018, the expected share of total net sales accounted for by hardware will still be 39%. Against a backdrop of fierce competition, especially from the Asian competition and further advances in digitalization, in certain cycles following the detailed planning period too there will be a need for further adjustments to the business model entailing associated costs.

298.	The analysis of past trends and the plan forecasts shows, that the derivation of a sustainable average margin must take account of economic and business cycles as well as trends in the market and competitive environment and that the anticipated margin for the final detailed planning year cannot be simply carried forward.

PwC

299.	Assessing the period from 2012/2013 through 2017/2018 as a representative business cycle, one can derive an average EBITA margin (before synergies) for the six-year period. As a result of the extensive restructuring program Delta entailing one-time costs of EUR 100m over the period as well as transaction expenses for the business combination with Diebold Inc. in the amount of EUR 50m in this time period the effect of adjustment measures necessary in the future could be overestimated in the derivation of the average margin. Against that backdrop, we have calculated the average adjusted EBITA margin. The adjusted EBITA margin amounts to 6.4% over the period under review.

Wincor Nixdorf - Trends in EBITA Margin 2012/2013-2017/2018

	FY 2012/2013 Actual	FY 2013/2014 Actual	FY 2014/2015 Actual	FY 2015/16 FC	FY 2016/17 Planned	FY 2017/18 Planned	Average
Net Sales	2,465	2,469	2,427	2,580	2,620	2,765
EBITA (adjusted)	152	135	102	190	190	220

EBITA margin [in %] (adjusted)	6.1%	5.5%	4.2%	7.4%	7.3%	8.0%	6.4%

Source: Company data, consolidated financial statements, PwC analysis

300.	In addition, the further transformation of the business model of Wincor Nixdorf towards a higher proportion of software/services – especially considering the cashless payment unit AEVI – has to be taken into account. The software/services business offers higher margins than the traditional hardware business and is expected to enhance the sustainable margin. The management of Wincor Nixdorf stated a medium-term EBITA margin between 6% and 8% as an objective within in the group strategy. Therefore, we consider an EBITA margin of 7.0% (before synergies) as appropriate. This level of the sustainable average margin assumes both a successful business transformation process as well as – like in the past – fluctuating margins due to the cyclicality of the economic and business situation and the resulting necessary adjustments of the business model.

301.	The pseudo synergies taken into account amount to EUR 16m as of 2018/2019 and correspond to an additional margin contribution of about 0.6%. If it is assumed that synergies of this order are also attainable over the longer term, this yields, along with the average EBITA margin of 7.0%, an estimate of a sustainable average EBITA margin of 7.6%.

302.	In conclusion and after taking into account all the analyses referred to above, we are of the opinion that an average EBITA margin of 7.6% with consideration of pseudo synergies fairly reflects the average profitability of the operating business that can be expected over the longer term.

303.	The forecast includes the (dis-)synergies and realization costs accruing in 2015/2016 under transaction expenses due to business combination with Diebold Inc. (see note 270). Thus, the table below does not show a further breakdown in sales and cost synergies as well as one-time costs. Further, as the synergies will only be realized in full in 2018/2019, we have added a “technical year 2018/2019” that goes beyond the planning period; the technical year is based on the same assumptions as the perpetual annuity. The synergies will be fully realized in technical year 2018/2019. They ultimately entail corresponding one-time costs in the amount of EUR 0.3m – the perpetual annuity only includes synergies of EUR 16m and no one-time costs.

PwC

Wincor Nixdorf - Group planning and terminal value (TV) 2015/2016-TV

[in mEUR]	FY 2015/2016 FC	FY 2016/2017 Planned	FY 2017/2018 Planned	2018/2019 techn. Year	TV
Net sales	2,580	2,620	2,765	2,786	2,807

EBITA before synergies (incl. one-time effects and transaction expenses)	145	190	220	195	196
Sales and cost synergies	—	(3)	3	16	16
One-time costs	—	(5)	(3)	(0)	—

EBITA after synergies (incl. one-time effects and transaction expenses)	145	182	220	210	212

EBITA margin [in % of net sales] before synergies	5.6%	7.3%	8.0%	7.0%	7.0%
EBITA margin [in % of net sales] after synergies	5.6%	6.9%	8.0%	7.5%	7.6%

Source: Company data, consolidated financial statements, PwC analysis

PwC

4. Net distributions after personal income tax

304.	Taking the net interest and the income tax of the company and the shareholders into account, we transferred the preceding forecast EBITA series into the expected net distributions to the shareholders. Based on the procedure described below and the assumptions made, the expected net distributions to the shareholders following personal income tax are derived as follows:

Wincor Nixdorf AG - Derivation of net payouts and retained earnings to be discounted

in mEUR	2015/2016 FC	2016/2017 Planned	2017/2018 Planned	2018/2019 techn. Year	2019/2020 TV
EBITA after synergies (incl. one-time effects and transaction costs)	145	182	220	210	212
Sustainable investment for change in net working capital	—	—	—	—	(2)
Growth-based credit funds increase	—	—	—	—	2

EBITA after synergies and cash flow adjustments TV	145	182	220	210	212
Financial result	(6)	(6)	(7)	(6)	(5)

Earnings before tax (EBT)	139	176	214	204	207
Corporate taxes	(38)	(56)	(64)	(57)	(59)

Earnings after corporate taxes	101	120	149	147	148
Minority interest	(2)	(2)	(3)	(3)	(3)

Earnings after corporate taxes and minority interest	99	118	146	144	144
Retained earnings	(49)	(59)	(73)	(72)	(72)

Distributed dividends	49	59	73	72	72
Personal income taxes	(13)	(16)	(19)	(19)	(19)

Distributed dividends after personal income taxes	36	43	54	53	53
Fictitious attribution from retained earnings	—	—	—	—	72
Personal income tax on fictitious attribution	—	—	—	—	(10)

Retainted earnings after personal income taxes	—	—	—	—	63

Net payouts and retained earnings to be discounted	36	43	54	53	116

Source: Wincor Nixdorf forecast calculations, PwC analysis

305.	The sustained need for investment in net current assets and the growth-related take-up of credit will ensure a sustainable, reasonable increase in the net current assets along with a stable capital structure. Accompanying the long-term growth of the income statement and the financial surpluses, the growth of the balance sheet items will also be proportionally financed with equity, assuming that the capital structure remains unchanged. The take-up of credit necessary for balance sheet growth must therefore be included in the value added from the direct attribution of retained earnings to the shareholders.

306.	The financial result is derived on the basis of the asset status of the company as at 30 September 2015 and an integrated projection of the balance sheet and financial budget. Alongside the forecasts for investment and depreciation and amortization, this includes forecasts concerning the further changes to the net current assets and non-current provisions.

307.

We adapted the balance sheet and financial budget prepared by Wincor Nixdorf in view of the existing share-based payment programs. Wincor Nixdorf has implemented share-based payment programs with the goal to enabling individual employees and the management to participate in the value increases of the company. Four of these programs were active as at the valuation date: Program 2013 (a total of 651,076 options), Program 2014 (623,361), Program 2015 (695,548) and Program 2016 (714,470). All programs have a four-year vesting period. In the past, these programs have been classified as settlements through equity instruments. Based on a decision at the end of the third quarter 2015/16, instruments have been reclassified as cash settlement. The difference with a cash settlement compared to an equity settlement is

PwC

there is no dilution of the number of existing shares, rather the debit effect results from the cash outflow over the course of time. Therefore in the forecast calculations, we have recognized those parts of the share-based payment programs already vested and projected this in accordance with the expected cash outflow. An option valuation based on the Black Scholes model was performed in order to determine the value of the options of the tranches. The material factors influencing the value were taken into account in the valuation. The Black Scholes model is a standard method used in practice for the valuation of options, such as those envisaged by the share-based payment program of Wincor Nixdorf. We also factored in a possible fluctuation of employees in connection with the basic contractually agreed non-transferability of the options, by estimating a fluctuation rate.

308.	The financial liabilities of the company amounted to EUR 177.8m as at 30 September 2015. The largest items in this respect were a loan from the European Investment Bank in the amount of EUR 85m and overdraft facilities in the amount of EUR 86.2m and arranged with several banks. In addition, there are net liabilities arising from pension commitments in the amount of EUR 83.3m. Having taken the existing deposit and lending terms into account, the financial result amounts to 0.0-0.6% and for the terminal value period between 0.0% (credit interest rate) and 0.29%-2.03% (borrowing rate).

309.	We took account of the operating income tax, taking this from the company plan. This encompassed an average assessment rate of 410% for the German consolidated tax group within the Group. Furthermore, we took account of the operating income tax in the form of corporation tax plus the solidarity surcharge as well as fiscal adjustments to the results. For the foreign-based subsidiaries, we took account of the specific national corporate taxes as well as any existing loss carryforwards. Because the foreign loss carryforwards were not completely exhausted during the detailed planning period, we have recognized the remaining loss carryforwards on an annuity basis in the period of perpetual annuity. Overall, an average effective tax rate of 28.5% is thereby produced for the detailed planning phase (incl. prolongation year) and for the terminal value phase.

310.	The earnings attributed to minority interests encompasses companies’ forecast of the companies Bankberatung AG, Wedemark, Portavis GmbH, Hamburg, CI Tech Sensors AG, Burgdorf/Schweiz, Projective NV as well as AEVI that are attributable to non-Wincor Nixdorf shareholders.

311.	For the detailed planning period, we have applied a distribution ratio of 50% in accordance with the distribution policy as communicated. For the period of perpetual annuity, we assumed a standard market distribution ratio of 50% and notionally allocated the retained earnings to the shareholders. During the detailed planning period, the sums of retained earnings were primarily applied to the refinancing of net current assets, as well as the financing of investments and the repayment of loans. Based on these premises, the sums of retained earnings amounts are not notionally attributed to the shareholders, but, as financial resources available to the company, are instead added to the calculation of the financial requirement, and so implicitly become part of the calculation of the net interest.

312.	The differing accrual and realization times result in different effective tax burdens. The effective tax charge for interest and dividends generally corresponds to the nominal tax burden. In contrast, the effective tax burden on retained earnings resulting in value increases depends on the time of the realization of the value increase. It decreases the longer the shareholder retains a security. Shareholders therefore attempt to use long retention periods to keep the effective tax burden as low as possible. Assuming a longer retention period with its associated discounting effects, this entails a significantly reduced effective tax rate for capital gains compared to the nominal tax burden of 25.0% plus solidarity surcharge, which we have typically applied at half of the nominal tax rate plus the solidarity surcharge.

PwC

III. Determination of the discount rate

313.	In order to value a company, the projected future financial surpluses need to be discounted to the valuation date using an appropriate interest rate. This discount rate is geared towards the (expected) returns on an appropriate alternative capital investment compared with the subject of the valuation. It consequently indicates the minimum return on capital that must be generated from the subject of the valuation in order to ensure that shareholders are not worse off than they would have been, if they had invested in the next best alternative investment. When determining objectified business values, the alternative investment and the corresponding return are generally characterised by an investment in a bundle of publicly listed corporate shares (stock portfolio), adjusted to incorporate the risk structure of the business subject to valuation. In the case of direct standardisation of personal income taxes, the future earnings to be discounted are reduced for personal income taxes. In addition, the discount rate is also to be applied after the deduction of personal income taxes.

314.	When assessing returns on investments in shares, a differentiation is generally made between the risk free rate and the risk premium. In addition, for technical valuation reasons the prospects for growth in financial surpluses after the end of the forecast period must be assessed and deducted from the discount rate as a terminal growth rate.

1. Risk free rate

315.	In accordance with the recommendations of the IDW, we based the determination of the appropriate risk free rate on a yield curve, which we determined by taking into account the current interest rates as well as interest structure data published by the German Federal Bank (Deutsche Bundesbank). The applied structural interest rate data are estimated values calculated on the basis of observed current yields on (quasi) risk free coupon bonds, i.e. federal bonds, federal notes and federal treasury obligations. The calculated yield curve establishes the connection between interest rates and terms to maturity as would be applicable for zero-coupon bonds with no credit default risk. The application of zero-bond factors that are appropriate to the term to maturity and that are derived from the yield curve ensures the necessary adherence to matching maturities between the alternative investment and the financial surpluses to be valued.

316.	Based on the calculated yield curve, we have calculated a uniform rounded risk free rate of 0.7% on the basis of the three-month average (April to July 2016) before personal income tax. In so doing, we took account of the FAUB’s – the Expert Committee for Company Valuation and Business Economics (Fach-ausschuss für Unternehmensbewertung und Betriebswirtschaft) – recommendation published on 13 July 2016, in line with which, given the sustained low interest rate environment with risk free rates of less than 1.0%, a rounding to just 1/10 percentage points is to be performed.

317.	This risk free rate was determined in due consideration of our insights gained until the completion of our expert opinion, as well as the factors expected up to the day the general shareholders meeting is convened to adopt the resolution. In line with the assumptions applied in the derivation of the risk premium, the risk free rate has to be reduced by the personal tax rate of 25% plus solidarity surcharge (totaling 26.4%). Following the deduction of personal taxes, the rounded risk free rate is therefore 0.52%.

PwC

318.	We refer to chapters 7.2 and 7.3 regarding the possible valuation-related effects of changes in interest conditions occurring between the conclusion of our valuation work and the date the extraordinary shareholders’ meeting is convened to adopt the resolution.

2. Risk premium

319.	Entrepreneurial activities always involve risks and opportunities. Therefore, the future earnings cannot be forecast with certainty. In order to consider these entrepreneurial uncertainties (entrepreneurial risks), market participants require a risk premium in addition to the risk free rate.

320.	As investors face specific risk when investing in companies (investment risk), they require a premium over and above the (quasi) risk free capital market interest rate (risk premium). In order to achieve risk equivalence with the discounted payment stream, the calculation of the risk premium must be oriented towards the risk structure of the company being valued.

321.	To measure the risk premium when valuing a company, asset pricing models can be used in line with the definition of alternative investments, whereby these models enable each company’s individual risk premium to be estimated based on the market risk premium pertaining to a market portfolio. In line with official professional pronouncements, we have applied the capital asset pricing model (tax CAPM) to measure the risk premium. Based on the tax CAPM, we arrive at the company-specific risk premium by multiplying the company’s beta factor by the market risk premium. The beta factor is a measure of the entrepreneurial risk in relation to the market risk. A beta factor greater than one means that the market value of the equity of the company in question responds more strongly than average to fluctuations in the overall market, whereas a beta factor of less than one indicates a sub-proportionate response.

322.	The expected market risk premium can be estimated from the historical difference between the returns on risk-bearing securities, based, for example, on an equities index, and the returns on (quasi) risk-free capital market investments. Empirical examinations of the German capital market show that – depending on the underlying study period – investments in stocks generated returns in the past that were an average of four to seven per cent higher than investments in (quasi) risk-free capital market investments.

323.	The FAUB regularly sits to discuss the influencing factors for the measurement of the discount rate, and it updates its recommendations in accordance with any sustained changes. The FAUB’s analyses performed from 2011 onwards indicates that the market risk premium after personal income tax of 4.5% to January 2012 does no longer take market conditions into account. For, in forecasting the market risk premium, it is necessary to identify any changes to the influencing parameters – especially any change to the risk tolerance – prompted by the crisis in the financial market, and to take these into account accordingly. Due to current market observations and implicitly determined market risk premia based on forecasts by financial analysts and rating agencies, the FAUB came to the conclusion that, in calculating the market risk premium from January 2012, it is appropriate to be guided by a ceiling of 5.0% and, from September 2012, by a market risk premium range after personal income tax of 5.0% to 6.0% (or 5.5% to 7.0% before personal income tax).

324.	On this basis and taking into account the currently applicable tax legislation and based on the defined tax model, we find a market risk premium after personal taxes of 5.5% as appropriate for the valuation of the company, and we used this as the basis for our calculation of the cost of equity.

PwC

325.	Because the shares of Wincor Nixdorf are listed on the stock market (Ticker: XTRA:WIN), it is possible to empirically estimate the beta factor using suitable econometric methods. We estimated and analyzed the company’s beta factor on the basis of the data from the financial information service provider, S&P Capital IQ, New York, USA (“Capital IQ” or “CIQ”).

326.	The original (i.e. own) beta factors we estimated for Wincor Nixdorf fulfill the standard statistical quality criteria for purposes of beta factor estimations (adequate number of data points, passing of t-test, sufficiently high R squared). We also find the liquidity of the Wincor Nixdorf shares to be adequate – measured on trading volume and turnover and the bid-ask spread – for the purposes of estimating the original beta factor of Wincor Nixdorf.

327.	However, the share price performance of the Wincor Nixdorf shares contains indications that the price and liquidity of the shares have been significantly influenced, especially by the announcement of the discussions concerning the business combination with Diebold Inc. (17 October 2015) and the achievement of the acceptance threshold of the takeover bid (24 March 2016).

Source: CIQ, PwC analysis

328.	As can be seen from the figure above, upon the announcement of the discussions about the business combination with Diebold Inc. on 17 October 2015, the Volume Weighted Average Price (“VWAP”) of the Wincor Nixdorf shares leapt upwards from EUR 38.88 to EUR 45.67 on the next trading day, 19 October 2015, following the announcement. In all, the share price rose to a high of EUR 52.35 (24 March 2016) following the announcement of the takeover bid and the Joint statement of the Board of Directors and Supervisory Board of Wincor Nixdorf AG in this regard in February 2016 as well as the expiry of the acceptance period on 22 March 2016. No noteworthy price jumps have taken place since that time, the price has stayed mainly at a level near the implied consideration, before, more recently, slight upward tendencies could be observed.

PwC

329.	In view of this, it cannot be ruled out that the share price of Wincor Nixdorf is being distorted by the take-over or the speculation about the takeover (especially concerning the achievement of the acceptance threshold), and is not solely determined by the original (business) risk of the company. This is also sug-gested by the significant change in the beta factor during the specified period (before and after the announcement of the takeover talks). Nor can it be ruled out that the share price will (again) decouple from the overall market performance by the valuation date of 26 September 2016.

330.	Taking into account the arguments presented, we cannot rule out a speculative distortion of the historical beta factor for the period from October 2015, and we instead derived a beta factor on a peer group basis, as described below. However, we supplemented this by considering the original beta factor of Wincor Nixdorf of 0.95 (local index) and 1.26 (global index), respectively, for plausibility assessment purposes.

331.	We used CIQ’s capital market data in order to derive the beta factors of the comparable peer group com-panies. With regard to the selection of the peer group companies, naturally, a comparison with companies in the same industry may be used as a starting point, which market the same products and operate within the same market structures, such as being subject to similar competition. The ATM and POS segments are particularly relevant in this case. In individual cases, companies in other segments can also be used as potential peers, insofar as the main value-relevant features correspond, such as the market structure and product characteristics. It is neither possible nor necessary for the companies to match exactly. However, the future earnings of the selected peer group companies and of the company to be valued should be subject to a largely corresponding business risk.

332.	To determine the group of peer companies, we firstly identified companies with a business model com-parable to that of Wincor Nixdorf. Apart from this screening, we also performed further research and analyses of publicly available information and information provided by the company to be valued, in order to identify other potential peer companies.

333.	Alongside an appraisal of qualitative criteria, especially the “business fit” and industry affiliation (industry criterion) corresponding with Wincor Nixdorf, we condensed the long list of benchmark companies by applying quantitative criteria (including active trading, adequate level of free float, minimum market capitalization, net sales and margins). We excluded those companies that only covered a small part of the business operations of Wincor Nixdorf, or – on the other hand – widely diversified technology companies.

334.	Based on the screening as described above, together with the supplementary analysis, we identified the following listed companies as possible peer companies from among all the companies examined, and used these in the identification of the peer group beta factor:

•	NCR Corporation, Duluth/USA (“NCR”)

NCR Corporation is a technology company that operates globally through four segments: Financial Services, Retail Solutions, Hospitality, and Emerging Industries. The company primarily serves financial institutions, retailers, restaurants, food service companies and travel industries. NCR offers hardware and software as well as services. The hardware offering includes ATMs (Automated Teller Machines), cash dispensers, point of sales terminals, self-service kiosks and printer supplies. NCR is the world market leader in the hardware segment and has its main sales market in North America. In addition to the hardware, the company offers associated operating software, security solutions and cloud services that are individually adapted to customers. In its services sector, NCR provides services such as the installation, maintenance and reparations as well as system manage-ment and consulting on branch optimization. In 2015, NCR generated net sales of 5,868 mEUR and an EBIT of 203 mEUR. This equals an EBIT margin of 3.5%. NCR Corporation was founded in 1884 and is headquartered in Duluth, Georgia.

PwC

•	Diebold Inc.

Diebold Inc. operates worldwide through two core business segments: self-service systems for financial services and security solutions. The company offers self-service technologies and services, including automated teller machine (ATM) outsourcing, ATM security, deposit automation, recycling and payment terminals, and software. Diebold Inc. is a leading provider of security systems, both physical and electronical, and assists transactions by offering high-end security solutions for the financial and the retail market as well as others. Installation and service teams support the implementation of these security solutions. The company operates in four geographical segments: North America; Asia Pacific; Europe, Middle East and Africa; and Latin America. In 2015, the net sales of Diebold Inc. amounted to 2,228 mEUR. Diebold Inc. generated an EBIT of 124 mEUR, which equals a margin of 5.6%. The company was founded in 1859 and is headquartered in North Canton, Ohio.

335.	Based on our analyses and in its entirety, these two peer group companies exhibit the best possible comparability to Wincor Nixdorf in terms of business model/operations and business risk profile. Thus, they form the “Core Peer Group” for purposes of deriving the beta factor (in addition, and as plausibility check, we compiled an “Extended Peer Group”, see para 345 et seqq.).

336.	Due to the dependency of company performance on general market developments, in our opinion the longest possible analysis period, which also reflects varying economic phases, is appropriate for the estimation of the beta factor. Correspondingly, for our analysis regarding the expected average entrepre-neurial risk across varying economic phases, we estimated beta factors based on monthly returns over a five-year period.

337.	Looking at the applicable benchmark index, in practice there are two standard methods, these being the estimation against a global benchmark index or against a broad local benchmark index. We have therefore drawn upon both beta benchmark indexes for the identification of the beta factors of the peer companies. Nevertheless, on the one hand, a worldwide demarcation of the investment universe – especially in the light of increasing cross-border integrated capital and product markets and the absence of capital controls – is appropriate for the theoretical ideal of having the broadest possible market portfolio, and this also corresponds better to the investment opportunity set actually available to an investor. By performing the regression, on the other hand, against a local benchmark index in the currency the peer company’s shares trade in, distortions arising from currency translation can be largely excluded. In addition, the empirically observed so called home bias phenomenon, i.e. the preference to hold shares listed in the home country, can be accounted for.

PwC

338.	The derivation of an average beta factor of the benchmark companies of the Core Peer Group based on monthly returns across a five-year period from July 2011 to July 2016 is shown below:

Beta factors of the “Core Peer Group”

Regression performed	27.07.2016
Index for regression	local index
Time period of regression	5 years (monthly)

Company	Index	Beta raw	D/E	Beta unlev.
NCR Corporation	S&P 500 Index	1.60	73%	1.10
Diebold, Inc.	S&P 500 Index	1.57	18%	1.39

Average		1.59	45%	1.24

Regression performed	27.07.2016
Index for regression	global index
Time period of regression	5 years (monthly)

Company	Index	Beta raw	D/E	Beta unlev.
NCR Corporation	MSCI World Index	1.54	73%	1.06
Diebold, Inc.	MSCI World Index	1.35	18%	1.20

Average		1.45	45%	1.13

Source: PwC analysis, Capital IQ

339.	Based on the two identified peer group companies – with a regression of monthly returns against local benchmark indices and a global benchmark index across a five-year period – the resulting average “raw beta factor” (beta factors of indebted companies) is 1.59 (local index) and 1.45 (global index) respectively.

340.	Irrespective of the benchmark index, both peer group companies have adequately high share liquidity measured on the basis of the bid-ask spread as well as all data points. Statistically significant beta factors can also be estimated for both peer companies.

341.	Based on the beta factors of the peer companies and on the company-specific capital structure across the analysis period, we determined the “unlevered beta factors” (beta factor of a non-indebted or “unlevered” company).

342.	This method results in an unlevered beta factor (beta unlev.) of 1.24 (local index) and 1.13 (global index) respectively for the peer group, yielding an average of 1.18.

343.	Both unlevered beta factors lie in the middle of the range of the original unlevered beta factors of 0.95 (local index) and 1.26 (global index) similarly derived for Wincor Nixdorf simply for plausibility assess-ment purposes.

344.	In summary, on this basis we regard the application of an unlevered beta factor at the lower end of the range derived for the Core Peer Group of 1.1 as appropriate for the valuation of Wincor Nixdorf.

345.	In addition to the Core Peer Group – and as a plausibility check – we derived an Extended Peer Group that is described below. Besides the two peer companies of the Core Peer Group this peer group includes four additional peer companies that exhibit a good fit to Wincor Nixdorf as far as individual business segments are concerned and correspondingly take into account the strategic focus and development opportunities of Wincor Nixdorf.

PwC

•	Ingenico Group, Paris/France („Ingenico“)

Ingenico Group provides payment solutions through in-store, online, and mobile channels worldwide. It operates a range of smart terminals combining technologies with security requirements. In addition, it provides transaction capture and complex transaction management services to allow merchants to manage and secure their digital payment transactions and processes. Among others, it serves banking, retail, transportation and hospitality. In 2015, the net sales of Ingenico Group amounted to EUR 2,197m. Ingenico Group generated EBIT of EUR 389m, which equals a margin of 17.7%. The company was founded in 1980 and is headquartered in Paris, France.

•	VeriFone Systems, Inc., San Jose/USA („VeriFone“)

VeriFone Systems Inc. designs, markets, and services electronic payment systems. Its products include electronic cash register and payment devices, PIN pads, POS systems, and wireless payment devices. The company also provides software solutions for card acceptance, mobile payments, security and encryption and POS integration. It serves financial institutions, payment processors, retailers, government organizations, and healthcare companies all over the world. In 2015, VeriFone generated net sales of 1,814 mEUR and EBIT of 106 mEUR. This equals an EBIT margin of 5.8%. VeriFone was founded in 1981 and is headquartered in San Jose, California, United States.

•	Oki Electric Industry Co., Ltd., Tokyo/Japan (“Oki”)

Oki Electric Industry Co., Ltd. manufactures and sells products, technologies, software, and solutions for telecommunications systems and information systems in Japan and internationally. The company operates through Info-Telecom Systems, Printers, and EMS (Electronic Manufacturing Service). Its business segments include hardware, software and services for various industries. The hardware offering consists of ATMs, money transfer terminals, check-in terminals, cash machines and printer supplies. Furthermore, Oki offers a wide range of software such as systems for networks, call centers and cloud computing. The services sector includes outsourcing of business processes and support for hardware and software products. In 2015, Oki generated net sales of 4,190 mEUR and EBIT of 251 mEUR. This equals an EBIT margin of 6.0%. Oki was founded in 1881 and is headquartered in Tokyo, Japan.

•	Glory Ltd., Himeji/Japan („Glory“)

Glory Ltd. develops, manufactures, sells, and maintains money handling machines and systems. It operates globally through financial market, retail and transportation market. The company provides products such as cash management systems, vending machines and multi-functional banknote changers. In 2015, the net sales of Glory Ltd. amounted to EUR 1,761m. Glory Ltd. generated EBIT of EUR 149m, which equals a margin of 8.5%. The company was founded in 1918 and is headquartered in Himeji, Japan.

346.	Whereas Ingenico and VeriFone serve as peers for the increasingly important business unit AEVI in the cashless payment services segment, Oki and Glory represent rather hardware-focused Asian competitors.

PwC

347.	For the Extended Peer Group we derived the following beta factors:

Beta factors of the “Extended Peer Group”

Regression performed	27.07.2016
Index for regression	local index
Time period of regression	5 years (monthly)
Company	Index	Beta raw	D/E	Beta unlev.
NCR Corporation	S&P 500 Index	1.60	73%	1.10
Diebold, Inc.	S&P 500 Index	1.57	18%	1.39
Oki Electric Industry Co., Ltd.	Nikkei 225 Index	1.50	81%	1.00
Ingenico Group	CAC All-Tradable Index	0.82	10%	0.78
VeriFone Systems, Inc.	S&P 500 Index	1.83	21%	1.58
Glory Ltd.	Nikkei 225 Index	0.98	-5%	1.01

Average		1.38	33%	1.14

Regression performed	27.07.2016
Index for regression	global index
Time period of regression	5 years (monthly)
Company	Index	Beta raw	D/E	Beta unlev.
NCR Corporation	MSCI World Index	1.54	73%	1.06
Diebold, Inc.	MSCI World Index	1.35	18%	1.20
Oki Electric Industry Co., Ltd.	MSCI World Index	1.19	81%	0.84
Ingenico Group	MSCI World Index	1.00	10%	0.95
VeriFone Systems, Inc.	MSCI World Index	1.37	21%	1.21
Glory Ltd.	MSCI World Index	0.65	-5%	0.67

Average		1.19	33%	0.99

Source: PwC analysis, Capital IQ

348.	Irrespective of the benchmark index, all additional peer group companies have adequately high share liquidity measured on the basis of the bid-ask spread as well as all data points. Statistically significant beta factors can also be estimated for the additional peer companies (t-test). Using a similar procedure as in case of the Core Peer Group, we determined “unlevered beta factors” (beta factor of a non-indebted or “unlevered” company) based on the beta factors of the peer companies and on the company-specific capital structure across the analysis period.

349.	This yields unlevered beta factors of 1.14 (local index) and 0.99 (global index), respectively, and on average of 1.06, for the Extended Peer Group. These beta factors lie within the range of Wincor Nixdorf’s own unlevered beta factors, ranging from 0.95 to 1.26. Thus, and likewise, the beta factor of 1.1 underlying our valuation of Wincor Nixdorf also lies within the range derived based on the Extended Peer Group that merely serves plausibility assessment purposes.

350.	However, we stress that the extension of the peer group by including payment services provider as well as hardware focused Asian peers does not better reflect the aggregate business risk profile of Wincor Nixdorf than does the Core Peer Group. Therefore, the relative importance of individual business segments of Wincor Nixdorf is not adequately reflected by an extension of the peer group. For example, AEVI is expected to account only for approx. 5% of revenues by the end of the forecast period in FY 2017/2018. Given this weight an inclusion of the additional peers into the Core Peer Group does not seem suitable yet.

PwC

351.	We adjusted the unlevered beta factor within the valuation calculation to the expected future capital structure of Wincor Nixdorf, both with respect to the detailed planning period as well as during the terminal value phase (known as “gearing” or “levering”).

3. Terminal growth rate

352.	Future growth of the financial surpluses results from the retention of earnings retained earnings and their reinvestment, as well as the organic growth of pricing, quantity and structural effects. This growth potential is mapped for the detailed planning period in the company plan, and is consequently included in the financial surpluses.

353.	For the terminal value phase, the growth related to retained earnings is likewise included in the financial surpluses in the form of value added from retained earnings. Growth potential is also taken into account in the valuation of the terminal value phase, by way of a terminal growth rate in the discount rate.

354.	Assuming the complete distribution of all the funds by way of dividends and the fictitious attribution of retention, the only growth remains in the form of price increases standard to the industry.

355.	Wincor Nixdorf’s hardware business is facing intense competition and pricing pressure already today. In the long run, even stable sales prices will only be realistic as long as the company generates sufficient innovation to compensate price erosion. The software/services business shows more stable pricing, which is in line with overall inflation. Thus, Wincor Nixdorf is operating in business segments which in total exhibit less inflation then the overall economy. In addition, the overall inflation is currently substantially lower than its long term average. The risk-free rate is currently only at 0.7% (rounded). Assuming that in the long term positive real interest rates prevail, the terminal growth rate should not be materially higher than the risk-free rate.

356.	Due to foreign operations, currency rates are relevant. Wincor Nixdorf principally assumes fixed currency rates in its business plan. This implicitly assumes that the depreciation of foreign currencies can be compensated through inflationary growth in earnings. This assumption is then also applicable for the terminal value phase.

357.	Taking account of the influencing factors as described above as well as a substantial portion of hardware business with sustainably increasing pricing pressure and competition and little ability to pass inflation onto customers, we consider annual growth in the financial surpluses, and consequently a terminal growth rate of 0.75% to be reasonable.

PwC

4. Derivation of the discount rate

358.	The following table contains a summary of the discount rates relevant for the period under review. The changes to the risk premium here are the result of changes to the financing structure during the detailed planning period and in the terminal value phase:

Wincor Nixdorf AG - Discount Rate

	2015/2016 FC	2016/2017 Planned	2017/2018 Planned	2018/2019 techn. Year	2019/2020 TV
Risk free rate before personal taxes	0.70%	0.70%	0.70%	0.70%	0.70%
Withholding tax (26.38%)	-0.18%	-0.18%	-0.18%	-0.18%	-0.18%

Risk free rate after personal taxes	0.52%	0.52%	0.52%	0.52%	0.52%
Market risk premium after personal taxes	5.50%	5.50%	5.50%	5.50%	5.50%
Beta factor (period-specific relevering)	1.29	1.28	1.31	1.29	1.23

Risk premium after personal taxes	7.08%	7.05%	7.18%	7.07%	6.79%

Cost of equity after personal taxes	7.60%	7.56%	7.70%	7.59%	7.30%

Growth discount (terminal value)	0.0%	0.0%	0.0%	0.00%	-0.75%

Discount rate after personal taxes	7.60%	7.56%	7.70%	7.59%	6.55%

Source: Pw C analysis

PwC

5. Earnings value of the business operations

359.	Unless a company is established for a limited period, or its limited duration must be assumed given the particular circumstances, for the purposes of determining the business value it is assumed that the company will exist for an unlimited period. This remains the case if the buyer in question does not want to retain its shareholding indefinitely, because the theoretical price it would achieve with the sale is identical to the present value of the expected net distributions.

360.	The earnings value of the business operations of Wincor Nixdorf is calculated as the total present value of the capitalized net distributions (dividends) and the future contributions to value from the retention of earnings. In order to determine the present value of the net distributions, it is necessary to individually discount the forecast results for the financial years 2015/2016 to 2018/19 (including, from a technical perspective, the prolongation year in order to take account of the full amount produced by income synergies). In each case, the discounting is performed on the day the general shareholders meeting is convened to adopt the resolution, 26 September 2016. With respect to the average net distributions that can be withdrawn from financial year 2019/20 onward, the present value is calculated using the perpetual annuity formula. The present value of the perpetual annuity must be discounted to the valuation date.

361.	Based on the capitalized results of Wincor Nixdorf and the application of the discount rates described above – in each case to 31 January of the following year, assuming a distribution of profit or loss – the earnings value, in the form of the present value of the expected net distributions, looks as follows:

Wincor Nixdorf AG - Value contribution of net payouts

in mEUR	2015/2016 FC	2016/2017 Planned	2017/2018 Planned	2018/2019 techn. Year	2019/2020 TV
Distributed dividends after personal income taxes	36	43	54	53	53
Discount rate	7.6%	7.6%	7.7%	7.6%	6.6%
Present value factor	0.91	0.84	0.78	0.73	11.10

Discounted dividend	33	36	42	38	590

Earnings value from dividend distribution at the beginning of the period	740

Earnings value from dividend distribution as at valuation date	795

Source: PwC analysis

362.	Over the long term, the retained earnings during the period of perpetual annuity result in accruals to the company owners, which are subject to capital gains tax. This can take place by way of share buybacks and/or the realization of price gains, for example. Regarding the present value of these earnings, we accounted for these as value added resulting from retained earnings.

363.	Based on the discountable retained earnings of Wincor Nixdorf, and by applying the discount rates described above – with continuously accruing value added across the fiscal year, i.e. an average accrual to 31 March of the fiscal year in question – the value added from retained earnings is described in the following table.

PwC

Wincor Nixdorf AG - Value contribution of retained earnings

in mEUR	2015/2016 FC	2016/2017 Planned	2017/2018 Planned	2018/2019 techn. Year	2019/2020 TV
Retained earnings after personal income taxes	—	—	—	—	63
Discount rate	7.6%	7.6%	7.7%	7.6%	6.6%
Present value factor	0.96	0.90	0.83	0.77	11.80

Discounted retained earnings	—	—	—	—	739

Earnings value from retained earnings at the beginning of the period	739

Earnings value from retained earnings as at valuation date	795

Source: PwC analysis

364.	The earnings value of Wincor Nixdorf as the sum of the present values of dividends and the value added from the retention of earnings comes to the total amount of EUR 1,591m as of the valuation date, 26 September 2016. In absence of assets to be valued separately, the so called special value, the earnings value equals the business value and serves as basis for deriving the value per share.

Wincor Nixdorf AG - Business value / value per share

in mEUR
Value contribution of net payouts	795
Value contribution of retained earnings	795

Earnings value as at valuation date	1,591
Special value	—

Business value	1,591
Number of shares	29,816,211

Value per share (in EUR)	53.34

Source: PwC analysis

IV. Business value and value per share

365.	The business value of Wincor Nixdorf therefore results from the earnings value as at 26 September 2016 and amounts to EUR 1,591m. With 29,816,211 shares, this corresponds to a value per share of EUR 53.34.

PwC

05 Liquidation value

366.	Should it prove more beneficial to dispose separately of all operating and non-operating assets rather than continue the company as a going concern, the valuation should be based on the liquidation value insofar as this is not prevented by constraints in law or in fact. To verify whether the liquidation value is greater than the business value, the liquidation value for Wincor Nixdorf was determined on the basis of the most recent information concerning the net assets of the Company taken from the consolidated financial statements as at 30 September 2015 and Amendment No. 4 to FORM S-4 REGISTRATION STATEMENT (“Amendment S-4”) as at 5 February 2016 and compared with the business value determined by us using a discounted earnings valuation. (Due to relevant US-American trading regulations, the Diebold Inc. has to submit a registration document of form S-4. The tender offer may only be carried out after the US Securities and Exchange Commission approves the effectiveness of the registration document taking into account all required additions). The calculations necessary for the derivation of the liquidation value can be described as follows:

367.	The value of the assets is determined by the selling market for the assets to be liquidated. In performing our calculations, we assumed that property, plant and equipment as well as financial assets can be disposed of at book value after taking into account the discounts that can be typically expected in the event of liquidation. The fair values for inventories were recalculated as at 30 September 2015 in Amendment S-4. We have taken these values into account in determining liquidation values for the inventories. The intangible assets mainly comprise goodwill, which would no longer have any value in the event of liquidation. After taking into account the lower receipts that can be typically expected for receivables in the event of liquidation, the value of the remaining assets in the event of liquidation was largely based on book values as at 30 September 2015 for the purposes of simplification.

368.	In addition, intangible assets such as customer relationships, technologies and brand were identified and measured at fair value in Amendment S-4. Although they were not recognized in the balance sheet as at 30 September 2015, they could be used as assumptions in the context of determining the liquidation value. In calculating the liquidation value, we have therefore taken into account the fair values for the brand name Wincor Nixdorf, the technologies and the customer relationships after factoring in the discounts that can be typically expected in the event of liquidation.

369.	The Company’s liabilities are to be deducted from the assets determined on this basis. For purposes of simplification, they too were applied at their balance sheet value as at 30 September 2015. Other deductions include the costs entailed by liquidation, such as winding up costs and social compensation plan outlays. The liquidation value derived by us in this manner was significantly less than the earnings value, meaning that it is of no relevance for the valuation of Wincor Nixdorf as a business and for determining a value per share.

PwC

06 Plausibility check of the business value on the basis of multiples

I. General procedure

370.	Valuation practice commonly applies simplified procedures based on multiples, which can be used to verify the plausibility of the results of the business valuation, based on the discounted earnings method or DCF method. Here, the business value is estimated on the basis of a multiple of a success indicator for the subject of the valuation.

371.	Suitable multiples can be derived from capital market data of listed benchmark companies (the so-called peer group companies) or from comparable transactions and can be transferred to the company to be valued. It should basically be pointed out that, as a rule, no company is fully comparable with another. The result of the multiples valuation can therefore generally only present a range of possible values within which the result of the valuation should be found. With multiples derived on the basis of transaction prices, it should be borne in mind that purchase prices actually paid are, to a large extent, determined by the subjective interests of the transaction partners. For example, they take into account synergy effects and subjective expectations. To this extent, this method is regularly found to be less useful, compared to multiples derived from share prices for verifying an objectified business value. Therefore, in this case we have limited our observations to the multiples derived from capital market data. It was indeed possible to identify individual transactions in the market segments relevant to Wincor Nixdorf. However, the limited comparability with the transaction in question here, and the absence of an adequate data basis for deriving a multiple, make it impossible to identify any meaningful multiple that is based on transaction prices.

372.	Within the framework of a comparative market valuation, multiples can be applied on the basis of different performance indicators:

•	PER (Price-earnings ratio): Equity value multiple, which applies the earnings power of the company after all expenses (particularly after debt servicing and after taxes) as reference for the value of the equity. The use of this multiple assumes a comparable debt-equity ratio.

•	EV/EBIT (enterprise/entity value to earnings before interest and taxes): Entity multiple, to some extent neutralizes different capital structures. The total business value includes the market value of debt, and to this extent must be distinguished from the calculable business value (known as the market value of equity).

PwC

•	EV/EBITDA (enterprise/entity value to earnings before interest and taxes): Entity multiple, to some extent neutralizes different capital structures, and requires comparable outgoings for depreciable non-current assets.

•	EV/revenues (enterprise/entity value to revenues): entity multiple, neutralizes different capital structures and assumes an approximately comparable profit on turnover.

II. Valuation using multiples based on capital market data

1. Derivation of multiples

373.	Whereas under the discounted earnings method the future expected payment streams are explicitly included in the business value, the multiples are generally based on a forecast of revenues or earnings for a base year in the near future. Longer-term earnings expectations, the characteristic earnings development and risk are reflected in the multiple. Under certain premises, the methods for the determination of net present value-based equity values and those based on multiples can be transferred to one another.

374.	Critical factors for any comparative market valuation are the forecast success factors and the selection of peer companies in order to generate multiples.

375.	In this case – including for reasons of consistency – the derivation of multiples is based on the same extended peer group that was used to determine the beta factor for plausibility checks.

376.	The meaningfulness of the PER is influenced by the gearing ratio and by various tax-related aspects. This issue can, in the main, be avoided by applying entity multiples. We have therefore decided not to apply the PER multiple. There are some differences among the peer companies regarding the earnings margins achieved in the past and achievable in the future. As the EV/earnings multiple ignores the cost structure of the company being valued, the meaningfulness of this multiple is fundamentally limited, and we did not apply it for the purpose of checking the plausibility of the determined discounted earnings value.

377.	Consequently, we based our capital market-based valuation of Wincor Nixdorf on the multiples of the total enterprise value of the peer companies and their expected EBIT and EBITDA. At this point, the total enterprise value was determined on the basis of the stock market capitalization plus interest-bearing borrowings, net pension obligations and minority interests of the peer companies and less the existing liquidity.

378.	In establishing a basis for deriving the multiples, we used average EBITDA and EBIT estimates (consensus estimates) for the peer group for 2017 as published by the financial information service provider, Capital IQ. Compared to 2016, 2017 is far enough into the future to be relevant for market participants for their valuation. Furthermore, compared to 2018, it is close enough to minimize deviations that can derive from a limited amount of analyst estimates or from a time horizon that is too far away for a detailed estimate.

PwC

379.	On this basis, the EBITDA and EBIT multiples for the benchmark companies are as follows:

Enterprise Values and consensus forecasts for peer group

		Enterprise	EBITDA	EBIT	EBITDA	EBIT
Peer group	Currency	Value	2017	2017	multiple	multiple
NCR Corporation	USD	8,897	1,097	871	8.1x	10.2x
Diebold, Incorporated	USD	2,201	297	213	7.4x	10.3x
Oki Electric Industry Co., Ltd. *	JPY	208,204	35,800	24,800	5.8x	8.4x
Ingenico Group	EUR	6,242	570	490	11.0x	12.7x
VeriFone Systems, Inc.	USD	2,951	381	300	7.7x	9.8x
Glory Ltd.*	JPY	200,511	36,550	23,000	5.5x	8.7x

1st Quartile					6.2x	9.0x
Median					7.6x	10.0x
3rd Quartile					8.0x	10.3x

*	The balance sheet dates of the Japanese companies is 31 March. Estimates for their financial years have therefore been allocated to the previous year.

Source: Pw C analysis, Capital IQ

2. Multiples valuation

380.	Within the scope of our multiples valuation, we applied the EBITDA and EBIT multiples of the peer group to projected 2016/17 EBITDA and EBIT figures including synergies for Wincor Nixdorf. We used the company’s financial position as of 30 June 2016 to reconcile enterprise value to equity value (business value). This financial position can be found in Wincor Nixdorf’s third quarter 2015/16 financial report, the most current information in this regard:

Wincor Nixdorf

Net debt as of 30 June 2016

in mEUR	Jun’16
Cash and cash equivalents	(87)
Financial debt	136
Provisions for pensions	115

Net debt	165

Source: Wincor Nixdorf, third quarter 2015/16 financial report

PwC

381.	Based on peer group multiples and the above mentioned financial information, our multiples valuation yields the following value ranges:

Valuation of Wincor Nixdorf AG based on EBITDA multiples

in mEUR	1st Quartile	Median	3rd Quartile
EBITDA multiple	6.2x	7.6x	8.0x
EBITDA 2017	253	253	253

Enterprise value	1,572	1,918	2,028
Net debt at valuation date	165	165	165
Minorities	19	19	19

Equity value	1,389	1,734	1,845

Source: Wincor Nixdorf, Capital IQ, PwC analysis

Valuation of Wincor Nixdorf AG based on EBIT multiples

in mEUR	1st Quartile	Median	3rd Quartile
EBIT multiple	9.0x	10.0x	10.3x
EBIT 2017	182	182	182

Enterprise value	1,636	1,823	1,873
Net debt at valuation date	165	165	165
Minorities	19	19	19

Equity value	1,452	1,639	1,689

Source: Wincor Nixdorf, Capital IQ, PwC analysis

382.	Based on the 2017 EBITDA and EBIT multiples for the peer group, the enterprise value of Wincor Nixdorf amounts to a range from EUR 1,572m to EUR 2,028m. Deducting net debt of EUR 165m and minority interests of EUR 19m, the business value (equity value) lies within a range of EUR 1,389m and EUR 1,845m. Thus, the business value determined by our discounted earnings valuation of 1,591m lies inside the range of the multiples valuation.

PwC

07 Determination of an adequate cash compensation in accordance with § 305 of the German Stock Corporation Act (Aktiengesetz, AktG) and adequate recurring compensation in accordance with § 304 AktG

1. Share price

383.	The Wincor-Nixdorf-shares (WKN A0CAYB / ISIN DE000A0CAYB2) are listed on the Frankfurt stock exchange, more specifically in the subsection-regulated market with prime standard and can be traded on all German stock exchanges. The Wincor-Nixdorf-share is currently included in the indices SDAX, MSCI World Index (World Small Cap) and Kempen/SNS Smaller Europe SRI Index (Socially Responsible Investment).

384.	On 8 April 2016 Diebold Inc. and Diebold jointly announced that aside from outstanding antitrust releases, all criteria for a takeover bid had been satisfied and that a domination and profit and loss transfer agreement is pursued.

385.	The following illustration shows the market price development of Wincor Nixdorf based on the following: the days the share has been traded, the three-month volume weighted average share price and the trading volume over a 5 year interval (2011 – 7 April 2016, the day prior to the announcement of the measure).

PwC

Source: Bloomberg, PwC analysis

386.	Alternatively, the following diagram shows the share price trend of Wincor Nixdorf based on all trading days, the three-month average price as well as the trading volume of the days that represented a share price jumps of 5% or more, for the three-month period from 8 January to 7 April (the day prior to the announcement of the domination and profit and loss transfer agreement).

Source: Bloomberg, PwC analysis

PwC

387.	The three month average share price for the time period 8 January 2016 to 7 April 2016, the last day prior to the announcement regarding the intended completion of the domination and profit and loss transfer agreement, has been requested by the BaFin (German federal financial supervisory agency). According to the letter from BaFin dated 23 June 2016 the share price was found to be 46.79 EUR per share. Two share price jumps in excess of 5% have been recorded.

388.	With regard to the decision of the Federal Constitutional Court (BVerfG) and the Federal Court of Justice (“BGH”) on joint stock companies, the share price has to be considered as lower limit when setting an exit cash compensation for companies if the share price reflects the market value of the shares (Decision of the Federal Constitutional Court 27 April 1999 - 1 BvR 1613/94, BVerfGE 100, 289 ff.; Decision of the BGH 12 March 2001 - II ZB 15/00, BGHZ 147, 108 ff.).

389.	Identifying the relevant period under consideration, the Federal Constitutional Court has decided on 19 July 2010 - II ZB 18/09 (e.g. printed in NZG 2010, 939) and similarly on 28 June 2011 – II ZB 2/10 – deviating from their decision from 12 March 12 2001 – II ZB 15/00, that the exit cash compensation lower bound should be based on the volume weighted average share price for the three months leading up to the announcement of the companies’ structural change. The BGH is basing this conclusion on the normative judgement of § 5(1) WpÜG-AngVO, whereby the minimum offer price during a takeover bid is deduced, utilizing the weighted average share price for the three months prior to the bid or prior to reaching a certain control threshold. Similarly, according to BGH, the share price should be used to calculate the market price a share, excluding the effect of an upcoming structural change. Following the announcement of the measure, the measure is included in the share price, meaning that the share price no longer reflects the market value without the impact of the measure. Moreover, as emphasized by the BGH, analyzing the average share price for the three months prior to the shareholder meeting is technically infeasible, as the cash compensation has to be announced during the meeting. Yet, due to the fixed convocation period (§ 123(1) AktG), it is not possible that the share price just before the shareholder meeting is fixed as of that date.

390.	If trading for the respective share essentially stops for a prolonged time period and outstanding shareholders are unable to realize their shares or the share price has been manipulated, then by jurisdiction of the supreme court, the share price may not reflect the market value of a share. The federal court of justice has upheld its decision dated 27 April 1999 that narrowness already exists when 95% of shares are non-tradeable. The free float of Wincor Nixdorf during the relevant three-month interval lies between 27.8% and 29.8%, meaning a sufficient amount of shares is freely tradeable.

391.	Further classification on this topic is only given by § 5 WpÜG-AngVO, which the BGH points out during its jurisdiction from 19 July 2010 - II ZB 18/09. Pursuant to § 5(4) WpÜG-AngVO the share price is not essential when determining the reward to an acquisition if during the aforementioned three-month period, less than a third of all trading days provide a share price for the corresponding share and if there are consecutive stock price jumps of over 5%.

392.	During the three-month reference period from 8 January 2016 to 7 April 2016, revenue has been recorded on 63 of 63 possible trading days, a 100% quota. This indicates liquidity of the share pursuant to both the law and the WpÜG-AngVO. Moreover, as previously presented, the three-month period only had two share price jumps in excess of 5%, which were also not consecutive. Hence, no narrowness of the market is detectable and the average share price gives a valid indication for the market value of the share, pursuant to the law.

PwC

393.	The three month average share price for the time period 8 January 2016 to 7 April 2016, the last day prior to the announcement regarding the intended completion of the domination and profit and loss transfer agreement, amounts to 46.79 EUR (Source: BaFin).

394.	Respecting all aforementioned variables and jurisdiction, we deem the average share price of Wincor Nixdorf to be relevant to determine an adequate cash compensation.

2. Determination of an adequate cash compensation

395.	In order to calculate the amount for an adequate cash compensation, the business value of Wincor Nixdorf of EUR 1,591m as at 26 September 2016 was applied to the total number of outstanding company shares, amounting to 29,816,211 units. This produces a value per share of EUR 53.34.

396.	During the period from 8 January 2016 to 7 April 2016 the weighted average listed price of Wincor Nixdorf shares amounted to EUR 46.79. Consequently, the average price lies below the value per share calculated on the basis of the discounted earnings method. Therefore, the adequate cash compensation amount per Wincor Nixdorf share is EUR 53.34.

397.	The cash compensation calculated according to the discounted earnings valuation is based on the information provided to us, up to the end of our valuation activities. If events occur between the completion of our valuation work and the day of the general shareholders meeting on 26 September 2016, which impact the amount of the cash compensation, the values must be adjusted correspondingly.

398.	Due to the current dynamic changes in the general economic conditions and their associated impact on the interest conditions, by the end of our valuation activities we are unable to rule out the possibility that the use of a different risk-free rate will be necessary according to the applicable valuation principles in the period between the end of the valuation work and the date of the ordinary general meeting convened to adopt the resolution, which is the applicable date for the valuation. As a result of these uncertainties, along with the results achieved by the end of our valuation work, we set out a scenario observation below, which, by way of an alternative, takes the impact of risk-free rates before personal tax of 0.4% to 0.9% into account. For the purpose of simplification, it is assumed that all other valuation parameters and procedures remain unchanged. This applies especially for potential reverse effects, which have not been considered here.

PwC

399.	The following table contains an overview of the business values determined on this basis:

Scenarios - Business value per share

Risk-free rate	Business value per share (in EUR)
0.40%	55.89
0.50%	55.02
0.60%	54.17
0.70%	53.34
0.80%	52.54
0.90%	51.75

Source: PwC

3. Determination of adequate recurring compensation

400.	In accordance with § 304(2) AktG, the annual amount to be provided as recurring compensation shall be not less than the amount which could be expected to be distributed as the average dividend for each share in view of the past profitability of the company and its prospective profits, taking into account adequate depreciation and reserves for declines in value but exclusive of other profit reserves (§ 304(2), first sentence AktG).

401.	The profitability of a company usually varies over the course of time. It is adequately represented by the earnings value predicted by forecasts. This depicts the payments made between companies and company owners, having taken the effects of interest and taxes into account. In the case of companies with positive annual results, these payments are the expected dividends payable to the shareholders. In the interests of bringing consistency to the annual recurring compensation, the legislator does not base the payment obligation on the varying expected annual profit, but instead favors that amount to be distributed as the average profit share payable on the individual shares. The average amount should consequently include profit fluctuations into the calculations, but should smooth these fluctuations by way of a consistent average amount.

402.	The recurring compensation was determined by calculating the interest on the business value calculated in this expert opinion. Our starting point here was not the risk-exposed discount rate, because, during the contractual term, the cash compensation payments are subject to a lower risk than are dividend payments. Because the dividend risk is again revived for minority shareholders following the end of the enterprise agreement, the return on a low-risk federal bond is likewise not a suitable benchmark. For this reason, with regard to the return on the business value for the calculation of the amount of the fixed annual recurring compensation, we took as our basis the average of the risk-adjusted present value discount rate, in keeping with the interest rate upon which the calculation of the earnings value was based, and the risk-free rate. Therefore, based on our valuation, we took the mean between the risk-adjusted present value discount rate after personal income tax of 7.35% and the risk-free rate after personal income tax of 0.52% to calculate the present value equivalent of the compensation.

PwC

Derivation of the relevant interest rate
Capitalization interest rate equivalent to net present value (after personal income tax)	7.35%
Risk free rate equivalent to net present value (before personal income tax)	0.70%
Relevant income tax on risk free rate	26.38%

Risk free rate equivalent to net present value (after personal income tax)	0.52%
Risk premium equivalent to net present value	6.84%

50% of risk premium equivalent to net present value	3.42%
Relevant interest rate (before personal income tax)	5.34%
Income tax on recurring compensation	26.38%

Relevant interest rate (after personal income tax)	3.93%

Source: PwC analysis

403.	The adequate annual recurring compensation can be seen in the following overview:

Recurring compensation (before corporate tax and solidarity surcharge)	Burdened with corporate tax and solidarity surcharge	Not burdened with corporate tax and solidarity surcharge	Total
Business value at valuation date	937	654	1,591
Number of shares	29,816,211	29,816,211	29,816,211

Business value per share in EUR	31.43	21.92	53.34
Yearly recurring compensation per share in EUR (after personal income tax, corporate tax and solidarity surcharge), annuity 3.93%	1.24	0.86	2.10
Plus personal income tax 26.375%	0.44	0.31	0.75
Yearly net recurring compensation per share in EUR (before personal income tax, after corporate tax and solidarity surcharge)	1.68	1.17	2.85

Plus corporate tax and solidarity surcharge 15.825%	0.32	—	0.32

Yearly net recurring compensation per share in EUR (before personal income tax, corporate tax and solidarity surcharge)	1.99	1.17	3.17

Source: PwC analysis

404.	This recurring compensation amount was determined on the basis of the currently applicable rate of corporation tax and the solidarity surcharge. The German Federal Supreme Court, in its judgment of 21 July 2003 (file ref. II ZB 17/01, “Ytong”), held that the profit and loss transfer agreement must ensure that by way of recurring compensation, the minority shareholders must receive the distributable average (fixed) gross profit contribution (before corporation tax) per share, less the (distribution) corporation tax payable by the company at the current applicable tax rate.

405.	The deduction of the tax-free earnings means that not all of the future profits of Wincor Nixdorf will be subject to German corporation tax. In the light of this, and in accordance with the ruling of the Federal Supreme Court, the anticipated distributable average gross profit must be split into two components, one of which is subject to corporation tax, the other not. This division was performed on the basis of the alternative method of deriving the business value of Wincor Nixdorf, respectively taking into account and omitting the corporation tax plus the resulting solidarity surcharge, together with the ensuing division of the business value of Wincor Nixdorf into one component subject to corporation tax and solidarity surcharge, and one not.

406.

The adequate recurring compensation in accordance with § 304 AktG therefore amounts to EUR 3.17 per share (gross profit contribution per share), less corporation tax plus the solidarity surcharge. The rate of corporation tax, plus solidarity surcharge, applicable at the time of the conclusion of the agreement, is

PwC

15.825%; this results in a deduction of EUR 0.32 per share for corporation tax. With the rate of the corporation tax and the solidarity surcharge unchanged at 15.0% and 5.5% respectively, the recurring compensation payment amounts to EUR 2.85 per share (net recurring compensation per share).

407.	The recurring compensation calculated according to the discounted earnings valuation is based on the information provided to us up to the end of our valuation activities. The values would have to be adjusted appropriately should events occur between the completion of our valuation activities and the day of the general shareholders meeting on 26 September 2016, where these have a significant effect on the amount of the recurring compensation.

408.	As a consequence of this, we have considered a scenario observation, which, as an alternative, takes into account the impact of changes in the risk-free rate before personal tax ranging from 0.40% to 0.90%. For the purpose of simplification, it was assumed that all other valuation parameters and procedures remain unchanged. This applies particularly to possible opposing effects, which could not yet be considered at this point. The following table contains an overview of the net recurring compensation per share, as determined on this basis:

Scenarios - Business value per share

Risk-free rate	Net recurring compensation per share (in EUR)
0.40%	2.80
0.50%	2.82
0.60%	2.83
0.70%	2.85
0.80%	2.87
0.90%	2.88

Source: PwC

PwC

08 Summary of findings

409.	The Board of Directors of Wincor Nixdorf and the executive management of Diebold have instructed us, PwC, by a letter dated 12 May 2016, to prepare an expert opinion on the objective business value of Wincor Nixdorf, and to provide our opinion on an appropriate cash compensation in accordance with § 305 AktG and on an appropriate recurring compensation in accordance with § 304 AktG on the date on which the resolution was adopted by the general shareholders meeting, namely 26 September 2016. The background to this was the intended conclusion of a control agreement in accordance with § 291(1) AktG.

410.	The forecast-oriented discounted earnings method explained in our expert opinion underlies our valuation. Our calculations were based on the forecast calculations of the company for the financial years 2015/2016 through 2017/2018. We calculated the anticipated net distributions after the valuation date from the forecast data presented to us.

411.	The net distributions are to be discounted on the valuation date by a discount rate. To determine the discount rate, we applied a risk-free rate before personal tax of 0.7%, a post-tax market risk premium of 5.5% and the period-specific beta factor of 1.1 which changes in line with the capital structure.

412.	Taking account of the assumptions described above, period-specific discount rates between 7.56% and 7.70% result for the planning years 2015/16 to 2017/18. For the subsequent technical year 2018/19, necessary to reflect all synergies, it results a discount rate of 7.59%. For the time following the explicit forecast phase, for which we assumed long-term achievable growth of net distributions of 0.75% p.a., the expected net distributions as of fiscal year 2019/20 were discounted at a discount rate of 7.30% (before deduction of terminal growth rate).

413.	Based on the assumptions described and taking account of the Principles for the Performance of Business Valuations, we determined the business value of Wincor Nixdorf to be EUR 1,591m as at 26 September 2016. Based on the current number of Wincor Nixdorf AG shares, this equals a business value per share of EUR 53.34.

414.	We also analyzed the performance of the stock market price. According to established case law of the highest courts, this represents the lower threshold of the appropriate cash compensation if it reflects the market value of the shares. We consider taking due account of a three-month average price prior to publication of the announcement of structuring measures under corporate law to be proper for determining the amount of the appropriate cash compensation. The three-month average price of Wincor Nixdorf for the period from 8 January 2016 through 7 April 2016 – the last day of trading prior to the announcement of the intended conclusion of a control agreement – amounts to EUR 46.79 and is therefore below the value per share calculated on the basis of the discounted earnings valuation. The appropriate cash compensation in accordance with § 305 AktG is therefore EUR 53.34 per Wincor Nixdorf AG share.

415.

Determining the appropriate recurring compensation is based on interest payable on the business value. This pertains to projected future distributions, which are reflected in the calculation of the capitalized earnings value. The mean interest rate comprised of the risk-free rate and the risk-adjusted interest rate before the deduction of personal income tax is used, since, on the one hand, making a recurring

PwC

compensation during the term of the Agreement is virtually risk-free, and, on the other hand, a possible termination of the control agreement could impact the future success of the company and entail inherent risks for minority shareholders. A control agreement must provide for adequate recurring compensation to minority shareholders in the form of recurring cash payments corresponding to their share of the equity capital (recurring compensation). This gives a recurring compensation in the form of net compensation in accordance with § 304(1) sentence 1, 304(2) sentence 1 AktG of EUR 2.85 per share and gross compensation – mathematically calculated in accordance with established case law of the German Federal Court of Justice – for a full fiscal year in the amount of EUR 3.17 per share.

416.	The reasonable cash compensation and the adequate recurring compensation calculated according to the discounted earnings valuation is based on the information provided to us by the end of the valuation work. If events occur between the completion of our valuation work and the day of the general shareholders meeting which impact the amount of the cash compensation or the recurring compensation, the values have to be adjusted correspondingly.

417.	Particular difficulties with the valuation within the definition of § 293a(1) sentence 2 AktG were not encountered.

418.	We submit this expert opinion to the best of our knowledge and belief with reference to the Code of Professional Conduct and Ethics laid down in §§ 2 and 43 of the German Auditors’ Ordinance (Wirtschaftsprüferordnung).

Frankfurt am Main, 16 August, 2016

PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Andreas Grün	ppa. Stefan Brockmann
(German Certified Public Accountant)	(German Certified Public Accountant)

PwC

Annex

PwC

Corporate structure Wincor Nixdorf AG

PwC

Allgemeine Auftragsbedingungen
für
Wirtschaftsprüfer und Wirtschaftsprüfungsgesellschaften
vom 1. Januar 2002

1. Geltungsbereich

(1) Die Auftragsbedingungen gelten für die Verträge zwischen Wirtschaftsprüfern oder Wirtschaftsprüfungsgesellschaften (im nachstehenden zusammenfassend „Wirtschaftsprüfer" genannt) und ihren Auftraggebern über Prüfungen, Beratungen und sonstige Aufträge, soweit nicht etwas anderes ausdrücklich schriftlich vereinbart oder gesetzlich zwingend vorgeschrieben ist.

(2) Werden im Einzelfall ausnahmsweise vertragliche Beziehungen auch zwischen dem Wirtschaftsprüfer und anderen Personen als dem Auftraggeber begründet, so gelten auch gegenüber solchen Dritten die Bestimmungen der nachstehenden Nr. 9.

2. Umfang und Ausführung des Auftrages

(1) Gegenstand des Auftrages ist die vereinbarte Leistung, nicht ein bestimmter wirtschaftlicher Erfolg. Der Auftrag wird nach den Grundsätzen ordnungsmäßiger Berufsausübung ausgeführt. Der Wirtschaftsprüfer ist berechtigt, sich zur Durchführung des Auftrages sachverständiger Personen zu bedienen.

(2) Die Berücksichtigung ausländischen Rechts bedarf – außer bei betriebswirtschaftlichen Prüfungen – der ausdrücklichen schriftlichen Vereinbarung.

(3) Der Auftrag erstreckt sich, soweit er nicht darauf gerichtet ist, nicht auf die Prüfung der Frage, ob die Vorschriften des Steuerrechts oder Sondervorschriften, wie z.B. die Vorschriften des Preis-, Wettbewerbsbeschränkungs- und Bewirtschaftungsrechts beachtet sind; das gleiche gilt für die Feststellung, ob Subventionen, Zulagen oder sonstige Vergünstigungen in Anspruch genommen werden können. Die Ausführung eines Auftrages umfaßt nur dann Prüfungshandlungen, die gezielt auf die Aufdeckung von Buchfälschungen und sonstigen Unregelmäßigkeiten gerichtet sind, wenn sich bei der Durchführung von Prüfungen dazu ein Anlaß ergibt oder dies ausdrücklich schriftlich vereinbart ist.

(4) Ändert sich die Rechtslage nach Abgabe der abschließenden beruflichen Äußerung, so ist der Wirtschaftsprüfer nicht verpflichtet, den Auftraggeber auf Änderungen oder sich daraus ergebende Folgerungen hinzuweisen.

3. Aufklärungspflicht des Auftraggebers

(1) Der Auftraggeber hat dafür zu sorgen, daß dem Wirtschaftsprüfer auch ohne dessen besondere Aufforderung alle für die Ausführung des Auftrages notwendigen Unterlagen rechtzeitig vorgelegt werden und ihm von allen Vorgängen und Umständen Kenntnis gegeben wird, die für die Ausführung des Auftrages von Bedeutung sein können. Dies gilt auch für die Unterlagen, Vorgänge und Umstände, die erst während der Tätigkeit des Wirtschaftsprüfers bekannt werden.

(2) Auf Verlangen des Wirtschaftsprüfers hat der Auftraggeber die Vollständigkeit der vorgelegten Unterlagen und der gegebenen Auskünfte und Erklärungen in einer vom Wirtschaftsprüfer formulierten schriftlichen Erklärung zu bestätigen.

4. Sicherung der Unabhängigkeit

Der Auftraggeber steht dafür ein, daß alles unterlassen wird, was die Unabhängigkeit der Mitarbeiter des Wirtschaftsprüfers gefährden könnte. Dies gilt insbesondere für Angebote auf Anstellung und für Angebote, Aufträge auf eigene Rechnung zu übernehmen.

5. Berichterstattung und mündliche Auskünfte

Hat der Wirtschaftsprüfer die Ergebnisse seiner Tätigkeit schriftlich darzustellen, so ist nur die schriftliche Darstellung maßgebend. Bei Prüfungsaufträgen wird der Bericht, soweit nichts anderes vereinbart ist, schriftlich erstattet. Mündliche Erklärungen und Auskünfte von Mitarbeitern des Wirtschaftsprüfers außerhalb des erteilten Auftrages sind stets unverbindlich.

6. Schutz des geistigen Eigentums des Wirtschaftsprüfers

Der Auftraggeber steht dafür ein, daß die im Rahmen des Auftrages vom Wirtschaftsprüfer gefertigten Gutachten, Organisationspläne, Entwürfe, Zeichnungen, Aufstellungen und Berechnungen, insbesondere Massen- und Kostenberechnungen, nur für seine eigenen Zwecke verwendet werden.

7. Weitergabe einer beruflichen Äußerung des Wirtschaftsprüfers

(1) Die Weitergabe beruflicher Äußerungen des Wirtschaftsprüfers (Berichte, Gutachten und dgl.) an einen Dritten bedarf der schriftlichen Zustimmung des Wirtschaftsprüfers, soweit sich nicht bereits aus dem Auftragsinhalt die Einwilligung zur Weitergabe an einen bestimmten Dritten ergibt.

Gegenüber einem Dritten haftet der Wirtschaftsprüfer (im Rahmen von Nr. 9) nur, wenn die Voraussetzungen des Satzes 1 gegeben sind.

(2) Die Verwendung beruflicher Äußerungen des Wirtschaftsprüfers zu Werbezwecken ist unzulässig; ein Verstoß berechtigt den Wirtschaftsprüfer zur fristlosen Kündigung aller noch nicht durchgeführten Aufträge des Auftraggebers.

8. Mängelbeseitigung

(1) Bei etwaigen Mängeln hat der Auftraggeber Anspruch auf Nacherfüllung durch den Wirtschaftsprüfer. Nur bei Fehlschlagen der Nacherfüllung kann er auch Herabsetzung der Vergütung oder Rückgängigmachung des Vertrages verlangen; ist der Auftrag von einem Kaufmann im Rahmen seines Handelsgewerbes, einer juristischen Person des öffentlichen Rechts oder von einem öffentlich-rechtlichen Sondervermögen erteilt worden, so kann der Auftraggeber die Rückgängigmachung des Vertrages nur verlangen, wenn die erbrachte Leistung wegen Fehlschlagens der Nacherfüllung für ihn ohne Interesse ist. Soweit darüber hinaus Schadensersatzansprüche bestehen, gilt Nr. 9.

(2) Der Anspruch auf Beseitigung von Mängeln muß vom Auftraggeber unverzüglich schriftlich geltend gemacht werden. Ansprüche nach Abs. 1, die nicht auf einer vorsätzlichen Handlung beruhen, verjähren nach Ablauf eines Jahres ab dem gesetzlichen Verjährungsbeginn.

(3) Offenbare Unrichtigkeiten, wie z.B. Schreibfehler, Rechenfehler und formelle Mängel, die in einer beruflichen Äußerung (Bericht, Gutachten und dgl.) des Wirtschaftsprüfers enthalten sind, können jederzeit vom Wirtschaftsprüfer auch Dritten gegenüber berichtigt werden. Unrichtigkeiten, die geeignet sind, in der beruflichen Äußerung des Wirtschaftsprüfers enthaltene Ergebnisse in Frage zu stellen, berechtigen diesen, die Äußerung auch Dritten gegenüber zurückzunehmen. In den vorgenannten Fällen ist der Auftraggeber vom Wirtschaftsprüfer tunlichst vorher zu hören.

9. Haftung

(1) Für gesetzlich vorgeschriebene Prüfungen gilt die Haftungsbeschränkung des § 323 Abs. 2 HGB.

(2) Haftung bei Fahrlässigkeit, Einzelner Schadensfall

Falls weder Abs. 1 eingreift noch eine Regelung im Einzelfall besteht, ist die Haftung des Wirtschaftsprüfers für Schadensersatzansprüche jeder Art, mit Ausnahme von Schäden aus der Verletzung von Leben, Körper und Gesundheit, bei einem fahrlässig verursachten einzelnen Schadensfall gem. § 54 a Abs. 1 Nr. 2 WPO auf 4 Mio. € beschränkt; dies gilt auch dann, wenn eine Haftung gegenüber einer anderen Person als dem Auftraggeber begründet sein sollte. Ein einzelner Schadensfall ist auch bezüglich eines aus mehreren Pflichtverletzungen stammenden einheitlichen Schadens gegeben. Der einzelne Schadensfall umfaßt sämtliche Folgen einer Pflichtverletzung ohne Rücksicht darauf, ob Schäden in einem oder in mehreren aufeinanderfolgenden Jahren entstanden sind. Dabei gilt mehrfaches auf gleicher oder gleichartiger Fehlerquelle beruhendes Tun oder Unterlassen als einheitliche Pflichtverletzung, wenn die betreffenden Angelegenheiten miteinander in rechtlichem oder wirtschaftlichem Zusammenhang stehen. In diesem Fall kann der Wirtschaftsprüfer nur bis zur Höhe von 5 Mio. € in Anspruch genommen werden. Die Begrenzung auf das Fünffache der Mindestversicherungssumme gilt nicht bei gesetzlich vorgeschriebenen Pflichtprüfungen.

(3) Ausschlußfristen

Ein Schadensersatzanspruch kann nur innerhalb einer Ausschlußfrist von einem Jahr geltend gemacht werden, nachdem der Anspruchsberechtigte von dem Schaden und von dem anspruchsbegründenden Ereignis Kenntnis erlangt hat, spätestens aber innerhalb von 5 Jahren nach dem anspruchsbegründenden Ereignis. Der Anspruch erlischt, wenn nicht innerhalb einer Frist von sechs Monaten seit der schriftlichen Ablehnung der Ersatzleistung Klage erhoben wird und der Auftraggeber auf diese Folge hingewiesen wurde.

Das Recht, die Einrede der Verjährung geltend zu machen, bleibt unberührt. Die Sätze 1 bis 3 gelten auch bei gesetzlich vorgeschriebenen Prüfungen mit gesetzlicher Haftungsbeschränkung.

52001 KND
1/2002

Alle Rechte vorbehalten. Ohne Genehmigung des Verlages ist es nicht gestattet, die Vordrucke ganz oder teilweise nachzudrucken bzw. auf fotomechanischem Wege zu vervielfältigen.
© IDW Verlag GmbH · Tersteegenstraße 14 · 40474 Düsseldorf

PwC